Form 10-K405, Exhibit 13
period 1995-12-31
FIRST CITIZENS BANCSHARES INC /DE/
filed 1996-03-28
CIK 798941

EXHIBIT 13
                      1995 ANNUAL REPORT

INTRODUCTION
        Management's discussion and analysis of earnings and related financial data are presented to assist in understanding the financial condition and results of operations of First Citizens BancShares, Inc. ("BancShares"), for the years 1995, 1994 and 1993. BancShares is a bank holding company with three wholly-owned banking subsidiaries - First-Citizens Bank & Trust Company (the "Bank"), a North Carolina-chartered bank (with branches in North Carolina and Virginia), Bank of Marlinton ("Marlinton") and Bank of White Sulphur Springs ("WSS"), both of which are West Virginia-chartered banks. Marlinton was acquired by BancShares in September 1994, while WSS was acquired during June 1995.
        This discussion and related financial data should be read in conjunction with the audited consolidated financial statements and related footnotes presented in this report.
SUMMARY
        BancShares experienced an 11.6 percent increase in earnings during 1995, compared to 1994. The increase was due to increased levels of net interest income and noninterest income. These increases offset the growth in noninterest expense during 1995. Consolidated net income amounted to $56.9 million during 1995, compared to $51 million during 1994 and $55.6 million during 1993. Net income per share for the year ended December 31, 1995 totaled $5.37, compared to $5.13 and $5.73 for 1994 and 1993, respectively. Return on average assets totaled 0.83 percent, 0.84 percent and 1.00 percent during 1995, 1994 and 1993, respectively.


FINANCIAL SUMMARY AND SELECTED AVERAGE BALANCES AND RATIOS                                                                   Table 1

(thousands, except share data and ratios)                               1995          1994          1993          1992          1991
SUMMARY OF OPERATIONS
Interest income                                                  $   471,109   $   376,005   $   364,881   $   390,380   $   421,844
                                                                 ===================================================================
Interest income - taxable equivalent                             $   473,371   $   377,858   $   366,379   $   391,668   $   423,368
Interest expense                                                     224,664       148,126       137,934       170,558       245,684
                                                                  ------------------------------------------------------------------
Net interest income-taxable equivalent                               248,707       229,732       228,445       221,110       177,684
Taxable equivalent adjustment                                          2,262         1,853         1,498         1,288         1,524
                                                                  ------------------------------------------------------------------
Net interest income                                                  246,445       227,879       226,947       219,822       176,160
Provision for loan losses                                              5,364         2,786        15,245        17,506        15,626
                                                                  ------------------------------------------------------------------
Net interest income after provision for loan losses                  241,081       225,093       211,702       202,316       160,534
Noninterest income                                                    92,128        83,325        85,737        74,303        70,270
Noninterest expense                                                  245,880       230,582       213,213       199,199       187,596
                                                                  ------------------------------------------------------------------
Income before income taxes                                            87,329        77,836        84,226        77,420        43,208
Income taxes                                                          30,423        26,867        28,641        25,657        14,027
                                                                 ===================================================================
Net income                                                       $    56,906   $    50,969   $    55,585   $    51,763   $    29,181
                                                                 ===================================================================
SELECTED AVERAGE BALANCES
Total assets                                                     $ 6,846,959   $ 6,098,944   $ 5,576,179   $ 5,308,165   $ 5,084,615
Investment securities                                              1,611,549     1,599,565     1,522,715     1,522,571     1,597,060
Loans                                                              4,433,517     3,800,318     3,401,093     3,173,285     2,866,834
Interest-earning assets                                            6,191,422     5,476,690     5,002,144     4,762,846     4,557,240
Deposits                                                           5,952,090     5,335,057     4,894,319     4,684,982     4,491,509
Interest-bearing liabilities                                       5,410,495     4,838,749     4,445,120     4,299,143     4,156,635
Long-term obligations                                                 26,307        52,499        29,318        18,245        29,960
Shareholders' equity                                             $   487,895   $   416,983   $   362,733   $   307,818   $   264,512
Shares outstanding                                                10,597,066     9,944,927     9,701,389     9,494,118     9,360,904
                                                                 ===================================================================
PROFITABILITY RATIOS (AVERAGES)
Rate of return (annualized) on:
  Total assets                                                        0.83 %        0.84 %        1.00 %        0.98 %        0.57 %
  Shareholders' equity                                                 11.66         12.22         15.32         16.82         11.03
Dividend payout ratio                                                  15.36         14.13         10.91          9.63         13.62
                                                                 ===================================================================
LIQUIDITY AND CAPITAL RATIOS (AVERAGES)
Loans to deposits                                                    74.49 %       71.23 %       69.49 %       67.73 %       63.83 %
Shareholders' equity to total assets                                    7.13          6.84          6.51          5.80          5.20
Time certificates of $100,000 or more
  to total deposits                                                     8.33          6.41          5.81          6.36          7.88
                                                                 ===================================================================
PER SHARE OF STOCK
Net income                                                       $      5.37   $      5.13   $      5.73   $      5.45   $      3.12
Cash dividends                                                         0.825         0.725         0.625         0.525         0.425
Market price at December 31 (Class A)                                 55.125         43.50         46.50         50.75         27.50
Book value at December 31                                              48.60         44.11         39.84         34.74         29.97
Tangible book value at December 31                                     41.75         39.97         36.53         33.25         28.15
                                                                 ===================================================================



        An analysis of BancShares' financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities, and a discussion of these changes and trends follows. The information presented in Table 6 is useful in making such an analysis. Much of BancShares' growth in recent years has resulted from various business combinations. Table 2 details the significant transactions, all of which were accounted for as purchases, with the results of operations included with BancShares' Statements of Income since the respective acquisition dates.


Significant Acquisitions                                                Table 2
(thousands)



                                                                                          Total               Total
Date                        Institution and Location                                     Assets            Deposits
--------------------------------------------------------------------------------------------------------------------
June 1995                   Bank of White Sulphur Springs                               $64,589             $59,174
                            White Sulphur Springs, West Virginia

May 1995                    9 NationsBank of Virginia branches                          133,175             143,494
                            Southern Virginia

March 1995                  State Bank                                                   49,700              41,238
                            Fayetteville, North Carolina

February 1995               Pace American Bank                                           58,660              53,303
                            Lawrenceville, Virginia

February 1995               First Investors Savings Bank, Inc. SSB                       44,426              40,846
                            Whiteville, North Carolina

December 1994               First Republic Savings Bank, FSB                             53,661              42,998
                            Roanoke Rapids, North Carolina

September 1994              Bank of Marlinton                                            51,646              46,647
                            Marlinton, West Virginia

August 1994                 Edgecombe Homestead Savings Bank                             39,181              30,195
                            Tarboro, North Carolina

March 1994                  Bank of Bladenboro                                           21,316              19,515
                            Bladenboro, North Carolina

--------------------------------------------------------------------------------------------------------------------




INTEREST-EARNING ASSETS
        Interest-earning assets averaged $6.19 billion during 1995, an increase of $714.7 million or 13.1 percent over 1994 levels, compared to a 9.5 percent increase in 1994 over 1993 levels. The higher levels of interest-earning assets during 1995 resulted primarily from loan growth.

        Loans. As of December 31, 1995, gross loans outstanding were $4.58 billion, a 10.4 percent increase over the December 31, 1994, balance of $4.15 billion. During 1995, loans resulting from acquisitions totaled $170.4 million. Loan balances for the last five years are provided in Table 3.

        During 1995, average loans were $4.43 billion, an increase of $633.2 million or 16.7 percent over 1994, compared to an increase of $399.2 million or
11.7 percent in 1994 when compared to 1993. Loans secured by real estate and loans to individuals experienced the strongest growth during 1995, expanding at rates of 21.5 percent and 15.4 percent, respectively over 1994.

        Loans secured by real estate averaged $2.75 billion during 1995, compared to $2.27 billion during 1994. Much of the growth in average real estate secured loans during 1995 was among commercial borrowers. Non-real estate commercial and industrial loans experienced little growth during 1995, averaging $438 million during the current year compared to $440.6 million in 1994.




LOANS                                                                   Table 3



                                                                             December 31
                                                 ----------------------------------------------------------------------
(thousands)                                               1995          1994          1993          1992          1991
-----------------------------------------------------------------------------------------------------------------------

Real estate:
  Construction and land development                   $104,540      $100,708      $117,693      $149,847      $164,676
  Mortgage:
    1-4 family residential                           1,438,655     1,296,713     1,138,254     1,036,425       905,858
    Commercial                                         770,246       720,407       614,018       565,735       579,593
    Equity Line                                        397,225       349,092       293,200       283,331       283,565
    Other                                              129,292       109,069        56,029        47,860        50,898
Commercial and industrial                              466,462       373,947       408,565       371,656       420,251
Consumer                                             1,199,400     1,119,994       889,260       706,286       677,815
Lease financing                                         59,899        60,598        45,398        35,634        30,680
Other                                                   15,000        17,605        22,574        11,101        10,470
-----------------------------------------------------------------------------------------------------------------------
    Total                                            4,580,719     4,148,133     3,584,991     3,207,875     3,123,806
Less reserve for loan losses                            78,495        72,017        70,049        58,380        53,730
=======================================================================================================================
    Net loans                                       $4,502,224    $4,076,116    $3,514,942    $3,149,495    $3,070,076
=======================================================================================================================




        Loans to individuals averaged $1.17 billion during 1995 compared to $1 billion during 1994. The retail installment loan products continue to be attractive to individual borrowers wishing to finance purchases of new and used vehicles. Management anticipates sustained growth among commercial loans during 1996, with retail loans increasing at more modest levels.

        The fair value of loans outstanding as of December 31, 1995, net of the loan loss reserve, was $21.4 million above the book value. As of December 31, 1994, the book value exceeded fair value by $103 million. The improvement in the fair value relative to book is due changing market rates between the measurement dates. To minimize the potential adverse impact of interest rate fluctuations, management continuously monitors the maturity and repricing distribution of the loan portfolio. BancShares also offers variable rate loan products and fixed rate callable loans to ease the interest rate risk. Table 4 details the maturity and repricing distribution as of December 31, 1995. Of the gross loans outstanding on December 31, 1995, 26.2 percent have scheduled maturities within one year, 52.8 percent have scheduled maturities between one and five years, while the remaining 21 percent have scheduled maturities extending beyond five years.



LOAN MATURITY DISTRIBUTION AND INTEREST RATE SENSITIVITY                Table 4



December 31, 1995                                          Within           One to Five                After
(thousands)                                              One Year                 Years           Five Years                Total

  Real estate:
    Construction and land development                     $34,013               $65,191               $5,336             $104,540
    Mortgage:
      1-4 family residential                              256,047               589,151              593,457            1,438,655
      Commercial                                          250,443               480,508               39,295              770,246
      Equity Line                                          27,806                99,306              270,113              397,225
      Other                                                42,020                80,679                6,593              129,292
  Commercial and industrial                               173,489               267,377               25,596              466,462
  Consumer                                                395,968               782,569               20,863            1,199,400
  Lease financing                                          14,975                44,924                    -               59,899
  Other                                                     4,866                 9,196                  938               15,000

    Total                                              $1,199,627            $2,418,901             $962,191           $4,580,719

Loans maturing after one year with:
  Fixed interest rates                                                       $1,627,398             $481,882           $2,109,280
  Floating or adjustable rates                                                  791,503              480,309            1,271,812

    Total                                                                    $2,418,901             $962,191           $3,381,092



        Investment Securities. At December 31, 1995 and 1994, the investment portfolio totaled $1.98 billion and $1.46 billion, respectively. In each period, U.S. Government securities represented substantially all of the portfolio. Investment securities averaged $1.61 billion during 1995, and $1.60 billion during 1994 and $1.52 billion during 1993. The average balance of the investment portfolio remained near 1994 levels during 1995, as deposit growth was sufficient to fund loan demand. The weighted-average maturity of the investment portfolio at December 31, 1995, was 15 months, compared to 11 months at December 31, 1994. Management modestly extended the average maturity of the securities portfolio during 1995 to capture higher yields. At December 31, 1995, the fair value of the Bank's investment portfolio was $8.6 million above book value. The unrealized loss existing as of December 31, 1994, was $35.3 million. The investment portfolio's fair value recovery during 1995 resulted from the maturity of lower-yielding securities and the reinvestment at higher market rates. Table 5 presents detailed information relating to the investment portfolio.



Investment Securities                                                  Table 5


December 31                                    1995                                       1994                    1993
------------------------------------------------------------------------------------------------------------------------------


                                                       Average     Taxable-
                                   Book      Market   Maturity   Equivalent         Book        Market       Book      Market
(thousands)                       Value       Value  (Yrs./Mos.)      Yield        Value         Value      Value       Value
------------------------------------------------------------------------------------------------------------------------------
U. S. Government:
Within one year                $927,931    $930,120        0/6         5.30 %   $849,279      $838,341   $589,666    $594,620
One to five years             1,034,722   1,040,954       1/10         5.78      599,147       575,193  1,223,348   1,223,384
Five to ten years                 2,305       2,258        7/5         5.94        2,496         2,281       -          -
Over ten years                    7,171       7,198       18/6         7.30        3,029         2,918      1,257       1,252
------------------------------------------------------------------------------------------------------------------------------
Total                         1,972,129   1,980,530        1/3         5.56    1,453,951     1,418,733  1,814,271   1,819,256

State, county and municipal:
Within one year                   1,324       1,328        0/3         7.27          361           364        100         102
One to five years                 4,287       4,355        2/9         6.64        1,872         1,871        101         105
Five to ten years                 2,227       2,323        6/0         7.48        2,370         2,314          -           -
Over ten years                      195         195       21/8         9.00            -             -          -           -
------------------------------------------------------------------------------------------------------------------------------
Total                             8,033       8,201        3/9         7.03        4,603         4,549        201         207

Other
Within one year                     506         506       0/11         5.48          100           100          -           -
One to five years                 2,425       2,424        2/1         9.27            -             -          -           -
Five to ten years                    55          55        6/2         8.00          315           315        315         315
------------------------------------------------------------------------------------------------------------------------------
Total                             2,986       2,985       1/11         8.60          415           415        315         315

==============================================================================================================================
Total investment securities  $1,983,148  $1,991,716        1/3         5.57 % $1,458,969    $1,423,697 $1,814,787  $1,819,778
==============================================================================================================================




        Income on Interest-Earning Assets. Table 6 analyzes the Bank's interest-earning assets and interest-bearing liabilities for the five years ended December 31, 1995. Table 9 identifies the causes for changes in interest income and interest expense for 1995 and 1994. Taxable-equivalent interest income amounted to $473.4 million during 1995, a $95.5 million increase from 1994 levels, compared to an $11.5 million increase from 1993 to 1994. Volume growth contributed to the increase in interest income during both periods, while higher interest rates during 1995 boosted yields on earning assets and contributed to an increase in net interest income compared to 1994.

AVERAGE BALANCE SHEETS                                                  Table 6

                                                        1995                            1994                          1993

                                                    Interest                        Interest                      Interest
                                           Average   Income/ Yield/       Average    Income/ Yield/      Average   Income/  Yield/
(thousands, taxable equivalent)            Balance   Expense   Rate       Balance    Expense   Rate      Balance   Expense    Rate

Assets
Loans:
  Secured by real estate                $2,752,463  $233,055   8.47 %  $2,265,054   $177,494   7.84 % $2,173,262  $170,150    7.83 %
  Commercial and industrial                437,970    41,099   9.38       440,566     34,165   7.75      381,722    27,596    7.23
  Consumer                               1,167,923   102,666   8.79     1,012,359     85,523   8.45      789,374    71,112    9.01
  Lease financing                           58,332     4,499   7.71        51,160      3,861   7.55       40,576     3,433    8.46
  Other                                     16,829     1,402   8.33        31,179      1,741   5.58       16,159       985    6.10

   Total loans                           4,433,517   382,721   8.63     3,800,318    302,784   7.97    3,401,093   273,276    8.03
Investment securities:
  U. S. Government                       1,600,713    81,219   5.07     1,597,051     71,573   4.48    1,521,949    90,655    5.96
  State, county and municipal                8,016       622   7.76         2,192        176   8.03          451        43    9.53
  Other                                      2,820       184   6.52           322         28   8.70          315        20    6.35

   Total investment securities           1,611,549    82,025   5.09     1,599,565     71,777   4.49    1,522,715    90,718    5.96
Federal funds sold                         146,356     8,625   5.89        76,807      3,297   4.29       78,336     2,385    3.04

   Total interest-earning assets         6,191,422  $473,371   7.65 %   5,476,690   $377,858   6.90 %  5,002,144  $366,379    7.32 %
Cash and due from banks                    349,998                        354,875                        320,668
Premises and equipment                     200,674                        189,421                        169,062
Other assets                               180,675                        148,932                        147,422
Reserve for loan losses                   (75,810)                       (70,974)                       (63,117)

   Total assets                         $6,846,959                     $6,098,944                     $5,576,179

Liabilities and shareholders' equity
Deposits:
 Checking With Interest                   $816,391   $13,555   1.66 %    $788,673    $13,495   1.71 %   $704,614   $13,271    1.88 %
 Savings                                   693,187    15,728   2.27       687,322     15,390   2.24      571,559    14,413    2.52
 Money market accounts                     742,537    25,167   3.39       788,063     19,280   2.45      797,260    19,017    2.39
 Time                                    2,824,074   152,784   5.41     2,279,639     89,127   3.91    2,116,104    83,653    3.95

  Total interest-bearing deposits        5,076,189   207,234   4.08     4,543,697    137,292   3.02    4,189,537   130,354    3.11
Short-term borrowings                      307,999    15,773   5.12       242,553      8,314   3.43      226,265     6,118    2.70
Long-term obligations                       26,307     1,657   6.30        52,499      2,520   4.80       29,318     1,462    4.99

  Total interest-bearing liabilities     5,410,495  $224,664   4.15 %   4,838,749   $148,126   3.06 %  4,445,120  $137,934    3.10 %
Demand deposits                            875,901                        791,360                        704,782
Other liabilities                           72,668                         51,852                         63,544
Shareholders' equity                       487,895                        416,983                        362,733

  Total liabilities and                 $6,846,959                     $6,098,944                     $5,576,179
shareholders' equity

Interest rate spread                                           3.50 %                          3.84 %                         4.22 %

Net interest income and net yield
  on interest-earning assets                        $248,707   4.02 %               $229,732   4.19 %             $228,445    4.57 %

Average loan balances include nonaccrual loans.

                                                       Table 6

                    1992                               1991

                Interest                           Interest
    Average     Income/   Yield/       Average     Income/   Yield/
    Balance     Expense     Rate       Balance     Expense     Rate




 $2,075,604    $168,686     8.13 %  $1,733,619    $168,056     9.69 %
    390,132      34,241     8.78       423,003      40,233     9.51
    664,924      70,158    10.55       672,694      79,488    11.82
     31,911       3,108     9.74        27,502       2,876    10.46
     10,714         650     6.07        10,016         813     8.12

  3,173,285     276,843     8.72     2,866,834     291,466    10.17

  1,521,154     112,447     7.39     1,585,307     125,391     7.91
      1,102         102     9.26        11,569       1,049     9.07
        315          16     5.08           184          13     7.07

  1,522,571     112,565     7.39     1,597,060     126,453     7.92
     66,990       2,260     3.37        93,346       5,449     5.84

  4,762,846    $391,668     8.22 %   4,557,240    $423,368     9.29 %
    306,795                            286,735
    159,692                            158,352
    135,319                            130,830
   (56,487)                           (48,542)

 $5,308,165                         $5,084,615



   $596,399     $15,192     2.55 %    $464,851     $18,852     4.06 %
    475,554      14,889     3.13       386,745      18,278     4.73
    816,059      25,120     3.08       728,508      36,478     5.01
  2,163,094     107,113     4.95     2,329,607     158,427     6.80

  4,051,106     162,314     4.01     3,909,711     232,035     5.93
    229,792       7,167     3.12       216,964      11,303     5.21
     18,245       1,077     5.90        29,960       2,346     7.83

  4,299,143    $170,558     3.97 %   4,156,635    $245,684     5.91 %
    633,876                            581,798
     67,328                             81,670
    307,818                            264,512

 $5,308,165                         $5,084,615


                            4.25 %                             3.38 %


               $221,110     4.64 %                $177,684     3.90 %




        The average taxable-equivalent yield on the loan portfolio was 8.63 percent in 1995, 7.97 percent in 1994 and 8.03 percent in 1993. The higher yield during 1995 reflects the continued upward repricing of loans due to higher market rates. Taxable-equivalent loan income increased $79.9 million or 26.4 percent from 1994, the result of loan growth and higher rates. This followed an increase of 10.8 percent in taxable-equivalent loan income in 1994 from 1993.

        Taxable-equivalent income earned on the investment portfolio amounted to $82 million, $71.8 million and $90.7 million during the years ended December 31, 1995, 1994 and 1993, respectively. The average taxable-equivalent yield on the portfolio for these years was 5.09 percent, 4.49 percent and 5.96 percent, respectively. The $10.2 million increase in taxable-equivalent investment income during 1995 resulted from a 60 basis point yield increase. The $18.9 million reduction in taxable-equivalent interest income from 1993 to 1994 was the result of a 147 basis point yield reduction. Improved interest rates during 1995 allowed the portfolio yield to increase as securities purchased during 1993 and 1994 matured and were reinvested at higher rates. Recent reductions in interest rates will likely result in lower investment securities yields during 1996.

INTEREST-BEARING LIABILITIES

        At December 31, 1995 and 1994, interest-bearing liabilities totaled $5.84 billion and $4.98 billion, respectively. Interest-bearing liabilities averaged $5.41 billion during 1995, an increase of 11.8 percent over 1994 levels, with most of the growth occurring in interest-bearing deposits. During 1994, interest-bearing liabilities averaged $4.84 billion, an increase of 8.9 percent over 1993.

        Deposits. At December 31, 1995, deposits totaled $6.39 billion, an increase of $870.5 million or 15.8 percent from December 31, 1994. Acquisitions contributed to $338.1 million of the increase, with the remaining growth coming from the existing branch network. Total deposits averaged $5.95 billion in 1995, an increase of 11.6 percent or $617 million over 1994. Average interest-bearing deposits were $5.08 billion during 1995, an increase of $532.5 million or 11.8 percent. Average time deposits increased $544.4 million or 23.9 percent from 1994 to

1995. While acquisitions contributed to some of this increase, higher interest rates during 1995 prompted greater interest in time deposits among both retail and business customers.

        BancShares avoids excessive reliance on high-cost volatile deposits, and during 1995, these funds averaged 8.33 percent of total average deposits. Table 7 provides a maturity distribution for these deposits. The fair value of all deposits was $163.7 million above book value as of December 31, 1995, compared to December 31, 1994, when the fair value was $6.8 million below book value. The increase in fair value relative to book value during 1995 resulted from changing interest rates.


MATURITIES OF TIME DEPOSITS OF $100,000 OR  MORE                        Table 7


December 31, 1995
(thousands)

Less than three months                    $294,159
Three to six months                        177,077
Six to 12 months                            77,820
More than 12 months                         51,560

    Total                                 $600,616


        Borrowed Funds. BancShares has access to various short-term borrowings, including the purchase of federal funds, overnight repurchase obligations and lines of credit from correspondent banks. At December 31, 1995, short-term borrowings totaled $376.5 million, compared to $290.9 million one year earlier. For the year ended December 31, 1995, short-term borrowings averaged $308 million, compared to $242.6 million during 1994 and $226.3 million during 1993. The increase from 1994 to 1995 and from 1993 to 1994 resulted from growth in the Master note program, an overnight borrowing arrangement between BancShares and bank customers. The fair value of short-term borrowings equals the book value, as these financial instruments carry variable rates and adjust to current market conditions. Table 8 provides additional information regarding short-term borrowed funds.



SHORT-TERM BORROWINGS                                                   Table 8


(thousands)                                                       1995                         1994                      1993
------------------------------------------------------------------------------------------------------------------------------------
                                                           Amount       Rate            Amount      Rate          Amount      Rate
------------------------------------------------------------------------------------------------------------------------------------

Master notes
    At December 31                                       $257,178       4.74 %        $173,250      4.68 %      $153,545      2.50 %
    Average during year                                   203,114       4.96           168,725      3.24         146,131      2.63
    Maximum month-end balance during year                 257,178          -           197,942         -         171,111          -


Federal funds purchased
    At December 31                                         64,085       5.44            76,430      5.83          33,920      2.70
    Average during year                                    49,226       5.83            21,079      4.09          29,323      2.90
    Maximum month-end balance during year                  72,165          -            76,430         -          66,460         -


Repurchase agreements
    At December 31                                         25,022       4.46            14,970      4.43          18,374      2.25
    Average during year                                    23,784       4.86            20,991      3.17          21,325      2.42
    Maximum month-end balance during year                  25,337          -            20,961         -          24,111         -


U. S. Treasury tax and loan accounts
    At December 31                                         17,581       5.49            20,046      5.26          22,506      2.72
    Average during year                                    17,070       5.71            24,195      3.78          26,273      2.79
    Maximum month-end balance during year                  22,410          -            30,117         -          31,111         -


Other
    At December 31                                         12,665       4.50             6,165      4.58           8,152      4.86
    Average during year                                    14,805       4.69             7,563      5.38           3,213      5.70
    Maximum month-end balance during year                  16,666          -            10,164         -           8,152         -




        At December 31, 1995 and 1994, long-term obligations totaled $23 million and $34.5 million, respectively. The reduction during 1995 results from the scheduled maturity of borrowings. The fair value of long-term obligations as of December 31, 1995, was $552,000 above the book value, compared to December 31, 1994, when the fair value was $1.6 million below the book value. Interest rate movements pushed the fair value of these obligations above their respective book values as of December 31, 1995.






        Expense of Interest-Bearing Liabilities. Interest expense amounted to $224.7 million in 1995, a $76.5 million or 51.7 percent increase from 1994. This followed a 7.4 percent increase in interest expense during 1994 compared to 1993. The increased interest expense during 1995 was the combined result of higher interest rates and growth in interest-bearing liabilities.

        Time deposits caused much of the increase in interest expense during 1995. In addition to the $544.4 million increase in average time deposits, the rate on these deposits experienced a 150 basis point rate increase, moving from
3.91  percent  in  1994  to  5.41  percent  in  1995.



       The aggregate rate on interest-bearing deposits was 4.08 percent during 1995, compared to 3.02 percent during 1994 and 3.11 percent during 1993.
Interest   expense  on  total interest-bearing deposits amounted to $207.2 million during 1995, $137.3 million during 1994 and $130.4 million during 1993.

        Interest expense on short-term borrowings amounted to $15.8 million in 1995, an increase of $7.5 million or 89.7 percent from 1994. The increase was attributable to a 169 basis point rate increase when compared to 1994 and the higher volume of short-term borrowings during 1995. Interest expense related to short-term borrowings totaled $8.3 million and $6.1 million, respectively, in 1994 and 1993. Interest expense associated with long-term obligations decreased during 1995 to $1.7 million from $2.5 million during 1994. The decrease results from a reduction in average long-term obligations.



CHANGES IN CONSOLIDATED TAXABLE EQUIVALENT NET                          Table 9
INTEREST INCOME


                                                                   1995                                      1994
-----------------------------------------------------------------------------------------------------------------------------------
                                                  Change from previous year due to:           Change from previous year due to:
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 Yield/         Total                      Yield/            Total
(thousands)                                        Volume          Rate        Change        Volume          Rate           Change
-----------------------------------------------------------------------------------------------------------------------------------

Interest Income
Loans:
  Secured by real estate                          $39,186       $16,375       $55,561        $7,157          $187           $7,344
  Commercial and industrial                         (224)         7,158         6,934         4,419         2,150            6,569
  Consumer                                         13,474         3,669        17,143        19,461       (5,050)           14,411
  Lease financing                                     549            89           638           846         (418)              428
  Other                                             (999)           660         (339)           878         (122)              756
-----------------------------------------------------------------------------------------------------------------------------------
    Total loans                                    51,986        27,951        79,937        32,761       (3,253)           29,508

Investment securities:
  U. S. Government                                    194         9,452         9,646         3,994      (23,076)         (19,082)
  State, county and municipal                         460          (14)           446           153          (20)              133
  Other                                               190          (34)           156             1             7                8
-----------------------------------------------------------------------------------------------------------------------------------
    Total investment securities                       844         9,404        10,248         4,148      (23,089)         (18,941)
Federal funds sold                                  3,541         1,787         5,328          (57)           969              912
===================================================================================================================================
    Total interest-earning assets                 $56,371       $39,142       $95,513       $36,852     ($25,373)          $11,479
===================================================================================================================================

Interest Expense
Deposits:
  Checking With Interest                             $464        ($404)           $60        $1,501      ($1,277)             $224
  Savings                                             132           206           338         2,747       (1,770)              977
  Money market accounts                           (1,318)         7,205         5,887         (210)           473              263
  Time                                             25,375        38,282        63,657         6,390         (916)            5,474
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits                  24,653        45,289        69,942        10,428       (3,490)            6,938
Short-term borrowings                               2,802         4,657         7,459           492         1,704            2,196
Long-term obligations                             (1,454)           591         (863)         1,135          (77)            1,058
===================================================================================================================================
    Total interest-bearing liabilities            $26,001       $50,537       $76,538       $12,055      ($1,863)          $10,192
===================================================================================================================================

    Change in net interest income                 $30,370     ($11,395)       $18,975       $24,797     ($23,510)           $1,287
===================================================================================================================================

Changes in income relating to certain loans and investment securities are stated on a fully tax-equivalent basis at a rate that approximates BancShares' marginal tax rate. The taxable equivalent adjustment was $2,262, $1,853, and $1,498 for the years 1995, 1994 and 1993, respectively. Table 6 provides detailed information on average balances, income/expense and yield/rate by category. The rate/volume variance is allocated equally between the changes in volume and rate.



NET INTEREST INCOME

        Taxable-equivalent net interest income totaled $248.7 million during 1995, an increase of 8.3 percent over 1994. This followed a slight increase during 1994. Table 9 presents the annual changes in net interest income by components due to changes in volume, yields and rates. This table is presented on a taxable-equivalent basis to adjust for the tax-exempt status of income earned on certain loans, leases and municipal securities. During 1995 and 1994, growth among interest-earning assets was sufficient to offset the impact of a decline in the interest rate spread from the prior year.

        The interest rate spread decreased to 3.50 percent during 1995 compared to 3.84 percent during 1994 and 4.22 percent in 1993. The average net yield on interest-earning assets decreased by 17 basis points to 4.02 percent in 1995 when compared to 1994. This followed a 38 basis point reduction in 1994 when compared to 1993. Management believes the interest rate spread and the net yield on interest-earning assets will stabilize during 1996 as improvements from the 1995 repricing of investment securities offset the impact of the lower interest rates projected for 1996. Management projects the lower interest rates will reduce the yields on interest-earning assets more rapidly than the accompanying reduction in the rates on interest-bearing liabilities . However, based on projected asset growth, management anticipates net interest income will expand during 1996.

        Rate Sensitivity. A principal objective of BancShares' asset/liability function is to manage interest rate risk or the exposure to changes in interest rate. Management maintains portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities that will protect against wide interest rate fluctuations, thereby limiting, to the extent possible, the ultimate interest rate exposure. Table 10 provides BancShares' interest-sensitivity position as of December 31, 1995, which reflected a one year interest-sensitivity gap of $676 million. The liability-sensitive position is most acute in the first six months and results from growth among time deposits during 1995. As a result of this one year interest-sensitivity gap, movements in interest rates could have an unfavorable impact on net interest income.





INTEREST-SENSITIVITY ANALYSIS                                          Table 10



                                               1-30       31-90       91-180     181-365         Total
December 31, 1995                              Days        Days         Days        Days      One Year         Total
(thousands)                               Sensitive   Sensitive    Sensitive   Sensitive     Sensitive  Nonsensitive         Total

Assets:
Loans                                    $1,358,843    $143,782     $227,225    $451,076    $2,180,926    $2,399,793    $4,580,719
Investment securities                       114,735     154,630      249,198     411,196       929,759     1,053,389     1,983,148
Federal funds sold                           40,445       -           -            -            40,445           -          40,445

  Total interest-earning assets          $1,514,023    $298,412     $476,423    $862,272    $3,151,130    $3,453,182    $6,604,312

Liabilities:
Checking With Interest                      -             -           -            -            -           $874,431      $874,431
Savings and money market accounts          $809,813       -           -            -          $809,813       691,894     1,501,707
Time deposits                               666,599    $662,023     $839,114    $473,044     2,640,780       427,719     3,068,499
Short-term borrowings                       363,891      10,285          285       2,070       376,531           -         376,531
Long-term obligations                       -             -           -            -            -             22,957        22,957

  Total interest-bearing liabilities     $1,840,303    $672,308     $839,399    $475,114    $3,827,124    $2,017,001    $5,844,125

Interest-sensitivity gap                 ($326,280)  ($373,896)   ($362,976)    $387,158    ($675,994)    $1,436,181      $760,187

Assets and liabilities with maturities of one year or less and those that may be adjusted within this period are considered interest-sensitive. The interest-sensitivity position has meaning only as of the date for which it was prepared.




        Management continuously monitors the interest-sensitivity position in order to insure adequate liquidity, while maintaining an acceptable interest rate spread. In addition to other asset/liability management strategies, BancShares underwrites all long-term fixed-rate residential mortgage loans to secondary market standards and generally sells such loans as they are originated. As of December 31, 1995, BancShares had $15.4 million in residential mortgage loans held for sale that were reported at the lower of aggregate cost or market. Additionally, as a strategy to avoid exposure resulting from changes in market rates after a commitment is made and before a loan is closed, forward commitments to sell a percentage of residential mortgage loans are executed when a commitment is made.

ASSET QUALITY

        Nonperforming Assets. Nonperforming assets consist of nonaccrual loans, restructured loans and foreclosed properties. The December 31 balances of these assets for the past five years are presented in Table 11. BancShares' nonperforming assets at December*






RISK ELEMENTS                                                           Table 11


December 31 (thousands, except ratios)                           1995          1994          1993          1992          1991
------------------------------------------------------------------------------------------------------------------------------

Nonaccrual loans                                              $13,208       $21,069       $33,726       $25,814       $17,821
Restructured loans                                                  -             -           571         2,267             -

Other real estate                                               2,154         5,926        15,879         8,000         9,026
==============================================================================================================================
  Total nonperforming assets                                  $15,362       $26,995       $50,176       $36,081       $26,847
==============================================================================================================================
Accruing loans 90 days or more past due                        $4,230        $5,326        $9,202        $6,960       $12,829
Loans at December 31                                       $4,580,719    $4,148,133    $3,584,991    $3,207,875    $3,123,806
Ratio of nonperforming assets to total loans plus
  other real estate                                             0.34%         0.65%         1.39%         1.12%         0.86%
------------------------------------------------------------------------------------------------------------------------------
Interest income that would have been earned on
  nonperforming loans had they been performing                 $1,556        $1,430        $2,354        $2,413        $1,449
Interest income earned on nonperforming loans                     595           693         1,083         1,291           517
==============================================================================================================================

There are no loan concentrations to any multiple number of borrowers engaged in similar activities or industries in excess of 10 percent of total loans at December 31, 1995. There were no foreign loans outstanding in any period. Accrual of interest on loans is discontinued when management deems that collection of additional interest is doubtful. Loans are returned to an accrual status when both principal and interest are current, and the loan is determined to be performing in accordance with the applicable loan terms.

*31, 1995 included nonaccrual loans totaling $13.2 million and $2.2 million in foreclosed property. Nonperforming assets as of December 31, 1995 represent 0.34 percent of loans outstanding and total foreclosed property. Total nonperforming assets totaled $27 million and $50.2 million, respectively, as of December 31, 1994 and 1993.

        Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as nonperforming. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of nonperforming assets.

        Reserve for Loan Losses. Management evaluates the risk characteristics of the loan portfolio under current and projected economic conditions and considers such factors as the financial condition of the borrower, fair market value of collateral and other items that, in management's opinion, deserve current recognition in estimating possible credit losses. Further, management strives to maintain the reserve at a level sufficient to absorb both potential losses on identified nonperforming assets as well as general losses at historical and projected levels.

        At December 31, 1995, BancShares' reserve for loan losses was $78.5 million or 1.71 percent of loans outstanding. This compares to $72 million or
1.74 percent at December 31, 1994, and $70 million or 1.95 percent at December 31, 1993. The reduction in the reserve ratio over the two year period reflects the reduced level of nonperforming assets.


SUMMARY OF LOAN LOSS EXPERIENCE                                        Table 12
(thousands, except ratios)


                                                        1995          1994          1993          1992          1991

Balance at beginning of year                         $72,017       $70,049       $58,380       $53,730       $44,539
Reserve of acquired institutions                       3,231         1,009         8,269             -         7,191
Provision for loan losses                              5,364         2,786        15,245        17,506        15,626
Charge-offs:
  Real estate:
    Construction and land development                  (118)         (334)         (786)         (460)         (871)
    Mortgage:
      1-4 family residential                           (994)       (1,048)       (1,349)       (1,376)       (2,292)
      Commercial                                       (255)       (1,502)       (2,013)       (4,614)       (1,949)
      Equity Line                                       (47)         (192)         (250)         (293)          (48)
      Other                                             (34)            -            (3)          (16)          (24)

  Commercial and industrial                            (826)       (1,302)       (7,331)       (3,809)       (3,247)
  Consumer                                           (4,988)       (4,085)       (3,860)       (4,965)       (6,541)
  Lease financing                                         -           (17)          (51)          (39)          (15)

   Total charge-offs                                 (7,262)       (8,480)      (15,643)      (15,572)      (14,987)
Recoveries:
  Real estate:
    Construction and land development                    440           920           230           106            19
    Mortgage:
      1-4 family residential                           1,160           834           286           218           136
      Commercial                                       1,476         2,765           856           578            63
      Equity Line                                         28            28            85             1             1
      Other                                                -             -             3             -            46

  Commercial and industrial                              761           689         1,240           697           230
  Consumer                                             1,233         1,396         1,085         1,116           865
  Lease financing                                         47            21            13             -             1

    Total recoveries                                   5,145         6,653         3,798         2,716         1,361

    Net charge-offs                                  (2,117)       (1,827)      (11,845)      (12,856)      (13,626)

Balance at end of year                               $78,495       $72,017       $70,049       $58,380       $53,730

Historical Statistics
Balances
  Average total loans                             $4,433,517    $3,800,318    $3,401,093    $3,173,285    $2,866,834
  Total loans at year-end                          4,580,719     4,148,133     3,584,991     3,207,875     3,123,806
Ratios
  Net charge-offs to average total loans               0.05%         0.05%         0.35%         0.41%         0.48%
  Reserve for loan losses to total loans
       at year-end                                      1.71          1.74          1.95          1.82          1.72

All information presented in this table relates to domestic loans as BancShares makes no foreign loans.


        The provision for loan losses charged to operations was $5.4 million during 1995 compared to $2.8 million during 1994 and $15.2 million during 1993. The increase in the provision during 1995 was due to loan growth and slightly higher net charge-offs. Net charge-offs for 1995 were $2.1 million, compared to $1.8 million during 1994 and $11.8 million during 1993. The ratio of net charge-offs to average loans equaled 0.05 percent during 1995 and 1994, down 30 basis points from 1993. Table 12 provides details concerning the reserve and provision for loan losses over the past five years.

        Management considers the established reserve adequate to absorb future losses that relate to loans outstanding at December 31, 1995, although future additions to the reserve may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the reserve for loan losses. Such agencies may require the recognition of additions to the reserve based on their judgments of information available to them at the time of their examination. Table 13 illustrates management's allocation of the reserve among the various loan types.





ALLOCATION OF RESERVE for LOAN LOSSES                                   Table 13

-----------------------------------------------------------------------------------------------------------------------------------
December 31                      1995                 1994                  1993                 1992                 1991
-----------------------------------------------------------------------------------------------------------------------------------
                                       Percent              Percent              Percent              Percent              Percent
                                      of Loans             of Loans              of Loans            of Loans             of Loans
                                      to Total             to Total              to Total            to Total             to Total
(thousands)                   Reserve    Loans     Reserve    Loans      Reserve   Loans      Reserve   Loans      Reserve   Loans
------------------------------------------------------------------------------------------------------------------------------------

Real estate:
  Construction and
    land development           $3,090     2.28 %    $2,919     2.43 %     $3,135    3.28 %     $3,491    4.67 %     $1,976    5.27%
  Mortgage:
    1-4 family residential     13,125    31.42      13,459    31.26       15,175   31.74       13,373   32.31       10,417   29.00
    Commercial                 15,305    16.81      13,636    17.37       13,997   17.13       13,181   17.64        9,245   18.55
    Equity Line                 2,788     8.67       2,585     8.42        2,112    8.18        2,042    8.83        3,743    9.08
    Other                       1,318     2.82       1,581     2.63        1,493    1.56          738    1.49           82    1.63
Commercial and
   industrial                   8,384    10.18      10,029     9.01       11,650   11.40        8,190   11.59        5,043   13.45
Consumer                       21,587    26.18      20,373    27.00       17,079   24.81       14,875   22.01       17,305   21.70
Lease financing                   639     1.31         197     1.46          454    1.27          356    1.11          306    0.98
Other                               -     0.33           -     0.42            -    0.63            -    0.35            -    0.34
Unallocated                    12,259        -       7,238        -        4,954       -        2,134       -        5,613       -
===================================================================================================================================
    Total                     $78,495   100.00 %   $72,017   100.00 %    $70,049  100.00 %    $58,380  100.00 %    $53,730  100.00%
===================================================================================================================================




        At December 31, 1995,  BancShares  had no foreign  loans or any material
highly  leveraged  transactions.   Further,   management  does  not  contemplate
originating or participating in such transactions in the foreseeable future.

NONINTEREST INCOME

        Total noninterest income increased 10.6 percent during 1995 to $92.1 million. This compares to $83.3 million during 1994 and $85.7 million during 1993. Table 14 presents the major components of noninterest income for the past five years. Trust income was $8.9 million in 1995, up 8 percent from 1994 due to higher commission income, particularly from growth in the number of accounts managed by retirement plan services.

        Income from service charges on deposit accounts was $39.9 million during 1995, an increase of 3.5 percent. This increase was the result of growth in retail individual service charge income due to an increase in the number of customer accounts. Income from deposit service charges amounted to $38.6 million and $43.3 million for the years ended December 31, 1994 and 1993, respectively. The reduction from 1993 to 1994 was primarily the result of higher interest rates, which increased the earnings credit used to offset service charges on certain commercial accounts.




NONINTEREST INCOME                                                      Table 14


                                                                     Year ended December 31
                                             -----------------------------------------------------------------------
(thousands)                                           1995          1994           1993          1992          1991
--------------------------------------------------------------------------------------------------------------------

Trust income                                        $8,886        $8,228         $7,197        $6,087        $4,902
Service charges on deposit accounts                 39,909        38,567         43,277        42,130        38,451
Credit card income                                  13,561        12,390         10,618         9,512         9,159
Other service charges and fees                      21,227        16,672          8,564         8,078         6,049
Investment securities gains                              -             -              -         2,363             -
Gain (loss) on sale of mortgage loans                  809         (862)          8,010         1,345             -
Other                                                7,736         8,330          8,071         4,788        11,709
====================================================================================================================
  Total                                            $92,128       $83,325        $85,737       $74,303       $70,270
====================================================================================================================



        Credit card income was $13.6 million during 1995, a 9.5 percent increase over 1994, primarily the result of expanding merchant service activity. Management anticipates continued growth within the credit card function during 1996.

        Income from other service charges and fees amounted to $21.2 million in 1995, $16.7 million in 1994 and $8.6 million in 1993. Growth in this area during 1995 resulted from higher fees for processing services provided to various bank affiliates. These services resulted in an additional $1.7 million during 1995. Additionally, fees generated from the sale of mutual fund and annuity products by First Citizens Investor Services increased $1 million during 1995.

        During 1995, BancShares recorded $809,000 in gains on the ongoing sale of current fixed-rate mortgage loan production. The gains recorded during 1995 compare to an $862,000 loss recorded during 1994. During 1993, BancShares recorded an $8 million gain on the sale of $276.2 million in residential mortgage loans. Management intends to continue the sale of its long-term fixed-rate residential mortgage loan production, so gains or losses may be incurred due to interest rate volatility. However, management has elected to enter into forward commitments to sell loans as a strategy of limiting exposure to interest rate fluctuations.

NONINTEREST EXPENSE

     Total noninterest  expense for 1995 amounted to $245.9 million.  This was a
6.6 percent increase over 1994, following an 8.1 percent increase of 1994 noninterest expenses over 1993. Table 15 presents the major components of noninterest expense for the past five years.

     Salary expense was $106.6 million during 1995, compared to $99.3 million during 1994, an increase of $7.3 million or 7.4 percent, following a $6.7 million or 7.2 percent increase in 1994 over 1993. Increases during each period resulted from merit increases as well as new positions established to centralize certain operational functions. Employee benefits were $17.1 million during 1995, an increase of $2.5 million from 1994.





NONINTEREST EXPENSE                                                   Table 15

                                                                       Year ended December 31
                                             -----------------------------------------------------------------------
(thousands)                                           1995          1994           1993          1992          1991
--------------------------------------------------------------------------------------------------------------------

Salaries and wages                                $106,607       $99,282        $92,579       $85,195       $80,412
Employee benefits                                   17,080        14,535         13,500        12,791        13,137
Occupancy expense                                   20,446        18,691         16,972        15,675        15,799
Equipment expense                                   24,504        23,839         21,231        19,808        18,271
Credit card expense                                  9,106         8,587          6,814         6,416         5,975
FDIC insurance                                       8,418        11,831         10,496        10,739         9,618
Telecommunication expense                            6,790         6,743          6,528         5,717         5,606
Amortization of intangibles                          5,877         3,993          3,157         3,349         3,510
Postage                                              5,701         4,907          3,996         3,920         3,624
Other                                               41,351        38,174         37,940        35,589        31,644
====================================================================================================================
  Total                                           $245,880      $230,582       $213,213      $199,199      $187,596
====================================================================================================================




        BancShares recorded occupancy expense of $20.4 million during 1995, an increase of $1.8 million or 9.4 percent during 1995 due to increased rent expense. Occupancy expense was $18.7 million for 1994 and $17 million for 1993. Equipment expense for 1995 was $24.5 million, an increase of 2.8 percent over 1994, when total equipment expenses were $23.8 million. Costs related to deposit insurance fell during 1995. During the third quarter, the Bank Insurance Fund ("BIF") of the FDIC reached the reserve level mandated by Congress. At that time, premiums were reduced and a refund for overpayment retroactive to the date the

BIF was fully capitalized was made to institutions for their BIF-insured deposits. However, financial institutions with deposits that are insured under the Savings Association Insurance Fund ("SAIF") continue to pay the higher premiums for SAIF-insured deposits. BancShares' total deposits, approximately one-third are SAIF-insured. Until the SAIF is fully capitalized, these deposits will continue to be subject to higher insurance rates.

     Various proposals are being considered by the United States Congress concerning a possible merger of the BIF and the SAIF. Central to that discussion is the recapitalization of the SAIF prior to such a merger, and most of the proposals mandate a special one-time assessment of SAIF-insured deposits at rates up to 85 basis points of the SAIF-insured deposits . As of December 31, 1995. BancShares had total SAIF deposits of $1.86 billion. A final assessment rate is yet to be determined, and due to the uncertainty as to which, if any, of the various proposals will be adopted and the ultimate amount of the assessment to be levied on the SAIF-insured deposits, the impact of the proposals and the assessment is impossible to predict with certainty at this time.

INCOME TAXES

     During 1995, BancShares recorded total income tax expense of $30.4 million, compared to $26.9 million in income tax expense during 1994, the increase resulting from higher pre-tax income. BancShares' effective tax rate was 34.8 percent in 1995, 34.5 percent in 1994 and 34 percent in 1993. Total effective tax rates were less than the statutory federal income tax rates primarily due to small amounts of tax-exempt interest income.


LIQUIDITY

     Management recognizes the importance of maintaining a highly liquid investment portfolio with maturities designed to provide needed cash flows to meet the liquidity requirements of the Bank. At December 31, 1995, the investment portfolio totaled $1.98 billion or 26.9 percent of total assets. This compares to $1.46 billion or 23 percent in 1994.

        The Bank's ability to generate retail deposits is an additional source of liquidity. The rate of growth in average deposits was 11.6 percent during 1995, 9 percent during 1994 and

4.5 percent during 1993. The deposit increase resulted from the existing branch network as well as deposit liability assumptions associated with various business combinations. Another significant liquidity source is cash provided by operating activities. These operating activities generated $100.8 million during 1995, $167.6 million during 1994 and $48 million during 1993.

     These liquidity sources have enabled BancShares to place little dependence on short-term borrowed funds for its liquidity needs. However, there are readily available sources for borrowed funds through the correspondent bank network.

SHAREHOLDERS' EQUITY AND CAPITAL ADEQUACY

        BancShares maintains an adequate capital position and exceeds all minimum regulatory capital requirements. BancShares' total risk-based capital ratios were 10.9 percent, 11.3 percent and 11.5 percent, respectively, at December 31, 1995, 1994 and 1993. BancShares' core capital ratios for December 31, 1995, 1994 and 1993 were 9.6 percent, 10.1 percent and 10.2 percent, respectively. The minimum capital ratios established by Federal Reserve guidelines are 8 percent for total capital and 4 percent for core capital. At December 31, 1995, BancShares' leverage capital ratio was 6.1 percent, compared to 6.5 percent and 5.9 percent at December 31, 1994 and 1993, respectively. The minimum leverage ratio is 3 percent. Failure to meet certain capital requirements may result in certain actions by regulatory agencies that could have a direct material effect on the consolidated financial statements.

     The rate of return on average shareholders' equity during 1995, 1994 and 1993 amounted to 11.7 percent, 12.2 percent and 15.3 percent, respectively. BancShares' internal capital generation rate was 9.9 percent in 1995, compared with 10.5 percent in 1994 and 13.7 percent in 1993. These rates reflect the ability to generate sufficient capital to support current levels of growth, although significant expansion would likely require additional capital be raised.

     During the fourth quarter of 1995 the Board of Directors of BancShares reauthorized the purchase of its Class A and Class B common stocks. Management views the purchase of its stock as a good investment and will continue to repurchase shares when market conditions are favorable for such transactions. The repurchase of these shares should not impair capital adequacy because of BancShares' high earnings retention percentage.

FOURTH QUARTER ANALYSIS

        BancShares' net income for the fourth quarter of 1995 totaled $16.3 million, compared to $12.9 million during the same period of 1994. As shown in Table 16, during the fourth quarter of 1995 and 1994, total assets averaged $7.28 billion and $6.23 billion, respectively. Average interest-earning assets increased 18 percent during the fourth quarter of 1995, compared to the same period of 1994. Average loans outstanding during the fourth quarter increased $552.6 million during 1995 over 1994, largely due to growth among loans to individuals. Acquisition growth during 1995 contributed an additional $170.4 million in loans outstanding. Average investment securities increased $373.1 million between the two periods, the result of deposit growth at sufficient levels to generate additional liquidity.

        Taxable-equivalent interest income on interest-earning assets increased $26.3 million or 26.1 percent in the fourth quarter of 1995 when compared to the same period of 1994. The improved interest income during 1995 resulted from a $15.6 million increase in loan interest income and a $9.2 million increase in investment securities interest income. Both of these increases resulted from average volume growth and higher yields. Interest-earning assets yielded 7.65 percent during the fourth quarter of 1995, a 48 basis point increase from the fourth quarter of 1994.



SELECTED QUARTERLY DATA                                               Table 16


                                                               1995                                            1994
------------------------------------------------------------------------------------------------------------------------------------
(thousands, except per share data and ratios)     Fourth      Third     Second      First     Fourth      Third      Second    First
------------------------------------------------------------------------------------------------------------------------------------

SUMMARY OF OPERATIONS
Interest income                               $126,372   $122,234   $116,282   $106,221   $100,203    $95,254     $91,351    $89,197
------------------------------------------------------------------------------------------------------------------------------------
Interest income - taxable equivalent           126,950    122,801    116,845    106,774    100,693     95,731      91,806     89,628
Interest expense                                62,968     59,858     55,537     46,301     40,628     37,265      35,307     34,926
------------------------------------------------------------------------------------------------------------------------------------
Net interest income - taxable equivalent        63,982     62,943     61,308     60,473     60,065     58,466      56,499     54,702
Taxable equivalent adjustment                      578        567        563        553        490        477         455        431
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                             63,404     62,376     60,745     59,920     59,575     57,989      56,044     54,271
Provision for loan losses                        1,654      1,716      1,460        534      1,486      1,159       (947)      1,088
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for loan losses                              61,750     60,660     59,285     59,386     58,089     56,830      56,991     53,183
Noninterest income                              23,856     23,560     23,057     21,655     21,080     21,354      20,517     20,374
Noninterest expense                             60,925     59,716     62,876     62,363     59,444     57,361      57,022     56,755
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                      24,681     24,504     19,466     18,678     19,725     20,823      20,486     16,802
Income taxes                                     8,395      8,686      6,842      6,500      6,796      7,138       7,128      5,805
====================================================================================================================================
Net income                                     $16,286    $15,818    $12,624    $12,178    $12,929    $13,685     $13,358    $10,997
====================================================================================================================================

SELECTED QUARTERLY AVERAGES
Total assets                                $7,280,893 $7,053,579 $6,702,692 $6,323,537 $6,227,704 $6,102,964  $6,061,930 $6,037,860
Investment securities                        1,871,272  1,694,776  1,493,415  1,380,424  1,498,143  1,543,548   1,641,857  1,717,729
Loans                                        4,552,018  4,500,192  4,424,724  4,253,117  3,999,377  3,854,738   3,712,429  3,618,555
Interest-earning assets                      6,599,377  6,376,273  6,061,732  5,716,572  5,590,432  5,480,912   5,434,768  5,386,963
Deposits                                     6,282,111  6,124,360  5,858,280  5,533,654  5,422,018  5,338,095   5,303,041  5,275,596
Interest-bearing liabilities                 5,753,538  5,569,496  5,299,570  5,009,276  4,895,564  4,818,665   4,810,625  4,829,639
Long-term obligations                           23,365     24,595     26,174     32,564     43,854     48,908      57,534     59,917
Shareholders' equity                          $512,768   $498,108   $482,885   $460,695   $443,833   $423,982    $406,002   $394,388
Shares outstanding                          10,700,435 10,688,019 10,618,902 10,376,351 10,192,150  9,980,530   9,828,295  9,769,973
====================================================================================================================================

PROFITABILITY RATIOS (averages)
Rate of return(annualized) on:
  Total assets                                    0.89%     0.89%      0.76%     0.78%      0.82%      0.89%       0.88%      0.74%
  Shareholders' equity                           12.60     12.60      10.49     10.72      11.56      12.81       13.20      11.31
Dividend payout ratio                            14.80     13.42      16.81     17.09      15.75      12.77       12.87      15.49
====================================================================================================================================

LIQUIDITY AND CAPITAL RATIOS (averages)
Loans to deposits                                72.46%    73.48%     75.53%    76.86%     73.76 %    72.21%      70.01%     68.59%
Shareholders' equity to total assets              7.04      7.06       7.20      7.29       7.13       6.95        6.70       6.53
Time certificates of $100,000 or more
  to total deposits                               9.27      8.61       8.04      7.30       6.63       6.41        6.28       6.21

====================================================================================================================================

PER SHARE OF STOCK
Net income                                       $1.52     $1.49      $1.19     $1.17      $1.27      $1.37       $1.36      $1.13
Cash dividends                                   0.225      0.20       0.20      0.20       0.20      0.175       0.175      0.175
Class A sales price
    High                                        55 1/2    53 3/4         50        46     46 1/2     45 1/2      44 1/2         45
    Low                                         52 1/2    48 1/2         44        42     41 1/2         41          40         40
Class B sales price
    High                                        54 1/2    53 1/4     49 1/2        45     45 1/2     44 1/2          43     44 1/2
    Low                                         52 1/2        49         45        44         42         41      40 1/2     40 1/2
====================================================================================================================================


Stock information related to Class A common stock reflects the sales price, as reported on the Nasdaq National Market System. Stock information for Class B was obtained from a broker-dealer, reflecting the bid prices, prior to any mark-ups, mark-downs or commissions.
As of December 31, 1995, there were 3,926 holders of record of the Class A common stock and 745 holders of record of the Class B common stock.



     Average interest-bearing liabilities experienced an $858 million increase from the fourth quarter of 1994 to the same period of 1995, largely the result of acquisitions and internally generated deposit growth. The rate on these interest-bearing liabilities increased from 3.29 percent to 4.34 percent between the two periods.

     Taxable-equivalent net interest income increased $3.9 million from the fourth quarter of 1994 to the fourth quarter of 1995. The increase resulted from growth among interest-earning assets, while higher interest rates had a net adverse impact on net interest income.

     Noninterest income for the fourth quarter of 1995 was $23.9 million, an increase of 13.2 percent. Much of the increase resulted from higher fee income generated from processing




CONSOLIDATED TAXABLE EQUIVALENT RATE/VOLUME                             Table 17
VARIANCE ANALYSIS - Fourth Quarter

                                                        1995                              1994

                                                      Interest                           Interest        Increase (decrease) due to:
                                           Average    Income/   Yield/         Average    Income/ Yield/            Yield/   Total
(thousands)                                Balance    Expense     Rate         Balance    Expense   Rate   Volume     Rate  Change

Assets
Loans:
  Secured by real estate                $2,826,705    $58,918     8.18 %    $2,397,516    $48,548   7.99 %  $8,831   $1,539 $10,370
  Commercial and industrial                461,955     12,771    10.51         425,484      8,459   7.83     1,182    3,130   4,312
  Consumer                               1,189,310     25,330     8.45       1,097,205     24,364   8.87     2,038   (1,072)    966
  Lease financing                           58,058      1,177     8.11          56,454      1,041   7.38        31      105     136
  Other                                     15,990        315     7.82          22,718        490   8.57     3,260   (3,435)   (175)

    Total loans                          4,552,018     98,511     8.63       3,999,377     82,902   8.25    15,342      267  15,609
Investment securities:
  U. S. Government                       1,860,076     25,652     5.47       1,492,930     16,507   4.39     4,572    4,573   9,145
  State, county and municipal                8,208        157     7.59           4,898         98   7.94        64       (5)     59
  Other                                      2,988         44     5.84             315          5   6.30         0       39      39

    Total investment securities          1,871,272     25,853     5.48       1,498,143     16,610   4.40     4,636    4,607   9,243
Federal funds sold                         176,087      2,586     5.83          92,912      1,182   5.05     1,139      265   1,404

    Total interest-earning assets       $6,599,377   $126,950     7.66 %    $5,590,432   $100,694   7.17 % $21,117   $5,139 $26,256

Liabilities
Deposits:
  Checking With Interest                  $852,002     $3,342     1.56 %      $813,596     $3,526   1.72 %    $155    ($339)  ($184)
  Savings                                  701,528      4,030     2.28         703,405      3,988   2.25       (11)      53      42
  Money market accounts                    766,821      7,086     3.67         782,683      5,336   2.70      (133)   1,883   1,750
  Time                                   3,035,811     43,313     5.66       2,294,337     24,392   4.22     9,241    9,680  18,921

    Total interest-bearing deposits      5,356,162     57,771     4.28       4,594,021     37,242   3.22     9,252   11,277  20,529
Short-term borrowings                      374,011      4,816     5.11         257,689      2,823   4.35     1,387      606   1,993
Long-term obligations                       23,365        381     6.47          43,854        563   5.09      (298)     116    (182)

    Total interest-bearing liabilities  $5,753,538    $62,968     4.34 %    $4,895,564    $40,628   3.29 % $10,341  $11,999 $22,340

Interest rate spread                                              3.32 %                            3.88 %

Net interest income and net yield
  on interest-earning assets                          $63,982     3.85 %                  $60,066   4.26 % $10,776 ($6,860)  $3,916

services. Noninterest expense amounted to $60.9 million for the quarter ended December 31, 1995, compared to $59.4 million for the quarter ended December 31, 1994. Most of the 2.5 percent increase was in salary expense and various other operating expenses. Tables 16 and 17 are useful when making quarterly comparisons.

LEGAL PROCEEDINGS

     BancShares and various subsidiaries have been named as defendants in various legal actions arising from their normal business activities in which damages in various amounts are claimed. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, any such liability will not have a material effect on BancShares' consolidated financial position.

Current Accounting and Regulatory Issues

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("Statement 121") which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for those to be disposed of. Statement 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss should be recognized if the sum of the undiscounted future cash flows is less than the carrying amount of the asset. Those assets to be disposed of are to be reported at the lower of the carrying amount or fair value, less costs to sell. Adoption of Statement 121 is required for fiscal years beginning after December 15, 1995. Adoption of this statement should not have a material effect on BancShares' consolidated financial statements at the date of adoption. However this statement could have a material impact on BancShares' consolidated financial statements for future periods should an event or changes in circumstances occur in such future periods, requiring a review by management for impairment.

        In October 1995, the FASB issued SFAS No. 122, Accounting for Mortgage Servicing Rights, an amendment of SFAS No. 65 ("Statement 122"). Statement 122 amends SFAS No. 65, Accounting for Certain Mortgage Banking Activities, to require that a mortgage banking enterprise, or an entity engaged in mortgage banking activities, recognize as separate assets rights to service mortgage loans for others, however those rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. Statement 122 also requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair values of these rights. Impairment should be recognized through a valuation allowance for each impaired stratum. Statement 122 applies prospectively in fiscal years beginning after December 31, 1995. BancShares will adopt Statement 122 prospectively on January 1, 1996, and does not believe that it will have a material effect on the consolidated financial statements upon adoption. However, this statement could have a material impact on BancShares' future consolidated financial statements in the event that changes in market conditions result in an increased volume of mortgage banking activities or the recognition of impairment valuation allowances.

        In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation ("Statement 123"). Statement 123 defines a fair value method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. It also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). Statement 123 requires that an employer's financial statements include certain disclosures about stock-based compensation arrangements regardless of the method used to account for them. Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in Statement 123 had been applied.

     The accounting requirements of Statement 123 are effective for transactions entered into in fiscal years that begin after December 31, 1995. The disclosure requirements are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which Statement 123 is initially adopted for recognizing compensation cost. Pro forma disclosures required for entities that elect to continue to measure compensation cost using APB 25 must include the effects of all awards granted in fiscal years that begin after December 15, 1994. BancShares will continue to measure compensation cost using APB 25, and therefore will make the appropriate disclosures in its financial statements for the year ending December 31, 1996, of net income and earnings per share as if the fair value based method of accounting defined in Statement 123 had been applied. Management has not yet quantified these pro forma disclosures.

        The FASB also issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of BancShares and monitors the status of changes to issued exposure drafts and to proposed effective dates.


        Other than the SAIF assessment under consideration, management is not aware of any current recommendations by the regulatory authorities that, if implemented, would have or would be reasonably likely to have a material effect on liquidity, capital ratios or results of operations.

INDEPENDENT AUDITORS' REPORT










The Board of Directors and Shareholders
First Citizens BancShares, Inc.



We have audited the accompanying consolidated balance sheets of First Citizens BancShares, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens
BancShares, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                           (Signature of KPMG Peat Marwick LLP)


                                            KPMG Peat Marwick LLP


Raleigh, North Carolina
January 22, 1996

CONSOLIDATED BALANCE SHEETS
First Citizens BancShares, Inc. and Subsidiaries

                                                                                             December 31
                                                                    -------------------------------------------------
(thousands, except share data)                                                          1995                    1994
---------------------------------------------------------------------------------------------------------------------

Assets
Cash and due from banks                                                           $  448,630              $  455,710
Investment securities (market value $1,991,716 in 1995;
    $1,423,697 in 1994)                                                            1,983,148               1,458,969
Federal funds sold                                                                    40,445                   6,750
Loans                                                                              4,580,719               4,148,133
Less reserve for loan losses                                                          78,495                  72,017
---------------------------------------------------------------------------------------------------------------------
    Net loans                                                                      4,502,224               4,076,116
Premises and equipment                                                               208,240                 188,824
Income earned not collected                                                           58,237                  45,194
Other assets                                                                         143,026                 101,761
---------------------------------------------------------------------------------------------------------------------
    Total assets                                                                  $7,383,950              $6,333,324
=====================================================================================================================

Liabilities
Deposits:
  Noninterest-bearing                                                             $  943,445              $  858,537
  Interest-bearing                                                                 5,444,637               4,659,052
---------------------------------------------------------------------------------------------------------------------
    Total deposits                                                                 6,388,082               5,517,589
Short-term borrowings                                                                376,531                 290,861
Long-term obligations                                                                 22,957                  34,542
Other liabilities                                                                     75,543                  40,921
---------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                6,863,113               5,883,913
Shareholders' Equity
Common stock:
  Class A - $1 par value (11,000,000 shares authorized; 8,949,703 shares issued for 1995; 8,419,389 shares
       issued for 1994)                                                                8,950                   8,419
  Class B - $1 par value (2,000,000 shares authorized;
      1,766,464 shares issued for 1995; 1,769,451 shares
       issued for 1994)                                                                1,766                   1,770
Surplus                                                                              106,954                  82,631
Retained earnings                                                                    403,167                 356,591
---------------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                       520,837                 449,411
---------------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                                    $7,383,950              $6,333,324
=====================================================================================================================
See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
First Citizens BancShares, Inc. and Subsidiaries

                                                                                  Year Ended December 31
                                                               ----------------------------------------------------------
(thousands, except share and per share data)                                 1995                1994               1993
-------------------------------------------------------------------------------------------------------------------------

Interest income
Loans                                                                    $380,676            $300,993           $271,792
Investment securities:
  U. S. Government                                                         81,219              71,514             90,610
  State, county and municipal                                                 405                 114                 29
  Other                                                                       184                  87                 65
-------------------------------------------------------------------------------------------------------------------------
  Total investment securities interest income                              81,808              71,715             90,704
Federal funds sold                                                          8,625               3,297              2,385
-------------------------------------------------------------------------------------------------------------------------
  Total interest income                                                   471,109             376,005            364,881
Interest expense
Deposits                                                                  207,234             137,292            130,354
Short-term borrowings                                                      15,773               8,314              6,118
Long-term obligations                                                       1,657               2,520              1,462
-------------------------------------------------------------------------------------------------------------------------
  Total interest expense                                                  224,664             148,126            137,934
-------------------------------------------------------------------------------------------------------------------------
  Net interest income                                                     246,445             227,879            226,947
Provision for loan losses                                                   5,364               2,786             15,245
-------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                     241,081             225,093            211,702

Noninterest income
Trust income                                                                8,886               8,228              7,197
Service charges on deposit accounts                                        39,909              38,567             43,277
Credit card income                                                         13,561              12,390             10,618
Other service charges and fees                                             21,227              16,672              8,564
Gain (loss) on sale of mortgage loans                                         809                (862)             8,010
Other                                                                       7,736               8,330              8,071
-------------------------------------------------------------------------------------------------------------------------
  Total noninterest income                                                 92,128              83,325             85,737
-------------------------------------------------------------------------------------------------------------------------
                                                                          333,209             308,418            297,439
Noninterest expense
Salaries and wages                                                        106,607              99,282             92,579
Employee benefits                                                          17,080              14,535             13,500
Occupancy expense                                                          20,446              18,691             16,972
Equipment expense                                                          24,504              23,839             21,231
Other                                                                      77,243              74,235             68,931
-------------------------------------------------------------------------------------------------------------------------
  Total noninterest expense                                               245,880             230,582            213,213
-------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                 87,329              77,836             84,226
Income taxes                                                               30,423              26,867             28,641
-------------------------------------------------------------------------------------------------------------------------
  Net income                                                              $56,906             $50,969            $55,585
-------------------------------------------------------------------------------------------------------------------------
Per share information
  Net income                                                              $  5.37             $  5.13            $  5.73
  Cash dividends                                                            0.825               0.725              0.625

Weighted average shares outstanding                                    10,597,066           9,944,927          9,701,389
=========================================================================================================================
See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
First Citizens BancShares, Inc. and Subsidiaries

                                                                 Class A      Class B                                     Total
                                                                  Common       Common                  Retained   Shareholders'
(thousands, except share data)                                     Stock        Stock     Surplus      Earnings          Equity
--------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1992                                      $7,815       $1,793     $55,447      $268,732        $333,787

Issuance of 164,917 shares of Class A common
    stock pursuant to employee stock purchase
    plans                                                            165                    5,966                         6,131
Redemption of 13,147 shares of Class B common
    stock                                                                         (13)                     (687)           (700)
Issuance of 6,134 shares of Class A common
    stock pursuant to the Dividend Reinvestment Plan                   6                      304                           310
Net income                                                                                               55,585          55,585
Cash dividends                                                                                           (6,063)         (6,063)
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                                       7,986        1,780      61,717       317,567         389,050

Issuance of 79,408 shares of Class A common
    stock pursuant to employee stock purchase
    plans                                                             79                    2,586                         2,665
Redemption of 85,850 shares of Class A common
    stock and 10,617 shares of Class B common
    stock                                                            (86)         (10)                   (4,132)         (4,228)
Issuance of 6,694 shares of Class A common
    stock pursuant to the Dividend Reinvestment Plan                   7                      276                           283
Issuance of 433,068 shares of Class A common
    stock in connection with various acquisitions                    433                   18,052                        18,485
Net income                                                                                               50,969          50,969
Cash dividends                                                                                           (7,311)         (7,311)
Other                                                                                                      (502)           (502)
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                       8,419        1,770      82,631       356,591         449,411

Issuance of 64,881 shares of Class A common
    stock pursuant to employee stock purchase
    plans                                                             65                    2,556                         2,621
Redemption of 28,386 shares of Class A common
    stock and 2,987 shares of Class B common
    stock                                                            (28)          (4)                   (1,513)         (1,545)
Issuance of 8,998 shares of Class A common
    stock pursuant to the Dividend Reinvestment Plan                   9                      406                           415
Issuance of 484,821 shares of Class A common
    stock in connection with various acquisitions                    485                   21,361                        21,846
Net income                                                                                               56,906          56,906
Cash dividends                                                                                           (8,817)         (8,817)
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                      $8,950       $1,766    $106,954      $403,167        $520,837
================================================================================================================================
See accompanying Notes to Consolidated Financial Statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
First Citizens BancShares, Inc. and Subsidiaries


                                                                                           Year Ended December 31,
                                                                        ---------------------------------------------------
(thousands)                                                                           1995            1994            1993
---------------------------------------------------------------------------------------------------------------------------

Operating Activities
Net income                                                                     $    56,906        $ 50,969      $   55,585
Adjustments:
  Amortization of intangibles                                                        5,877           3,993           3,157
  Provision for loan losses                                                          5,364           2,786          15,245
  Deferred tax benefit                                                              (1,454)         (1,579)         (4,807)
  Change in current taxes payable                                                    3,241          (3,993)         (3,540)
  Depreciation                                                                      16,882          15,885          13,092
  Change in accrued interest payable                                                26,696           3,242            (273)
  Change in income earned not collected                                            (11,746)          1,007          (2,173)
  Origination of loans held for sale                                               (85,148)        (72,804)       (315,517)
  Proceeds from sale of loans                                                       75,964         116,125         284,216
  (Gain) loss on sale of mortgage loans                                               (809)            862          (8,010)
  Net amortization of premiums and discounts                                        19,634          27,439          17,493
  Net change in other assets                                                       (15,383)         39,980          (8,396)
  Net change in other liabilities                                                    4,798         (16,263)          1,944
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                          100,822         167,649          48,016
---------------------------------------------------------------------------------------------------------------------------

Investing Activities
  Dispositions of premises and equipment                                             3,445           2,364             910
  Additions to premises and equipment                                              (31,147)        (20,254)        (34,390)
  Net increase in loans outstanding                                               (254,326)       (498,396)        (86,550)
  Purchases of investment securities                                            (1,328,178)       (207,601)     (1,045,662)
  Proceeds from maturities of investment securities                                826,129         576,293         708,145
  Proceeds from sale of investment securities                                            -               -           3,956
  Net change in federal funds sold                                                 (25,023)         16,300          90,000
  Purchases of institutions, net of cash acquired                                  106,092          (6,533)        128,041
---------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                             (703,008)       (137,827)       (235,550)
---------------------------------------------------------------------------------------------------------------------------

Financing Activities
  Repurchases of common stock                                                       (1,545)         (4,228)           (700)
  Proceeds from issuance of stock, net of related costs                              3,036           2,948           6,441
  Cash dividends paid                                                               (8,817)         (7,311)         (6,063)
  Net change in time deposits                                                      536,251          (4,854)          6,631
  Net change in demand and other interest-bearing deposits                          (3,811)         24,901         174,161
  Net change in short-term borrowings                                               70,188          38,874          34,122
  Repayments of long-term obligations                                                 (196)        (17,294)           (541)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                          595,106          33,036         214,051
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
Change in cash and due from banks                                                   (7,080)         62,858          26,517
Cash and due from banks at beginning of year                                       455,710         392,852         366,335
---------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                         $   448,630        $455,710      $  392,852
---------------------------------------------------------------------------------------------------------------------------
Cash payments for:
  Interest                                                                     $   197,334        $144,844      $  137,812
  Income taxes                                                                      27,454          27,667          34,021
---------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of noncash investing and financing activities:
   Common stock issued for acquisitions                                        $    21,846        $ 18,485               -
   Long-term obligations issued for acquisitions                                     2,494               -            $849
===========================================================================================================================
See accompanying Notes to Consolidated Financial Statements

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A
SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

Basis of Presentation and Consolidation

First Citizens BancShares, Inc. ("BancShares") is a bank holding company with three banking subsidiaries - First-Citizens Bank & Trust Company (the "Bank"), Bank of Marlinton ("Marlinton"), and Bank of White Sulphur Springs ("WSS"). On January 1, 1996, a fourth banking subsidiary, based in Virginia, was merged into the Bank. The accounting and reporting policies of BancShares and its subsidiaries are in accordance with generally accepted accounting principles and, with regard to the banking subsidiaries, conform to general industry practices.

    The Bank, Marlinton and WSS conduct a full-service banking business designed to meet the needs of both consumers and commercial entities in the markets in which they serve. These services include normal taking of deposits, commercial and consumer lending, a full service trust department and other activities incidental to commercial banking. The Bank also services residential mortgages for other entities in exchange for a monthly servicing fee. The Bank's primary market area includes North Carolina and Virginia, while Marlinton and WSS both serve individual communities within West Virginia.

    The Bank has ten wholly-owned subsidiaries. Neuse, Incorporated owns a substantial number of the facilities in which the Bank operates branches and also operates an insurance agency, which acts as agent for credit-related insurance associated with various areas of the Bank's business. American Guaranty Insurance Company is engaged in writing fire and casualty insurance. Triangle Life Insurance Company writes credit life and credit accident and health insurance. First Citizens Processing Services provides operating support services for affiliate banks. First Citizens Investor Services provides investment services, including sales of annuities and third party mutual funds, to customers of the Bank. Other subsidiaries are either inactive or are not material to the consolidated financial statements.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates made by BancShares in the preparation of its consolidated financial statements are the determination of the reserve for loan losses, the valuation allowance for deferred tax assets, and fair value estimates.

    Intercompany accounts and transactions have been eliminated. Certain amounts for prior years have been reclassified to conform with the presentations for 1995. However, the reclassifications have no effect on shareholders' equity or net income as previously reported.

Investment Securities

BancShares adopted Statement of Financial Accounting Standards No. 115 ("Statement 115") effective January 1, 1994. Statement 115 requires segregation of the investment portfolio, with all securities classified as held to maturity, available for sale, or held for trading purposes. As of December 31, 1995 and 1994, all investment securities are classified as held to maturity, as BancShares has the ability and the positive intent to hold its investment securities until maturity. These securities are stated at cost adjusted for amortization of premium and accretion of discount. Accreted discounts and amortized premiums are included in interest income on an effective yield basis.

    At December 31, 1995 and 1994, BancShares had no investment securities classified as either available for sale or held in a trading portfolio.

Loans

Loans that are held for investment purposes are carried at their principal amount outstanding. Those loans that are held for sale are carried at the lower of aggregate cost or market. Interest on substantially all loans is accrued and credited to interest income based upon the daily principal amount.

Loan Fees

Fees collected and certain costs incurred related to loan originations are deferred and amortized as an adjustment to interest income over the life of the related loans using a method that approximates a constant yield.

Mortgage Servicing Rights

BancShares adopted Statement of Financial Accounting Standards No. 122 ("Statement 122") effective January 1, 1996. Statement 122 requires any entity engaged in mortgage banking activities to recognize as separate assets any rights to service mortgage loans for others. When mortgage servicing rights are acquired or result from the sale of origination activity with servicing rights retained, the servicer should assign a value to the servicing rights based on the relative fair values if it is practicable to estimate those fair values. Statement 122 also requires a servicer to assess its capitalized mortgage servicing rights for impairment based on the fair values of those rights.

    BancShares does not believe that the adoption of Statement 122 will have a material impact on its consolidated financial statements upon adoption. However, Statement 122 could have a material impact on BancShares' future consolidated financial statements should market conditions result in an increased volume of mortgage banking activities or the recognition of impairment valuation allowances.

Reserve for Loan Losses

The reserve for loan losses is established by charges to operating expense and recognition of acquired institutions' previously established reserves. To determine the reserve needed, management evaluates the risk characteristics of the loan portfolio under current and projected economic conditions and considers such factors as the financial condition of the borrower, fair market value of collateral and other items that, in management's opinion, deserve current recognition in estimating possible credit losses.

    BancShares adopted Statements of Financial Accounting Standards No. 114 and No. 118 (collectively, "Statement 114") effective January 1, 1995. The adoption of Statement 114 did not have a material effect on BancShares' financial condition or results of operations. Under Statement 114, the reserve for loan losses related to loans that are identified as impaired is based on discounted cash flows using the loans' initial interest rates or, if the loan is secured, the fair value of the collateral. Residential mortgage loans, retail installment loans and credit card loans are excluded from Statement 114 as they are evaluated collectively for impairment since they are homogeneous and generally carry smaller individual balances.

    Management considers the established reserve adequate to absorb future losses that relate to loans outstanding as of December 31, 1995, although future additions to the reserve may be necessary based on changes in economic and other conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's reserve for loan losses. Such agencies may require the recognition of additions to the reserve based on their judgments of information available to them at the time of their examination.

Nonaccrual Loans and Other Real Estate

Accrual of interest on loans (including impaired loans) is discontinued when management deems that collection of additional interest is doubtful. At that time, any interest receivable that was accrued during the current period is reversed and any interest accrued in prior periods is charged off. Any payments received from the borrower while the loan is classified as nonaccrual are generally applied to the outstanding principal balance. Loans are returned to an accrual status when both principal and interest are current and the loan is determined to be performing in accordance with the applicable loan terms.

    Other real estate acquired through foreclosure is valued at the lower of the loan balance at the time of foreclosure or estimated fair market value net of selling costs and is included in other assets. Once acquired, other real estate is periodically reviewed to ensure that the fair market value of the property supports the carrying value, with writedowns recorded when necessary. Gains and losses resulting from the sale or writedown of other real estate and income and expenses related to the operation of other real estate are recorded in other expense.

Intangible Assets

Goodwill arising from acquisitions in which the purchase price exceeds the fair value of net assets acquired is amortized using the straight-line method over a 15 year period. Deposit base intangibles are amortized over the expected life of the specific deposit base using either the straight-line or an accelerated method of amortization based on when the asset was recorded. Intangible assets are subject to periodic review and are adjusted for any impairment of value.

Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 121 ("Statement 121") which became effective January 1, 1996, establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill. Statement 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss should be recognized if the sum of the undiscounted future cash flows is less than the carrying amount of the asset. Those assets to be disposed of are to be reported at the lower of the carrying amount or fair value less costs to sell. Adoption of Statement 121 should not have a material effect on BancShares' consolidated financial statements at the date of adoption. However, Statement 121 could have a material impact on BancShares' consolidated financial statements for future periods should an event or changes in circumstances occur in such future periods, requiring a review by management for impairment.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation and amortization are computed by the straight-line method and are charged to operations over the estimated useful lives of the assets, which range from 25 to 40 years for premises and three to 10 years for furniture and equipment. Leasehold improvements are amortized over the terms of the respective leases or the useful lives of the improvements, whichever is shorter.

    Gains and losses on dispositions are recorded in other income. Maintenance and repairs are charged to occupancy expense or equipment expense as incurred.

Income Taxes

Income tax expense is based on consolidated net income and generally differs from income taxes paid due to deferred income taxes and benefits arising from income and expenses being recognized in different periods for financial and income tax reporting purposes.

     BancShares and its subsidiaries file a consolidated federal income tax return. Each subsidiary pays its allocation of federal income taxes or receives a payment to the extent that tax benefits are realized. BancShares and its subsidiaries each file separate state income tax returns.

Per Share Data

Net income per share has been computed by dividing net income by the weighted average number of both classes of common shares outstanding during each period. The weighted average number of shares outstanding for 1995, 1994 and 1993 was 10,597,066; 9,944,927 and 9,701,389, respectively. Outstanding options to purchase shares of common stock were not materially dilutive to the computation of net income per share in any period.

         Cash dividends per share apply to both Class A and Class B common stock as both classes share equally in dividends. Class A common stock carries one vote per share, while shares of Class B common stock carry 16 votes per share.

NOTE B
INVESTMENT SECURITIES
                        The aggregate values of investment securities at December 31 along with gross unrealized gains and losses are as follows:

                                                                                   Gross                Gross
                                                               Book           Unrealized           Unrealized               Market
                                                              Value                Gains               Losses                Value

                          1995

                          U. S. Government               $1,972,129              $10,697              ($2,296)          $1,980,530
                          State, county and
                            municipal                         8,033                  178                  (10)               8,201
                          Other                               2,986                    4                   (5)               2,985

                          Total investment
                            securities                   $1,983,148              $10,879              ($2,311)          $1,991,716

                          1994
                          U. S. Government               $1,453,951                  $39             ($35,257)          $1,418,733
                          State, county and
                            municipal                         4,603                   10                  (64)               4,549
                          Other                                 415                    0                    0                  415

                          Total investment
                            securities                   $1,458,969                  $49             ($35,321)          $1,423,697

                          The maturities of investment securities at December 31 are as follows:


                                                          1995                            1994

                                                   Book           Market           Book            Market
                                                   Value           Value           Value           Value
                          Within one year       $  929,761      $  931,954     $  849,740       $  838,804
                          One through five
                             years               1,041,434       1,047,733        601,019          577,065
                          Five to 10 years           4,587           4,636          5,181            4,910
                          More than 10 years         7,366           7,393          3,029            2,918

                          Total investment
                           securities           $1,983,148      $1,991,716     $1,458,969       $1,423,697

                          Investment securities having an aggregate par value of $819,043 at December 31, 1995, and $730,195 at
                          December 31, 1994, were pledged as collateral to secure public funds on deposit and for other purposes as required by law.

NOTE C

LOANS


                 Loans at December 31 are summarized as follows:

                                                                                           1995                 1994

                 Loans secured by real estate:
                   Construction and land development                                 $  104,540           $  100,708
                   Mortgage                                                           2,735,418            2,475,281
                 Commercial and industrial                                              466,462              373,947
                 Consumer                                                             1,199,400            1,119,994
                 Lease financing                                                         59,899               60,598
                 All other loans                                                         15,000               17,605

                   Total loans                                                       $4,580,719           $4,148,133


                 Included in total loans as of December 31, 1995 and 1994 is unearned income of $4,913 and $4,316, respectively, substantially all of which relates to deferred origination fees. There were no foreign loans outstanding during either period, nor were there any material highly leveraged transactions. There are no loan concentrations exceeding 10 percent of loans outstanding involving multiple borrowers in similar activities or industries at December 31, 1995. Substantially all loans are to customers domiciled within BancShares' principal market areas.

                      At December 31, 1995 and 1994 nonperforming loans
                 consisted of nonaccrual loans and amounted to $13,208 and $21,069, respectively. Gross interest income on nonperforming loans that would have been recorded had these loans been performing was $1,556, $1,430 and $2,354 during 1995, 1994 and
                 1993, respectively. Interest income recognized on nonperforming loans was $595, $693 and $1,083 during the respective periods.

                      As of December 31, 1995 and 1994, the balance of other
                 real estate acquired through foreclosure was $2,154 and $5,926, respectively. Loans transferred to other real estate totaled $2,110, $1,894 and $5,037 during 1995, 1994 and 1993, respectively.

                      Activity related to the sale of loans is summarized as
                 follows:



                                                                                       1995               1994                 1993

                 Loans held for sale at December 31                                 $15,388            $ 5,395             $ 49,578
                 For the year ended December 31:
                   Loans sold                                                        75,155            116,987              276,206
                   Net gain (loss) on sale of loans                                     809               (862)               8,010


NOTE D
RESERVE FOR LOAN
LOSSES

                   Activity in the reserve for loan losses is summarized as follows:




                                                            1995                 1994                 1993

             Balance at beginning of year                 $72,017              $70,049              $58,380
             Reserve of acquired institutions               3,231                1,009                8,269
             Provision for loan losses                      5,364                2,786               15,245

             Loans charged off                             (7,262)              (8,480)             (15,643)
             Loans recovered                                5,145                6,653                3,798

             Net charge-offs                               (2,117)              (1,827)             (11,845)

             Balance at end of year                       $78,495              $72,017              $70,049

                   At December 31, 1995, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $11,119, all of which were classified as nonaccrual. Specific reserves of $865 have been established for these loans. The average recorded investment in impaired loans during the year ended December 31, 1995, was approximately $14,326. For the year ended December 31, 1995, BancShares recognized interest income on those impaired loans of approximately $543. The amount of interest income recognized on a cash basis for impaired loans was not material.

NOTE E
PREMISES AND EQUIPMENT


                          Major classifications of premises and equipment at December 31 are summarized as follows:




                                                                    1995           1994            1993
                          Land                                  $ 46,200       $ 40,827        $ 34,921
                          Premises and leasehold
                            improvements                         160,116        141,332         138,660
                          Furniture and equipment                112,070        106,482         101,082

                            Total                                318,386        288,641         274,663
                          Less accumulated depreciation
                            and amortization                     110,146         99,817          89,789

                            Net book value                      $208,240       $188,824        $184,874

                          Depreciation expense
                            charged to operations               $ 16,882       $ 15,885        $ 13,092


                              Premises with a book value of $3,188 at December
                          31, 1995, and $3,142 at December 31, 1994, were
                          pledged to secure mortgage notes payable.

                              BancShares leases certain premises and equipment
                          under various lease agreements that provide for payment of property taxes, insurance and maintenance costs. Generally, operating leases provide for one or more renewal options on the same basis as current rental terms. However, certain leases require increased rentals under cost of living escalation clauses. Certain of the leases also provide purchase options.

                              Future minimum rental commitments for
                          noncancellable operating leases with initial or remaining terms of one or more years consisted of the following at December 31, 1995:

                          Year Ending December 31:      Amount
                          1996                        $  9,726
                          1997                           9,304
                          1998                           8,321
                          1999                           7,314
                          2000                           5,588
                          Thereafter                    63,176
                                                             -
                            Total minimum payments    $103,429

                          Total rent expense for all operating leases amounted to $11,998 in 1995, $11,118 in 1994 and $10,449 in
                          1993.

NOTE F
SHORT-TERM
BORROWINGS
                          Short-term borrowings
                          at December 31 are as follows:




                                                                           1995                   1994
                          Master notes                                 $257,178               $173,250
                          Federal funds purchased                        64,085                 76,430
                          Repurchase agreements                          25,022                 14,970
                          U. S. Treasury tax and loan accounts           17,581                 20,046
                          Other                                          12,665                  6,165

                            Total short-term borrowings                $376,531               $290,861

                          Master notes are overnight unsecured borrowings by BancShares from Bank customers. The rate on Master notes was 4.74 percent as of December 31, 1995. During 1995, the weighted average rate on Master note borrowings was 4.96 percent, and the average amount outstanding was $203,114. The largest amount outstanding at any month-end during 1995 was $257,178.





NOTE G
LONG-TERM
OBLIGATIONS
                            Long-term obligations at December 31 are as follows:





                                                                                          1995           1994

                          Variable rate note at 6.77 percent and 6.25 percent at
                          December 31, 1995 and 1994, respectively, payable in
                          quarterly installments with final payment of $9,305
                          due in April 1997, unsecured                                 $ 9,305        $10,445


                          Federal Home Loan Bank advances with a weighted
                          average rate of 5.21 percent at December 31, 1995, and
                          4.66 percent at December 31, 1994, with maturities
                          extending to 1999, secured by U.S. Government securities       7,999         20,531

                          Mortgage notes payable at 8 percent, due in
                          periodic payments through 2004,
                          secured by premises                                            1,821          2,017

                          Note payable at 7.89 percent,
                          maturing in 2009, secured by
                          collateralized mortgage obligation                               489            700

                          Subordinated notes payable at 7 percent
                          maturing June 18, 1998                                           849            849

                          Subordinated notes payable at 8 percent
                          maturing February 23, 2000                                       170              -

                          Subordinated notes payable at 7.50 percent
                          maturing February 23, 2005                                     2,324              -

                            Total long-term obligations                                $22,957        $34,542

                          Long-term obligations maturing in each of the five years subsequent to December 31, 1995, are as follows:

                          1996                          $   176
                          1997                            9,495
                          1998                            1,055
                          1999                            8,222
                          2000                              411
                          Thereafter                      3,598

                                                        $22,957

NOTE H
COMMON STOCK


                          On October 23, 1995, the Board of Directors of BancShares authorized the corporation to purchase on the open market or in private transactions up to 300,000 shares of its outstanding Class A common stock and up to 100,000 shares of its outstanding Class B common stock. The authorization is effective for a period of 12 months. The following table sets forth information related to shares purchased for the years ended December 31:

                                                 1995       1994       1993

                          Class A
                            Number of shares
                              purchased        28,386     85,850        -
                            Cash disbursed     $1,394    $ 3,769        -
                          Class B
                            Number of shares
                              purchased         2,987     10,617     13,147
                            Cash disbursed     $  151    $   459       $700


                          Shares purchased are retired by a charge to common stock for the par value of the shares retired and to retained earnings for the cost in excess of par value.

                               As of December 31, 1995, there were 226,329
                          shares reserved for issuance under the Dividend Reinvestment and Stock Purchase Plan. Additionally, as of December 31, 1995, a total of 923,917 shares that have been registered for issuance under an employee stock purchase plan remain unissued.

NOTE I
ESTIMATED FAIR VALUES
                          Fair value  estimates for financial
                          instruments are made at a discrete  point in
                          time  based  on  relevant   market
                          information   and information  about each
                          financial instrument. Where information regarding the market value of a financial instrument is available, those values are used, as is the case with investment securities and residential mortgage loans. In these cases, an open market exists in which those financial instruments are actively traded.

                               Because no market exists for many financial
                          instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. For those financial instruments with a fixed interest rate, an analysis of the related cash flows was the basis for estimating fair values. The expected cash flows were then discounted to the valuation date using an appropriate discount rate. The discount rates used represent the rates under which similar transactions would be currently negotiated. Generally, the fair value of variable rate financial instruments equals the book value.

                          Estimated fair values for financial instruments at December 31 are as follows:


                                                                1995                               1994
                                                        Book       Fair              Book             Fair
                                                        Value      Value             Value            Value

                       Financial Assets:
                       Cash and due from banks        $  448,630  $  448,630       $  455,710        $  455,710
                       Investment securities           1,983,148   1,991,716        1,458,969         1,423,697
                       Federal funds sold                 40,445      40,445            6,750             6,750
                       Loans, net of reserve for
                         loan losses                   4,502,224   4,523,601        4,076,116         3,973,097
                       Income earned not collected        58,237      58,237           45,194            45,194
                     Financial Liabilities:
                       Deposits                        6,388,082   6,551,761        5,517,589         5,510,810
                       Short-term borrowings             376,531     376,531          290,861           290,861
                       Long-term obligations              22,957      23,509           34,542            32,933
                       Accrued interest payable           47,721      47,721           20,391            20,391

                          Forward commitments to sell loans as of December 31, 1995, and 1994 had no carrying value and unrealized losses of $20 and $23, respectively. For other off-balance sheet commitments and contingencies, carrying amounts are reasonable estimates of the fair values for such financial instruments. Carrying amounts include unamortized fee income and, in some cases, reserves for any projected credit loss from those financial instruments. These amounts are not material to BancShares' financial position.

NOTE J
EMPLOYEE BENEFIT PLANS
                          Employees who qualify under length of service and other requirements participate in a noncontributory defined benefit pension plan. Under the plan, retirement benefits are based on years of service and average earnings. The policy is to fund the maximum amount allowable for federal income tax purposes. No contribution was made during the three-year period ending December 31, 1995. The plan's assets consist primarily of investments in the Bank's common trust funds, which include listed common stocks and fixed income securities.

                               At December 31, 1995, the plan's assets also
                          included BancShares common stock with a market value of $8,710. While applicable regulations would generally prohibit the ownership of BancShares stock by the plan, the Bank has received an exemption from the Department of Labor which allows the plan to continue to hold the stock. However, the plan's interests for all purposes with respect to the stock are now represented by an independent fiduciary. BancShares has executed an agreement to purchase any or all of the shares held by the plan if the fiduciary determines that it is in the best interest of the plan.

                               The following table sets forth the plan's funded
                          status at December 31:




                                                              1995            1994
                           Pension benefit obligation:
                            Vested                           ($81,717)    ($68,928)
                            Nonvested                          (1,564)      (1,578)

                          Accumulated benefit obligation      (83,281)     (70,506)
                          Effect of projected future
                            compensation levels               (19,800)     (17,889)

                          Projected benefit obligation       (103,081)     (88,395)
                          Market value of plan assets         128,911      105,376

                          Plan assets in excess of
                            projected benefit obligation       25,830       16,981
                          Unrecognized net transition
                            asset                               (8,530)    (9,759)
                          Unrecognized net (gain) loss due
                            to difference in past
                            experience and assumptions         (17,006)    (6,620)
                          Unrecognized prior service cost        1,505      1,659

                          Prepaid pension asset                 $1,799     $2,261


                               The net periodic pension cost (credit) for the
                          years ended December 31 included the following:



                                                                        1995                    1994                     1993
                          Service costs                               $  3,139                $  3,275                  $ 2,686
                          Interest costs                                 7,073                   6,544                    6,183
                          Actual return on plan assets                 (26,745)                  2,101                   (7,440)
                          Net amortization and deferral                 16,842                 (11,373)                  (1,474)

                          Net periodic pension
                          cost (credit)                                $   309                 $   547                 ($45)

                          Prior service cost is being amortized on a straight-line basis over the estimated average remaining service period of employees. In determining the projected benefit obligation at December 31, 1995, 1994, and 1993, the following assumptions were used:


                                                                            1995                    1994                     1993
                          Weighted average discount rate                    7.25%                   7.75%                    7.25%
                          Rate of future compensation
                              increases                                     4.25                    4.50                     4.50
                          Long-term rate of return on plan
                              assets                                        8.25                    8.50                     8.25

                          Employees are also eligible to participate in a matching savings plan after one year of service.
                          During 1995 BancShares made participating contributions to this plan of $3,155 compared to $2,907 during 1994 and $2,709 during 1993.

                               Certain employees have been granted options to
                          purchase shares of BancShares' Class A common stock through employee stock purchase plans. The plans are qualified plans under the Internal Revenue Code. The number of options granted was determined based on each eligible employee's salary as of the grant date. The option price for each of the plans is fixed at 85 percent of the market price on the grant date. As of December 31, 1995, options to purchase a total of 146,800 shares remained, net of the 41,230 options that have been forfeited. Additional information is as follows:





                                                                            1994 Plan               1992 Plan
                          Options granted                                      264,113                  474,768
                          Grant date                                      July 1, 1994             July 1, 1992
                          Option price per share                                $37.83                   $29.96
                          Number of shares purchased during:
                                                   1995                         64,881                        -
                                                   1994                         11,202                   68,206
                                                   1993                            -                    164,917
                          Plan termination date                           June 30, 1996            June 30, 1994




NOTE K
OTHER INCOME AND
OTHER EXPENSE

                          Included in other income for the year ended December 31, 1995, was net premium income earned by the insurance subsidiaries, which amounted to $3,964. Net premium income earned during 1994 and 1993 was $4,495 and $4,953, respectively.

                               Other expense for the years ended December 31
                          consisted of the following:




                                                                   1995               1994                1993
                          Credit card expense                   $ 9,106            $ 8,587             $ 6,814
                          FDIC insurance                          8,418             11,831              10,496
                          Telecommunication                       6,790              6,743               6,528
                          Amortization of intangibles             5,877              3,993               3,157
                          Postage                                 5,701              4,907               3,996
                          Other                                  41,351             38,174              37,940

                                           Total other expense  $77,243            $74,235             $68,931


NOTE L
INCOME TAXES


     At December 31, income tax expense consisted of the following:

                                                                                   1995            1994            1993

Current tax expense
  Federal                                                                      $30,757         $28,446         $33,448
  State                                                                          1,120               -               -
Total current tax expense                                                       31,877          28,446          33,448
Deferred tax expense (benefit)
Federal                                                                           (111)         (1,579)         (4,807)
State                                                                           (1,343)               -               -
                                                                                (1,454)         (1,579)         (4,807)
Total deferred tax benefit
Total tax expense                                                              $30,423         $26,867         $28,641



     Income tax expense differed from the amounts computed by applying the federal income tax rate of 35 percent in each period to pretax income as a result of the following:


                                                                                  1995            1994            1993
Income tax at statutory rates                                                   30,565         $27,243         $29,479

Increase (reduction) in income
taxes resulting from:

   Adjustment to deferred tax
   assets and liabilities for
   enacted changes in laws and
   rates                                                                             -               -            (483)


   Amortization of goodwill                                                      1,280             674             382
   Nontaxable income on loans
   and investments, net of
   nondeductible expenses                                                       (1,378)         (1,346)         (1,070)


   State and local income taxes
   (benefit), including change in
   valuation allowance, net of
   federal income tax                                                             (145)              73              40

   Other, net                                                                      101             223             293

Total tax expense                                                              $30,423         $26,867         $28,641



The net deferred tax asset  included the  following  components at December 31:


                                                   1995            1994


Loan loss reserve                                $31,426         $27,780
Net deferred loan fees and costs                   2,066           1,682
Losses on other real estate                        1,286           1,198
Net operating loss carryforwards                     978           1,024
Other                                              6,068           6,190
Gross deferred tax asset                          41,824          37,874
Less: valuation allowance                         (2,620)         (3,493)
Deferred tax asset                                39,204          34,381
Accelerated depreciation                           4,654           3,344
Accretion of bond discount                           768             292
Net periodic pension credit                          639             791
Tax loan loss reserve reversal                     1,295           1,071
Other                                              5,449           4,276
Deferred tax liability                            12,805           9,774
Net deferred tax asset                           $26,399         $24,607




     Due to changes in asset mix and the resulting composition of net interest income, BancShares incurred income tax expense within its principal state jurisdiction in 1995. Prior to 1995, BancShares incurred immaterial amounts of state income tax expense and established a valuation allowance for the entire amount of its net state deferred tax asset. During 1995, the valuation allowance, which is recorded net of federal taxes, was reduced by $873, which resulted in a deferred state tax benefit in 1995 of $1,343. At December 31, 1995, the state tax valuation allowance represents approximately 75% of the gross state deferred tax asset. The net state deferred tax asset of $1,343 is the amount which BancShares believes is more likely than not to be realized.

NOTE M
RELATED PARTY
TRANSACTIONS
                          The banks have had, and expect to have in the future, banking transactions in the ordinary course of business with several directors, officers and their associates ("related parties"), on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. Those transactions neither involve more than the normal risk of collectibility nor present any unfavorable features.

                               An analysis of changes in aggregate amounts of
                          related party loans for the year ended December 31, 1995, which excludes aggregate loans totaling less than $60 to any one related party, is as follows:

                          Balance at beginning of year        $ 5,643
                          New loans                             8,141
                          Repayments                            1,842

                          Balance at end of year              $11,942


                          BancShares provides certain processing and operational services to other financial institutions. Certain of these institutions are deemed to be related parties since certain control persons of BancShares are also deemed to be control persons of the other banks. During 1995 and 1994, BancShares received $9,031 and $7,976, respectively, for services rendered to related parties, substantially all of which is included in fee income and relates to data processing services provided. The amount earned by BancShares during 1993 was not material.

NOTE N
ACQUISITIONS



     BancShares and the Bank have entered into and consummated numerous acquisitions in recent years. All of the transactions have been accounted for as purchases, with the results of operations not included in BancShares' Statements of Income until after the transaction date. The pro forma impact of the acquisitions as though they had been made at the beginning of the periods presented is not material to BancShares' consolidated financial statements.

     As of December  31, 1995 and 1994,  BancShares  had goodwill of $50,249 and
$31,274,   respectively.   Deposit  intangibles  totaled  $23,140  and  $10,842,
respectively.

     The following table provides information regarding the significant acquisitions that have been consummated during the three-year period ending December 31, 1995:


                                                                                                       Deposit
                                                                                       Assets      Liabilities           Resulting
         Date                      Institution/Location                              Acquired          Assumed          Intangible


         June 1995                 Bank of White Sulphur Springs                      $64,589          $59,174              $5,691
                                   White Sulphur Springs, West Virginia

         May 1995                  9 NationsBank of Virginia branches                 133,175          143,494              10,801
                                   Southern Virginia

         March 1995                State Bank                                          49,700           41,238               5,555
                                   Fayetteville, North Carolina

         February 1995             First Investors Savings Bank, Inc., SSB             44,426           40,846               4,325
                                   Whiteville, North Carolina

         February 1995             Pace American Bank                                  58,660           53,303               6,954
                                   Lawrenceville, Virginia

         December 1994             First Republic Savings Bank, FSB                    53,661           42,998               6,250
                                   Roanoke Rapids, North Carolina

         September 1994            Bank of Marlinton                                   51,646           46,647               4,605
                                   Marlinton, West Virginia

         August 1994               Edgecombe Homestead Savings Bank                    39,181           30,195               4,547
                                   Tarboro, North Carolina

         March 1994                Bank of Bladenboro                                  21,316           19,515               1,607
                                   Bladenboro, North Carolina

         September 1993            Pioneer Bancorp, Inc.                              268,845          216,226               8,114
                                   Rocky Mount, North Carolina

         June 1993                 Caldwell Savings Bank, Inc. SSB                     45,863           40,662                 724
                                   Lenoir, North Carolina



     During 1993, the Bank also assumed $105,662 in deposit liabilities from the Resolution Trust Corporation ("RTC") in conjunction with the resolution of two institutions by the RTC. The Bank paid a premium of $7,318 for these deposits.

     During February 1996, BancShares acquired Sanford, North Carolina-based Allied Bank Capital, Inc., and its two subsidiaries, Summit Savings Bank Inc., SSB and Peoples Federal Savings Bank, Inc., SSB. The Bank acquired assets of approximately $265,855 and assumed deposit liabilities of $213,960. The approximate value of the intangible asset which will be recorded is $32,000.

NOTE O
REGULATORY REQUIREMENTS
                          BancShares and its banking subsidiaries are subject to certain requirements imposed by state and federal banking statutes and regulations. These regulations establish guidelines for minimum capital levels, restrict certain dividend payments and require the maintenance of noninterest-bearing reserve balances at the Federal Reserve Bank. Such reserves averaged $159,417 during 1995, of which $86,215 was satisified by vault cash and the remainder by amounts held in the Federal Reserve Bank.

                               Various regulatory agencies have implemented
                          guidelines that evaluate capital based on risk adjusted assets. An additional capital computation evaluates capital after adjusting for intangibles. Failure to meet minimum capital requirements may result in certain actions by regulators that could have a direct material effect on the financial statements.

                               BancShares' capital ratios as of December 31,
                          1995 and 1994, and the minimum capital standards established by regulatory agencies are set forth below:




                                                                                                   Regulatory
                                                                     1995             1994           Minimum

                          Leverage capital                            6.1%             6.5%              3.0%
                          As a percentage of risk adjusted assets:
                              Core capital                            9.6%            10.1%              4.0%
                              Total capital                          10.9%            11.3%              8.0%


                               The Board of Directors of the Bank may declare a
                          dividend of a portion of its undivided profits as it may deem appropriate, subject to the requirements of the General Statutes of North Carolina, without prior approval from the requisite regulatory authorities. As of December 31, 1995, this amount was approximately $335,727. Dividends declared by the Bank amounted to $39,273 in 1995, $10,667 in 1994, and $970 in 1993.

                               Various proposals are being considered by the
                          United States Congress concerning a possible merger of the two deposit funds administered by the Federal Deposit Insurance Corporation, the Bank Insurance Fund (the "BIF") and the Savings Association Insurance Fund (the "SAIF"). Central to that discussion is the recapitalization of the SAIF prior to such a merger, and most of the proposals mandate a special one-time assessment of SAIF-insured deposits at rates up to 85 basis points of the SAIF-insured deposits. A final assessment rate has yet to be determined, and due to the uncertainty as to which, if any, of the proposals will be adopted and the ultimate amount of the assessment to be levied on the SAIF-insured deposits, the impact of the proposals and the assessment is impossible to predict with certainty at this time. As of December 31, 1995, BancShares and its subsidiaries had $1,857,928 of SAIF-insured deposits.

NOTE P
COMMITMENTS AND
CONTINGENCIES

                          In the normal course of business, BancShares and its subsidiaries have financial instruments with off-balance sheet risk in order to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and forward commitments to sell loans. These instruments involve, to varying degrees, elements of credit, interest rate or liquidity risk.

                               Commitments to extend credit are legally binding
                          agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. Established credit standards control the credit-risk exposure associated with these commitments. In some cases, BancShares requires that collateral be pledged to secure the commitment. At December 31, 1995 and 1994, BancShares had unused commitments totaling $1,403,938 and $1,245,613, respectively.

                               Standby letters of credit are conditional
                          commitments guaranteeing performance of a customer to a third party. Those guarantees are issued primarily to support public and private borrowing arrangements. In order to minimize its exposure, the BancShares' credit policies also govern the issuance of standby letters of credit. At December 31, 1995 and 1994, BancShares had standby letters of credit amounting to $12,188 and $10,410, respectively.

                               Management has elected to enter into forward
                          commitments to sell loans as a hedge against fluctuations in market rates for the commitments to originate residential mortgage loans. These forward commitments, which totaled $16,000 and $1,453 at December 31, 1995 and 1994, respectively, were at fixed prices and were scheduled to settle within 60 days of that date. At December 31, 1995 and 1994, these forward commitments had no carrying value and unrealized losses of $20 and $23, respectively. These amounts are included with the carrying value of loans held for sale and commitments to originate mortgage loans when determining whether a valuation allowance is required to reduce the loans and commitments to originate mortgage loans to the lower of cost or fair value.

                              BancShares and various subsidiaries have been
                          named as defendants in various legal actions arising from their normal business activities in which damages in various amounts are claimed. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, any such liability will not have a material effect on BancShares' consolidated financial position.

NOTE Q
FIRST CITIZENS
BANCSHARES, INC.
("Parent Company")



     First Citizens BancShares, Inc.'s principal assets are its investments in and receivables from its banking subsidiaries. Its sources of income are dividends and interest income on funds borrowed by the Bank. The Parent Company's condensed balance sheets as of December 31, 1995 and 1994, and the related condensed statements of income and cash flows for the years ended December 31, 1995, 1994, and 1993 are as follows:


Condensed Balance Sheets

                                                                               December 31,
                                                                          1995              1994

Assets
Cash                                                                  $    752          $    725


Investment in bank subsidiaries                                        482,018           418,409

Due from bank subsidiaries                                             261,959           178,736

Other assets                                                            39,783            27,901


Total assets                                                          $784,512          $625,771


Liabilities and shareholders' equity

Short-term borrowings                                                 $257,178          $173,250

Other liabilities                                                        6,497             3,110

Common stock:
Class A
                                                                         8,950             8,419
Class B                                                                  1,766             1,770

Surplus                                                                106,954            82,631

Retained earnings                                                      403,167           356,591


Total liabilities and shareholders' equity                            $784,512          $625,771



Condensed Income Statements                                                       Year Ended  December 31

                                                                          1995               1994              1993


Interest income                                                        $10,562             $6,135            $4,136

Interest expense                                                        10,081              5,470             3,836


Net interest income                                                        481                665               300

Dividends from bank subsidiary                                          39,273             10,667               970

Other income                                                                39                 56                22

Other expense                                                            3,472              2,559             1,737


Income (loss) before income tax benefit
and equity in undistributed net income of
subsidiaries                                                            36,321              8,829             (445)



Income tax benefit                                                          75                 14               118


Income (loss) before equity in undistributed
income of subsidiaries                                                  36,396              8,843             (327)


Equity in undistributed net
income of subsidiaries                                                  20,510             42,126            55,912



Net income                                                            $56,906            $50,969           $55,585


NOTE Q
FIRST CITIZENS
BANCSHARES, INC.
("Parent Company") Continued

Condensed Statements of Cash Flows                                     Year Ended December 31

                                                           1995               1994              1993


Operating Activities

Net income                                              $56,906            $50,969           $55,585

  Adjustments:

Amortization of goodwill                                  2,769              1,814             1,092

Undistributed net income of
subsidiaries                                            (20,510)           (42,126)          (55,912)


Change in other assets                                  (98,897)             4,795                 -

Change in other liabilities                               3,387            (3,739)           (3,280)


Net cash (used) provided by operating
activites                                               (56,345)            11,713           (2,515)



Investing Activities


Net change in due from subsidiaries                      (83,223)           (17,736)         (22,960)

Investment in subsidiaries                               (43,099)                 -                -

Purchase of institutions, net of
cash acquired                                            106,092            (6,533)                 -



Net cash used by investing activities                    (20,230)           (24,269)          (22,960)


Financing Activities:

Repurchase of common stock                               (1,545)            (4,228)             (700)

Proceeds from stock issuance,
net of related costs                                      3,036             2,948             6,441

Cash dividends paid                                      (8,817)           (7,311)           (6,063)


Net change in short-term borrowings                      83,928             19,705            25,294


Net cash provided by financing activities                76,602             11,114            24,972


Increase (decrease) in cash                                  27             (1,442)             (503)

Cash balance at beginning of year                           725              2,167             2,670


Cash balance at end of year                             $   752             $  725            $2,167


Cash payments for:

Interest                                                $10,081             $5,470            $3,836
Income taxes                                             27,454             27,667            34,021


Supplemental disclosure of noncash investing and financing activities:
   Common stock issued for acquisitions                 $21,846            $18,485                 -
