Form 10-K/A, Exhibit 13
period 1996-12-31
FIRST CITIZENS BANCSHARES INC /DE/
filed 1997-03-24
CIK 798941

                        FIRST CITIZENS BANCSHARES, INC.
                             POST OFFICE BOX 27131
                       RALEIGH, NORTH CAROLINA 27611-7131
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 28, 1997
     NOTICE is hereby given that the Annual Meeting of Shareholders of First Citizens BancShares, Inc. ("BancShares") will be held as follows:

                            Place:   Conference Room A
                                     Raleigh Civic Center (Raleigh Convention
                                     and Conference Center Complex)
                                     500 Fayetteville Street Mall
                                     Raleigh, North Carolina
                            Date:    Monday, April 28, 1997
                            Time:    1:00 p.m.

     The purposes of the meeting are:
     1. To elect a 26-member Board of Directors, each member to hold office for a term of one year or until his or her respective successor is duly elected and qualified.
     2. To ratify the appointment of KPMG Peat Marwick LLP as BancShares' independent public accountants for 1997.
     3. To consider the adoption of an amendment to the bylaws of BancShares to increase the maximum authorized number of directors from 26 to 30.
     4. To transact any other business that may properly come before the Annual Meeting.
     SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE THE PRESENCE OF A QUORUM, ALL SHAREHOLDERS, EVEN THOUGH THEY PLAN TO ATTEND, ARE URGED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED FOR THAT PURPOSE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT AND VOTE IN PERSON IF YOU ATTEND THE MEETING.
                                      By Order of the Board of Directors
                                      [sig. appears here]

                                      ALEXANDER G. MACFADYEN, JR., Secretary
March 14, 1997

                        FIRST CITIZENS BANCSHARES, INC.
                             POST OFFICE BOX 27131
                       RALEIGH, NORTH CAROLINA 27611-7131
                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 28, 1997
     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Citizens BancShares, Inc. ("BancShares") for use at the Annual Meeting of Shareholders of BancShares to be held in Conference Room A, Raleigh Civic Center (Raleigh Convention and Conference Center Complex), 500 Fayetteville Street Mall, Raleigh, North Carolina, at 1 o'clock p.m. on April 28, 1997, or any adjournments thereof. In addition to solicitation by mail, proxies may be solicited personally or by telephone by directors, officers or employees of BancShares and its subsidiary, First-Citizens Bank & Trust Company ("Bank"). Expenses of such proxy solicitation will be paid by BancShares. Persons named in the proxy to represent shareholders at the meeting are: George H. Broadrick, Lewis R. Holding, Frank B. Holding, James B. Hyler, Jr., Frank B. Holding, Jr., Carmen P. Holding, Lewis T. Nunnelee, II, and David L. Ward, Jr. This Proxy Statement is first being mailed to shareholders on March 14, 1997.
     A proxy form that is properly executed and returned, and not revoked, will be voted in accordance with the instructions contained in the proxy. If no instructions are given, the proxy will be voted FOR the slate of 26 nominees named herein for election to the Board of Directors, FOR ratification of the appointment of KPMG Peat Marwick LLP as BancShares' independent public accountants for 1997, and FOR amendment of the Bylaws of BancShares to increase the maximum authorized number of directors from 26 to 30. On such other matters as may properly come before the meeting, the proxy will be voted in accordance with the best judgment of the persons named in the proxy to represent the shareholders. If any nominee is unable to serve, the proxy may be voted for a person designated by the Board of Directors to replace such nominee. A shareholder who executes a proxy has the right to revoke it at any time before it is voted by filing with the Secretary of BancShares either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Annual Meeting and requesting the right to vote in person.
                         RECORD DATE; VOTING SECURITIES
     March 6, 1997, is the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. At the Annual Meeting shareholders will be entitled to cast the number of votes to which they are entitled based on the shares of BancShares' voting securities standing of record in their respective names at the close of business on that date.
     As of March 6, 1997, BancShares' voting securities consisted of 9,637,940 shares of Class A Common Stock, $1 par value per share, each share being entitled to one vote on each matter submitted for voting and on each director to be elected, and 1,758,370 shares of Class B Common Stock, $1 par value per share, each share being entitled to 16 votes on each matter submitted for voting and on each director to be elected.
     In the voting on each proposal described in this Proxy Statement (other than the election of directors) abstentions will have the same effect as votes against the proposal, but broker non-votes will have no effect.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES
     As of March 6, 1997, the shareholders identified in the following table beneficially owned more than 5% of one or both classes of BancShares' voting securities:

                                                                  COMBINED
                            BENEFICIAL OWNERSHIP                  CLASS A AND
                            CLASS A COMMON     CLASS B COMMON     CLASS B COMMON
NAME AND ADDRESS            AND PERCENTAGE     AND PERCENTAGE     PERCENTAGE OF
OF BENEFICIAL OWNER         OF CLASS           OF CLASS           TOTAL VOTES*
Claire Holding Bristow             50,995(1)         100,812(1)         4.41%
Summerville, SC                    (.53%)            (5.73%)
George H. Broadrick             1,265,048(2)         325,916(2)        17.15%
Charlotte, NC                    (13.13%)           (18.54%)
Hope Holding Connell               39,569(3)         109,197(3)         4.73%
Raleigh, NC                        (.41%)            (6.21%)
Elizabeth C. Holding               51,153(4)         100,885(4)         4.41%
Chapel Hill, NC                    (.53%)            (5.74%)
Frank B. Holding                2,567,982(5)         632,021(5)        33.57%
Smithfield, NC                   (26.64%)           (35.94%)
Frank B. Holding, Jr.              55,475(6)         105,943(6)         4.63%
Raleigh, NC                        (.58%)            (6.03%)
Lewis R. Holding                1,195,046(7)         324,094(7)        16.89%
Lyford Cay, Bahamas              (12.40%)           (18.43%)
Olivia B. Holding                  48,656(8)         104,015(8)         4.53%
Raleigh, NC                        (.50%)            (5.92%)

 * This column reflects the aggregate votes attributable to the combined shares of Class A and Class B beneficially owned by each principal shareholder listed above, as a percentage of the aggregate votes that may be cast by the holders of all shares of BancShares' outstanding voting securities.
(1) Claire H. Bristow exercises sole voting and investment power as to 45,995 shares of Class A and 83,562 shares of Class B held individually. She disclaims beneficial ownership as to 16,000 shares of Class B held by her spouse as custodian for their minor children. She exercises shared voting and investment power as to 5,000 shares of Class A and 1,250 shares of Class B held in a trust for her benefit in a nominee name by the Bank's Trust Department. All of such shares also are included in the beneficial ownership shown above for her father, Frank B. Holding, who disclaims beneficial ownership as to such shares.
(2) George H. Broadrick exercises sole voting and investment power as to 55,742 shares of Class A held individually and as to 953,806 shares of Class A and 262,041 shares of Class B held by him as sole trustee of two irrevocable trusts for the benefit of the adult daughters of Lewis R. Holding. He exercises shared voting and investment power as to 245,500 shares of Class A and 61,375 shares of Class B held by him and Carolyn S. Holding as co-trustees of four irrevocable trusts for the benefit of Lewis R. Holding's adult daughters, which shares also are included in the beneficial ownership of Lewis R. Holding. Mr. Broadrick disclaims beneficial ownership as to 10,000 shares of Class A and 2,500 shares of Class B included above and owned by his spouse. Pursuant to a notice of change of control filed with the Federal Reserve Bank of Richmond, Virginia during January 1997, it is anticipated that Mr. Broadrick, as sole trustee of two trusts for the benefit of the daughters of Lewis R. Holding, will exchange certain shares of Class A currently held by the trusts for an equal number of shares of Class B currently held by Lewis R. Holding, resulting in a significant increase in the percentage of Class B shown as beneficially owned by Mr. Broadrick and a significant decrease in the Class B beneficial ownership shown for Mr. Holding. Such share exchange will not take place until after the transaction has been approved by the Federal Reserve Bank of Richmond.
(3) Hope H. Connell exercises sole voting and investment power as to 33,069 shares of Class A and 96,722 shares of Class B held individually. She disclaims beneficial ownership as to 1,600 shares of Class A and 11,250 shares of Class B held by her spouse individually and/or as custodian for their minor sons. She exercises shared voting and investment power as to an additional 4,900 shares of Class A and 1,225 shares of Class B held in a trust for her benefit in a nominee name by the Bank's Trust Department. All of such shares also are included in the beneficial ownership shown above for her father, Frank B. Holding, who disclaims beneficial ownership as to such shares.
                                       2

(4) Elizabeth C. Holding exercises sole voting and investment power as to 46,153 shares of Class A and 99,635 shares of Class B held individually. She exercises shared voting and investment power as to an additional 5,000 shares of Class A and 1,250 shares of Class B held in a trust for her benefit in a nominee name by the Bank's Trust Department. All of such shares also are included in the beneficial ownership shown above for her father, Frank B. Holding, who disclaims beneficial ownership as to such shares.
(5) Frank B. Holding exercises sole voting and investment power as to 1,637,834 shares of Class A held individually. He disclaims beneficial ownership as to 320,396 shares of Class A and 514,677 shares of Class B held by his spouse, adult son and daughters and their spouses, and 24,700 shares of Class A and 6,175 shares of Class B held in a nominee name by the Bank's Trust Department for the benefit of his adult son and daughters, all of which shares are included above. He exercises shared voting and investment power as to an aggregate of 585,052 shares of Class A and 111,169 shares of Class B held by the following corporations and other entities which, for beneficial ownership purposes, are deemed controlled by Mr. Holding: First Citizens Bancorporation of South Carolina, Inc. (167,600 shares of Class A and 45,900 shares of Class B); Fidelity BancShares (N.C.), Inc. (100,000 shares of Class A); Southern BancShares (N.C.), Inc. (24,584 shares of Class A and 22,219 shares of Class B); Southern Bank and Trust Company (46,000 shares of Class A); Goshen, Inc. (54,000 shares of Class A); The Heritage Bank (23,628 shares of Class A); Yadkin Valley Company (18,845 shares of Class A and 1,725 shares of Class B); Yadkin Valley Life Insurance Company (700 shares of Class A and 175 shares of Class B); Twin States Farming, Inc. (6,320 shares of Class A and 1,225 shares of Class B); The Robert P. Holding Foundation, Inc., a charitable foundation of which Mr. Holding is a director (126,896 shares of Class A and 36,525 shares of Class B); and in a nominee name by the Bank's Trust Department (16,479 shares of Class A and 3,400 shares of Class B held in a fiduciary capacity for the benefit of various third parties). Included in Frank B. Holding's beneficial ownership are 262,920 shares of Class A and 41,825 shares of Class B also shown as beneficially owned by his brother, Lewis R. Holding, of which 16,479 shares of Class A and 3,400 shares of Class B also are included in the beneficial ownership of James B. Hyler, Jr. (See "OWNERSHIP OF SECURITIES BY MANAGEMENT"), and 345,096 shares of Class A and 520,852 shares of Class B also are included in the ownership of his adult son and daughters, each of whom is listed individually in the table above.
(6) Frank B. Holding, Jr. exercises sole voting and investment power as to 40,095 shares of Class A and 85,318 shares of Class B held individually and 6,780 shares of Class A and 18,750 shares of Class B held by him as custodian for his minor children. He exercises shared voting and investment power as to an additional 4,900 shares of Class A and 1,225 shares of Class B held in a trust for his benefit in a nominee name by the Bank's Trust Department, and he disclaims beneficial ownership as to 3,700 shares of Class A and 650 shares of Class B included above and held by his spouse. All of such shares also are included in the beneficial ownership shown above for his father, Frank B. Holding, who disclaims beneficial ownership as to such shares.
(7) Lewis R. Holding exercises sole voting and investment power as to 610,935 shares of Class A and 207,706 shares of Class B held individually. He disclaims beneficial ownership as to certain shares included above and held by his spouse individually (48,963 shares of Class A and 12,025 shares of Class B), by his spouse and George H. Broadrick as co-trustees of four irrevocable trusts for the benefit of his adult daughters (245,500 shares of Class A and 61,375 shares of Class B) and by his adult daughters (26,728 shares of Class A and 1,163 shares of Class B). He exercises shared voting and investment power as to an aggregate of 262,920 shares of Class A and 41,825 shares of Class B held by the following corporations and other entities which, for beneficial ownership purposes, are deemed controlled by Mr. Holding: Fidelity BancShares (N.C.), Inc. (100,000 shares of Class A); Yadkin Valley Company (18,845 shares of Class A and 1,725 shares of Class
    B); Yadkin Valley Life Insurance Company (700 shares of Class A and 175 shares of Class B); The Robert P. Holding Foundation, Inc., a charitable foundation of which Mr. Holding is a director (126,896 shares of Class A and 36,525 shares of Class B); and in a nominee name by the Bank's Trust Department (16,479 shares of Class A and 3,400 shares of Class B held in a fiduciary capacity for the benefit of various third parties). Included in Lewis R. Holding's beneficial ownership are 262,920 shares of Class A and 41,825 shares of Class B also shown as beneficially owned by his brother, Frank B. Holding, of which 16,479 shares of Class A and 3,400 shares of Class B also are included in the beneficial ownership of James B. Hyler, Jr. (See "OWNERSHIP OF SECURITIES BY MANAGEMENT").
(8) Olivia B. Holding exercises sole voting and investment power as to 43,756 shares of Class A and 102,790 shares of Class B held individually. She exercises shared voting and investment power as to an additional 4,900 shares of Class A and 1,225 shares of Class B held in a trust for her benefit in a nominee name by the Bank's Trust Department. All of such shares also are included in the beneficial ownership shown above for her father, Frank B. Holding, who disclaims beneficial ownership as to such shares.
                                       3

                     OWNERSHIP OF SECURITIES BY MANAGEMENT
     As of March 6, 1997, the beneficial ownership of BancShares' voting securities by the directors, certain named executive officers, and by all directors and executive officers as a group, of BancShares and the Bank was as follows:

                                                                      COMBINED
                                      BENEFICIAL OWNERSHIP*           CLASS A AND
                                CLASS A COMMON     CLASS B COMMON     CLASS B COMMON
NAME AND ADDRESS                AND PERCENTAGE     AND PERCENTAGE     PERCENTAGE OF
OF BENEFICIAL OWNER                OF CLASS           OF CLASS        TOTAL VOTES**
John M. Alexander, Jr.                1,434   (1)          225   (1)         .01%
Raleigh, NC                          (.01%)             (.01%)
Ted L. Bissett                        7,265   (2)        1,375   (2)         .08%
Spring Hope, NC                      (.08%)             (.08%)
B. Irvin Boyle                          700                175               .01%
Charlotte, NC                        (.01%)             (.01%)
George H. Broadrick               1,265,048   (3)      325,916   (3)       17.15%
Charlotte, NC                      (13.13%)           (18.54%)
H. Max Craig, Jr.                    12,299   (4)        3,550   (4)         .18%
Stanley, NC                          (.13%)             (.20%)
Betty M. Farnsworth                   1,561   (5)          250               .01%
Pilot Mountain, NC                   (.02%)             (.01%)
Lewis M. Fetterman                   12,955   (6)        2,750   (6)         .15%
Clinton, NC                          (.13%)             (.16%)
Carmen P. Holding                   147,929   (7)       31,281   (7)        1.72%
Atlanta, GA                         (1.53%)            (1.78%)
Frank B. Holding                  2,567,982   (8)      632,021   (8)       33.57%
Smithfield, NC                     (26.64%)           (35.94%)
Frank B. Holding, Jr.                55,475   (9)      105,943   (9)        4.63%
Raleigh, NC                          (.58%)            (6.03%)
Lewis R. Holding                  1,195,046   (10)     324,094   (10)      16.89%
Lyford Cay, Bahamas                (12.40%)           (18.43%)
Charles B. C. Holt                    2,570   (11)         -0-               .01%
Fayetteville, NC                     (.03%)
Edwin A. Hubbard                     14,578   (12)         -0-               .04%
Sanford, NC                          (.15%)
James B. Hyler, Jr.                  21,845   (13)       3,500   (13)        .21%
Raleigh, NC                          (.23%)             (.20%)
Gale D. Johnson                         481                 50               .01%
Dunn, NC                             (.01%)             (.01%)
Freeman R. Jones                      4,100                250               .02%
Midland, NC                          (.04%)             (.01%)
Lucius S. Jones                       1,000                -0-               .01%
Wendell, NC                          (.01%)
I. B. Julian                         12,000              3,500               .18%
Fayetteville, NC                     (.12%)             (.20%)
Joseph T. Maloney, Jr.               22,452              5,400               .29%
Fayetteville, NC                     (.23%)             (.31%)
J. Claude Mayo, Jr.                   1,000                -0-               .01%
Rocky Mount, NC                      (.01%)
William McKay                         1,072   (14)         -0-               .01%
Flat Rock, NC                        (.01%)
Brent D. Nash                        12,373   (15)         -0-               .03%
Tarboro, NC                          (.13%)
Lewis T. Nunnelee, II                   600                450               .02%
Wilmington, NC                       (.01%)             (.03%)

                                       4

                                                                      COMBINED
                                      BENEFICIAL OWNERSHIP*           CLASS A AND
                                CLASS A COMMON     CLASS B COMMON     CLASS B COMMON
NAME AND ADDRESS                AND PERCENTAGE     AND PERCENTAGE     PERCENTAGE OF
OF BENEFICIAL OWNER             OF CLASS              OF CLASS        TOTAL VOTES**
James M. Parker                         842                -0-               .01%
Raleigh, NC                          (.01%)
Talbert O. Shaw                         119                -0-               .01%
Raleigh, NC                          (.01%)
R. C. Soles, Jr.                     15,138                -0-               .04%
Tabor City, NC                       (.16%)
David L. Ward, Jr.                   27,100   (16)       8,638   (16)        .44%
New Bern, NC                         (.28%)             (.49%)
All directors and executive       4,685,501   (17)   1,209,094   (17)      63.62%(17)
officers as a group (37            (48.62%)           (68.76%)
persons)

   * Except as otherwise stated in the footnotes following this table, shares shown as beneficially owned, to the best of BancShares' management's knowledge, are owned individually by the persons named and such persons exercise sole voting and investment power with respect to those shares.
 ** This column reflects the aggregate votes attributable to the combined shares of Class A and Class B beneficially owned by each director and executive officer, and by the group, as a percentage of the aggregate votes that may be cast by the holders of all shares of BancShares' outstanding voting securities.
 (1) John M. Alexander, Jr. exercises sole voting and investment power as to 534 shares of Class A held individually. He exercises shared voting and investment power as to 900 shares of Class A and 225 shares of Class B held of record by Raleigh Tractor & Truck Company, of which he is President.
 (2) Ted L. Bissett exercises sole voting and investment power as to 5,581 shares of Class A and 1,075 shares of Class B held individually. He exercises shared voting and investment power as to 1,684 shares of Class A and 300 shares of Class B held by his children.
 (3) For an explanation of the nature of the beneficial ownership of George H. Broadrick, see "PRINCIPAL HOLDERS OF VOTING SECURITIES," footnote (2).
 (4) H. Max Craig, Jr. exercises sole voting and investment power as to 699 shares of Class A and 400 shares of Class B held individually. He exercises shared voting and investment power as to 11,600 shares of Class A and 3,150 shares of Class B held by Gaston County Dyeing Machine Company, of which he is President and Chairman of the Board.
 (5) Betty M. Farnsworth exercises sole voting and investment power as to 1,461 shares of Class A and 250 shares of Class B held individually. She disclaims beneficial ownership as to 100 shares of Class A held by an adult son.
 (6) Lewis M. Fetterman exercises sole voting and investment power as to 10,146 shares of Class A and 2,200 shares of Class B held individually. He disclaims beneficial ownership as to 2,849 shares of Class A and 550 shares of Class B included above and held in trust for his spouse.
 (7) Carmen P. Holding exercises sole voting and investment power as to 25,129 shares of Class A and 581 shares of Class B held individually. An additional 122,800 shares of Class A and 30,700 shares of Class B are held in various family trusts for her benefit, as to which shares she has shared voting and investment power, which shares also are included in the beneficial ownership shown above for George H. Broadrick and Lewis R. Holding.
 (8) For an explanation of the nature of the beneficial ownership of Frank B. Holding, see "PRINCIPAL HOLDERS OF VOTING SECURITIES," footnote (5).
 (9) For an explanation of the nature of the beneficial ownership of Frank B. Holding, Jr., see "PRINCIPAL HOLDERS OF VOTING SECURITIES," footnote (6).
(10) For an explanation of the nature of the beneficial ownership of Lewis R. Holding, see "PRINCIPAL HOLDERS OF VOTING SECURITIES," footnote (7).
(11) Charles B. C. Holt exercises sole voting and investment power as to 1,966 shares of Class A held individually. He exercises shared voting and investment power as to 139 shares of Class A held by him as Trustee of the Holt Oil Company, Inc. Retirement Plan, and disclaims beneficial ownership as to 465 shares of Class A held by his spouse.
                                       5

(12) Edwin A. Hubbard exercises sole voting and investment power as to 8,251 shares of Class A held individually. He disclaims beneficial ownership as to 6,327 shares of Class A held by his spouse.
(13) James B. Hyler, Jr. exercises sole voting and investment power as to 5,366 shares of Class A and 100 shares of Class B held individually. He exercises shared voting and investment power as to certain shares held in a nominee name by the Trust Department of the Bank, which shares, for beneficial ownership purposes, are deemed controlled by Mr. Hyler (16,479 shares of Class A and 3,400 shares of Class B held in a fiduciary capacity for the benefit of various third parties); such shares also are included in the beneficial ownership shown above for Lewis R. Holding and Frank B. Holding.
(14) William McKay exercises sole voting and investment power as to 928 shares of Class A held individually and shared voting and investment power as to 144 shares of Class A held jointly with his spouse.
(15) Brent D. Nash exercises sole voting and investment power as to 5,645 shares of Class A held individually and disclaims beneficial ownership as to 5,642 shares of Class A owned by his spouse and 1,086 shares of Class A owned by his daughter.
(16) David L. Ward, Jr. exercises sole voting and investment power as to 24,100 shares of Class A and 7,513 shares of Class B held individually. He exercises shared voting and investment power as to 1,000 shares of Class A and 250 shares of Class B held by him and J. Troy Smith, Jr. as Co-Trustees of the Ward and Smith, P.A. Profit-Sharing Trust. He disclaims beneficial ownership as to 3,500 shares of Class A and 875 shares of Class B owned by his spouse.
(17) Certain numbers of shares included in the beneficial ownership of George H. Broadrick, Carmen P. Holding, Frank B. Holding, Frank B. Holding, Jr., Lewis R. Holding, and James B. Hyler, Jr. are reflected separately in the beneficial ownership of each of such individuals, but are included only once in the beneficial ownership shown for the group.
                    REQUIRED REPORTS OF BENEFICIAL OWNERSHIP
     BancShares' directors and executive officers are required to file certain reports with the Securities and Exchange Commission regarding the amount of and changes in their beneficial ownership of BancShares' Class A and Class B common stock. Based on its review of copies of those reports, BancShares' proxy materials are required to disclose failures to report shares beneficially owned or changes in such beneficial ownership or to timely file required reports. It has come to BancShares' attention that James B. Hyler, Jr. (two reports) and James M. Parker (one report) inadvertently filed untimely reports of changes in their beneficial ownership of BancShares' stock. However, each of the required reports was filed prior to the end of 1996.
                       PROPOSAL 1: ELECTION OF DIRECTORS
     BancShares' Bylaws currently provide for not less than five nor more than 26 directors. Within those limits, the Board of Directors has the authority to establish the number of directors to be elected each year and has set the number of directors at 26 for election at the Annual Meeting. No more than 26 directors may be elected at this meeting and the 26 nominees receiving the highest numbers of votes will be deemed to have been elected.
     The persons named below have been nominated by the Board of Directors for election as directors of BancShares. Each nominee currently serves as a director of BancShares and has been nominated to be reelected for a term of one year or until resignation, retirement, death, or until his or her respective successor has been duly elected and qualified:

                                                        YEAR          PRINCIPAL OCCUPATION AND
                               POSITIONS WITH           FIRST         BUSINESS EXPERIENCE FOR
NAME AND AGE                   BANCSHARES AND BANK      ELECTED (1)   PAST FIVE YEARS
John M. Alexander, Jr.(2)      Director                    1990       President, General Manager and Chief
  47                                                                    Operating Officer, Cardinal
                                                                        International Trucks, Inc. (truck
                                                                        dealer)
Ted L. Bissett                 Director                    1970       President, F.D. Bissett & Son, Inc. (farm
  60                                                                    supplies)

                                       6

                                                        YEAR          PRINCIPAL OCCUPATION AND
                               POSITIONS WITH           FIRST         BUSINESS EXPERIENCE FOR
NAME AND AGE                   BANCSHARES AND BANK      ELECTED (1)   PAST FIVE YEARS
B. Irvin Boyle                 Director                    1980       Attorney, of Counsel to Johnston, Taylor,
  85                                                                    Allison & Hord; former Senior Partner
                                                                        of Boyle & Alexander (attorneys)
George H. Broadrick(2)         Director; Chairman of       1975       Retired President and Consultant,
  74                             Executive                              First-Citizens Bank & Trust Company and
                                 Committee;                             First Citizens BancShares, Inc.
                                 Consultant
H. Max Craig, Jr.(2)           Director                    1981       President, CEO and Chairman of the Board,
  66                                                                    Gaston County Dyeing Machine Company
                                                                        (textile machinery manufacturing)
Betty M. Farnsworth            Director                    1985       Homemaker and former Director, Farmers
  70                                                                    Bank, Pilot Mountain, NC
Lewis M. Fetterman             Director                    1980       President and Owner, LMF Consulting &
  75                                                                    Marketing Co.; Assistant to President,
                                                                        Heartland Pork Enterprises, Inc.;
                                                                        Director, Lundy Packing Co.; former
                                                                        Chief Executive Officer, Fetterman
                                                                        Farms, Ltd. (agribusiness)
Carmen P. Holding(2)(3)        Director                    1996       Director, First-Citizens Bank and Trust
  28                                                                    Company of South Carolina and First
                                                                        Citizens Bancorporation of South
                                                                        Carolina, Inc.; former Office Manager,
                                                                        Interweb, Inc. (web site designer and
                                                                        provider); prior to that, showroom
                                                                        salesperson, Scalamandre, Inc.
                                                                        (decorative fabrics manufacturer and
                                                                        wholesaler)
Frank B. Holding(2)(3)         Executive Vice              1962       Executive Vice Chairman of the Board,
  68                             Chairman of the                        First-Citizens Bank & Trust Company and
                                 Board                                  First Citizens BancShares, Inc.; Vice
                                                                        Chairman of the Board, First-Citizens
                                                                        Bank and Trust Company of South
                                                                        Carolina and First Citizens
                                                                        Bancorporation of South Carolina, Inc.
Frank B. Holding, Jr.(2)(3)    President and               1993       President, First Citizens BancShares,
  35                             Director                               Inc. and First-Citizens Bank & Trust
                                                                        Company; Director, Exchange Bank of
                                                                        Kingstree, SC
Lewis R. Holding(3)            Chairman of the Board       1957       Chairman of the Board, First-Citizens
  69                                                                    Bank & Trust Company and First Citizens
                                                                        BancShares, Inc.
Charles B. C. Holt             Director                    1995       Secretary/Treasurer (former President),
  64                                                                    Holt Oil Company, Inc. (wholesale
                                                                        petroleum products distributor); former
                                                                        Chairman of the Board, State Bank,
                                                                        Fayetteville, NC
Edwin A. Hubbard               Director                    1996       Retired; former Chairman of the Board,
  78                                                                    Stroud-Hubbard Company, Inc. (retail
                                                                        shoe company); former Chairman of the
                                                                        Board, Allied Bank Capital, Inc. and
                                                                        Summit Savings Bank, Inc., SSB,
                                                                        Sanford, NC

                                       7

                                                        YEAR          PRINCIPAL OCCUPATION AND
                               POSITIONS WITH           FIRST         BUSINESS EXPERIENCE FOR
NAME AND AGE                   BANCSHARES AND BANK      ELECTED (1)   PAST FIVE YEARS
James B. Hyler, Jr.            Vice Chairman of the        1988       Vice Chairman of the Board and Chief
  49                             Board                                  Operating Officer, First-Citizens Bank
                                                                        & Trust Company and First Citizens
                                                                        BancShares, Inc.
Gale D. Johnson, M.D.          Director                    1974       Retired Surgeon; Director, Health
  77                                                                    Affairs, Campbell University
Freeman R. Jones               Director; Chairman of       1974       Retired; President, EFC Corporation (real
  70                             Salary Committee                       estate investment)
Lucius S. Jones                Director                    1994       President and Owner, United Realty &
  54                                                                    Construction Company, Inc. (residential
                                                                        construction, sales and development);
                                                                        former Vice Chairman of the Board,
                                                                        Pioneer Bancorp, Inc. and Pioneer
                                                                        Savings Bank, Inc., Rocky Mount, NC
I. B. Julian                   Director                    1977       Retired Executive, First-Citizens Bank &
  89                                                                    Trust Company
Joseph T. Maloney, Jr.         Director                    1976       Private Investor
  67
J. Claude Mayo, Jr.            Director                    1994       Retired; former Owner, Mayo Insurance
  69                                                                    Agency; former Chairman of the Board,
                                                                        Pioneer Bancorp, Inc. and Pioneer
                                                                        Savings Bank, Inc., Rocky Mount, NC
William McKay                  Director                    1991       Retired; former President and CEO, First
  71                                                                    Federal Savings Bank, Hendersonville,
                                                                        NC
Brent D. Nash                  Director                    1995       Senior Vice President, First-Citizens
  61                                                                    Bank & Trust Company; former President
                                                                        and CEO, Edgecombe Homestead Savings
                                                                        Bank, Inc., SSB, Tarboro, NC
Lewis T. Nunnelee, II          Director                    1979       Chairman of the Board, Coastal Beverage
  71                                                                    Company, Inc. (wholesale beer
                                                                        distributor)
Talbert O. Shaw, Ph.D.         Director                    1993       President, Shaw University (educator)
  69
R. C. Soles, Jr.               Director                    1995       Attorney and Senior Partner, Soles,
  62                                                                    Phipps, Ray, Prince & Williford
                                                                        (attorneys); Senator, North Carolina
                                                                        Senate; former Chairman of the Board,
                                                                        First Investors Savings Bank, Inc.,
                                                                        SSB, Whiteville, NC
David L. Ward, Jr.(2)(4)       Director; Chairman of       1971       Senior Attorney and President, Ward and
  61                             Audit Committee                        Smith, P.A. (attorneys)

(1) The term "Year First Elected" refers to the year in which a director first took office as a director of BancShares or its predecessor, First Citizens Corporation, or, if elected prior to the formation of First Citizens Corporation in 1982, of the Bank.
(2) The following directors of BancShares also serve as directors of other publicly held companies or their subsidiaries, as follows: John M. Alexander, Jr. serves as a director of North Carolina Railroad Company, Raleigh, N.C.; George H. Broadrick, Carmen P. Holding, and Frank B. Holding serve as directors of First Citizens Bancorporation of South
                                       8

    Carolina, Inc., Columbia, S.C.; H. Max Craig, Jr. serves as a director of Public Service Company of North Carolina, Inc., Gastonia, N.C.; Frank B. Holding serves as a director of Southern BancShares (N.C.), Inc., Mount Olive, N.C.; and Frank B. Holding, Jr. serves as a director of North Carolina Natural Gas Corporation, Fayetteville, N.C.
(3) Lewis R. Holding and Frank B. Holding are brothers. Carmen P. Holding is the daughter of Lewis R. Holding and the niece of Frank B. Holding. Frank B. Holding, Jr. is the son of Frank B. Holding and the nephew of Lewis R. Holding. Frank B. Holding, Jr. and Carmen P. Holding are first cousins.
(4) The law firm of Ward and Smith, P.A., New Bern, N.C., of which David L. Ward, Jr. is Senior Attorney and President, served as General Counsel for BancShares and the Bank during 1996, which relationship is expected to continue through 1997. BancShares and the Bank paid $2,411,248 in legal fees to Ward and Smith, P.A. during 1996.
                        DIRECTORS' FEES AND COMPENSATION
     For their services as directors, each member of the Board of Directors (except Messrs. L. Holding, F. Holding, J. Hyler, Jr., F. Holding, Jr. and E. Hubbard) receives an annual retainer of $10,000, plus $500 for attendance at each meeting of the Board and $500 for attendance at each meeting of a committee that is held on a day other than in conjunction with a meeting of the Board.
     In addition to, or in lieu of, such director's fees, certain BancShares' directors receive other compensation from BancShares or the Bank, as follows:
     William McKay receives compensation in addition to the regular director's fees described above pursuant to various arrangements related to the Bank's 1991 acquisition of First Federal Savings Bank, Hendersonville, N.C. ("First Federal"), of which Mr. McKay served as a director and President. At the time of the acquisition, Mr. McKay (as well as certain other directors of First Federal) was a party to two agreements (entered into during 1985 and 1987) with First Federal providing for retirement benefits. Pursuant to the 1985 agreement, Mr. McKay deferred $300 per month of his directors' fees paid by First Federal for a period of five years and became entitled to a monthly retirement benefit of $1,249 for a period of ten years, commencing during 1990. Pursuant to the 1987 agreement, Mr. McKay began receiving a monthly retirement benefit of $835 during August 1992, which benefits will continue for a period of ten years. The Bank assumed First Federal's obligations for these payments as part of the acquisition.
     Brent D. Nash receives compensation in addition to the regular director's fees described above pursuant to various arrangements related to the 1994 merger of Edgecombe Homestead Savings Bank, Inc., SSB, Tarboro, N.C. ("Edgecombe") into the Bank. The merger was effected pursuant to an agreement providing that Mr. Nash, the former President, Chief Executive Officer and a director of Edgecombe, would be appointed to the Board of Directors of BancShares. Pursuant to the written agreement pertaining to the merger, as of the effective date of the merger the Bank and Mr. Nash also entered into an employment agreement providing for his employment as a Senior Vice President in the Bank's Tarboro office at a salary of $113,000 per year. The employment agreement also includes various noncompetition and nonsolicitation covenants by Mr. Nash, provides normal employee benefits and has a term continuing to January 12, 2001, when Mr. Nash will reach age 65. Following that date, Mr. Nash will begin receiving retirement benefits pursuant to the Bank's Pension Plan. In addition, he will receive retirement payments pursuant to an agreement with Edgecombe, whereby he deferred his director's fees of $300 per month over a five year period in return for payments of $1,300 per month for a period of 120 months after age 65. The Bank assumed Edgecombe's responsibilities for such retirement payments as part of the merger.
     R. C. Soles, Jr. became a director of BancShares and the Bank in connection with the 1995 merger of First Investors Savings Bank, Inc., SSB, Whiteville, N.C. ("First Investors") into the Bank. Mr. Soles served as Chairman of the Board of First Investors prior to the merger. The written agreement pertaining to the merger provided that Mr. Soles would be appointed to the Board of Directors of BancShares and that the former directors of First Investors, including Mr. Soles, would become local advisory directors for the Bank and receive for such services a fee of $835 per quarter until February 23, 2000. Mr. Soles receives such fees for serving as a local advisory director in addition to the normal director's fees described above.
     Charles B. C. Holt became a director of BancShares and the Bank in connection with the 1995 merger of State Bank, Fayetteville, N.C. ("State Bank") into the Bank. Mr. Holt served as Chairman of the Board of State Bank prior to the merger. The written agreement pertaining to the merger provided that Mr. Holt would be appointed to the Board of Directors of BancShares and that the former directors of State Bank, including Mr. Holt, would become local advisory
                                       9
directors for the Bank and receive for such services a monthly fee of $250 until March 2, 1998. Mr. Holt receives such fees for serving as a local advisory director in addition to the normal director's fees described above.
     Edwin A. Hubbard receives special compensation, in lieu of the standard BancShares' director's fees described above, pursuant to an arrangement related to BancShares' February 14, 1996 acquisition of Allied Bank Capital, Inc., Sanford, N.C. ("Allied"). Mr. Hubbard served as Chairman of the Board of Allied. Pursuant to the Allied acquisition agreement, Mr. Hubbard was selected by BancShares to serve as a member of the Boards of BancShares and the Bank and receives a monthly fee of $3,250 (which is equal to the directors' fees previously paid by Allied) until the end of his fourth elected term as a director of BancShares. Also, Mr. Hubbard (as well as certain other directors of Allied) was a participant in Allied's Independent Directors' Retirement Plan, which provides for monthly retirement benefits. Pursuant to the Plan, Mr. Hubbard will receive $1,200 per month for a period of ten years following BancShares' acquisition of Allied. The Bank assumed Allied's obligations for these retirement payments as part of the merger.
     George H. Broadrick, since his retirement as President of the Bank in 1987, has received additional compensation of $50 per hour, plus expenses, for services rendered pursuant to a consulting agreement with the Bank. In addition, Mr. Broadrick receives benefits under the Bank's Pension Plan and (for a period of 10 years following his retirement) payments of $4,778 per month pursuant to a separate agreement with the Bank under which he has agreed to provide the Bank with certain consultation services and that he will not "compete" (as defined in the agreement) against the Bank during the period following his retirement.
     Betty M. Farnsworth, Lucius S. Jones, I. B. Julian, Joseph T. Maloney, J. Claude Mayo, and Lewis T. Nunnelee, II, also serve on the local advisory boards of the Bank in their respective communities, and each receives quarterly fees of $125 for attendance at advisory board meetings in addition to the fees described above for their services as members of the Boards of Directors of BancShares and the Bank.
               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
     The Board of Directors of BancShares held four meetings in 1996. All directors attended at least 75% of the aggregate number of meetings of BancShares' Board of Directors and any committees on which they served during their terms.
     BancShares' Board of Directors and the Bank's Board of Directors have the same members. The Boards of Directors have several standing committees, including a Salary Committee and an Audit Committee. BancShares' Board of Directors does not have a standing nominating committee or any other committee performing an equivalent function.
     The Audit Committee of BancShares and the Bank consists of David L. Ward, Jr. -- Chairman, John M. Alexander, Jr., H. Max Craig, Jr., Betty M. Farnsworth, and J. Claude Mayo, Jr. The Audit Committee oversees the establishment of the scope and detail of the continuous audit program conducted by the Bank's internal audit staff. The General Auditor of the Bank reports directly to the Audit Committee and, at least quarterly, the Committee reviews reports on the work of the internal audit staff, the Corporate Finance Department and the Commercial Credit Administration Department. Subject to the approval of BancShares' Board of Directors and ratification by the shareholders, the Audit Committee engages a qualified firm of independent certified public accountants to conduct an annual audit of BancShares' consolidated financial statements. It receives written reports, supplemented by such oral reports as it deems necessary, from such firm and reviews non-audit services proposed by management to be provided by the accounting firm. During 1996, the Audit Committee held four meetings.
     The members of the Salary Committee of the Bank's Board of Directors are listed below. The Salary Committee provides overall guidance for the officer compensation programs, including salaries and other forms of compensation. At least annually, the Salary Committee reviews the officer compensation programs, including salary, pension and such other employee benefit matters as it deems appropriate. In conjunction with management, it makes recommendations to the entire Board of Directors with regard to proposed salaries and other forms of compensation, which recommendations are subject to approval by the Board. During 1996, the Salary Committee held one meeting.
          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The current members of the Salary Committee are Freeman R.
Jones -- Chairman, Lewis M. Fetterman and Lewis T. Nunnelee, II. After receipt of the recommendations of the Salary Committee, the Board of Directors makes all final decisions regarding executive compensation matters. Members of the Board of Directors who are executive officers abstain from participation in both the discussion of and the voting on such matters.
                                       10

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The Bank's goal is to provide an executive compensation program that will enable it to attract and retain qualified and motivated individuals as executive officers. Currently, the Bank's executive compensation program includes: (a) base salary, and (b) contributions to the individual accounts of all participating employees (including executive officers) under the Bank's Section 401(k) salary deferral plan. In addition, the Bank provides other employee benefit and welfare plans customary for companies of its size.
     Effective as of January 1996, the Salary Committee made recommendations to the Board of Directors (and the Board of Directors made final decisions) regarding the amounts of the 1996 salaries of Lewis R. Holding, Frank B. Holding, James B. Hyler, Jr., and Frank B. Holding, Jr., and the maximum aggregate amount for 1996 merit increases in the salaries of the Bank's other officers and employees. With respect to Messrs. L. Holding, F. Holding, J. Hyler, and F. Holding, Jr., the Committee's recommendations were based on its evaluation of their individual levels of responsibility and performance and, in the case of Mr. L. Holding in particular, his current leadership and direction and his historical importance in the development and growth of both the Bank and BancShares. With respect to the salaries of other executive officers, the Vice Chairman, with the consent of the Chairman, was directed by the Board of Directors to set 1996 salaries on an individual merit basis. In connection with the Bank's normal annual performance review system, the performance of each such other executive officer is graded by the person to whom that officer reports. Based on the results of each individual officer's performance appraisal, for 1996 the officer could be awarded an annual merit increase of up to 8% of 1995 base salary. However, the performance review process and, thus, the setting of salaries largely are subjective and, except as described above, there are no specific formulae, objective criteria or other such mechanism by which adjustments to the salary of each executive officer (including Messrs. L. Holding, F. Holding, J. Hyler and F. Holding, Jr.) are tied empirically to his individual performance or to BancShares' financial performance. The amounts of contributions to the separate accounts of executive officers under the Bank's 401(k) salary deferral plan were determined solely by the terms of that plan.
     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of annual compensation in excess of $1,000,000 paid to certain executive officers of public corporations. As none of BancShares' executive officers receive annual compensation approaching that amount, BancShares' Board of Directors has not yet adopted a policy with respect to Section 162(m).
                                              Salary Committee:
                                              FREEMAN R. JONES
                                              LEWIS M. FETTERMAN
                                              LEWIS T. NUNNELEE, II
                                       11

                               EXECUTIVE OFFICERS
     The following individuals have been designated by the Boards of Directors of BancShares and the Bank as "executive officers." All executive officers serve at the pleasure of the Board of Directors and each has served for the past five years in the capacities indicated, with the exceptions noted below:

NAME                              AGE   POSITION
Lewis R. Holding                  69    Chairman of the Board of BancShares and Bank (Chief Executive Officer)
Frank B. Holding                  68    Executive Vice Chairman of the Board of BancShares and Bank; formerly Vice
                                        Chairman
James B. Hyler, Jr.               49    Vice Chairman of the Board of BancShares and Bank (Chief Operating Officer);
                                        formerly President
Frank B. Holding, Jr.             35    President of BancShares and Bank (Chief Administrative Officer); formerly
                                        Area Vice President and Regional Vice President of Bank
Kenneth A. Black                  44    Vice President and Treasurer of BancShares; Group Vice President and
                                        Treasurer of Bank (Chief Financial Officer)
Alexander G. MacFadyen, Jr.       55    Secretary of BancShares; Group Vice President and Secretary of Bank
Wayne D. Duncan                   55    Executive Vice President of Bank (Retail Lending)
John R. Francis, Jr.              43    Executive Vice President of Bank (Virginia and West Virginia Regional
                                        Executive); formerly President, Community Bank Group, First Union National
                                        Bank, Roanoke, VA (successor by merger to Dominion Bank, Roanoke, VA, of which he served as Vice President, Blue Ridge Group)
William C. Orr                    54    Executive Vice President of Bank (Commercial Credit Administration)
James M. Parker                   54    Executive Vice President of Bank (Eastern Regional Executive)
Edward L. Willingham, IV          42    Executive Vice President of Bank (Central Regional Executive); formerly
                                        Regional Vice President of Bank
J. Allen Woodward                 46    Executive Vice President of Bank (Western Regional Executive); formerly Vice
                                        President and Area Executive, First Union National Bank of North Carolina,
                                        Durham, NC
William J. Cathcart               57    Group Vice President of Bank (Trust Department)
Joseph A. Cooper, Jr.             43    Group Vice President and Chief Information Officer of Bank; formerly
                                        Associate Partner, Andersen Consulting, Dallas, Texas, and Chief Technology
                                        Officer, NationsBank of NC, Charlotte, NC
Richard H. Lane                   52    Senior Vice President of Bank (General Auditor)

                             EXECUTIVE COMPENSATION
     The following table shows, for the years ending December 31, 1996, 1995, and 1994, the cash and certain other compensation paid to or received or deferred by each of the five named executive officers of BancShares and the Bank.
                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM COMPENSATION
                                                           ANNUAL COMPENSATION                      AWARDS              PAYOUTS
                                                                              OTHER         RESTRICTED
NAME AND                                                                      ANNUAL          STOCK        OPTIONS/      LTIP
PRINCIPAL                                          SALARY       BONUS      COMPENSATION       AWARDS         SARS       PAYOUTS
POSITION (1)                             YEAR     ($)(2)(3)     ($)(4)         ($)             ($)           (#)          ($)
Lewis R. Holding                         1996       570,979      -0-             -0-             -0-         -0-           -0-
  Chairman of the Board                  1995       528,971      -0-             -0-             -0-         -0-           -0-
                                         1994       504,247     29,669           -0-             -0-         -0-           -0-
Frank B. Holding                         1996       571,086      -0-             -0-             -0-         -0-           -0-
  Executive Vice Chairman                1995       528,971      -0-             -0-             -0-         -0-           -0-
  of the Board                           1994       504,247     29,669           -0-             -0-         -0-           -0-
James B. Hyler, Jr.                      1996       422,329      -0-             -0-             -0-         -0-           -0-
  Vice Chairman of the Board             1995       384,204      -0-             -0-             -0-         -0-           -0-
  and Chief Operating Officer            1994       365,474     21,546           -0-             -0-        1,197          -0-
Frank B. Holding, Jr.                    1996       250,552      -0-             -0-             -0-         -0-           -0-
  President and Chief                    1995       230,125      -0-             -0-             -0-         -0-           -0-
  Administrative Officer                 1994       210,333     12,900           -0-             -0-         -0-           -0-
James M. Parker,                         1996       199,371      -0-             -0-             -0-         -0-           -0-
  Executive Vice President of the        1995       179,856      -0-             -0-             -0-         -0-           -0-
  Bank and Eastern Regional Executive    1994       169,014      9,922           -0-             -0-         551           -0-

                                           ALL
NAME AND                                  OTHER
PRINCIPAL                              COMPENSATION
POSITION (1)                              ($)(5)
Lewis R. Holding                           9,500
  Chairman of the Board                    9,240
                                           9,240
Frank B. Holding                           9,500
  Executive Vice Chairman                  9,240
  of the Board                             9,240
James B. Hyler, Jr.                        9,500
  Vice Chairman of the Board               9,240
  and Chief Operating Officer              9,240
Frank B. Holding, Jr.                      8,312
  President and Chief                      7,406
  Administrative Officer                   5,214
James M. Parker,                           6,108
  Executive Vice President of the          5,940
  Bank and Eastern Regional Executive      5,940

(1) Positions listed are the named executive officers' current positions with BancShares and the Bank. See "Executive Officers" above for a listing of each individual's previous positions.
(2) Includes amounts deferred at the election of each named executive officer pursuant to the Bank's Section 401(k) salary deferral plan.
(3) Of the salary shown above as paid to Frank B. Holding during 1996, 1995, and 1994, the Bank was reimbursed certain amounts by two of its affiliates as follows: First-Citizens Bank and Trust Company of South Carolina -- $90,525, $86,214, and $82,109, respectively; and Southern Bank and Trust
    Company -- $72,231, $68,791, and $65,512, respectively. These payments were made pursuant to agreements between the Bank and its affiliates whereby Mr. Holding provides certain management services to the affiliates in return for their reimbursement to the Bank of a portion of his salary.
(4) Consists entirely of awards paid under BancShares' annual cash incentive plan, which was discontinued by the Board of Directors in January 1996.
(5) Consists entirely of the Bank's matching contributions on behalf of each named executive officer under the Bank's Section 401(k) salary deferral plan.
                          EMPLOYEE STOCK PURCHASE PLAN
     During 1994 options to purchase shares of BancShares Class A Common Stock were granted to substantially all employees of BancShares and its subsidiaries pursuant to the 1994 Employee Stock Purchase Plan (the "1994 Stock Plan"), which was approved by shareholders at the 1994 Annual Meeting. No additional options have been granted since 1994, and all options remaining unexercised as of June 15, 1996, expired on that date.
                                       13

     The following table contains information with respect to the exercise of stock options during 1996:
                      AGGREGATED OPTION EXERCISES IN 1996
                      AND DECEMBER 31, 1996 OPTION VALUES

                                                                                                          VALUE OF
                                                                                                         UNEXERCISED
                                                                                                         IN-THE-MONEY
                                                                            NUMBER OF UNEXERCISED        OPTIONS
                                                SHARES                            OPTIONS AT             AT DECEMBER
                                               ACQUIRED       VALUE           DECEMBER 31, 1996           31, 1996
                                              ON EXERCISE    REALIZED                (#)                     ($)
NAME                                              (#)         ($)(1)     EXERCISABLE    UNEXERCISABLE    EXERCISABLE
Lewis R. Holding (2)                            -0-          $ -0-         -0-             -0-              $ -0-
Frank B. Holding (2)                            -0-            -0-         -0-             -0-                -0-
James B. Hyler, Jr.                             561           12,437       -0-             -0-                -0-
Frank B. Holding, Jr. (2)                       -0-            -0-         -0-             -0-                -0-
James M. Parker                                 551           13,869       -0-             -0-                -0-

NAME                                         UNEXERCISABLE
Lewis R. Holding (2)                             $ -0-
Frank B. Holding (2)                               -0-
James B. Hyler, Jr.                                -0-
Frank B. Holding, Jr. (2)                          -0-
James M. Parker                                    -0-

(1) Represents the aggregate fair market value of shares acquired on the dates options were exercised, minus the aggregate exercise or purchase price paid for those shares (at $37.83 per share).
(2) Under the terms of the 1994 Stock Plan, Messrs. L. Holding, F. Holding and
    F. Holding, Jr. were excluded from participation and were not granted any options.
                PENSION PLAN AND OTHER POST-RETIREMENT BENEFITS
     The following table shows the estimated benefits payable to a covered participant at normal retirement age under the Bank's qualified defined benefit pension plan (the "Pension Plan") based on various specified numbers of years of service and various levels of covered compensation.

   FINAL
  AVERAGE                                           YEARS OF SERVICE
COMPENSATION     10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS     40 YEARS
  $100,000       $ 16,708     $ 25,061     $ 33,415     $ 41,769     $ 50,123     $ 58,476     $ 64,476
   125,000         21,333       31,999       42,665       53,331       63,998       74,664       82,164
   150,000         25,958       38,936       52,915       64,894       77,873       90,851       99,851
   175,000         30,583       45,874       61,165       76,456       91,748      107,039      117,539
   200,000         35,208       52,811       70,415       88,019      105,623      120,000      120,000
   225,000         38,764       58,146       77,528       96,910      116,292      120,000      120,000
   250,000         38,764       58,146       77,528       96,910      116,292      120,000      120,000
   300,000         38,764       58,146       77,528       96,910      116,292      120,000      120,000
   400,000         38,764       58,146       77,528       96,910      116,292      120,000      120,000
   450,000         38,764       58,146       77,528       96,910      116,292      120,000      120,000
   500,000         38,764       58,146       77,528       96,910      116,292      120,000      120,000
   550,000         38,764       58,146       77,528       96,910      116,292      120,000      120,000

     Benefits shown in the table are computed as straight life annuities beginning at age 65 and are not subject to a deduction for Social Security benefits or any other offset amount. A participant's compensation covered by the Pension Plan includes base salary (including amounts deferred pursuant to the Bank's Section 401(k) salary deferral plan) and bonuses, and the participant's benefits are based on his "final average compensation" which is the participant's highest average annual covered compensation for any five consecutive years during his last ten complete calendar years as a plan participant. However, under current tax laws, $150,000 is the maximum amount of compensation for 1996 that can be included for purposes of calculating a participant's "final average compensation". The estimated years of service and "final average compensation", respectively, as of January 1, 1997, for each of the named executive officers are as follows: Mr. L. Holding -- 43 years and $237,904; Mr. F. Holding -- 40 years and $237,372; Mr. Hyler -- 17 years and $216,942; Mr. F. Holding, Jr. -- 13 years and $128,212; Mr. Parker -- 30 years and $154,146. During 1996, the maximum annual benefit permitted by tax laws for a retiring participant was $120,000 and the maximum eligible final average compensation was $219,224.
     In addition to benefits under the Pension Plan, each of certain senior officers of BancShares and the Bank is party to a separate agreement with the Bank under which the Bank has agreed to pay a specified monthly amount to the officer for
                                       14
a period of ten years following his retirement at age 65 (or at such other age as is agreed upon between the Bank and the officer). In return for such payments, each officer has agreed that he will provide certain limited consultation services to, and will not "compete" (as defined in the agreement) against, the Bank during the period following his retirement. If the officer dies during the period payments are being made under the agreement, the remaining balance of payments due under the agreement will be paid to the officer's designated beneficiary or his estate. The amounts of monthly payments provided for in agreements currently in effect between the Bank and each of the named executive officers are as follows: Mr. L. Holding -- $18,544; Mr. F. Holding -- $18,544; Mr. Hyler -- $13,358; Mr. F. Holding, Jr. -- $8,466; and Mr.
Parker -- $4,134.
                               PERFORMANCE GRAPH
     The following line graph compares the cumulative total shareholder return (the "CTSR") on BancShares' Class A Common Stock during the previous five fiscal years, with the CTSR over the same measurement period of the Nasdaq-U.S. index and the Nasdaq Banks index. Each line graph assumes $100 invested on January 1, 1992, and that dividends were reinvested in additional shares.

           COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN AMONG
                   FIRST CITIZENS BANCSHARES, INC., NASDAQ BANKS AND
                           NASDAQ-US COMPANIES INDICES


                            [CHART APPEARS HERE]


YEAR             + BANCSHARES        [ ] NASDAQ BANKS          * NASDAQ-US
1991                 $100                  $100                     $100
1992                  186                   146                      116
1993                  172                   166                      134
1994                  164                   165                      131
1995                  210                   246                      185
1996                  296                   326                      227

                          TRANSACTIONS WITH MANAGEMENT
     The Bank has banking transactions in the ordinary course of business with certain of its directors, executive officers, principal shareholders and their associates. All extensions of credit included in such transactions have been approved by the Board of Directors and were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.
     Lewis R. Holding, Chairman and Chief Executive Officer of BancShares, and Frank B. Holding, Executive Vice Chairman of BancShares, and George H. Broadrick, a director and Chairman of the Executive Committee, also are principal shareholders of First Citizens Bancorporation of South Carolina, Inc. ("Bancorp"). BancShares' directors George H. Broadrick, Carmen P. Holding, and Frank B. Holding also serve as directors of Bancorp. During 1996, BancShares purchased from Bancorp 16,000 shares of the Class A common stock of BancShares at the then current market value of $66 per share, for an aggregate purchase price of $1,056,000. The transaction was pre-approved by the Boards of Directors of both BancShares and Bancorp.
     Certain specific relationships or transactions with directors are described above in the footnotes to the table listing directors under the caption "PROPOSAL 1: ELECTION OF DIRECTORS".
                    PROPOSAL 2: RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS
     Subject to ratification by the shareholders, the Board of Directors has approved the engagement of KPMG Peat Marwick LLP ("Peat Marwick"), certified public accountants, as BancShares' independent public accountants for 1997, and a proposal to ratify that appointment will be submitted at the Annual Meeting.
     Representatives of Peat Marwick are expected to be present at the Annual Meeting and available to respond to appropriate questions and will have the opportunity to make a statement if they so desire.
     THE AUDIT COMMITTEE AND BOARD OF DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 1997. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES REPRESENTED, IN PERSON AND BY PROXY, AND ENTITLED TO BE CAST AT THE ANNUAL MEETING IS REQUIRED FOR APPROVAL OF PROPOSAL 2.
                        PROPOSAL 3: AMENDMENT OF BYLAWS
               TO INCREASE MAXIMUM AUTHORIZED NUMBER OF DIRECTORS
     On January 27, 1997, BancShares' Board of Directors approved, and recommended for shareholder consideration and adoption, an amendment to BancShares' Bylaws increasing the maximum number of BancShares' directors from 26 to 30. Under the current Bylaws, the Board of Directors has reached its maximum membership of 26 directors, and no additional directors can be elected without shareholder approval of the proposed bylaw amendment.
     The Board of Directors recommends that shareholders vote to adopt the proposed bylaw amendment to increase the authorized number of directorships of BancShares. The Board believes that an increase in the authorized number of directors will benefit BancShares by providing flexibility to expand its Board if and when such expansion is deemed appropriate and advisable by the Board, and if qualified candidates for such directorships have been identified.
     If this proposal is approved by shareholders at the Annual Meeting, Article III, Section 2 of BancShares' Bylaws would be amended to read as follows:
          Section 2. NUMBER, TERM AND QUALIFICATIONS: The number of
     directors of the corporation shall be not less than five nor more than thirty. The directors, by a majority vote of the remaining directors, though less than a quorum, or by the sole remaining director, shall determine the exact number of directors, which shall not be less than five nor more than thirty without a Bylaw modification. Each director shall hold office until his death, resignation, retirement, removal, disqualification, or until his successor is elected and qualified. Directors need not be residents of the State of Delaware nor shareholders of the corporation; provided, however, that not less than three-fourths ( 3/4) of the directors shall be residents of the State of North Carolina and stock ownership for qualification shall be subject to North Carolina law.
                                       16

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT OF THE BYLAWS TO INCREASE THE MAXIMUM AUTHORIZED NUMBER OF DIRECTORS OF THE CORPORATION TO THIRTY. THE AFFIRMATIVE VOTE OF A MAJORITY OF VOTES REPRESENTED, IN PERSON AND BY PROXY, AND ENTITLED TO BE CAST AT THE ANNUAL MEETING IS REQUIRED FOR APPROVAL OF PROPOSAL 3.
                           PROPOSALS OF SHAREHOLDERS
     Any proposal of a shareholder intended to be presented at the 1998 Annual Meeting must be received by BancShares at its principal office in Raleigh, North Carolina no later than November 30, 1997, in order that any such proposal be timely received for inclusion in the proxy solicitation materials to be issued in connection with that meeting. It is anticipated that the 1998 Annual Meeting will be held on a date during April 1998.
                           ANNUAL REPORT ON FORM 10-K
     BancShares is required to file with the Securities and Exchange Commission an Annual Report on Form 10-K within 90 days following the end of each fiscal year. ON OR AFTER MARCH 31, 1997, UPON WRITTEN REQUEST TO KENNETH A. BLACK, CHIEF FINANCIAL OFFICER, CORPORATE FINANCE DEPARTMENT, FIRST-CITIZENS BANK & TRUST COMPANY, POST OFFICE BOX 27131, RALEIGH, NORTH CAROLINA 27611-7131, BY A SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING, A COPY OF BANCSHARES' ANNUAL REPORT ON FORM 10-K FOR 1996, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE FORWARDED WITHOUT CHARGE TO THE SHAREHOLDER MAKING SUCH REQUEST.
                                 OTHER MATTERS
     Management knows of no other business that will be brought before the Annual Meeting or any adjournments thereof. Should other matters properly come before the meeting, the persons named in the proxy to represent the shareholders will vote in accordance with their best judgment on such matters.
                                        By Order of the Board of Directors

                                        [sig. appears here]

                                        ALEXANDER G. MACFADYEN, JR., SECRETARY
March 14, 1997
                                       17

                      [THIS PAGE LEFT BLANK INTENTIONALLY]
                                       18

                               1996 ANNUAL REPORT
                                       19

                                  INTRODUCTION
     Management's discussion and analysis of earnings and related financial data are presented to assist in understanding the financial condition and results of operations of First Citizens BancShares, Inc. ("BancShares"), for the years 1996, 1995 and 1994. BancShares is a bank holding company with three wholly-owned banking subsidiaries -- First-Citizens Bank & Trust Company (the "Bank"), a North Carolina-chartered bank (with branches in North Carolina and Virginia), Bank of Marlinton ("Marlinton") and Bank of White Sulphur Springs ("WSS"), both of which are West Virginia-chartered banks. Marlinton was acquired by BancShares in September 1994, while WSS was acquired during June 1995.
     This discussion and related financial data should be read in conjunction with the audited consolidated financial statements and related footnotes presented on pages 39 through 59 of this report.
TABLE 1
FINANCIAL SUMMARY AND SELECTED AVERAGE BALANCES AND RATIOS

                                                             1996          1995          1994          1993          1992
                                                                      (THOUSANDS, EXCEPT SHARE DATA AND RATIOS)
SUMMARY OF OPERATIONS
Interest income........................................   $  534,195    $  471,109    $  376,005    $  364,881    $  390,380
Interest income-taxable equivalent.....................      536,501    $  473,371    $  377,858    $  366,379    $  391,668
Interest expense.......................................      248,250       224,664       148,126       137,934       170,558
Net interest income-taxable equivalent.................      288,251       248,707       229,732       228,445       221,110
Taxable equivalent adjustment..........................        2,306         2,262         1,853         1,498         1,288
Net interest income....................................      285,945       246,445       227,879       226,947       219,822
Provision for loan losses..............................        8,907         5,364         2,786        15,245        17,506
Net interest income after provision
  for loan losses......................................      277,038       241,081       225,093       211,702       202,316
Noninterest income.....................................      103,304        92,128        83,325        85,737        74,303
Noninterest expense....................................      278,668       245,880       230,582       213,213       199,199
Income before income taxes.............................      101,674        87,329        77,836        84,226        77,420
Income taxes...........................................       36,207        30,423        26,867        28,641        25,657
Net income.............................................   $   65,467    $   56,906    $   50,969    $   55,585    $   51,763
SELECTED AVERAGE BALANCES
Total assets...........................................   $7,681,019    $6,846,959    $6,098,944    $5,576,179    $5,308,165
Investment securities..................................    1,998,059     1,611,549     1,599,565     1,522,715     1,522,571
Loans..................................................    4,842,266     4,433,517     3,800,318     3,401,093     3,173,285
Interest-earning assets................................    6,987,659     6,191,422     5,476,690     5,002,144     4,762,846
Deposits...............................................    6,653,302     5,952,090     5,335,057     4,894,319     4,684,982
Interest-bearing liabilities...........................    6,044,553     5,410,495     4,838,749     4,445,120     4,299,143
Long-term obligations..................................       13,483        26,307        52,499        29,318        18,245
Shareholders' equity...................................   $  576,988    $  487,895    $  416,983    $  362,733    $  307,818
Shares outstanding.....................................   11,340,982    10,597,066     9,944,927     9,701,389     9,494,118
PROFITABILITY RATIOS (AVERAGES)
Rate of return on:
  Total assets.........................................         0.85%         0.83%         0.84%         1.00%         0.98%
  Shareholders' equity.................................        11.35         11.66         12.22         15.32         16.82
Dividend payout ratio..................................        16.03         15.36         14.13         10.91          9.63
LIQUIDITY AND CAPITAL RATIOS (AVERAGES)
Loans to deposits......................................        72.78%        74.49%        71.23%        69.49%        67.73%
Shareholders' equity to total assets...................         7.51          7.13          6.84          6.51          5.80
Time certificates of $100,000 or more to total
  deposits.............................................         8.99          8.33          6.41          5.81          6.36
PER SHARE OF STOCK
Net income.............................................   $     5.77    $     5.37    $     5.13    $     5.73    $     5.45
Cash dividends.........................................        0.925         0.825         0.725         0.625         0.525
Market price at December 31 (Class A)..................        77.00        55.125         43.50         46.50         50.75
Book value at December 31..............................        53.94         48.60         44.11         39.84         34.74
Tangible book value at December 31.....................        45.42         41.75         39.97         36.53         33.25

                                    SUMMARY
     BancShares experienced a 15 percent increase in earnings during 1996, compared to 1995. The increase was due to increased levels of net interest income and noninterest income. These increases offset the growth in noninterest expense and provision for loan losses that was experienced during 1996. Consolidated net income amounted to $65.5 million during 1996, compared to $56.9 million during 1995 and $51 million during 1994. Net income per share for the year ended December 31, 1996 totaled $5.77, compared to $5.37 and $5.13 for 1995 and 1994, respectively. Return on average assets totaled 0.85 percent, 0.83 percent and 0.84 percent during 1996, 1995 and 1994, respectively.
     An analysis of BancShares' financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities, and a discussion of these changes and trends follows. The information presented in Table 6 is useful in making such an analysis. BancShares' growth in recent years has resulted partially from various business combinations. Table 2 details the significant transactions for 1995 and 1996, all of which were accounted for as purchases, with the results of operations included with BancShares' Consolidated Statements of Income since the respective acquisition date.
TABLE 2
SIGNIFICANT ACQUISITIONS

                                                                TOTAL        TOTAL
DATE               INSTITUTION AND LOCATION                     ASSETS      DEPOSITS
                                                                    (THOUSANDS)
February 1996      Allied Bank Capital, Inc.                   $248,998     $208,394
                   Sanford, North Carolina
June 1995          Bank of White Sulphur Springs                 64,589       59,174
                   White Sulphur Springs, West Virginia
May 1995           9 NationsBank of Virginia branches           133,175      143,494
                   Southern Virginia
March 1995         State Bank                                    49,700       41,238
                   Fayetteville, North Carolina
February 1995      Pace American Bank                            58,660       53,303
                   Lawrenceville, Virginia
February 1995      First Investors Savings Bank, Inc., SSB       44,426       40,846
                   Whiteville, North Carolina

                            INTEREST-EARNING ASSETS
     Interest-earning assets averaged $6.99 billion during 1996, an increase of $796.2 million or 12.9 percent over 1995 levels, compared to a 13.1 percent increase in 1995 over 1994 levels. Growth among interest-earning assets during 1996 was divided among loans and investment securities.
     LOANS. As of December 31, 1996, gross loans outstanding were $4.93 billion, a 7.6 percent increase over the December 31, 1995 balance of $4.58 billion. During 1996, loans resulting from acquisitions totaled $205.1 million. Loan balances for the last five years are provided in Table 3.
     During 1996, average loans were $4.84 billion, an increase of $408.7 million or 9.2 percent over 1995, compared to an increase of $633.2 million or
16.7 percent in 1995 when compared to 1994. Loans secured by real estate averaged $3.04 billion during 1996, compared to $2.75 billion during 1995. Much of the growth in average real estate secured loans during 1996 was among commercial borrowers. Non-real estate commercial and industrial loans also experienced strong growth during 1996, averaging $500.3 million during the current year compared to $438 million in 1995, an increase of $62.3 million or
14.2 percent. Commercial and industrial growth during 1996 was especially strong among small business customers, as BancShares targeted its product array and sales efforts toward these customers.
                                       21

TABLE 3
LOANS

                                                                                     DECEMBER 31,
                                                             1996          1995          1994          1993          1992
                                                                                     (THOUSANDS)
Real estate:
  Construction and land development....................   $  109,806    $  104,540    $  100,708    $  117,693    $  149,847
  Mortgage:
     1-4 family residential............................    1,542,836     1,438,655     1,296,713     1,138,254     1,036,425
     Commercial........................................      882,067       770,246       720,407       614,018       565,735
     Equity Line.......................................      411,856       397,225       349,092       293,200       283,331
     Other.............................................      132,954       129,292       109,069        56,029        47,860
Commercial and industrial..............................      514,535       466,462       373,947       408,565       371,656
Consumer...............................................    1,251,704     1,199,400     1,119,994       889,260       706,286
Lease financing........................................       68,694        59,899        60,598        45,398        35,634
Other..................................................       16,056        15,000        17,605        22,574        11,101
     Total.............................................    4,930,508     4,580,719     4,148,133     3,584,991     3,207,875
Less reserve for loan losses...........................       81,439        78,495        72,017        70,049        58,380
     Net loans.........................................   $4,849,069    $4,502,224    $4,076,116    $3,514,942    $3,149,495

TABLE 4
LOAN MATURITY DISTRIBUTION AND INTEREST RATE SENSITIVITY

                                                                                          DECEMBER 31, 1996
                                                                          WITHIN      ONE TO FIVE      AFTER
                                                                         ONE YEAR        YEARS       FIVE YEARS      TOTAL
                                                                                             (THOUSANDS)
Real estate:
  Construction and land development..................................   $   39,205    $    63,878    $    6,723    $  109,806
  Mortgage:
     1-4 family residential..........................................      273,156        578,660       691,020     1,542,836
     Commercial......................................................      315,033        513,015        54,019       882,067
     Equity Line.....................................................       28,830        102,964       280,062       411,856
     Other...........................................................       47,506         77,302         8,146       132,954
Commercial and industrial............................................      200,906        281,616        32,013       514,535
Consumer.............................................................      416,955        809,611        25,138     1,251,704
Lease financing......................................................       17,174         51,520            --        68,694
Other................................................................        5,860          9,046         1,150        16,056
     Total...........................................................   $1,344,625    $ 2,487,612    $1,098,271    $4,930,508
Loans maturing after one year with:
  Fixed interest rates...............................................                 $ 1,758,174    $  611,179    $2,369,353
  Floating or adjustable rates.......................................                     729,438       487,092     1,216,530
     Total...........................................................                 $ 2,487,612    $1,098,271    $3,585,883

     Consumer loans averaged $1.22 billion during 1996 compared to $1.17 billion during 1995. Demand for retail installment financing continued to languish during 1996. However, the credit card products were in high demand during 1996, the result of a heavy promotion of these products within existing markets early in the year. During 1996, credit card loans averaged $141.8 million, compared to $105.2 million during 1995, an increase of 34.8 percent. During 1997, management anticipates continued growth among commercial loans as the focus on small business and commercial customers continues. Retail loan demand is projected to remain at very modest levels, except for credit card loans, which are expected to continue their expansion through growth within existing markets.
     The fair value of loans outstanding as of December 31, 1996, net of the loan loss reserve, was $3.5 million above the book value. As of December 31, 1995, the fair value exceeded book value by $21.4 million. The decline in the fair value relative to book is due to changing market rates between the measurement dates. To minimize the potential adverse
                                       22
impact of interest rate fluctuations, management continuously monitors the maturity and repricing distribution of the loan portfolio. BancShares also offers variable rate loan products and fixed rate callable loans to ease the interest rate risk. Table 4 details the maturity and repricing distribution as of December 31, 1996. Of the gross loans outstanding on December 31, 1996, 27.3 percent have scheduled maturities within one year, 50.5 percent have scheduled maturities between one and five years, while the remaining 22.2 percent have scheduled maturities extending beyond five years.
     INVESTMENT SECURITIES. At December 31, 1996, and 1995, the investment portfolio totaled $2.14 billion and $1.98 billion, respectively. In each period, U.S. Treasury securities represented substantially all of the portfolio. Investment securities averaged $2 billion during 1996, $1.61 billion during 1995 and $1.60 billion during 1994. The $386.5 million or 24 percent increase in the average investment security portfolio during 1996 was the result of enhanced liquidity resulting from sustained deposit growth. The weighted-average maturity of the investment portfolio was 17 months at December 31, 1996, compared to 15 months at December 31, 1995. Management continues to maintain a portfolio of securities with short maturities, an indication of BancShares' strong focus on liquidity. At December 31, 1996, the fair value of the investment portfolio was $800,000 below book value. The unrealized gain existing as of December 31, 1995, was $8.6 million. The investment portfolio's decline in fair value at December 31, 1996 resulted from the maturity of higher-yielding securities and the reinvestment at lower market rates during late 1996. Table 5 presents detailed information relating to the investment portfolio.
TABLE 5
INVESTMENT SECURITIES

                                                                          DECEMBER 31
                                                    1996
                                                         AVERAGE      TAXABLE-             1995                      1994
                                BOOK         FAIR       MATURITY     EQUIVALENT      BOOK         FAIR         BOOK         FAIR
                               VALUE        VALUE      (YRS./MOS.)     YIELD        VALUE        VALUE        VALUE        VALUE
                                                                          (THOUSANDS)
U.S. Government:
  Within one year........... $  778,908   $  779,668        0/6          5.83%    $  927,931   $  930,120   $  849,279   $  838,341
  One to five years.........  1,340,399    1,338,453       1/10          5.78      1,034,722    1,040,954      599,147      575,193
  Five to ten years.........      3,312        3,301        6/9          5.82          2,305        2,258        2,496        2,281
  Over ten years............      7,418        7,501       18/6          7.42          7,171        7,198        3,029        2,918
     Total..................  2,130,037    2,128,923        1/5          5.80      1,972,129    1,980,530    1,453,951    1,418,733
State, county and municipal:
  Within one year...........      1,128        1,135        0/7          6.38          1,324        1,328          361          364
  One to five years.........      3,717        3,997       2/10          7.00          4,287        4,355        1,872        1,871
  Five to ten years.........      1,456        1,493        7/6          7.45          2,227        2,323        2,370        2,314
  Over ten years............         --           --         --            --            195          195           --           --
     Total..................      6,301        6,625        3/7          6.99          8,033        8,201        4,603        4,549
Other:
  Within one year...........      1,300        1,299        0/5          6.73            506          506          100          100
  One to five years.........      1,158        1,149       1/10         11.56          2,425        2,424           --           --
  Five to ten years.........         35           35        5/7          6.96             55           55          315          315
     Total..................      2,493        2,483       11/9          8.62          2,986        2,985          415          415
     Total investment
       securities........... $2,138,831   $2,138,031        1/5          5.81%    $1,983,148   $1,991,716   $1,458,969   $1,423,697

     At December 31, 1996, BancShares had marketable equity securities with a fair value of $22.1 million classified as available for sale that were included in other assets. These securities are recorded at their fair value, and the unrealized gain is recorded as a component of shareholders' equity.
     INCOME ON INTEREST-EARNING ASSETS. Table 6 analyzes the Bank's interest-earning assets and interest-bearing liabilities for the five years ending December 31, 1996. Table 9 identifies the causes for changes in interest income and interest expense for 1996 and 1995. Taxable-equivalent interest income amounted to $536.5 million during 1996, a $63.1 million increase from 1995 levels, compared to a $95.5 million increase from 1994 to 1995. Volume growth and higher yields contributed to the increase in interest income during both periods.
                                       23

TABLE 6
AVERAGE BALANCE SHEETS

                                                                             1996                                1995
                                                                             INTEREST                            INTEREST
                                                                AVERAGE      INCOME/     YIELD/     AVERAGE      INCOME/     YIELD/
                                                                BALANCE      EXPENSE      RATE      BALANCE      EXPENSE      RATE
                                                                                 (THOUSANDS, TAXABLE EQUIVALENT)
ASSETS
Loans:
  Secured by real estate....................................   $3,037,689    $250,356     8.24 %   $2,752,463    $233,055     8.47 %
  Commercial and industrial.................................      500,313      44,911     8.98        437,970      41,099     9.38
  Consumer..................................................    1,221,063     110,838     9.08      1,167,923     102,666     8.79
  Lease financing...........................................       66,557       5,398     8.11         58,332       4,499     7.71
  Other.....................................................       16,644       1,329     7.98         16,829       1,402     8.33
    Total loans.............................................    4,842,266     412,832     8.53      4,433,517     382,721     8.63
Investment securities:
  U.S. Government...........................................    1,988,518     114,831     5.77      1,600,713      81,219     5.07
  State, county and municipal...............................        6,607         507     7.67          8,016         622     7.76
  Other.....................................................        2,934         172     5.86          2,820         184     6.52
    Total investment securities.............................    1,998,059     115,510     5.78      1,611,549      82,025     5.09
Federal funds sold..........................................      147,334       8,159     5.54        146,356       8,625     5.89
    Total interest-earning assets...........................    6,987,659    $536,501     7.68 %    6,191,422    $473,371     7.65 %
Cash and due from banks.....................................      324,353                             349,998
Premises and equipment......................................      218,434                             200,674
Other assets................................................      231,140                             180,675
Reserve for loan losses.....................................      (80,567)                            (75,810)
    Total assets............................................   $7,681,019                          $6,846,959
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Checking With Interest....................................   $  878,878    $ 10,791     1.23 %   $  816,391    $ 13,555     1.66 %
  Savings...................................................      719,962      15,059     2.09        693,187      15,728     2.27
  Money market accounts.....................................      825,139      29,217     3.54        742,537      25,167     3.39
  Time......................................................    3,258,713     175,838     5.40      2,824,074     152,784     5.41
    Total interest-bearing deposits.........................    5,682,692     230,905     4.06      5,076,189     207,234     4.08
Short-term borrowings.......................................      348,378      16,388     4.70        307,999      15,773     5.12
Long-term obligations.......................................       13,483         957     7.10         26,307       1,657     6.30
    Total interest-bearing liabilities......................    6,044,553    $248,250     4.11 %    5,410,495    $224,664     4.15 %
Demand deposits.............................................      970,610                             875,901
Other liabilities...........................................       88,868                              72,668
Shareholders' equity........................................      576,988                             487,895
    Total liabilities and shareholders' equity..............   $7,681,019                          $6,846,959
Interest rate spread........................................                              3.57 %                              3.50 %
Net interest income and net yield on interest-earning
  assets....................................................                 $288,251     4.13 %                 $248,707     4.02 %

Average loan balances include nonaccrual loans.
    While total interest-earning assets yielded 7.68 percent during 1996, a slight increase over the 7.65 percent reported in 1995, the average taxable-equivalent yield on the loan portfolio fell from 8.63 percent in 1995 to
8.53 percent in 1996. The lower loan yield during 1996 reflects the competitive pricing that exists in BancShares' market areas. Taxable-equivalent loan interest income increased $30.1 million or 7.9 percent from 1995, the result of loan growth. This followed an increase of 26.4 percent in taxable-equivalent loan income in 1995 from 1994.
                                       24

TABLE 6
AVERAGE BALANCE SHEETS (CONTINUED)

               1994                                   1993                                   1992
               INTEREST                               INTEREST                               INTEREST
 AVERAGE       INCOME/      YIELD/      AVERAGE       INCOME/      YIELD/      AVERAGE       INCOME/      YIELD/
 BALANCE       EXPENSE       RATE       BALANCE       EXPENSE       RATE       BALANCE       EXPENSE       RATE
                                        (THOUSANDS, TAXABLE EQUIVALENT)
$2,265,054     $177,494      7.84 %    $2,173,262     $170,150      7.83 %    $2,075,604     $168,686      8.13 %
   440,566       34,165      7.75         381,722       27,596      7.23         390,132       34,241      8.78
 1,012,359       85,523      8.45         789,374       71,112      9.01         664,924       70,158     10.55
    51,160        3,861      7.55          40,576        3,433      8.46          31,911        3,108      9.74
    31,179        1,741      5.58          16,159          985      6.10          10,714          650      6.07
 3,800,318      302,784      7.97       3,401,093      273,276      8.03       3,173,285      276,843      8.72
 1,597,051       71,573      4.48       1,521,949       90,655      5.96       1,521,154      112,447      7.39
     2,192          176      8.03             451           43      9.53           1,102          102      9.26
       322           28      8.70             315           20      6.35             315           16      5.08
 1,599,565       71,777      4.49       1,522,715       90,718      5.96       1,522,571      112,565      7.39
    76,807        3,297      4.29          78,336        2,385      3.04          66,990        2,260      3.37
 5,476,690     $377,858      6.90 %     5,002,144     $366,379      7.32 %     4,762,846     $391,668      8.22 %
   354,875                                320,668                                306,795
   189,421                                169,062                                159,692
   148,932                                147,422                                135,319
   (70,974)                              (63,117)                               (56,487)
$6,098,944                             $5,576,179                             $5,308,165
$  788,673     $ 13,495      1.71 %    $  704,614     $ 13,271      1.88 %    $  596,399     $ 15,192      2.55 %
   687,322       15,390      2.24         571,559       14,413      2.52         475,554       14,889      3.13
   788,063       19,280      2.45         797,260       19,017      2.39         816,059       25,120      3.08
 2,279,639       89,127      3.91       2,116,104       83,653      3.95       2,163,094      107,113      4.95
 4,543,697      137,292      3.02       4,189,537      130,354      3.11       4,051,106      162,314      4.01
   242,553        8,314      3.43         226,265        6,118      2.70         229,792        7,167      3.12
    52,499        2,520      4.80          29,318        1,462      4.99          18,245        1,077      5.90
 4,838,749     $148,126      3.06 %     4,445,120     $137,934      3.10 %     4,299,143     $170,558      3.97 %
   791,360                                704,782                                633,876
    51,852                                 63,544                                 67,328
   416,983                                362,733                                307,818
$6,098,944                             $5,576,179                             $5,308,165
                             3.84 %                                 4.22 %                                 4.25 %
               $229,732      4.19 %                   $228,445      4.57 %                   $221,110      4.64 %

    Taxable-equivalent interest income earned on the investment portfolio amounted to $115.5 million, $82 million and $71.8 million during the years ended December 31, 1996, 1995 and 1994, respectively. The average taxable-equivalent yield on the portfolio for these years was 5.78 percent, 5.09 percent and 4.49 percent, respectively. The $33.5 million increase in taxable-equivalent investment interest income during 1996 reflected the benefit of the portfolio growth as well as a 69 basis point yield increase. The $10.2 million increase in taxable-equivalent interest income from 1994 to 1995 was the result of a 60 basis point yield increase. During 1996, securities purchased during 1994 matured and were reinvested at higher rates, allowing the portfolio yield to increase.
                                       25

                          INTEREST-BEARING LIABILITIES
     At December 31, 1996 and 1995, interest-bearing liabilities totaled $6.27 billion and $5.84 billion, respectively. Interest-bearing liabilities averaged $6.04 billion during 1996, an increase of 11.7 percent over 1995 levels, with most of the growth occurring in interest-bearing deposits. During 1995, interest-bearing liabilities averaged $5.41 billion, an increase of 11.8 percent over 1994.
     DEPOSITS. At December 31, 1996, deposits totaled $6.95 billion, an increase of $565.9 million or 8.9 percent from December 31, 1995. Acquisitions contributed to $208.4 million of the increase, with the remaining growth coming from the existing branch network. Total deposits averaged $6.65 billion in 1996, an increase of 11.8 percent or $701.2 million over 1995. Average interest-bearing deposits were $5.68 billion during 1996, an increase of $606.5 million or 11.9 percent over 1995. Time deposits averaged $3.26 billion during 1996, an increase of $434.6 million or 15.4 percent over 1995. Average time deposits increased $544.4 million or 23.9 percent from 1994 to 1995. Various acquisitions contributed to some of these increases, as did higher demand for time certificates as rates increased slightly during 1995 and early 1996. The average rate on time deposits increased from 3.91 percent in 1994 to 5.41 percent in 1995 and 5.40 percent in 1996.
     BancShares avoids excessive reliance on large denomination deposits. During 1996, these funds averaged 8.99 percent of total average deposits, compared to
8.33 percent in 1995. Table 7 provides a maturity distribution for these deposits.
TABLE 7
MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

                                                                                    DECEMBER 31, 1996
                                                                                       (THOUSANDS)
Less than three months...........................................................       $ 297,213
Three to six months..............................................................         173,205
Six to 12 months.................................................................          98,990
More than 12 months..............................................................          47,668
  Total..........................................................................       $ 617,076

     BORROWED FUNDS. BancShares has access to various short-term borrowings, including the purchase of federal funds, overnight repurchase obligations and credit lines with various correspondent banks. At December 31, 1996, short-term borrowings totaled $392 million, compared to $376.5 million one year earlier. For the year ended December 31, 1996, short-term borrowings averaged $348.4 million, compared to $308 million during 1995 and $242.6 million during 1994. The increase from 1995 to 1996 and from 1994 to 1995 resulted from growth in First Citizens' Master Note program, an overnight borrowing arrangement between BancShares and bank customers. Table 8 provides additional information regarding short-term borrowed funds.
                                       26

TABLE 8
SHORT-TERM BORROWINGS

                                                                      1996                 1995                 1994
                                                                 AMOUNT     RATE      AMOUNT     RATE      AMOUNT     RATE
                                                                                        (THOUSANDS)
Master notes
  At December 31.............................................   $295,428    4.23 %   $257,178    4.74 %   $173,250    4.68 %
  Average during year........................................    266,476    4.46      203,114    4.96      168,725    3.24
  Maximum month-end balance during year......................    316,628    --        257,178    --        197,942    --
Federal funds purchased
  At December 31.............................................     45,075    6.27       64,085    5.44       76,430    5.83
  Average during year........................................     32,948    6.24       49,226    5.83       21,079    4.09
  Maximum month-end balance during year......................     57,740    --         72,165    --         76,430    --
Repurchase agreements
  At December 31.............................................     21,816    3.98       25,022    4.46       14,970    4.43
  Average during year........................................     21,633    4.30       23,784    4.86       20,991    3.17
  Maximum month-end balance during year......................     22,497    --         25,337    --         20,961    --
U.S. Treasury tax and loan accounts
  At December 31.............................................     20,356    4.38       17,581    5.49       20,046    5.26
  Average during year........................................     15,318    5.09       17,070    5.71       24,195    3.78
  Maximum month-end balance during year......................     27,248    --         22,410    --         30,117    --
Other
  At December 31.............................................      9,331    6.02       12,665    4.50        6,165    4.58
  Average during year........................................     12,003    6.14       14,805    4.69        7,563    5.38
  Maximum month-end balance during year......................     19,901    --         16,666    --         10,164    --

     At December 31, 1996 and 1995, long-term obligations totaled $6.9 million and $23 million, respectively. During 1996, long-term obligations averaged $13.5 million, compared to $26.3 million during 1995 and $52.5 million during 1994. The reduction from 1994 to 1995 and from 1995 to 1996 results from the reclassification of long-term obligations to short-term borrowings once the scheduled maturity is within twelve months. The larger balances in prior years primarily related to liabilities assumed from acquired institutions.
     EXPENSE OF INTEREST-BEARING LIABILITIES. Interest expense amounted to $248.3 million in 1996, a $23.6 million or 10.5 percent increase from 1995. This followed a 51.7 percent increase in interest expense during 1995 compared to 1994. The increased interest expense during 1996 was the result of growth in interest-bearing liabilities, while the increase from 1994 to 1995 was the combined result of higher market rates and growth in deposit liabilities.
     The aggregate rate on interest-bearing deposits was 4.06 percent during 1996, compared to 4.08 percent during 1995 and 3.02 percent during 1994. Interest expense on total interest-bearing deposits amounted to $230.9 million during 1996, $207.2 million during 1995 and $137.3 million during 1994.
     Interest expense on short-term borrowings amounted to $16.4 million in 1996, an increase of $615,000 or 3.9 percent from 1995. The increase was attributable to the growth in short-term borrowings during 1996. Interest expense related to short-term borrowings totaled $15.8 million and $8.3 million, respectively, in 1995 and 1994. Interest expense associated with long-term obligations decreased during 1996 to $957,000 from $1.7 million recorded during 1995. The decrease results from a reduction in average long-term obligations.
                                       27

TABLE 9
CHANGES IN CONSOLIDATED TAXABLE EQUIVALENT NET INTEREST INCOME

                                                                         1996                              1995
                                                               CHANGE FROM PREVIOUS YEAR         CHANGE FROM PREVIOUS YEAR
                                                                        DUE TO:                           DUE TO:
                                                                        YIELD/      TOTAL                 YIELD/      TOTAL
                                                             VOLUME      RATE      CHANGE     VOLUME       RATE       CHANGE
                                                                                       (THOUSANDS)
INTEREST INCOME
Loans:
  Secured by real estate..................................   $23,895    $(6,594)   $17,301    $39,186    $ 16,375    $ 55,561
  Commercial and industrial...............................     5,706     (1,894)     3,812       (224)      7,158       6,934
  Consumer................................................     4,484      3,688      8,172     13,474       3,669      17,143
  Lease financing.........................................       650        249        899        549          89         638
  Other...................................................       (15)       (58)       (73)      (999)        660        (339)
     Total loans..........................................    34,720     (4,609)    30,111     51,986      27,951      79,937
Investment securities:
  U.S. Government.........................................    21,034     12,578     33,612        194       9,452       9,646
  State, county and municipal.............................      (109)        (6)      (115)       460         (14)        446
  Other...................................................         7        (19)       (12)       190         (34)        156
     Total investment securities..........................    20,932     12,553     33,485        844       9,404      10,248
Federal funds sold........................................        52       (518)      (466)     3,541       1,787       5,328
     Total interest-earning assets........................   $55,704    $ 7,426    $63,130    $56,371    $ 39,142    $ 95,513
INTEREST EXPENSE
Deposits:
  Checking With Interest..................................   $   892    $(3,656)   $(2,764)   $   464    $   (404)   $     60
  Savings.................................................       593     (1,262)      (669)       132         206         338
  Money market accounts...................................     2,868      1,182      4,050     (1,318)      7,205       5,887
  Time....................................................    23,425       (371)    23,054     25,375      38,282      63,657
     Total interest-bearing deposits......................    27,778     (4,107)    23,671     24,653      45,289      69,942
Short-term borrowings.....................................     1,988     (1,373)       615      2,802       4,657       7,459
Long-term obligations.....................................      (859)       159       (700)    (1,454)        591        (863)
     Total interest-bearing liabilities...................   $28,907    $(5,321)   $23,586    $26,001    $ 50,537    $ 76,538
     Change in net interest income........................   $26,797    $12,747    $39,544    $30,370    $(11,395)   $ 18,975

Changes in income relating to certain loans and investment securities are stated on a fully tax-equivalent basis at a rate that approximates BancShares' marginal tax rate. The taxable equivalent adjustment was $2,306, $2,262, and $1,853 for the years 1996, 1995 and 1994, respectively. Table 6 provides detailed information on average balances, income/expense and yield/rate by category. The unallocated variance is divided equally between the changes in volume and rate.
                              NET INTEREST INCOME
     Taxable-equivalent net interest income totaled $288.3 million during 1996, an increase of 15.9 percent over 1995. This followed an increase of 8.3 percent during 1995. Table 9 presents the annual changes in net interest income by components due to changes in volume, yields and rates. This table is presented on a taxable-equivalent basis to adjust for the tax-exempt status of income earned on certain loans, leases and municipal securities.
     The interest rate spread increased to 3.57 percent during 1996 compared to
3.50 percent during 1995 but was less than the 3.84 percent achieved in 1994. The average net yield on interest-earning assets increased by 11 basis points to
4.13 percent in 1996 when compared to 1995. This followed a 17 basis point reduction in 1995 when compared to 1994.
     RATE SENSITIVITY. A principal objective of BancShares' asset/liability function is to manage interest rate risk or the exposure to changes in interest rate. Management maintains portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities that will protect against wide interest rate fluctuations, thereby limiting, to the extent possible, the ultimate interest rate exposure. Table 10 provides BancShares' interest-sensitivity position as of
                                       28

December 31, 1996, which reflected a one year interest-sensitivity gap of $913 million. The liability-sensitive position is most acute in the first six months. As a result of this one year interest-sensitivity gap, increases in interest rates could have an unfavorable impact on net interest income.
TABLE 10
INTEREST-SENSITIVITY ANALYSIS

                                                                       DECEMBER 31, 1996
                                    1-30         31-90       91-180       181-365       TOTAL
                                    DAYS         DAYS         DAYS         DAYS        ONE YEAR        TOTAL
                                 SENSITIVE     SENSITIVE    SENSITIVE    SENSITIVE    SENSITIVE     NONSENSITIVE      TOTAL
                                                                          (THOUSANDS)
ASSETS:
Loans.........................   $1,310,186    $ 150,803    $ 235,709    $ 471,141    $2,167,839     $2,762,669     $4,930,508
Investment securities.........       99,228      125,832      159,241      399,638       783,939      1,354,892      2,138,831
Federal funds sold............      156,000           --           --           --       156,000             --        156,000
     Total interest-earning
       assets.................   $1,565,414    $ 276,635    $ 394,950    $ 870,779    $3,107,778     $4,117,561     $7,225,339
LIABILITIES:
Checking With Interest........           --           --           --           --            --     $  943,900     $  943,900
Savings and money market
  accounts....................   $  892,953           --           --           --    $  892,953        712,525      1,605,478
Time deposits.................      598,393    $ 748,147    $ 855,057    $ 534,394     2,735,991        581,185      3,317,176
Short-term borrowings.........      382,701           --        9,305           --       392,006             --        392,006
Long-term obligations.........           --           --           --           --            --          6,922          6,922
     Total interest-bearing
       liabilities............   $1,874,047    $ 748,147    $ 864,362    $ 534,394    $4,020,950     $2,244,532     $6,265,482
Interest-sensitivity gap......   $ (308,633)   $(471,512)   $(469,412)   $ 336,385    $ (913,172)    $1,873,029     $  959,857

Assets and liabilities with maturities of one year or less and those that may be adjusted within this period are considered interest-sensitive. The interest-sensitivity position has meaning only as of the date for which it was prepared.
    In addition to other asset/liability management strategies, BancShares generally underwrites long-term fixed-rate residential mortgage loans to secondary market standards and sells such loans as they are originated. As of December 31, 1996, BancShares had $27.7 million in residential mortgage loans available for sale that were reported at the lower of aggregate cost or market. Additionally, as a strategy to avoid exposure resulting from changes in market rates after a commitment is made and before a loan is closed, forward commitments to sell a percentage of residential mortgage loans are executed when a commitment is made.
                                 ASSET QUALITY
     NONPERFORMING ASSETS. Nonperforming asset balances for the past five years are presented in Table 11. BancShares' nonperforming assets at December 31, 1996 included nonaccrual loans totaling $12.8 million and $1.2 million in foreclosed property. Nonperforming assets as of December 31, 1996 represent 0.28 percent of loans outstanding. Total nonperforming assets totaled $15.4 million and $27 million, respectively, as of December 31, 1995, and 1994. Of the $12.8 million in nonaccrual loans at December 31, 1996, $9.9 million was classified as impaired. Of the $13.2 million in nonaccrual loans at December 31, 1995, $11.1 million was classified as impaired.
                                       29

TABLE 11
RISK ELEMENTS

                                                                                     DECEMBER 31
                                                             1996          1995          1994          1993          1992
                                                                              (THOUSANDS, EXCEPT RATIOS)
Nonaccrual loans.......................................   $   12,810    $   13,208    $   21,069    $   33,726    $   25,814
Restructured loans.....................................           --            --            --           571         2,267
Other real estate......................................        1,160         2,154         5,926        15,879         8,000
  Total nonperforming assets...........................   $   13,970    $   15,362    $   26,995    $   50,176    $   36,081
Accruing loans 90 days or more past due................   $    4,983    $    4,230    $    5,326    $    9,202    $    6,960
Loans at December 31...................................   $4,930,508    $4,580,719    $4,148,133    $3,584,991    $3,207,875
Ratio of nonperforming assets to total loans plus other
  real estate..........................................         0.28%         0.34%         0.65%         1.39%         1.12%
Interest income that would have been earned on
  nonperforming loans had they been performing.........   $    1,162    $    1,556    $    1,430    $    2,354    $    2,413
Interest income earned on nonperforming loans..........          259           595           693         1,083         1,291

There are no loan concentrations to any multiple number of borrowers engaged in similar activities or industries in excess of 10 percent of total loans at December 31, 1996. There were no foreign loans outstanding in any period. Accrual of interest on loans is discontinued when management deems that collection of additional interest is doubtful. Loans are returned to an accrual status when both principal and interest are current, and the loan is determined to be performing in accordance with the applicable loan terms.
    Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as nonperforming. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of nonperforming assets.
    RESERVE FOR LOAN LOSSES. Management evaluates the risk characteristics of the loan portfolio under current and projected economic conditions and considers such factors as the financial condition of the borrower, fair market value of collateral and other items that, in management's opinion, deserve current recognition in estimating possible credit losses. Further, management strives to maintain the reserve at a level sufficient to absorb both potential losses on identified nonperforming assets as well as general losses at historical and projected levels.
    At December 31, 1996, BancShares' reserve for loan losses was $81.4 million or 1.65 percent of loans outstanding. This compares to $78.5 million or 1.71 percent at December 31, 1995, and $72 million or 1.74 percent at December 31, 1994. The reduction in the reserve ratio over the two year period reflects the reduced level of nonperforming assets.
                                       30

TABLE 12
SUMMARY OF LOAN LOSS EXPERIENCE

                                                             1996          1995          1994          1993          1992
                                                                              (THOUSANDS, EXCEPT RATIOS)
Balance at beginning of year...........................   $   78,495    $   72,017    $   70,049    $   58,380    $   53,730
Reserve of acquired institutions.......................        1,387         3,231         1,009         8,269            --
Provision for loan losses..............................        8,907         5,364         2,786        15,245        17,506
Charge-offs:
  Real estate:
     Construction and land development.................          (40)         (118)         (334)         (786)         (460)
     Mortgage:
       1-4 family residential..........................       (1,604)         (994)       (1,048)       (1,349)       (1,376)
       Commercial......................................         (248)         (255)       (1,502)       (2,013)       (4,614)
       Equity Line.....................................          (58)          (47)         (192)         (250)         (293)
       Other...........................................          (52)          (34)           --            (3)          (16)
  Commercial and industrial............................       (1,076)         (826)       (1,302)       (7,331)       (3,809)
  Consumer.............................................       (8,515)       (4,988)       (4,085)       (3,860)       (4,965)
  Lease financing......................................          (60)           --           (17)          (51)          (39)
     Total charge-offs.................................      (11,653)       (7,262)       (8,480)      (15,643)      (15,572)
Recoveries:
  Real estate:
     Construction and land development.................          307           440           920           230           106
     Mortgage:
       1-4 family residential..........................        1,534         1,160           834           286           218
       Commercial......................................          530         1,476         2,765           856           578
       Equity Line.....................................           19            28            28            85             1
       Other...........................................           --            --            --             3            --
  Commercial and industrial............................          493           761           689         1,240           697
  Consumer.............................................        1,420         1,233         1,396         1,085         1,116
  Lease financing......................................           --            47            21            13            --
     Total recoveries..................................        4,303         5,145         6,653         3,798         2,716
     Net charge-offs...................................       (7,350)       (2,117)       (1,827)      (11,845)      (12,856)
Balance at end of year.................................   $   81,439    $   78,495    $   72,017    $   70,049    $   58,380
HISTORICAL STATISTICS
Balances
  Average total loans..................................   $4,842,266    $4,433,517    $3,800,318    $3,401,093    $3,173,285
  Total loans at year-end..............................    4,930,508     4,580,719     4,148,133     3,584,991     3,207,875
Ratios
  Net charge-offs to average total loans...............         0.15%         0.05%         0.05%         0.35%         0.41%
  Reserve for loan losses to total loans at
     year-end..........................................         1.65          1.71          1.74          1.95          1.82

All information presented in this table relates to domestic loans as BancShares makes no foreign loans.
    The provision for loan losses charged to operations was $8.9 million during 1996 compared to $5.4 million during 1995 and $2.8 million during 1994. The increase in the provision during 1996 was primarily due to higher net charge-offs and growth in unsecured credit card loans. Net charge-offs for 1996 totaled $7.4 million, compared to $2.1 million during 1995 and $1.8 million during 1994. The rise in net charge-offs during 1996 can be attributed to an increase in charge-offs among consumer loans. Net charge-offs of consumer loans during 1996 were $7.1 million, compared to $3.8 million during 1995 and $2.7 million during 1994, as higher losses were sustained within the retail installment and credit card portfolios. Net charge-offs of credit card loans during 1996 was $2.7 million, compared to $1.2 million during 1995 and $1 million during 1994. Management believes that during 1997, total charge-offs, as a percentage of loans, will approximate the losses sustained during 1996. As a result of the higher level of personal bankruptcies, retail charge-offs will continue to be closely monitored. Continued strong credit quality should result in very modest commercial charge-offs.
                                       31

    During 1996, loans secured by real estate experienced net recoveries of $382,000. During 1995 and 1994, net recoveries on these loans were $1.7 million and $1.5 million, respectively. Commercial and industrial loans experienced net charge-offs of $583,000 during 1996, compared to net charge-offs of $65,000 in 1995. Stringent underwriting standards continue to result in minimal losses among the commercial and real-estate secured portfolios.
    The ratio of net charge-offs to average loans equaled 0.15 percent during 1996, up 10 basis points from the 0.05 percent levels of 1995 and 1994. Despite the increase in net charge-offs during 1996, the loss ratios reflect the quality of BancShares' balance sheet, as these ratios are low by industry standards. Table 12 provides details concerning the reserve and provision for loan losses over the past five years.
    Management considers the established reserve adequate to absorb future losses that relate to loans outstanding at December 31, 1996, although future additions to the reserve may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the reserve for loan losses. Such agencies may require the recognition of additions to the reserve based on their judgments of information available to them at the time of their examination. Table 13 details management's allocation of the reserve among the various loan types. At December 31, 1996, BancShares had no foreign loans or any material highly leveraged transactions. Further, management does not contemplate originating or participating in such transactions in the foreseeable future. TABLE 13
ALLOCATION OF RESERVE FOR LOAN LOSSES

                                                                            DECEMBER 31
                                           1996                 1995                 1994                 1993           1992
                                              PERCENT              PERCENT              PERCENT              PERCENT
                                              OF LOANS             OF LOANS             OF LOANS             OF LOANS
                                              TO TOTAL             TO TOTAL             TO TOTAL             TO TOTAL
                                    RESERVE    LOANS     RESERVE    LOANS     RESERVE    LOANS     RESERVE    LOANS     RESERVE
                                                                            (THOUSANDS)
Real estate:
  Construction and land
    development.................... $3,234       2.23%   $3,090       2.28%   $2,919       2.43%   $3,135       3.28%   $3,491
  Mortgage:
    1-4 family residential......... 13,127      31.29    13,125      31.42    13,459      31.26    15,175      31.74    13,373
    Commercial..................... 16,514      17.89    15,305      16.81    13,636      17.37    13,997      17.13    13,181
    Equity Line....................  2,898       8.35     2,788       8.67     2,585       8.42     2,112       8.18     2,042
    Other..........................  1,798       2.70     1,318       2.82     1,581       2.63     1,493       1.56       738
Commercial and industrial..........  9,243      10.44     8,384      10.18    10,029       9.01    11,650      11.40     8,190
Consumer........................... 24,890      25.38    21,587      26.18    20,373      27.00    17,079      24.81    14,875
Lease financing....................    985       1.39       639       1.31       197       1.46       454       1.27       356
Other..............................    324       0.33        --       0.33        --       0.42        --       0.63        --
Unallocated........................  8,426         --    12,259         --     7,238         --     4,954         --     2,134
    Total.......................... $81,439    100.00%   $78,495    100.00%   $72,017    100.00%   $70,049    100.00%   $58,380
                                     PERCENT
                                     OF LOANS
                                     TO TOTAL
                                      LOANS
Real estate:
  Construction and land
    development....................     4.67%
  Mortgage:
    1-4 family residential.........    32.31
    Commercial.....................    17.64
    Equity Line....................     8.83
    Other..........................     1.49
Commercial and industrial..........    11.59
Consumer...........................    22.01
Lease financing....................     1.11
Other..............................     0.35
Unallocated........................       --
    Total..........................   100.00%

                               NONINTEREST INCOME
     Total noninterest income was $103.3 million during 1996, an increase of
12.1 percent. This compares to $92.1 million during 1995 and $83.3 million during 1994. Table 14 presents the major components of noninterest income for the past five years. Trust income was $10 million in 1996, up 12.6 percent from 1995 principally due to growth in retirement plan services. Income from service charges on deposit accounts was $40.7 million during 1996, an increase of 2 percent. This increase was the result of growth in retail individual service charge income due to an increase in the number of customer accounts. Service charge income amounted to $39.9 million and $38.6 million for the years ended December 31, 1995 and 1994, respectively.
                                       32

TABLE 14
NONINTEREST INCOME

                                                                                        YEAR ENDED DECEMBER 31
                                                                           1996       1995       1994       1993       1992
                                                                                             (THOUSANDS)
Trust income..........................................................   $ 10,008    $ 8,886    $ 8,228    $ 7,197    $ 6,087
Service charges on deposit accounts...................................     40,710     39,909     38,567     43,277     42,130
Credit card income....................................................     16,147     13,561     12,390     10,618      9,512
Other service charges and fees........................................     23,878     21,227     16,672      8,564      8,078
Investment securities gains...........................................         --         --         --         --      2,363
Gain (loss) on sale of mortgage loans.................................        502        809       (862)     8,010      1,345
Other.................................................................     12,059      7,736      8,330      8,071      4,788
  Total...............................................................   $103,304    $92,128    $83,325    $85,737    $74,303

     Credit card income was $16.1 million during 1996, a $2.6 million or 19.1 percent increase over 1995, primarily the result of increased bankcard interchange income. The $13.6 million earned by the credit card operation during 1995 represented an increase of $1.2 million or 9.5 percent over 1994. During 1996, BancShares conducted a successful promotion of various credit card products, including a new feature that allows cardholders to accumulate mileage toward discounted or free airline travel. The program was well-received by both existing customers and new customers, and approximately 26,000 new accounts were opened during 1996.
     Management believes there is significant growth potential in the credit card function within existing markets. In an effort to maximize the profitability of the operation, BancShares plans to relocate the credit card function to the Roanoke, Virginia area. Virginia banking laws offer greater flexibility in rates and fees and will allow more competitive credit card terms. Subject to regulatory approval, the move is scheduled for mid-1997. Management anticipates continued growth within the credit card function during 1997.
     Fee-based income amounted to $23.9 million in 1996, $21.2 million in 1995 and $16.7 million in 1994. Growth in this area during 1996 resulted from fees generated from the sale of mutual fund and annuity products by First Citizens Investor Services.
     During 1996, BancShares collected $2.8 million from ATM convenience fees, a fee paid by non-customers who access their accounts at other banks through BancShares' ATM network. No such fees were collected during 1995. Sales of portions of the current production of residential mortgage loan portfolio resulted in net gains of $502,000 during 1996. During 1995, BancShares recorded net gains of $809,000. Despite an increase in the gross proceeds from the sale of mortgage loans, market rate changes reduced the net gains that were recorded. During 1996, as a result of these loan sales, BancShares capitalized an originated mortgage servicing asset of $606,000. As of December 31, 1996, management is not aware of any impairment issues related to that asset.
                              NONINTEREST EXPENSE
     Total noninterest expense for 1996 amounted to $278.7 million. This was a
13.3 percent increase over 1995, following an 6.6 percent increase of 1995 noninterest expenses over 1994. Table 15 presents the major components of noninterest expense for the past five years.
     Salary expense was $115.5 million during 1996, compared to $106.6 million during 1995, an increase of $8.9 million or 8.3 percent, following a $7.3 million or 7.4 percent increase in 1995 over 1994. Increases during each period resulted from merit increases and acquisitions, as well as new positions established for certain operational functions. During 1995, BancShares centralized the credit underwriting process for various loan products. During 1996, BancShares established FCDirect, a significant expansion of the alternative delivery network. This resulted in new positions for telephone banking, home banking, and financial service center banking.
     Employee benefits were $20.4 million during 1996, an increase of $3.3 million or 19.6 percent from 1995. The $17.1 million in benefits expense recorded during 1995 represented an increase of $2.5 million or 17.5 percent over 1994. During 1996, BancShares' health and life plans cost $7.2 million, compared to $5.8 million during 1995, as health costs continue to increase. Higher pension and FICA expenses also contributed to the increase in total employee benefits expense.
                                       33

TABLE 15
NONINTEREST EXPENSE

                                                                                     YEAR ENDED DECEMBER 31
                                                                      1996        1995        1994        1993        1992
                                                                                          (THOUSANDS)
Salaries and wages...............................................   $115,461    $106,607    $ 99,282    $ 92,579    $ 85,195
Employee benefits................................................     20,425      17,080      14,535      13,500      12,791
Occupancy expense................................................     22,023      20,446      18,691      16,972      15,675
Equipment expense................................................     27,068      24,504      23,839      21,231      19,808
FDIC insurance...................................................     13,586       8,418      11,831      10,496      10,739
Credit card expense..............................................     10,097       9,106       8,587       6,814       6,416
Amortization of intangibles......................................      8,197       5,877       3,993       3,157       3,349
Telecommunication expense........................................      7,711       6,790       6,743       6,528       5,717
Postage..........................................................      6,383       5,701       4,907       3,996       3,920
Other............................................................     47,717      41,351      38,174      37,940      35,589
  Total..........................................................   $278,668    $245,880    $230,582    $213,213    $199,199

     BancShares recorded occupancy expense of $22 million during 1996, an increase of $1.6 million or 7.7 percent during 1996 due to increased local property tax expense and higher depreciation expense on new and renovated facilities. Occupancy expense during 1995 was $20.4 million, an increase of $1.8 million or 9.4 percent over 1994.
     Equipment expense for 1996 was $27.1 million, an increase of $2.6 million or 10.5 percent over 1995, when total equipment expenses were $24.5 million. The increase during 1996 resulted from the replacement of much of the computer equipment in the branch network during late 1995 and early 1996. This upgrade was necessary to improve the efficiency of the product delivery systems.
     The cost of FDIC insurance was $13.6 million during 1996, an increase of $5.2 million or 61.4 percent. The increase was due to a special one-time assessment on deposit liabilities insured by the FDIC's Savings Association Insurance Fund ("SAIF"). First Citizens paid $10 million for the assessment, which was to establish sufficient reserves for the SAIF. Following the September 30, 1996 assessment, the SAIF was adequately capitalized, and excess prepaid premiums were refunded, resulting in a reduction in the impact of the assessment. Total cost of FDIC insurance was $8.4 million in 1995 and $11.8 million during 1994. The reduction from 1994 to 1995 occurred as a result of the earlier recapitalization of the FDIC's Bank Insurance Fund.
     Expenses related to the amortization of intangibles were $8.2 million during 1996, an increase of $2.3 million or 39.5 percent. The increase resulted from the goodwill capitalized in the acquisition of Allied Bank Capital, Inc. Intangible amortization totaled $5.9 million during 1995 and $4 million during 1994, the increase resulting from intervening acquisitions.
     Telecommunications expense increased $921,000 during 1996 due to the introduction of FCDirect, the network of alternative delivery channels that includes telephone banking and PC banking. Telecommunications expense was $7.7 million during 1996, $6.8 million during 1995 and $6.7 million during 1994.
                                  INCOME TAXES
     During 1996, BancShares recorded total income tax expense of $36.2 million, compared to $30.4 million in income tax expense during 1995, the increase resulting from higher pre-tax income. BancShares' effective tax rate was 35.6 percent in 1996, 34.8 in 1995 and 34.5 percent in 1994. Total effective tax rates were less than the statutory federal income tax rates primarily due to small amounts of tax-exempt interest income.
                                   LIQUIDITY
     Management recognizes the importance of maintaining a highly liquid investment portfolio with maturities designed to provide needed cash flows to meet the liquidity requirements of the Bank. At December 31, 1996, the investment portfolio totaled $2.14 billion or 26.6 percent of total assets. This compares to $1.98 billion or 26.9 percent in 1995.
                                       34

     The Bank's ability to generate retail deposits is an additional source of liquidity. The rate of growth in average deposits was 11.8 percent during 1996,
11.6 percent during 1995 and 9 percent during 1994. The deposit increase results from the existing branch network as well as deposit liability assumptions associated with various business combinations.
     These liquidity sources have enabled BancShares to place little dependence on short-term borrowed funds for its liquidity needs. However, there are readily available sources for borrowed funds through the correspondent bank network.
                   SHAREHOLDERS' EQUITY AND CAPITAL ADEQUACY
     BancShares maintains an adequate capital position and exceeds all minimum regulatory capital requirements. BancShares' total risk-based capital ratios were 11.5 percent, 10.9 percent and 11.3 percent, respectively, at December 31, 1996, 1995 and 1994. BancShares' core capital ratios for December 31, 1996, 1995 and 1994 were 10.2 percent, 9.6 percent, and 10.1 percent respectively. The minimum capital ratios established by Federal Reserve guidelines are 8 percent for total capital and 4 percent for core capital. At December 31, 1996, BancShares' leverage capital ratio was 6.4 percent, compared to 6.1 percent and
6.5 percent at December 31, 1995 and 1994, respectively. The minimum leverage ratio is 3 percent. Failure to meet certain capital requirements may result in certain actions by regulatory agencies that could have a direct material effect on the financial statements.
     The rate of return on average shareholders' equity during 1996, 1995 and 1994 amounted to 11.4 percent, 11.7 percent and 12.2 percent, respectively.
     During the fourth quarter of 1996 the Board of Directors of BancShares reauthorized the purchase of its Class A and Class B common stocks. Management views the purchase of its stock as a good investment and will continue to repurchase shares when market conditions are favorable for such transactions. The repurchase of these shares should not impair capital adequacy because of BancShares' high earnings retention percentage.
                            FOURTH QUARTER ANALYSIS
     BancShares' net income for the fourth quarter of 1996 totaled $19.8 million, compared to $16.3 million during the same period of 1995. As shown in Table 16, during the fourth quarter of 1996 and 1995, total assets averaged $7.94 billion and $7.28 billion, respectively. Average interest-earning assets increased 9.3 percent during the fourth quarter of 1996, compared to the same period of 1995. Average loans outstanding during the fourth quarter increased $343.8 million during 1996 over 1995. Average investment securities increased $226.4 million between the two periods, the result of deposit growth at sufficient levels to generate additional liquidity.
     Taxable-equivalent interest income on interest-earning assets increased $11.3 million or 8.9 percent in the fourth quarter of 1996 when compared to the same period of 1995. The improved interest income during 1996 resulted from a $5.9 million increase in loan interest income and a $5.0 million increase in investment securities interest income. These increases resulted from average volume growth among loans and investments. Interest-earning assets yielded 7.63 percent during the fourth quarter of 1996, a 3 basis point decrease from the fourth quarter of 1995.
                                       35

TABLE 16
SELECTED QUARTERLY DATA

                                                               1996                                      1995
                                         FOURTH        THIRD         SECOND        FIRST         FOURTH        THIRD
                                                        (THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
SUMMARY OF OPERATIONS
Interest income....................... $  137,655    $  134,270    $  132,270    $  129,568    $  126,372    $  122,234
Interest income-taxable equivalent....    138,222       134,837       133,283       130,159       126,950       122,801
Interest expense......................     62,964        61,378        61,484        62,424        62,968        59,858
Net interest income-taxable
  equivalent..........................     75,258        73,459        71,799        67,735        63,982        62,943
Taxable equivalent adjustment.........        567           567           581           591           578           567
Net interest income...................     74,691        72,892        71,218        67,144        63,404        62,376
Provision for loan losses.............      3,321         1,787         2,255         1,544         1,654         1,716
Net interest income after provision
  for loan losses.....................     71,370        71,105        68,963        65,600        61,750        60,660
Noninterest income....................     28,082        26,077        25,260        23,885        23,856        23,560
Noninterest expense...................     69,023        78,097        68,263        63,285        60,925        59,716
Income before income taxes............     30,429        19,085        25,960        26,200        24,681        24,504
Income taxes..........................     10,611         6,647         9,575         9,374         8,395         8,686
Net income............................ $   19,818    $   12,438    $   16,385    $   16,826    $   16,286    $   15,818
SELECTED QUARTERLY AVERAGES
Total assets.......................... $7,935,197    $7,670,538     7,658,682    $7,462,756    $7,280,893    $7,053,579
Investment securities.................  2,097,690     1,919,935     1,990,346     1,984,027     1,871,272     1,694,776
Loans.................................  4,895,815     4,907,435     4,884,818     4,679,692     4,552,018     4,500,192
Interest-earning assets...............  7,209,982     6,989,109     6,975,341     6,779,461     6,599,377     6,376,273
Deposits..............................  6,831,926     6,641,427     6,660,204     6,477,795     6,282,111     6,124,360
Interest-bearing liabilities..........  6,185,161     6,017,476     6,043,119     5,934,180     5,753,538     5,569,496
Long-term obligations.................      6,866         7,762        15,676        23,763        23,365        24,595
Shareholders' equity.................. $  599,953    $  589,618    $  576,742    $  546,603    $  512,768    $  498,108
Shares outstanding.................... 11,415,943    11,441,007    11,432,661    11,072,395    10,700,435    10,688,019
PROFITABILITY RATIOS (averages)
Rate of return (annualized) on:
  Total assets........................       0.99%         0.65%         0.86%         0.91%         0.89%         0.89%
  Shareholders' equity................      13.14          8.39         11.43         12.38         12.60         12.60
Dividend payout ratio.................      14.37         19.57         15.73         14.80         14.80         13.42
LIQUIDITY AND CAPITAL RATIOS
  (averages)
Loans to deposits.....................      71.66%        73.89%        73.34%        72.24%        72.46%        73.48%
Shareholders' equity to total
  assets..............................       7.56          7.69          7.53          7.32          7.04          7.06
Time certificates of $100,000 or more
  to total deposits...................       8.79          8.56          9.23          9.59          9.27          8.61
PER SHARE OF STOCK
Net income............................ $     1.74    $     1.15    $     1.43    $     1.52    $     1.52    $     1.49
Cash dividends........................      0.250         0.225         0.225         0.225         0.225          0.20
Class A sales price
  High................................      83.00         67.00         67.00         66.25         55.50         53.75
  Low.................................      64.50         59.50         59.00         53.75         52.50         48.50
Class B sales price
  High................................      71.00         63.50         64.25         55.00         54.25         53.25
  Low.................................      71.00         60.00         55.00         48.06         52.50         49.00
                                          SECOND        FIRST
SUMMARY OF OPERATIONS
Interest income.......................  $  116,282    $  106,221
Interest income-taxable equivalent....     116,845       106,774
Interest expense......................      55,537        46,301
Net interest income-taxable
  equivalent..........................      61,308        60,473
Taxable equivalent adjustment.........         563           553
Net interest income...................      60,745        59,920
Provision for loan losses.............       1,460           534
Net interest income after provision
  for loan losses.....................      59,285        59,386
Noninterest income....................      23,057        21,655
Noninterest expense...................      62,876        62,363
Income before income taxes............      19,466        18,678
Income taxes..........................       6,842         6,500
Net income............................  $   12,624    $   12,178
SELECTED QUARTERLY AVERAGES
Total assets..........................  $6,702,692    $6,323,537
Investment securities.................   1,493,415     1,380,424
Loans.................................   4,424,724     4,253,117
Interest-earning assets...............   6,061,732     5,716,572
Deposits..............................   5,858,280     5,533,654
Interest-bearing liabilities..........   5,299,570     5,009,276
Long-term obligations.................      26,174        32,564
Shareholders' equity..................  $  482,885    $  460,695
Shares outstanding....................  10,618,902    10,376,351
PROFITABILITY RATIOS (averages)
Rate of return (annualized) on:
  Total assets........................        0.76%         0.78%
  Shareholders' equity................       10.49         10.72
Dividend payout ratio.................       16.81         17.09
LIQUIDITY AND CAPITAL RATIOS
  (averages)
Loans to deposits.....................       75.53%        76.86%
Shareholders' equity to total
  assets..............................        7.20          7.29
Time certificates of $100,000 or more
  to total deposits...................        8.04          7.30
PER SHARE OF STOCK
Net income............................  $     1.19    $     1.17
Cash dividends........................        0.20          0.20
Class A sales price
  High................................       50.00         46.00
  Low.................................       44.00         42.00
Class B sales price
  High................................       49.50         45.00
  Low.................................       45.00         44.00

Stock information related to Class A common stock reflects the sales price, as reported on the Nasdaq National Market System. Stock information for Class B was obtained from a broker-dealer, reflecting the bid prices, prior to any mark-ups, mark-downs or commissions.
As of December 31, 1996, there were 3,991 holders of record of the Class A common stock and 725 holders of record of the Class B common stock.
    Average interest-bearing liabilities experienced a $431.6 million increase from the fourth quarter of 1995 to the same period of 1996, largely the result of acquisitions and internally generated deposit growth. The rate on these interest-bearing liabilities decreased from 4.34 percent to 4.04 percent between the two periods.
                                       36

    Taxable-equivalent net interest income increased $11.3 million from the fourth quarter of 1995 to the fourth quarter of 1996. The increase resulted from growth among interest-earning assets.
    Noninterest income for the fourth quarter of 1996 was $28.1 million, an increase of 17.7 percent. Much of the increase resulted from ATM convenience fees. Noninterest expense amounted to $69 million for the quarter ended December 31, 1996, compared to $60.9 million for the quarter ended December 31, 1995. Most of the 13.3 increase was in salary expense and various other operating expenses. Tables 16 and 17 are useful when making quarterly comparisons.
TABLE 17
CONSOLIDATED TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS -- FOURTH QUARTER

                                                      1996                                 1995                   INCREASE
                                                      INTEREST                             INTEREST               (DECREASE)
                                         AVERAGE      INCOME/     YIELD/      AVERAGE      INCOME/     YIELD/     DUE TO:
                                         BALANCE      EXPENSE      RATE       BALANCE      EXPENSE      RATE       VOLUME
                                                                           (THOUSANDS)
ASSETS
Loans:
  Secured by real estate..............  $3,056,155    $63,112      8.22 %    $2,826,705    $58,918      8.18 %    $ 4,757
  Commercial and industrial...........     514,554     11,205      8.65         461,955     12,771     10.51        1,086
  Consumer............................   1,238,383     28,325      9.13       1,189,310     25,330      8.45        1,719
  Lease financing.....................      70,192      1,492      8.50          58,058      1,177      8.11          252
  Other...............................      16,531        316      7.58          15,990        315      7.82           11
    Total loans.......................   4,895,815    104,450      8.50       4,552,018     98,511      8.63        7,825
Investment securities:
  U.S. Government.....................   2,088,697     30,647      5.82       1,860,076     25,652      5.47        3,247
  State, county and municipal.........       6,188        119      7.63           8,208        157      7.59          (39 )
  Other...............................       2,805         41      5.80           2,988         44      5.84            0
    Total investment securities.......   2,097,690     30,807      5.83       1,871,272     25,853      5.48        3,208
Federal funds sold....................     216,477      2,965      5.43         176,087      2,586      5.83          574
    Total interest-earning assets.....  $7,209,982    $138,222     7.63 %    $6,599,377    $126,950     7.66 %    $11,607
LIABILITIES
Deposits:
  Checking With Interest..............  $  917,915    $ 2,584      1.12 %    $  852,002    $ 3,342      1.56 %    $   221
  Savings.............................     722,281      3,750      2.06         701,528      4,030      2.28          113
  Money market accounts...............     855,950      7,693      3.57         766,821      7,086      3.67          811
  Time................................   3,293,064     44,166      5.32       3,035,811     43,313      5.66        3,554
    Total interest-bearing deposits...   5,789,210     58,193      3.99       5,356,162     57,771      4.28        4,699
Short-term borrowings.................     389,085      4,627      4.72         374,011      4,816      5.11          186
Long-term obligations.................       6,866        144      8.32          23,365        381      6.47         (307 )
    Total interest-bearing
      liabilities.....................  $6,185,161    $62,964      4.04 %    $5,753,538    $62,968      4.34 %    $ 4,578
Interest rate spread..................                             3.59 %                               3.32 %
Net interest income and net yield on
  interest-earning assets.............                $75,258      4.14 %                  $63,982      3.85 %    $ 7,029
                                         YIELD/      TOTAL
                                          RATE      CHANGE
ASSETS
Loans:
  Secured by real estate..............  $   (563)   $4,194
  Commercial and industrial...........    (2,652)   (1,566 )
  Consumer............................     1,276     2,995
  Lease financing.....................        63       315
  Other...............................       (10)        1
    Total loans.......................    (1,886)    5,939
Investment securities:
  U.S. Government.....................     1,748     4,995
  State, county and municipal.........         1       (38 )
  Other...............................        (3)       (3 )
    Total investment securities.......     1,746     4,954
Federal funds sold....................      (195)      379
    Total interest-earning assets.....  $   (335)   $11,272
LIABILITIES
Deposits:
  Checking With Interest..............  $   (979)   $ (758 )
  Savings.............................      (393)     (280 )
  Money market accounts...............      (204)      607
  Time................................    (2,701)      853
    Total interest-bearing deposits...    (4,277)      422
Short-term borrowings.................      (375)     (189 )
Long-term obligations.................        70      (237 )
    Total interest-bearing
      liabilities.....................  $ (4,582)   $   (4 )
Interest rate spread..................
Net interest income and net yield on
  interest-earning assets.............  $  4,247    $11,276

                               LEGAL PROCEEDINGS
     BancShares and various subsidiaries have been named as defendants in various legal actions arising from their normal business activities in which damages in various amounts are claimed. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, any such liability will not have a material effect on BancShares' consolidated financial position.
                                       37

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND SHAREHOLDERS
FIRST CITIZENS BANCSHARES, INC.

     We have audited the accompanying consolidated balance sheets of First Citizens BancShares, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens BancShares, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                 KPMG Peat Marwick LLP

Raleigh, North Carolina
January 27, 1997

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                                           DECEMBER 31
                                                                                                        1996          1995
                                                                                                        (THOUSANDS, EXCEPT
                                                                                                           SHARE DATA)
ASSETS
Cash and due from banks...........................................................................   $  437,029    $  448,630
Investment securities held to maturity (fair value $2,138,031 in 1996;
  $1,991,716 in 1995).............................................................................    2,138,831     1,983,148
Federal funds sold................................................................................      156,000        40,445
Loans.............................................................................................    4,930,508     4,580,719
Less reserve for loan losses......................................................................       81,439        78,495
       Net loans..................................................................................    4,849,069     4,502,224
Premises and equipment............................................................................      229,496       208,240
Income earned not collected.......................................................................       60,175        58,237
Other assets......................................................................................      184,972       143,026
       Total assets...............................................................................   $8,055,572    $7,383,950
LIABILITIES
Deposits:
  Noninterest-bearing.............................................................................   $1,087,474    $  943,445
  Interest-bearing................................................................................    5,866,554     5,444,637
       Total deposits.............................................................................    6,954,028     6,388,082
Short-term borrowings.............................................................................      392,006       376,531
Long-term obligations.............................................................................        6,922        22,957
Other liabilities.................................................................................       87,109        75,543
       Total liabilities..........................................................................    7,440,065     6,863,113

SHAREHOLDERS' EQUITY
Common stock:
  Class A -- $1 par value (11,000,000 shares authorized; 9,651,900 shares issued for 1996;
     8,949,703 shares issued for 1995)............................................................        9,652         8,950
  Class B -- $1 par value (2,000,000 shares authorized; 1,758,980 shares issued for 1996;
     1,766,464 shares issued for 1995)............................................................        1,759         1,766
Surplus...........................................................................................      143,760       106,954
Retained earnings.................................................................................      453,640       403,167
Unrealized gains on marketable equity securities, net of taxes....................................        6,696            --
       Total shareholders' equity.................................................................      615,507       520,837
       Total liabilities and shareholders' equity.................................................   $8,055,572    $7,383,950

          See accompanying Notes to Consolidated Financial Statements.

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                             YEAR ENDED DECEMBER 31
                                                                                       1996           1995           1994
                                                                                            (THOUSANDS, EXCEPT SHARE
                                                                                              AND PER SHARE DATA)
INTEREST INCOME
Loans............................................................................   $   410,703    $   380,676    $  300,993
Investment securities:
  U. S. Government...............................................................       114,831         81,219        71,514
  State, county and municipal....................................................           330            405           114
  Other..........................................................................           172            184            87
       Total investment securities interest income...............................       115,333         81,808        71,715
Federal funds sold...............................................................         8,159          8,625         3,297
       Total interest income.....................................................       534,195        471,109       376,005

INTEREST EXPENSE
Deposits.........................................................................       230,905        207,234       137,292
Short-term borrowings............................................................        16,388         15,773         8,314
Long-term obligations............................................................   957........    1,657......         2,520
       Total interest expense....................................................       248,250        224,664       148,126
       Net interest income.......................................................       285,945        246,445       227,879
Provision for loan losses........................................................         8,907          5,364         2,786
       Net interest income after provision for loan losses.......................       277,038        241,081       225,093

NONINTEREST INCOME
Trust income.....................................................................        10,008          8,886         8,228
Service charges on deposit accounts..............................................        40,710         39,909        38,567
Credit card income...............................................................        16,147         13,561        12,390
Other service charges and fees...................................................        23,878         21,227        16,672
Other............................................................................        12,561          8,545         7,468
       Total noninterest income..................................................       103,304         92,128        83,325
                                                                                        380,342        333,209       308,418
NONINTEREST EXPENSE
Salaries and wages...............................................................       115,461        106,607        99,282
Employee benefits................................................................        20,425         17,080        14,535
Occupancy expense................................................................        22,023         20,446        18,691
Equipment expense................................................................        27,068         24,504        23,839
Other............................................................................        93,691         77,243        74,235
       Total noninterest expense.................................................       278,668        245,880       230,582
Income before income taxes.......................................................       101,674         87,329        77,836
Income taxes.....................................................................        36,207         30,423        26,867
       Net income................................................................   $    65,467    $    56,906    $   50,969
PER SHARE INFORMATION
  Net income.....................................................................   $      5.77    $      5.37    $     5.13
  Cash dividends.................................................................         0.925          0.825         0.725
Weighted average shares outstanding..............................................    11,340,982     10,597,066     9,944,927

          See accompanying Notes to Consolidated Financial Statements.

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                 UNREALIZED
                                                     CLASS     CLASS                              GAIN ON
                                                       A         B                               MARKETABLE        TOTAL
                                                     COMMON    COMMON                RETAINED      EQUITY      SHAREHOLDERS'
                                                     STOCK     STOCK     SURPLUS     EARNINGS    SECURITIES       EQUITY
                                                                         (THOUSANDS, EXCEPT SHARE DATA)
Balance at December 31, 1993......................   $7,986    $1,780    $ 61,717    $317,567          --        $ 389,050
Issuance of 79,408 shares of Class A common stock
  pursuant to employee stock purchase plans.......      79                  2,586                                    2,665
Redemption of 85,850 shares of Class A common
  stock and 10,617 shares of Class B common
  stock...........................................     (86 )     (10 )                 (4,132)                      (4,228)
Issuance of 6,694 shares of Class A common stock
  pursuant to the Dividend Reinvestment Plan......       7                    276                                      283
Issuance of 433,068 shares of Class A common stock
  in connection with various acquisitions.........     433                 18,052                                   18,485
Net income........................................                                     50,969                       50,969
Cash dividends....................................                                     (7,311)                      (7,311)
Other.............................................                                       (502)                        (502)
Balance at December 31, 1994......................   8,419     1,770       82,631     356,591          --          449,411
Issuance of 64,881 shares of Class A common stock
  pursuant to employee stock purchase plans.......      65                  2,556                                    2,621
Redemption of 28,386 shares of Class A common
  stock and 2,987 shares of Class B common
  stock...........................................     (28 )      (4 )                 (1,513)                      (1,545)
Issuance of 8,998 shares of Class A common stock
  pursuant to the Dividend Reinvestment Plan......       9                    406                                      415
Issuance of 484,821 shares of Class A common stock
  in connection with various acquisitions.........     485                 21,361                                   21,846
Net income........................................                                     56,906                       56,906
Cash dividends....................................                                     (8,817)                      (8,817)
Balance at December 31, 1995......................   8,950     1,766      106,954     403,167          --          520,837
Issuance of 87,992 shares of Class A common stock
  pursuant to employee stock purchase plans.......      88                  3,958                                    4,046
Redemption of 63,195 shares of Class A common
  stock and 7,484 shares of Class B common
  stock...........................................     (64 )      (7 )                 (4,435)                      (4,506)
Issuance of 8,746 shares of Class A common stock
  pursuant to the Dividend Reinvestment Plan......       9                    114                                      123
Issuance of 668,654 shares of Class A common stock
  in connection with various acquisitions.........     669                 32,734                                   33,403
Net income........................................                                     65,467                       65,467
Unrealized gain on marketable equity securities,
  net of taxes....................................                                                  6,696            6,696
Cash dividends....................................                                    (10,559)                     (10,559)
Balance at December 31, 1996......................   $9,652    $1,759    $143,760    $453,640      $6,696        $ 615,507

          See accompanying Notes to Consolidated Financial Statements.

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         TWELVE MONTHS ENDED DECEMBER 31,
                                                                                         1996           1995          1994
                                                                                                    (THOUSANDS)
OPERATING ACTIVITIES
Net income.........................................................................   $    65,467    $    56,906    $  50,969
Adjustments:
  Amortization of intangibles......................................................         8,197          5,877        3,993
  Provision for loan losses........................................................         8,907          5,364        2,786
  Deferred tax benefit.............................................................        (1,833)        (1,454)      (1,579)
  Change in current taxes payable..................................................           (88)         3,241       (3,993)
  Depreciation.....................................................................        16,932         16,882       15,885
  Change in accrued interest payable...............................................         1,807         26,696        3,242
  Change in income earned not collected............................................          (862)       (11,746)       1,007
  Origination of loans held for sale...............................................      (149,146)       (85,148)     (72,804)
  Proceeds from sale of loans......................................................       137,314         75,964      116,125
  (Gain) loss on sale of mortgage loans............................................          (502)          (809)         862
  Net amortization of premiums and discounts.......................................        11,658         19,634       27,439
  Net change in other assets.......................................................        (4,301)       (15,383)      39,980
  Net change in other liabilities..................................................        (1,225)         4,798      (16,263)
  Net cash provided by operating activities........................................        92,325        100,822      167,649
INVESTING ACTIVITIES
  Net increase in loans outstanding................................................      (139,670)      (254,326)    (498,396)
  Purchases of investment securities...............................................    (1,039,460)    (1,328,178)    (207,601)
  Proceeds from maturities of investment securities................................       890,363        826,129      576,293
  Net change in federal funds sold.................................................      (115,555)       (25,023)      16,300
  Dispositions of premises and equipment...........................................         5,983          3,445        2,364
  Additions to premises and equipment..............................................       (42,184)       (31,147)     (20,254)
  Purchase of institutions, net of cash acquired...................................         7,584        106,092       (6,533)
  Net cash used by investing activities............................................      (432,939)      (703,008)    (137,827)
FINANCING ACTIVITIES
  Net change in time deposits......................................................        99,448        536,251       (4,854)
  Net change in demand and other interest-bearing deposits.........................       258,104         (3,811)      24,901
  Net change in short-term borrowings..............................................       (17,643)        69,992       21,580
  Repurchases of common stock......................................................        (4,506)        (1,545)      (4,228)
  Proceeds from issuance of stock..................................................         4,169          3,036        2,948
  Cash dividends paid..............................................................       (10,559)        (8,817)      (7,311)
  Net cash provided by financing activities........................................       329,013        595,106       33,036
  Change in cash and due from banks................................................       (11,601)        (7,080)      62,858
  Cash and due from banks at beginning of period...................................       448,630        455,710      392,852
  Cash and due from banks at end of period.........................................   $   437,029    $   448,630    $ 455,710
CASH PAYMENTS FOR:
  Interest.........................................................................   $   246,443    $   197,334    $ 144,844
  Income taxes.....................................................................        35,554         27,454       27,667
Supplemental disclosure of noncash investing and financing activities:
  Common stock issued for acquisitions.............................................   $    33,403    $    21,846    $  18,485
  Long-term obligations issued for acquisitions....................................         1,468          2,494           --
  Unrealized gain on marketable equity securities..................................        11,167             --           --

          See accompanying Notes to Consolidated Financial Statements.

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)
NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
  BASIS OF PRESENTATION AND CONSOLIDATION
     First Citizens BancShares, Inc. ("BancShares") is a bank holding company with three banking subsidiaries -- First-Citizens Bank & Trust Company (the "Bank"), Bank of Marlinton ("Marlinton"), and Bank of White Sulphur Springs ("WSS"). On January 1, 1996, a Virginia banking subsidiary was merged into the Bank. The Bank's primary market area includes North Carolina and Virginia, while Marlinton and WSS both serve individual communities within West Virginia.
     The Bank, Marlinton and WSS conduct a full-service banking business designed to meet the needs of both consumers and commercial entities in the markets in which they serve. These services include normal taking of deposits, commercial and consumer lending, a full service trust department and other activities incidental to commercial banking.
     The Bank has nine wholly-owned subsidiaries. Neuse, Incorporated owns a substantial number of the facilities in which the Bank operates branches and also operates an insurance agency, which acts as agent for credit-related insurance associated with various areas of the Bank's business. American Guaranty Insurance Company is engaged in writing fire and casualty insurance. Triangle Life Insurance Company writes credit life and credit accident and health insurance. First Citizens Investor Services provides investment services, including sales of annuities and third party mutual funds, to customers of the Bank. Other subsidiaries are either inactive or are not material to the consolidated financial statements.
     The accounting and reporting policies of BancShares and its subsidiaries are in accordance with generally accepted accounting principles and, with regard to the banking subsidiaries, conform to general industry practices. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates made by BancShares in the preparation of its consolidated financial statements are the determination of the reserve for loan losses, the valuation allowance for deferred tax assets, and fair value estimates.
     Intercompany accounts and transactions have been eliminated. Certain amounts for prior years have been reclassified to conform with statement presentations for 1996. However, the reclassifications have no effect on shareholders' equity or net income as previously reported.
  INVESTMENT SECURITIES
     As of December 31, 1996 and 1995, all investment securities are classified as held to maturity, as BancShares has the ability and the positive intent to hold its investment securities until maturity. These securities are stated at cost adjusted for amortization of premium and accretion of discount. Accreted discounts and amortized premiums are included in interest income on an effective yield basis.
     Included in other assets at December 31, 1996 are marketable equity securities classified as available for sale with a cost basis of $10,916 and a fair value of $22,083. These securities are carried at their fair value, and the difference between the cost basis and the fair value, net of deferred income taxes, is recorded as a component of shareholders' equity.
     At December 31, 1996 and 1995, BancShares had no investment securities classified as either available for sale or held in a trading portfolio, other than the aforementioned marketable equity securities.
  LOANS
     Loans that are held for investment purposes are carried at their principal amount outstanding. Those loans that are available for sale are carried at the lower of aggregate cost or market. Interest on substantially all loans is accrued and credited to interest income on a constant yield basis based upon the daily principal amount outstanding.
                                       43

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)
NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued
  LOAN FEES
     Fees collected and certain costs incurred related to loan originations are deferred and amortized as an adjustment to interest income over the life of the related loans. The deferred fees and costs are recorded as an adjustment to loans outstanding using a method that approximates a constant yield.
  MORTGAGE SERVICING RIGHTS
     BancShares adopted Statement of Financial Accounting Standards No. 122 ("Statement 122") effective January 1, 1996. Statement 122 requires entities to recognize as separate assets any rights to service mortgage loans for others. Mortgage servicing rights that are acquired or result from the sale of a loan with servicing rights retained should carry a value based on the relative fair values of the mortgage servicing rights and the related loans. Statement 122 also requires a servicer to assess its capitalized mortgage servicing rights for impairment based on the fair values of those rights.
     The adoption of Statement 122 did not have a material effect on BancShares' financial condition or results of operations. However, changes in circumstances in future periods could result in the recognition of significant mortgage servicing rights or an impairment of the recorded asset.
  RESERVE FOR LOAN LOSSES
     The reserve for loan losses is established by charges to operating expense. To determine the reserve needed, management evaluates the risk characteristics of the loan portfolio under current and projected economic conditions and considers such factors as the financial condition of the borrower, fair market value of collateral and other items that, in management's opinion, deserve current recognition in estimating possible credit losses.
     Management considers the established reserve adequate to absorb future losses that relate to loans outstanding as of December 31, 1996, although future additions to the reserve may be necessary based on changes in economic and other conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's reserve for loan losses. Such agencies may require the recognition of additions to the reserve based on their judgments of information available to them at the time of their examination.
  NONACCRUAL LOANS, IMPAIRED LOANS AND OTHER REAL ESTATE
     Accrual of interest on loans is discontinued when management deems that collection of additional interest is doubtful. Loans are returned to an accrual status when both principal and interest are current and the loan is determined to be performing in accordance with the applicable loan terms.
     Management considers a loan to be impaired when based on current information and events, it is probable that a borrower will be unable to pay all amounts due according to contractual terms of the loan agreement. Impaired loans are valued using either the discounted expected cash flow method or the collateral value. When the ultimate collectibility of an impaired loan's principal is doubtful, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Future cash receipts are recorded as recoveries of any amounts previously charged off.
     Other real estate acquired through foreclosure is valued at the lower of the loan balance at the time of foreclosure or estimated fair value net of selling costs and is included in other assets. Once acquired, other real estate is periodically reviewed to ensure that the fair value of the property supports the carrying value, with writedowns recorded when necessary. Gains and losses resulting from the sale or writedown of other real estate and income and expenses related to the operation of other real estate are recorded in other expense.
  INTANGIBLE ASSETS
     Goodwill arising from acquisitions in which the purchase price exceeds the fair value of net assets acquired is amortized using the straight-line method over a 15 year period. Deposit base intangibles are amortized over the expected life of
                                       44

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)
NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued
the specific deposit base using either the straight-line or an accelerated method of amortization based on when the asset was recorded. Intangible assets are subject to periodic review and are adjusted for any impairment of value.
  IMPAIRMENT OF LONG-LIVED ASSETS
     Statement of Financial Accounting Standards No. 121 ("Statement 121") was adopted January 1, 1996 and had no material impact on BancShares' financial position or results of operations. Statement 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill, by requiring that such assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss should be recognized if the sum of the undiscounted future cash flows is less than the carrying amount of the asset. Those assets to be disposed of are to be reported at the lower of the carrying amount or fair value less costs to sell. Statement 121 could have a material impact on BancShares' consolidated financial statements for future periods should an event or changes in circumstances occur in such future periods, requiring a review by management for impairment.
  PREMISES AND EQUIPMENT
     Premises and equipment are stated at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation and amortization are computed by the straight-line method and are charged to operations over the estimated useful lives of the assets, which range from 25 to 40 years for premises and three to 10 years for furniture and equipment. Leasehold improvements are amortized over the terms of the respective leases or the useful lives of the improvements, whichever is shorter. Gains and losses on dispositions are recorded in other income. Maintenance and repairs are charged to occupancy expense or equipment expense as incurred.
  INCOME TAXES
     Income tax expense is based on consolidated net income and generally differs from income taxes paid due to deferred income taxes and benefits arising from income and expenses being recognized in different periods for financial and income tax reporting purposes. BancShares uses the asset and liability method to account for deferred income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the income tax basis of BancShares' assets and liabilities at enacted rates expected to be in effect when such amounts are realized or settled. BancShares and its subsidiaries file a consolidated federal income tax return. Each subsidiary pays its allocation of federal income taxes or receives a payment to the extent that tax benefits are realized. BancShares and its subsidiaries each file separate state income tax returns.
  PER SHARE DATA
     Net income per share has been computed by dividing net income by the weighted average number of both classes of common shares outstanding during each period. The weighted average number of shares outstanding for 1996, 1995 and 1994 was 11,340,982; 10,597,066 and 9,944,927, respectively. Outstanding options to purchase shares of common stock were not materially dilutive to the computation of net income per share in any period.
     Cash dividends per share apply to both Class A and Class B common stock as both classes share equally in dividends. Class A common stock carrries one vote per share, while shares of Class B common stock carry 16 votes per share.
                                       45

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)
NOTE B -- INVESTMENT SECURITIES
     The aggregate values of investment securities at December 31 along with gains and losses determined on an individual security basis are as follows:

                                                                                           GROSS         GROSS
                                                                              BOOK       UNREALIZED    UNREALIZED       FAIR
                                                                              VALUE        GAINS         LOSSES         VALUE
1996
  U. S. Government......................................................   $ 2,130,037    $    855      $ (1,969)    $ 2,128,923
  State, county and municipal...........................................         6,301         324             0           6,625
  Other.................................................................         2,493           0           (10)          2,483
     Total investment securities........................................   $ 2,138,831    $  1,179      $ (1,979)    $ 2,138,031
1995
  U. S. Government......................................................   $ 1,972,129    $ 10,697      $ (2,296)    $ 1,980,530
  State, county and municipal...........................................         8,033         178           (10)          8,201
  Other.................................................................         2,986           4            (5)          2,985
     Total investment securities........................................   $ 1,983,148    $ 10,879      $ (2,311)    $ 1,991,716

     The maturities of investment securities at December 31 are as follows:

                                                                                  1996                        1995
                                                                           BOOK          FAIR          BOOK          FAIR
                                                                           VALUE         VALUE         VALUE         VALUE
Within one year......................................................   $   781,336   $   782,102   $   929,761   $   931,954
One through five years...............................................     1,345,274     1,343,599     1,041,434     1,047,733
Five to 10 years.....................................................         4,803         4,829         4,587         4,636
Over 10 years........................................................         7,418         7,501         7,366         7,393
     Total investment securities.....................................   $ 2,138,831   $ 2,138,031   $ 1,983,148   $ 1,991,716

     Investment securities having an aggregate par value of $1,025,145 at December 31, 1996, and $819,043 at December 31, 1995, were pledged as collateral to secure public funds on deposit and for other purposes as required by law. NOTE C -- LOANS
     Loans at December 31 are summarized as follows:

                                                                                1996          1995
Loans secured by real estate:
  Construction and land development loans.................................   $   109,806   $   104,540
  Residential mortgage loans..............................................     1,954,692     1,835,880
  Other real estate mortgage loans........................................     1,015,021       899,538
Total loans secured by real estate........................................     3,079,519     2,839,958
Commercial and industrial.................................................       514,535       466,462
Consumer..................................................................     1,251,704     1,199,400
Lease financing...........................................................        68,694        59,899
All other loans...........................................................        16,056        15,000
  Total loans.............................................................   $ 4,930,508   $ 4,580,719

     Included in total loans as of December 31, 1996 and 1995 is unearned income of $6,412 and $4,913, respectively, substantially all of which relates to deferred origination fees. There were no foreign loans outstanding during either period, nor were there any highly leveraged transactions. There are no loan concentrations exceeding 10 percent of loans
                                       46

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)
NOTE C -- LOANS -- Continued
outstanding involving multiple borrowers in similar activities or industries at December 31, 1996. Substantially all loans are to customers domiciled within BancShares' principal market areas.
     At December 31, 1996 and 1995 nonperforming loans consisted of nonaccrual loans and amounted to $12,810 and $13,208, respectively. Gross interest income on nonperforming loans that would have been recorded had these loans been performing was $1,162, $1,556 and $1,430 during 1996, 1995 and 1994, respectively. Interest income recognized on nonperforming loans was $259, $595 and $693 during the respective periods. As of December 31, 1996 and 1995, the balance of other real estate acquired through foreclosure was $1,160 and $2,154. Loans transferred to other real estate totaled $1,649, $2,110 and $1,894 during 1996, 1995 and 1994.
     Activity related to the sale of loans is summarized as follows:

                                                                                              1996        1995        1994
Loans held for sale at December 31.......................................................   $  27,722   $ 15,388    $   5,395
For the year ended December 31:
  Loans sold.............................................................................     136,812     75,155      116,987
  Net gain (loss) on sale of loans.......................................................         502        809        (862)

     The Bank services mortgage loans for itself and others. The carrying value of loans serviced for others as of December 31, 1996 and 1995, was $657,520 and $543,488, respectively.
NOTE D -- RESERVE FOR LOAN LOSSES
     Activity in the reserve for loan losses is summarized as follows:

                                                                                              1996        1995        1994
Balance at beginning of year.............................................................   $78,495     $72,017     $70,049
Reserves of acquired institutions........................................................     1,387       3,231       1,009
Provision for loan loses.................................................................     8,907       5,364       2,786
Loans charged off........................................................................   (11,653 )    (7,262 )    (8,480 )
Loans recovered..........................................................................     4,303       5,145       6,653
Net charge-offs..........................................................................    (7,350 )    (2,117 )    (1,827 )
Balance at end of year...................................................................   $81,439     $78,495     $72,017

     At December 31, 1996 and 1995, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $9,880 and $11,119, respectively, all of which were classified as nonaccrual. Specific reserves of $833 and $865 have been established for impaired loans outstanding at December 31, 1996 and 1995, respectively. The average recorded investment in impaired loans during the years ended December 31, 1996 and 1995, was $11,463 and $14,326, respectively. For the years ended December 31, 1996 and 1995, BancShares recognized interest income on those impaired loans of approximately $57 and $543, respectively. The amount of interest income recognized on a cash basis for impaired loans was not material in any period.
                                       47

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)
NOTE E -- PREMISES AND EQUIPMENT
     Major classifications of premises and equipment at December 31 are summarized as follows:

                                                                                              1996        1995        1994
Land.....................................................................................   $  44,254   $  46,200   $  40,827
Premises and leasehold improvements......................................................     184,970     160,116     141,332
Furniture and equipment..................................................................     116,643     112,070     106,482
  Total..................................................................................     345,867     318,386     288,641
Less accumulated depreciation and amortization...........................................     116,371     110,146      99,817
  Net book value.........................................................................   $ 229,496   $ 208,240   $ 188,824
Depreciation and amortization charged to operations......................................   $  16,932   $  16,882   $  15,885

     Premises with a book value of $2,887 at December 31, 1996, and $3,188 at December 31, 1995, were pledged to secure mortgage notes payable.
     BancShares leases certain premises and equipment under various lease agreements that provide for payment of property taxes, insurance and maintenance costs. Generally, operating leases provide for one or more renewal options on the same basis as current rental terms. However, certain leases require increased rentals under cost of living escalation clauses. Certain of the leases also provide purchase options.
     Future minimum rental commitments for noncancellable operating leases with initial or remaining terms of one or more years consisted of the following at December 31, 1996:

YEAR ENDING DECEMBER 31:                                                           AMOUNT
1997...........................................................................   $ 11,703
1998...........................................................................      8,490
1999...........................................................................      6,141
2000...........................................................................      3,321
2001...........................................................................      2,684
Thereafter.....................................................................     44,854
  Total minimum payments.......................................................   $ 77,193

     Total rent expense for all operating leases amounted to $13,501 in 1996, $11,998 in 1995 and $11,118 in 1994.
NOTE F -- DEPOSITS
     Deposits at December 31 are summarized as follows:

                                                                    1996          1995
Demand........................................................   $ 1,087,474   $   943,445
Checking With Interest........................................       943,900       874,431
Savings.......................................................       712,525       691,894
Money market accounts.........................................       892,953       809,813
Time..........................................................     3,317,176     3,068,499
  Total deposits..............................................   $ 6,954,028   $ 6,388,082

     Total time deposits with a minimum denomination of $100 were $617,076 and $600,616 at December 31, 1996 and 1995, respectively.
                                       48

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)
NOTE F -- DEPOSITS -- Continued
     At December 31, 1996, the scheduled maturities of time deposits were:

1997........................................................................   $ 2,735,991
1998........................................................................       258,081
1999........................................................................        91,494
2000........................................................................       151,146
2001 and thereafter.........................................................        80,463
  Total time deposits.......................................................   $ 3,317,175

NOTE G -- SHORT-TERM BORROWINGS
     Short-term borrowings at December 31 are as follows:

                                                                       1996        1995
Master notes......................................................   $ 295,428   $ 257,178
Federal funds purchased...........................................      45,075      64,085
Repurchase agreements.............................................      21,816      25,022
U. S. Treasury tax and loan accounts..............................      20,356      17,581
Other.............................................................       9,331      12,665
  Total short-term borrowings.....................................   $ 392,006   $ 376,531

     Master notes are overnight unsecured borrowings by BancShares from Bank customers. The rate on Master notes was 4.23 percent as of December 31, 1996. During 1996, the weighted average rate on Master note borrowings was 4.46 percent, and the average amount outstanding was $266,476. The largest amount outstanding at any month-end during 1996 was $316,628.
NOTE H -- LONG-TERM OBLIGATIONS
     Long-term obligations at December 31 are as follows:

                                                                                                             1996       1995
Subordinated notes payable:
  7 percent maturing June 18, 1998.......................................................................   $   849   $    849
  7 percent maturing February 22, 1999...................................................................       135         --
  7.5 percent maturing February 23, 2000.................................................................       170        170
  7.25 percent maturing February 22, 2001................................................................     1,332         --
  8 percent maturing February 23, 2005...................................................................     2,278      2,324
Unsecured variable rate note at 6.77 percent payable in quarterly installments...........................        --      9,305
Federal Home Loan Bank advances with a weighted average rate of 2.60 percent at December 31, 1996, and
  5.21 percent at December 31, 1995 with maturities extending to 2012, secured by U.S. Government
  securities.............................................................................................       232      7,999
8 percent mortgage notes, due in periodic payments through 2004, secured by premises.....................     1,659      1,821
Note payable at 7.89 percent, maturing in 2009, secured by collateralized mortgage obligation............       267        489
  Total long-term obligations............................................................................   $ 6,922   $ 22,957

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)
NOTE H -- LONG-TERM OBLIGATIONS -- Continued
     Long-term obligations maturing in each of the five years subsequent to December 31, 1996, are as follows:

1997.............................................................................   $   175
1998.............................................................................     1,039
1999.............................................................................       340
2000.............................................................................       393
2001.............................................................................     1,573
Thereafter.......................................................................     3,402
                                                                                    $ 6,922

NOTE I -- COMMON STOCK
     On October 28, 1996, the Board of Directors of BancShares authorized the purchase in the open market or in private transactions up to 300,000 shares of its outstanding Class A common stock and up to 100,000 shares of its outstanding Class B common stock. The authorization is effective for a period of 12 months. The following table sets forth information related to shares purchased for the years ended December 31:

                                                              1996       1995       1994
Class A
  Number of shares purchased..............................    63,195     28,386     85,850
  Cash disbursed..........................................   $ 4,027   $  1,394   $  3,769
Class B
  Number of shares purchased..............................     7,484      2,987     10,617
  Cash disbursed..........................................   $   479   $    151   $    459

     Shares purchased are retired by a charge to common stock for the par value of the shares retired and to retained earnings for the cost in excess of par value.
NOTE J -- ESTIMATED FAIR VALUES
     Fair value estimates are made at a specific point in time based on relevant market information and information about each financial instrument. Where information regarding the market value of a financial instrument is available, those values are used, as is the case with investment securities and residential mortgage loans. In these cases, an open market exists in which those financial instruments are actively traded.
     Because no market exists for many financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. For these financial instruments with a fixed interest rate, an analysis of the related cash flows was the basis for estimating fair values. The expected cash flows were then discounted to the valuation date using an appropriate discount rate. The discount rates used represent the rates under which similar transactions would be currently negotiated. Generally, the fair value of variable rate financial instruments equals the book value.
                                       50

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)
NOTE J -- ESTIMATED FAIR VALUES -- Continued
     Estimated fair values for financial instruments at December 31 are as follows:

                                                                                  1996                        1995
                                                                           BOOK          FAIR          BOOK          FAIR
                                                                           VALUE         VALUE         VALUE         VALUE
Financial Assets:
  Cash and due from banks............................................   $   437,029   $   437,029   $   448,630   $   448,630
  Investment securities..............................................     2,138,831     2,138,031     1,983,148     1,991,716
  Federal funds sold.................................................       156,000       156,000        40,445        40,445
  Loans, net of reserve for loan losses..............................     4,849,069     4,852,568     4,502,224     4,523,601
  Income earned not collected........................................        60,175        60,175        58,237        58,237
Financial Liabilities:
  Deposits...........................................................     6,954,028     6,957,475     6,388,082     6,551,761
  Short-term borrowings..............................................       392,006       392,006       376,531       376,531
  Long-term obligations..............................................         6,922         7,267        22,957        23,509
  Accrued interest payable...........................................        49,528        49,528        47,721        47,721

     Forward commitments to sell loans as of December 31, 1996, and 1995 had no carrying value and unrealized losses of $39 and $20, respectively. For other off-balance sheet commitments and contingencies, carrying amounts are reasonable estimates of the fair values for such financial instruments. Carrying amounts include unamortized fee income and, in some cases, reserves for any projected credit loss from those financial instruments. These amounts are not material to BancShares' financial position.
NOTE K -- EMPLOYEE BENEFIT PLANS
     Employees who qualify under length of service and other requirements participate in a noncontributory defined benefit pension plan. Under the plan, retirement benefits are based on years of service and average earnings. The policy is to fund the maximum amount allowable for federal income tax purposes. No contribution was made during the three-year period ending December 31, 1996. The plan's assets consist primarily of investments in the Bank's common trust funds, which include listed common stocks and fixed income securities.
     At December 31, 1996, the plan's assets also included BancShares common stock with a market value of $12,166. While applicable regulations would generally prohibit the ownership of BancShares stock by the plan, the Bank has received an exemption from the Department of Labor which allows the plan to continue to hold the stock. However, the plan's interests for all purposes with respect to the stock are now represented by an independent fiduciary. BancShares has executed an agreement to purchase any or all of the shares held by the plan if the fiduciary determines that it is in the best interest of the plan.
                                       51

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)
NOTE K -- EMPLOYEE BENEFIT PLANS -- Continued
     The following table sets forth the plan's funded status at December 31:

                                                                                                         1996         1995
Pension benefit obligation:
  Vested............................................................................................   $ (86,838)   $ (81,717)
  Nonvested.........................................................................................      (1,653)      (1,564)
Accumulated benefit obligation......................................................................     (88,491)     (83,281)
Effect of projected future compensation levels......................................................     (20,893)     (19,800)
Projected benefit obligation........................................................................    (109,384)    (103,081)
Market value of plan assets.........................................................................     137,758      128,911
Plan's assets in excess of projected benefit obligation.............................................      28,374       25,830
Unrecognized net transition asset...................................................................      (7,303)      (8,530)
Unrecognized net gain due to difference in past experience and assumptions..........................     (21,769)     (17,006)
Unrecognized prior service cost.....................................................................       1,352        1,505
Prepaid pension asset...............................................................................   $     654    $   1,799

     The net periodic pension cost for the years ended December 31 included the following:

                                                                         1996        1995       1994
Service costs.......................................................   $  3,596    $  3,139    $ 3,275
Interest costs......................................................      7,565       7,073      6,544
Actual return on plan assets........................................    (13,491)    (26,745)     2,101
Net amortization and deferral.......................................      3,475      16,842    (11,373)
Net periodic pension cost...........................................   $  1,145    $    309    $   547

     Prior service cost is being amortized on a straight-line basis over the estimated average remaining service period of employees. In determining the projected benefit obligation at December 31, 1996, 1995, and 1994, the following assumptions were used:

                                                                             1996     1995     1994
Weighted average discount rate............................................    7.25%    7.25%    7.75
Rate of future compensation increases.....................................    4.25     4.25     4.50
Long-term rate of return on plan assets...................................    8.25     8.25     8.50

     Employees are also eligible to participate in a matching savings plan after one year of service. During 1996 BancShares made participating contributions to this plan of $3,473 compared to $3,155 during 1995 and $2,907 during 1994.
                                       52

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)
NOTE K -- EMPLOYEE BENEFIT PLANS -- Continued
     Prior to 1995, certain employees had received options to purchase shares of BancShares' Class A common stock through employee stock purchase plans. The number of options granted was determined based on each eligible employee's salary as of the grant date. The option prices were fixed at 85 percent of the market price on the respective grant date. All unexercised options expired on June 30, 1996. Additional information is as follows:

                                                                        1994 PLAN        1992 PLAN
Options granted....................................................          264,113          474,768
Grant date.........................................................     July 1, 1994     July 1, 1992
Option price per share.............................................           $37.83           $29.96
Number of shares purchased during:
  1996.............................................................           87,992               --
  1995.............................................................           64,881               --
  1994.............................................................           11,202           68,206
Option expiration date.............................................    June 30, 1996    June 30, 1994

     BancShares adopted Statement of Financial Accounting Standards No. 123 ("Statement 123") on January 1, 1996. During the years ended December 31, 1996 and 1995, BancShares made no grants of stock awards or stock options, so the adoption of Statement 123 had no impact on BancShares.
NOTE L -- OTHER INCOME AND OTHER EXPENSE
     Other income for the years ended December 31 consisted of the following:

                                                                                                     1996      1995      1994
ATM income......................................................................................   $  5,289   $ 2,729   $ 2,264
Net premium income..............................................................................      3,364     3,964     4,495
Other...........................................................................................      3,908     1,852       709
       Total other income.......................................................................   $ 12,561   $ 8,545   $ 7,468

     Other expense for the years ended December 31 consisted of the following:

                                                                                                  1996       1995       1994
FDIC insurance...............................................................................   $ 13,586   $  8,418   $ 11,831
Credit card expense..........................................................................     10,097      9,106      8,587
Amortization of intangibles..................................................................      8,197      5,877      3,993
Telecommunication............................................................................      7,711      6,790      6,743
Postage......................................................................................      6,383      5,701      4,907
Other........................................................................................     47,717     41,351     38,174
       Total other expense...................................................................   $ 93,691   $ 77,243   $ 74,235

     During 1996, FDIC insurance expense included a special assessment on deposit liabilities insured by the FDIC's Savings Association Insurance Fund. The gross amount of the assessment was $10,007.
                                       53

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)
NOTE M -- INCOME TAXES
     At December 31, income tax expense consisted of the following:

                                                                                                 1996       1995       1994
Current tax expense
  Federal....................................................................................   $37,923    $30,757    $28,446
  State......................................................................................       117      1,120         --
     Total current tax expense...............................................................    38,040     31,877     28,446
Deferred tax benefit
  Federal....................................................................................    (1,255)      (111)    (1,579)
  State......................................................................................      (578)    (1,343)        --
     Total deferred tax benefit..............................................................    (1,833)    (1,454)    (1,579)
     Total tax expense.......................................................................   $36,207    $30,423    $26,867

     Income tax expense differed from the amounts computed by applying the federal income tax rate of 35 percent in each period to pretax income as a result of the following:

                                                                                                 1996       1995       1994
Income tax at statutory rates................................................................   $35,586    $30,565    $27,243
Increase (reduction) in income taxes resulting from:
  Amortization of goodwill...................................................................     1,991      1,280        674
  Nontaxable income on loans and investments, net of nondeductible expenses..................    (1,387)    (1,378)    (1,346)
  State and local income taxes (benefit), including change in valuation allowance, net of
     federal income tax benefit..............................................................      (168)      (145)        73
  Other, net.................................................................................       185        101        223
     Total tax expense.......................................................................   $36,207    $30,423    $26,867

     The net deferred tax asset included the following components at December
31:

                                                                                                            1996       1995
Loan loss reserve.......................................................................................   $32,553    $31,426
Net deferred loan fees and costs........................................................................     2,292      2,066
Losses on other real estate.............................................................................     1,512      1,286
Net operating loss carryforwards........................................................................       871        978
Other...................................................................................................     6,580      6,068
  Gross deferred tax asset..............................................................................    43,808     41,824
Less: valuation allowance...............................................................................    (2,617)    (2,620)
  Deferred tax asset....................................................................................    41,191     39,204
Accelerated depreciation................................................................................     4,692      4,654
Accretion of bond discount..............................................................................     1,094        768
Net periodic pension credit.............................................................................       160        639
Tax loan loss reserve reversal..........................................................................     1,424      1,295
Unrealized gain on marketable equity securities.........................................................     4,471         --
Other...................................................................................................     6,089      5,449
  Deferred tax liability................................................................................    17,930     12,805
  Net deferred tax asset................................................................................   $23,261    $26,399

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)
NOTE M -- INCOME TAXES -- Continued
     BancShares has historically incurred immaterial amounts of state income tax expense. The valuation allowance of $2,617 and $2,620 at December 31, 1996 and 1995, respectively, is the amount necessary to reduce BancShares' gross state deferred tax asset to the amount which is more likely than not to be realized. NOTE N -- RELATED PARTY TRANSACTIONS
     The banks have had, and expect to have in the future, banking transactions in the ordinary course of business with several directors, officers and their associates ("related parties"), on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. Those transactions neither involve more than the normal risk of collectibility nor present any unfavorable features.
     An analysis of changes in aggregate amounts of related party loans for the year ended December 31, 1996, which excludes aggregate loans totaling less than $60 to any one related party, is as follows:

Balance at beginning of year.......................................   $ 11,942
New loans..........................................................      5,529
Repayments.........................................................      4,975
Balance at end of year.............................................   $ 12,496

     BancShares provides certain processing and operational services to other financial institutions. Certain of these institutions are deemed to be related parties since certain control persons of BancShares are also deemed to be control persons of the other banks. During 1996, 1995 and 1994, BancShares' received $9,953, $9,031 and $7,976 respectively, for services rendered to these related parties, substantially all of which is included in other service charges and fees and relates to data processing services provided.
NOTE O -- ACQUISITIONS
     BancShares and the Bank have consummated numerous acquisitions in recent years. All of the transactions have been accounted for as purchases, with the results of operations not included in BancShares' Consolidated Statements of Income until after the transaction date. The pro forma impact of the acquisitions as though they had been made at the beginning of the periods presented is not material to BancShares' consolidated financial statements.
     As of December 31, 1996 and 1995, BancShares had goodwill of $72,910 and $50,249, respectively. Deposit intangibles totaled $24,344 and $23,140, respectively.
                                       55

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)
NOTE O -- ACQUISITIONS -- Continued
     The following table provides information regarding the acquisitions that have been consummated during the three-year period ending December 31, 1996:

                                                                              DEPOSIT
                                                                ASSETS      LIABILITIES     RESULTING
DATE               INSTITUTION/LOCATION                        ACQUIRED       ASSUMED       INTANGIBLE
February 1996      Allied Bank Capital, Inc.                   $248,998      $  208,394      $ 29,031
                   Sanford, North Carolina
June 1995          Bank of White Sulphur Springs                 64,589          59,174         5,691
                   White Sulphur Springs, West Virginia
May 1995           9 NationsBank of Virginia branches           133,175         143,494        10,801
                   Southern Virginia
March 1995         State Bank                                    49,700          41,238         5,555
                   Fayetteville, North Carolina
February 1995      First Investors Savings Bank, Inc., SSB       44,426          40,846         4,325
                   Whiteville, North Carolina
February 1995      Pace American Bank                            58,660          53,303         6,954
                   Lawrenceville, Virginia
December 1994      First Republic Savings Bank, FSB              53,661          42,998         6,250
                   Roanoke Rapids, North Carolina
September 1994     Bank of Marlinton                             51,646          46,647         4,605
                   Marlinton, West Virginia
August 1994        Edgecombe Homestead Savings Bank              39,181          30,195         4,547
                   Tarboro, North Carolina
March 1994         Bank of Bladenboro                            21,316          19,515         1,607
                   Bladenboro, North Carolina

NOTE P -- REGULATORY REQUIREMENTS
     BancShares and its banking subsidiaries are subject to certain requirements imposed by state and federal banking statutes and regulations. These regulations establish guidelines for minimum capital levels, restrict certain dividend payments and require the maintenance of noninterest-bearing reserve balances at the Federal Reserve Bank. Such reserves averaged $128,441 during 1996, of which $95,931 was satisfied by vault cash and the remainder by amounts held in the Federal Reserve Bank.
     Various regulatory agencies have implemented guidelines that evaluate capital based on risk adjusted assets. An additional capital computation evaluates tangible capital based on tangible assets. Minimum capital requirements set forth by the regulators require a Tier 1 capital ratio of no less than 4 percent, a total capital ratio of no less than 8 percent of risk-adjusted assets, and a leverage capital ratio of no less than 4 percent of tangible assets. To meet the FDIC's well capitalized standards, the Tier 1 and total capital ratios must be at least 6 percent and 10 percent, respectively. Failure to meet minimum capital requirements may result in certain actions by regulators that could have a direct material effect on the consolidated financial statements.
                                       56

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)
NOTE P -- REGULATORY REQUIREMENTS -- Continued
     The Bank's capital components ratios as of December 31, 1996 and 1995 are set forth below:

                                                                                                        1996          1995
Risk-based capital:
Tier 1 capital....................................................................................   $  476,580    $  417,927
Total capital.....................................................................................      539,308       477,489
Risk-adjusted assets..............................................................................    5,018,215     4,540,995
Tier 1 capital ratio..............................................................................         9.50%         9.20%
Total capital ratio...............................................................................        10.75         10.52
Leverage capital ratio............................................................................         6.09          6.02

     The Board of Directors of the Bank may declare a dividend of a portion of its undivided profits as it may deem appropriate, subject to the requirements of the FDIC and the General Statutes of North Carolina, without prior approval from the requisite regulatory authorities. As of December 31, 1996, this amount was approximately $371,749. Dividends declared by the Bank amounted to $33,940 in 1996, $39,273 in 1995 and $10,667 in 1994.
NOTE Q -- COMMITMENTS AND CONTINGENCIES
     In the normal course of business, BancShares and its subsidiaries have financial instruments with off-balance sheet risk in order to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and forward commitments to sell loans. These instruments involve, to varying degrees, elements of credit, interest rate or liquidity risk.
     Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. Established credit standards control the credit-risk exposure associated with these commitments. In some cases, BancShares requires that collateral be pledged to secure the commitment. At December 31, 1996 and 1995, BancShares had unused commitments totaling $1,596,468 and $1,403,938, respectively.
     Standby letters of credit are conditional commitments guaranteeing performance of a customer to a third party. Those guarantees are issued primarily to support public and private borrowing arrangements. In order to minimize its exposure, BancShares' credit policies also govern the issuance of standby letters of credit. At December 31, 1996 and 1995, BancShares had standby letters of credit amounting to $14,178 and $12,188, respectively.
     Management has elected to enter into forward commitments to sell loans as a hedge against fluctuations in market rates for the commitments to originate residential mortgage loans. These forward commitments, which totaled $18,000 and $16,000 at December 31, 1996 and 1995, respectively, were at fixed prices and were scheduled to settle within 60 days of that date. At December 31, 1996 and 1995, these forward commitments had no carrying value and unrealized losses of $39 and $20 respectively. These amounts are included with the carrying value of loans held for sale and commitments to originate mortgage loans when determining whether a valuation allowance is required to reduce the loans and commitments to originate mortgage loans to the lower of cost or fair value.
     BancShares and various subsidiaries have been named as defendants in various legal actions arising from their normal business activities in which damages in various amounts are claimed. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, any such liability will not have a material effect on BancShares' consolidated financial position.
                                       57

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)
NOTE R -- FIRST CITIZENS BANCSHARES, INC. (PARENT COMPANY)
     First Citizens BancShares, Inc.'s principal assets are its investments in and receivables from its banking subsidiaries. Its sources of income are dividends and interest income on funds borrowed by the Bank. The Parent Company's condensed balance sheets as of December 31, 1996 and 1995, and the related condensed statements of income and cash flows for the years ended December 31, 1996, 1995, and 1994 are as follows:
                            CONDENSED BALANCE SHEETS

                                                                                                              DECEMBER 31
                                                                                                           1996        1995
ASSETS
Cash..................................................................................................   $   4,002   $     752
Investment in bank subsidiaries.......................................................................     521,208     482,018
Due from bank subsidiaries............................................................................     313,515     261,959
Other assets..........................................................................................      81,745      39,783
Total assets..........................................................................................   $ 920,470   $ 784,512
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings.................................................................................   $ 295,428   $ 257,178
Other liabilities.....................................................................................       9,535       6,497
Common stock:
  Class A.............................................................................................       9,652       8,950
  Class B.............................................................................................       1,759       1,766
Surplus...............................................................................................     143,760     106,954
Retained earnings.....................................................................................     453,640     403,167
Unrealized gains on marketable equity securities, net of taxes........................................       6,696          --
  Total liabilities and shareholders' equity..........................................................   $ 920,470   $ 784,512

                         CONDENSED STATEMENTS OF INCOME

                                                                                                   YEAR ENDED DECEMBER 31
                                                                                                  1996       1995      1994
Interest income..............................................................................   $ 12,445   $ 10,562   $ 6,135
Interest expense.............................................................................     12,164     10,081     5,470
Net interest income..........................................................................        281        481       665
Dividends from bank subsidiary...............................................................     33,940     39,273    10,667
Other income.................................................................................      1,487         39        56
Other operating expense......................................................................      6,162      3,472     2,559
Income before income tax benefit and equity in undistributed net income of subsidiaries......     29,546     36,321     8,829
Income tax expense (benefit).................................................................         11       (75)       (14)
Income before equity in undistributed income of subsidiaries.................................     29,535     36,396     8,843
Equity in undistributed net income of subsidiaries...........................................     35,932     20,510    42,126
  Net income.................................................................................   $ 65,467   $ 56,906   $50,969

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)
NOTE R -- FIRST CITIZENS BANCSHARES, INC. (PARENT COMPANY) -- Continued
                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                  YEAR ENDED DECEMBER 31
                                                                                                1996       1995        1994
OPERATING ACTIVITIES
Net Income.................................................................................   $ 65,467    $56,906    $ 50,969
Adjustments:
  Undistributed net income of subsidiaries.................................................    (35,932)   (20,510)    (42,126)
  Change in other assets...................................................................     (9,447)   (96,128)      6,609
  Change in other liabilities..............................................................      3,038      3,387      (3,739)
Net cash provided (used) by operating activities...........................................     23,126    (56,345)     11,713
INVESTING ACTIVITIES:
  Net change in due from subsidiaries......................................................    (51,556)   (83,223)    (17,736)
  Investment in subsidiaries...............................................................     (3,258)   (43,099)         --
  Purchase of institutions, net of cash acquired...........................................      7,584    106,092      (6,533)
Net cash used by investing activities......................................................    (47,230)   (20,230)    (24,269)
FINANCING ACTIVITIES:
  Net change in short-term borrowings......................................................     38,250     83,928      19,705
  Repurchase of common stock...............................................................     (4,506)    (1,545)     (4,228)
  Proceeds from stock issuance, net of related costs.......................................      4,169      3,036       2,948
  Cash dividends paid......................................................................    (10,559)    (8,817)     (7,311)
Net cash provided by financing activities..................................................     27,354     76,602      11,114
Increase (decrease) in cash................................................................      3,250         27      (1,442)
Cash balance at beginning of year..........................................................        752        725       2,167
Cash balance at end of year................................................................   $  4,002    $   752    $    725
Cash payments for:
  Interest.................................................................................   $ 12,164    $10,081    $  5,470
  Income taxes.............................................................................     35,554     27,454      27,667
Supplemental disclosure of noncash investing and financing activities
  Common stock issued for acquisitions.....................................................   $ 33,403    $21,846    $ 18,485
  Unrealized gain on marketable equity securities..........................................     11,167         --          --

*******************************************************************************

                                   APPENDIX


                        FIRST CITIZENS BANCSHARES, INC.
                             POST OFFICE BOX 27131
                       RALEIGH, NORTH CAROLINA 27611-7131
                     PROXY SOLICITED BY BOARD OF DIRECTORS
   The undersigned hereby appoints George H. Broadrick, Lewis R. Holding, Frank
B. Holding, James B. Hyler, Jr., Frank B. Holding, Jr., Carmen P. Holding, Lewis
T. Nunnelee, II, and David L. Ward, Jr., or any of them, attorneys and proxies, with power of substitution, to vote all outstanding shares of Class A and/or Class B common stock of First Citizens BancShares, Inc. ("BancShares") held of record by the undersigned on March 6, 1997, at the Annual Meeting of Shareholders of BancShares to be held in Conference Room A at the Raleigh Civic Center (Raleigh Convention and Conference Center Complex), 500 Fayetteville Street Mall, Raleigh, North Carolina, at 1 o'clock p.m. on April 28, 1997, or any adjournments thereof, on the matters listed below:
1. ELECTION OF DIRECTORS:

  [ ] FOR all nominees listed below (except as indicated otherwise). [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.

  Nominees: J.M. Alexander, Jr.; T.L. Bissett; B.I. Boyle; G.H. Broadrick; H.M.
            Craig, Jr.; B.M. Farnsworth; L.M. Fetterman; C.P. Holding; F.B. Holding; F.B. Holding, Jr.; L.R. Holding; C.B.C. Holt; E.A. Hubbard; J.B. Hyler, Jr.; G.D. Johnson; F.R. Jones; L.S. Jones; I.B. Julian;
            W. McKay; J.T. Maloney, Jr.; J.C. Mayo, Jr.; B.D. Nash; L.T. Nunnelee, II; T.O. Shaw; R.C. Soles, Jr.; and D.L. Ward, Jr.
   (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.)
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent public accountants of BancShares for 1997.
                        [ ] FOR           [ ] AGAINST            [ ] ABSTAIN
3. CONSIDERATION OF AMENDMENT TO THE BYLAWS OF BANCSHARES TO INCREASE THE MAXIMUM AUTHORIZED NUMBER OF DIRECTORS: Proposal to amend the Bylaws of BancShares to increase the maximum authorized number of directors from 26 to 30.
                        [ ] FOR           [ ] AGAINST            [ ] ABSTAIN

4. OTHER BUSINESS: In their discretion, the persons named herein as attorneys and proxies are authorized to vote upon such other matters as may properly come before the meeting.
   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AND THIS PROXY WILL BE CARRIED OUT IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS ABOVE. IN THE ABSENCE OF INSTRUCTIONS, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE AND "FOR" PROPOSALS 2 AND 3 ABOVE. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY OF THE NOMINEES LISTED IN PROPOSAL 1 HAVE BECOME UNAVAILABLE FOR ANY REASON, THE PROXYHOLDERS HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE OR NOMINEES. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY AN INSTRUMENT REVOKING THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND REQUESTING THE RIGHT TO VOTE IN PERSON.
   Please date and sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                   Dated             ,    1997

                                                    (Signature)           (SEAL)
                                              (Signature if held jointly) (SEAL)
      PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE
                               ENCLOSED ENVELOPE.