Form 10-K, Exhibit 13
period 1997-12-31
FIRST CITIZENS BANCSHARES INC /DE/
filed 1998-03-30
CIK 798941

                                   EXHIBIT 13


                    REGISTRANT'S ANNUAL REPORT TO SHAREHOLDER


                                 INTRODUCTION

     Management's discussion and analysis of earnings and related financial data are presented to assist in understanding the financial condition and results of operations of First Citizens BancShares, Inc. ("BancShares"), for the years 1997, 1996 and 1995. BancShares is a bank holding company with three wholly owned banking subsidiaries -- First-Citizens Bank & Trust Company (the "Bank"), a North Carolina-chartered bank (with branches in North Carolina and Virginia), First-Citizens Bank & Trust Company ("FCB-WV"), a West Virginia-chartered bank, and Atlantic States Bank, a federally chartered thrift institution with offices in Raleigh, North Carolina and the metropolitan Atlanta, Georgia area.

     This discussion and related financial data should be read in conjunction with the audited consolidated financial statements and related footnotes presented on pages 37 through 58 of this report.


Table 1

FINANCIAL SUMMARY AND SELECTED AVERAGE BALANCES AND RATIOS



                                                                 1997            1996
                                                           --------------- ---------------
                                                            (thousands, except share data
                                                                     and ratios)
SUMMARY OF OPERATIONS
Interest income ..........................................  $    572,276    $    534,195
Interest expense .........................................       268,013         248,250
                                                            ------------    ------------
Net interest income ......................................       304,263         285,945
Provision for loan losses ................................         8,726           8,907
                                                            ------------    ------------
Net interest income after provision for loan losses ......       295,537         277,038
Noninterest income .......................................       115,307         103,304
Noninterest expense ......................................       300,794         278,668
                                                            ------------    ------------
Income before income taxes ...............................       110,050         101,674
Income taxes .............................................        39,492          36,207
                                                            ------------    ------------
Net income ...............................................  $     70,558    $     65,467
                                                            ============    ============
Net interest income, taxable equivalent ..................  $    306,726    $    288,251
                                                            ============    ============
SELECTED AVERAGE BALANCES
Total assets .............................................  $  8,304,412    $  7,681,019
Investment securities ....................................     2,300,706       1,998,059
Loans ....................................................     5,086,723       4,842,266
Interest-earning assets ..................................     7,569,075       6,987,659
Deposits .................................................     7,088,018       6,653,302
Interest-bearing liabilities .............................     6,521,818       6,044,553
Long-term obligations ....................................        10,472          13,483
Shareholders' equity .....................................  $    638,825    $    576,988
Shares outstanding .......................................    11,341,153      11,340,982
                                                            ============    ============
SELECTED PERIOD-END BALANCES
Total assets .............................................  $  8,951,109    $  8,055,572
Investment securities ....................................     2,483,294       2,161,236
Loans ....................................................     5,445,772       4,930,508
Interest-earning assets ..................................     8,010,841       7,247,744
Deposits .................................................     7,579,567       6,954,028
Interest-bearing liabilities .............................     7,052,749       6,265,482
Long-term obligations ....................................        10,856           6,922
Shareholders' equity .....................................  $    601,640    $    615,507
Shares outstanding .......................................    10,627,453      11,410,880
                                                            ============    ============
PROFITABILITY RATIOS (AVERAGES)
Rate of return on:
 Total assets ............................................          0.85%           0.85%
 Shareholders' equity ....................................         11.04          11.35
Dividend payout ratio ....................................         16.08          16.03
                                                            ============    ============
LIQUIDITY AND CAPITAL RATIOS (AVERAGES)
Loans to deposits ........................................         71.77%          72.78%
Shareholders' equity to total assets .....................          7.69           7.51
Time certificates of $100,000 or more ....................
 to total deposits .......................................          9.62           8.99
                                                            ============    ============
PER SHARE OF STOCK
Net income ...............................................  $      6.22     $      5.77
Cash dividends ...........................................         1.000           0.925
Market price at December 31 (Class A) ....................       104.03           77.00
Book value at December 31 ................................        56.61           53.94
Tangible book value at December 31 .......................        47.11           45.42
                                                            ============    ============



                                                                 1995            1994            1993
                                                           --------------- --------------- ---------------
                                                              (thousands, except share data and ratios)
SUMMARY OF OPERATIONS
Interest income ..........................................  $    471,109    $    376,005     $   364,881
Interest expense .........................................       224,664         148,126         137,934
                                                            ------------    ------------     -----------
Net interest income ......................................       246,445         227,879         226,947
Provision for loan losses ................................         5,364           2,786          15,245
                                                            ------------    ------------     -----------
Net interest income after provision for loan losses ......       241,081         225,093         211,702
Noninterest income .......................................        92,128          83,325          85,737
Noninterest expense ......................................       245,880         230,582         213,213
                                                            ------------    ------------     -----------
Income before income taxes ...............................        87,329          77,836          84,226
Income taxes .............................................        30,423          26,867          28,641
                                                            ------------    ------------     -----------
Net income ...............................................  $     56,906    $     50,969     $    55,585
                                                            ============    ============     ===========
Net interest income, taxable equivalent ..................  $    248,707    $    229,732     $   228,445
                                                            ============    ============     ===========
SELECTED AVERAGE BALANCES
Total assets .............................................  $  6,846,959    $  6,098,944     $ 5,576,179
Investment securities ....................................     1,611,549       1,599,565       1,522,715
Loans ....................................................     4,433,517       3,800,318       3,401,093
Interest-earning assets ..................................     6,191,422       5,476,690       5,002,144
Deposits .................................................     5,952,090       5,335,057       4,894,319
Interest-bearing liabilities .............................     5,410,495       4,838,749       4,445,120
Long-term obligations ....................................        26,307          52,499          29,318
Shareholders' equity .....................................  $    487,895    $    416,983     $   362,733
Shares outstanding .......................................    10,597,066       9,944,927       9,701,389
                                                            ============    ============     ===========
SELECTED PERIOD-END BALANCES
Total assets .............................................  $  7,383,950    $  6,333,324     $ 6,101,016
Investment securities ....................................     1,983,148       1,458,969       1,814,787
Loans ....................................................     4,580,719       4,148,133       3,584,991
Interest-earning assets ..................................     6,604,312       5,613,852       5,419,778
Deposits .................................................     6,388,082       5,517,589       5,358,187
Interest-bearing liabilities .............................     5,844,125       4,984,455       4,871,015
Long-term obligations ....................................        22,957          34,542          60,326
Shareholders' equity .....................................  $    520,837    $    449,411     $   389,050
Shares outstanding .......................................    10,716,167      10,188,840       9,766,137
                                                            ============    ============     ===========
PROFITABILITY RATIOS (AVERAGES)
Rate of return on:
 Total assets ............................................          0.83%           0.84%           1.00%
 Shareholders' equity ....................................        11.66           12.22           15.32
Dividend payout ratio ....................................        15.36           14.13           10.91
                                                            ============    ============     ===========
LIQUIDITY AND CAPITAL RATIOS (AVERAGES)
Loans to deposits ........................................         74.49%          71.23%          69.49%
Shareholders' equity to total assets .....................         7.13            6.84            6.51
Time certificates of $100,000 or more ....................
 to total deposits .......................................         8.33            6.41            6.31
                                                            ============    ============     ===========
PER SHARE OF STOCK
Net income ...............................................  $      5.37     $      5.13      $     5.73
Cash dividends ...........................................         0.825           0.725           0.625
Market price at December 31 (Class A) ....................        55.13           43.50           46.50
Book value at December 31 ................................        48.60           44.11           39.84
Tangible book value at December 31 .......................        41.75           39.97           36.53
                                                            ============    ============     ===========

                                    SUMMARY

     BancShares experienced a 7.8 percent increase in earnings during 1997, compared to 1996. The increase was due to increased levels of net interest income and noninterest income, which more than offset the growth in noninterest expense during 1997. Significant to the comparison of 1997 net income to 1996 net income is the absence during 1997 of the $6.3 million after-tax impact of the 1996 assessment of the Federal Deposit Insurance Corporation's ("FDIC") on certain of BancShares' deposit liabilities. This assessment added $10.0 million to noninterest expense during 1996. Without the FDIC assessment, net income during 1997 would have decreased $1.3 million or 1.7 percent from 1996.

     Consolidated net income amounted to $70.6 million during 1997, compared to $65.5 million during 1996 and $56.9 million during 1995. Net income per share for the year ended December 31, 1997 totaled $6.22, compared to $5.77 and $5.37 for 1996 and 1995, respectively. Return on average assets was 0.85 percent, 0.85 percent and 0.83 percent during 1997, 1996 and 1995, respectively.

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


Table 2

SIGNIFICANT ACQUISITIONS



                                                                         Total         Total
Date                     Institution and Location                        Assets       Deposits
----------------------   ------------------------------------------   -----------   -----------
                                                                             (thousands)
      September 1997     First Savings Financial Corp.                 $ 45,431      $ 36,025
                         Reidsville, North Carolina
      May 1997           Four Wachovia Bank branches                     80,613        86,460
                         Western North Carolina
      April 1997         Three First Union National Bank branches        42,171        45,179
                         Western North Carolina
      February 1996      Allied Bank Capital, Inc.                      248,998       208,394
                         Sanford, North Carolina
      June 1995          Bank of White Sulphur Springs                   64,589        59,174
                         White Sulphur Springs, West Virginia
      May 1995           Nine NationsBank of Virginia branches          133,175       143,494
                         Southern Virginia
      March 1995         State Bank                                      49,700        41,238
                         Fayetteville, North Carolina
      February 1995      Pace American Bank                              58,660        53,303
                         Lawrenceville, Virginia
      February 1995      First Investors Savings Bank, Inc., SSB         44,426        40,846
                         Whiteville, North Carolina

                            INTEREST-EARNING ASSETS

     Interest-earning assets averaged $7.57 billion during 1997, an increase of $581.4 million or 8.3 percent over 1996 levels, compared to a $796.2 million or
12.9 percent increase in 1996 over 1995 levels. Growth among interest-earning assets during 1997 included increases in loan and investment securities balances.

     Loans. As of December 31, 1997, gross loans outstanding were $5.45 billion, a 10.5 percent increase over the December 31, 1996 balance of $4.93 billion. Of the $515.3 million in loan growth during 1997, acquisitions contributed a total of $37.8 million; the remaining loan volume resulted from internal growth. Loan balances for the last five years are provided in Table 3.


     During 1997, average loans were $5.09 billion, an increase of $244.5 million or 5.0 percent over 1996, compared to an increase of $408.7 million or
9.2 percent in 1996 when compared to 1995. Loans secured by real estate averaged $3.14 billion during 1997, compared to $3.04 billion during 1996. Much of the growth in real estate secured loans during 1997 was in home equity loans. These loans experienced robust growth during 1997, as average EquityLine loans increased $93.0 million or 23.0 percent during the year. Average residential mortgage loans declined during 1997, the result of ongoing loan sales. Non-real estate commercial and industrial loans experienced strong growth during 1997, averaging $567.2 million during the current year compared to $500.3 million in 1996, an increase of $66.9 million or 13.4 percent. Commercial and industrial growth during 1997 continued to be especially strong among small business customers.


Table 3

LOANS



                                                                      December 31,
                                          ---------------------------------------------------------------------
                                               1997          1996          1995          1994          1993
                                          ------------- ------------- ------------- ------------- -------------
                                                                       (thousands)
Real estate:
  Construction and land development .....  $  113,735    $  109,806    $  104,540    $  100,708    $  117,693
  Mortgage:
   1-4 family residential ...............   1,411,279     1,542,836     1,438,655     1,296,713     1,138,254
   Commercial ...........................   1,055,529       882,067       770,246       720,407       614,018
   Equity Line ..........................     603,714       411,856       397,225       349,092       293,200
   Other ................................     136,639       132,954       129,292       109,069        56,029
Commercial and industrial ...............     633,580       514,535       466,462       373,947       408,565
Consumer ................................   1,402,093     1,251,704     1,199,400     1,119,994       889,260
Lease financing .........................      74,589        68,694        59,899        60,598        45,398
Other ...................................      14,614        16,056        15,000        17,605        22,574
                                           ----------    ----------    ----------    ----------    ----------
   Total ................................   5,445,772     4,930,508     4,580,719     4,148,133     3,584,991
Less reserve for loan losses ............      84,360        81,439        78,495        72,017        70,049
                                           ----------    ----------    ----------    ----------    ----------
   Net loans ............................  $5,361,412    $4,849,069    $4,502,224    $4,076,116    $3,514,942
                                           ==========    ==========    ==========    ==========    ==========

---------
 All information presented in this table relates to domestic loans as BancShares makes no foreign loans.

Table 4

LOAN MATURITY DISTRIBUTION AND INTEREST RATE SENSITIVITY



                                                             December 31, 1997
                                           ------------------------------------------------------
                                               Within     One to Five      After
                                              One Year       Years      Five Years      Total
                                           ------------- ------------- ------------ -------------
                                                                (thousands)
Real estate:
 Construction and land development .......  $   54,951    $   55,172    $    7,773   $  117,896
 Mortgage:
   1-4 family residential ................     303,647       469,221       655,755    1,428,623
   Commercial ............................     479,853       481,784        67,876    1,029,513
   Equity Line ...........................      42,260       150,928       410,526      603,714
   Other .................................      65,790        66,054         9,306      141,150
Commercial and industrial ................     307,357       285,837        40,386      633,580
Consumer .................................     471,668       905,390        25,035    1,402,093
Lease financing ..........................      18,647        55,942            --       74,589
Other ....................................       7,037         6,538         1,039       14,614
                                            ----------    ----------    ----------   ----------
   Total .................................  $1,751,210    $2,476,866    $1,217,696   $5,445,772
                                            ==========    ==========    ==========   ==========
Loans maturing after one year with:
 Fixed interest rates ....................                $1,966,545    $  629,044   $2,595,589
 Floating or adjustable rates ............                   510,321       588,652    1,098,973
                                                          ----------    ----------   ----------
   Total .................................                $2,476,866    $1,217,696   $3,694,562
                                                          ==========    ==========   ==========

     Consumer loans averaged $1.30 billion during 1997 compared to $1.22 billion during 1996. Demand for retail installment financing was mixed during 1997. Indirect automobile lending experienced strong growth, averaging $782.8 million during 1997, an increase of 10.0 percent. Direct installment financing experienced some run-off during 1997, as customer preference for home equity loans becomes stronger. During 1997, credit card loans averaged $155.9 million, compared to $141.8 million during 1996, an increase of 9.9 percent. During 1998, management anticipates continued growth among small business loans. Among retail products, management anticipates continued expansion of EquityLine and indirect installment lending.

     To minimize the potential adverse impact of interest rate fluctuations, management continuously monitors the maturity and repricing distribution of the loan portfolio. BancShares also offers variable rate loan products and fixed rate callable loans to ease the interest rate risk. Table 4 details the maturity and repricing distribution as of December 31, 1997. Of the gross loans outstanding on December 31, 1997, 32.2 percent have scheduled maturities within one year, 45.5 percent have scheduled maturities between one and five years, while the remaining 22.3 percent have scheduled maturities extending beyond five years.

     Investment Securities. At December 31, 1997, and 1996, the investment portfolio totaled $2.48 billion and $2.16 billion, respectively. In each period, U.S. Treasury securities represented substantially all of the portfolio. Investment securities averaged $2.30 billion during 1997, $2.00 billion during 1996 and $1.61 billion during 1995. The $302.6 million or 15.1 percent increase in the average investment security portfolio during 1997 was the result of enhanced liquidity resulting from sustained deposit growth. The weighted-average maturity of the investment portfolio was 14 months at December 31, 1997, compared to 17 months at December 31, 1996. Management continues to maintain a portfolio of securities with short maturities, consistent with BancShares' focus on liquidity. At December 31, 1997, the fair value of the Bank's investment portfolio was $5.4 million above book value. The net unrealized loss existing as of December 31, 1996, was $800,000. The investment portfolio's fair value premium at December 31, 1997 resulted from the market rate reductions during late 1997, which caused current fair values to improve. Table 5 presents detailed information relating to the investment portfolio.

Table 5

INVESTMENT SECURITIES



                                                    December 31,
                               ------------------------------------------------------
                                                        1997
                               ------------------------------------------------------
                                                              Average       Taxable
                                                  Fair        Maturity    Equivalent
                                    Cost         Value      (Yrs./Mos.)      Yield
                               ------------- ------------- ------------- ------------
                                                    (thousands)
 Securities held to maturity:
  U.S. Government:
   Within one year ........... $1,055,289    $1,055,725          0/6          5.80%
   One to five years .........  1,388,079     1,392,567          1/8          5.98
   Five to ten years .........      2,747         2,792         5/10          5.42
   Over ten years ............      4,519         4,629        19/10          7.47
                               ----------    ----------        -----          ----
     Total ...................  2,450,634     2,455,713          1/2          5.90
                               ----------    ----------        -----          ----
  State, county and
   municipal:
   Within one year ...........      1,549         1,761          0/8          6.40
   One to five years .........      3,197         3,298          3/4          7.16
   Five to ten years .........        175           175         19/8          9.14
                               ----------    ----------        -----          ----
     Total ...................      4,921         5,234          3/1          6.99
                               ----------    ----------        -----          ----
  Other:
   Within one year ...........      1,102         1,099          0/4          7.30
   One to five years .........         55            55          1/2          5.47
   Five to ten years .........         10            10          5/1          5.63
                               ----------    ----------        -----          ----
     Total ...................      1,167         1,164          1/0          4.91
                               ----------    ----------        -----          ----
 Marketable equity
  securities .................     10,817        26,572           --            --
                               ----------    ----------        -----          ----
 Total investment
 securities .................. $2,467,539    $2,488,683          1/2          5.90%
                               ==========    ==========        =====          ====



                                                    December 31,
                               -------------------------------------------------------
                                          1996                        1995
                               --------------------------- ---------------------------
                                                  Fair                        Fair
                                    Cost         Value          Cost         Value
                               ------------- ------------- ------------- -------------
                                                     (thousands)
 Securities held to maturity:
  U.S. Government:
   Within one year ........... $  778,908    $  779,668    $  927,931    $  930,120
   One to five years .........  1,340,399     1,338,453     1,034,722     1,040,954
   Five to ten years .........      3,312         3,301         2,305         2,258
   Over ten years ............      7,418         7,501         7,171         7,198
                               ----------    ----------    ----------    ----------
     Total ...................  2,130,037     2,128,923     1,972,129     1,980,530
                               ----------    ----------    ----------    ----------
  State, county and
   municipal:
   Within one year ...........      1,128         1,135         1,324         1,328
   One to five years .........      3,717         3,997         4,287         4,355
   Five to ten years .........      1,456         1,493         2,422         2,518
                               ----------    ----------    ----------    ----------
     Total ...................      6,301         6,625         8,033         8,201
                               ----------    ----------    ----------    ----------
  Other:
   Within one year ...........      1,300         1,299           506           506
   One to five years .........      1,158         1,149         2,425         2,424
   Five to ten years .........         35            35            55            55
                               ----------    ----------    ----------    ----------
     Total ...................      2,493         2,483         2,986         2,985
                               ----------    ----------    ----------    ----------
 Marketable equity
  securities .................     11,238        22,405            --            --
                               ----------    ----------    ----------    ----------
 Total investment
 securities .................. $2,150,069    $2,160,436    $1,938,148    $1,991,716
                               ==========    ==========    ==========    ==========

---------
Yields are based on amortized cost; yields related to securities that are exempt from federal and/or state income taxes are stated on a taxable-equivalent basis assuming statutory rates of 35% for federal taxes for all periods and 7.50%, 7.75% and 7.75% for state income taxes for 1997, 1996 and 1995, respectively.

     Investment securities available for sale includes marketable equity securities that are recorded at their fair value, with the unrealized gain included as a component of shareholders' equity.

     Income on Interest-Earning Assets. Table 6 analyzes the interest-earning assets and interest-bearing liabilities for the five years ending December 31, 1997. Table 9 identifies the causes for changes in interest income and interest expense for 1997 and 1996. Interest income amounted to $572.3 million during 1997, a $38.1 million increase from 1996 levels, compared to a $63.1 million increase from 1995 to 1996. Interest income growth during 1997 resulted from a higher volume of earning assets, as the blended yield on all earning assets declined during 1997. During 1996, volume growth and higher yields both contributed to the increase in interest income over 1995.

Table 6

AVERAGE BALANCE SHEETS



                                                                   1997                                 1996
                                                    ----------------------------------- ------------------------------------
                                                                   Interest                             Interest
                                                       Average      Income/    Yield/      Average      Income/     Yield/
                                                       Balance      Expense     Rate       Balance      Expense      Rate
                                                    ------------- ---------- ---------- ------------- ----------- ----------
                                                                        (thousands, taxable equivalent)
ASSETS
Loans:
 Secured by real estate ...........................  $3,136,005    $257,764      8.22%   $3,037,689    $250,356       8.24%
 Commercial and industrial ........................     567,182      50,501      8.90       500,313      44,911       8.98
 Consumer .........................................   1,295,805     115,350      8.90     1,221,063     110,838       9.08
 Lease financing ..................................      72,585       6,256      8.62        66,557       5,398       8.11
 Other ............................................      15,146       1,062      7.01        16,644       1,329       7.98
                                                     ----------    --------      ----    ----------    --------       ----
   Total loans ....................................   5,086,723     430,933      8.47     4,842,266     412,832       8.53
Investment securities:
 U. S. Government .................................   2,267,652     133,007      5.87     1,988,518     114,831       5.77
 State, county and municipal ......................       5,560         421      7.57         6,607         507       7.67
 Other ............................................      27,494         481      1.75         2,934         172       5.86
                                                     ----------    --------      ----    ----------    --------       ----
   Total investment securities ....................   2,300,706     133,909      5.82     1,998,059     115,510       5.78
Federal funds sold ................................     181,646       9,897      5.45       147,334       8,159       5.54
                                                     ----------    --------      ----    ----------    --------       ----
   Total interest-earning assets ..................   7,569,075    $574,739      7.59%    6,987,659    $536,501       7.68%
Cash and due from banks ...........................     345,578                             324,353
Premises and equipment ............................     251,163                             218,434
Other assets ......................................     220,828                             231,140
Reserve for loan losses ...........................     (82,232)                            (80,567)
                                                     ----------                          ----------
   Total assets ...................................  $8,304,412                          $7,681,019
                                                     ==========                          ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Checking With Interest ...........................  $  928,122    $  9,909      1.07%   $  878,878    $ 10,791       1.23%
 Savings ..........................................     704,531      14,121      2.00       719,962      15,059       2.09
 Money market accounts ............................     919,049      34,062      3.71       825,139      29,217       3.54
 Time deposits ....................................   3,489,614     185,657      5.32     3,258,713     175,838       5.40
                                                     ----------    --------      ----    ----------    --------       ----
   Total interest-bearing deposits ................   6,041,316     243,749      4.03     5,682,692     230,905       4.06
Short-term borrowings .............................     470,030      23,420      4.98       348,378      16,388       4.70
Long-term obligations .............................      10,472         844      8.06        13,483         957       7.10
                                                     ----------    --------      ----    ----------    --------       ----
   Total interest-bearing liabilities .............   6,521,818    $268,013      4.11%    6,044,553    $248,250       4.11%
Demand deposits ...................................   1,046,703                             970,610
Other liabilities .................................      97,066                              88,868
Shareholders' equity ..............................     638,825                             576,988
                                                     ----------                          ----------
   Total liabilities and shareholders' equity .....  $8,304,412                          $7,681,019
                                                     ==========                          ==========
Interest rate spread ..............................                              3.48%                                3.57%
                                                                                 ====                                 ====
Net interest income and net yield
 on interest-earning assets .......................                $306,726      4.05%                 $288,251       4.13%
                                                                   ========      ====                  ========       ====

---------
Average loan balances include nonaccrual loans. BancShares earns tax-exempt interest on certain loans and investment securities due to the borrower or issuer being either a governmental agency or a quasi-governmental agency. Yields related to loans and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only, are stated on a taxable-equivalent basis assuming a statutory federal income tax rate of 35% for all periods, and state income tax rates of 7.5%, 7.75%, and 7.75% for 1997, 1996 and 1995, respectively. The taxable equivalent adjustment was $2,463, $2,306, and $2,262 for the years 1997, 1996 and 1995, respectively.

     Total interest-earning assets yielded 7.59 percent during 1997, a nine basis point reduction from the 7.68 percent reported in 1996. The average taxable-equivalent yield on the loan portfolio fell from 8.53 percent in 1996 to
8.47 percent in 1997. The lower loan yield during 1997 reflects general market conditions and the competitive loan pricing that exists in BancShares' market areas. Loan interest income increased $18.3 million or 4.5 percent from 1996, the result of loan growth that more than offset the impact of the lower loan yields. This followed an increase of 7.9 percent in loan interest income in 1996 from 1995.

Table 6

                  1995                                      1994                                       1993
----------------------------------------   ---------------------------------------   ----------------------------------------
                  Interest                                  Interest                                   Interest
    Average        Income/      Yield/        Average        Income/      Yield/        Average        Income/       Yield/
    Balance        Expense       Rate         Balance        Expense       Rate         Balance        Expense        Rate
--------------   ----------   ----------   -------------   ----------   ----------   -------------   -----------   ----------
                                               (thousands, taxable equivalent)
 $ 2,752,463      $233,055        8.47%     $2,265,054      $177,494        7.84%     $2,173,262      $170,150         7.83%
     437,970        41,099        9.38         440,566        34,165        7.75         381,722        27,596         7.23
   1,167,923       102,666        8.79       1,012,359        85,523        8.45         789,374        71,112         9.01
      58,332         4,499        7.71          51,160         3,861        7.55          40,576         3,433         8.46
      16,829         1,402        8.33          31,179         1,741        5.58          16,159           985         6.10
 -----------      --------        ----      ----------      --------        ----      ----------      --------         ----
   4,433,517       382,721        8.63       3,800,318       302,784        7.97       3,401,093       273,276         8.03
   1,600,713        81,219        5.07       1,597,051        71,573        4.48       1,521,949        90,655         5.96
       8,016           622        7.76           2,192           176        8.03             451            43         9.53
       2,820           184        6.52             322            28        8.70             315            20         6.35
 -----------      --------        ----      ----------      --------        ----      ----------      --------         ----
   1,611,549        82,025        5.09       1,599,565        71,777        4.49       1,522,715        90,718         5.96
     146,356         8,625        5.89          76,807         3,297        4.29          78,336         2,385         3.04
 -----------      --------        ----      ----------      --------        ----      ----------      --------         ----
   6,191,422      $473,371        7.65%      5,476,690      $377,858        6.90%      5,002,144      $366,379         7.32%
     349,998                                   354,875                                   320,688
     200,674                                   189,421                                   169,062
     180,675                                   148,932                                   147,422
     (75,810)                                  (70,974)                                  (63,117)
 -----------                                ----------                                ----------
 $ 6,846,959                                $6,098,944                                $5,576,179
 ===========                                ==========                                ==========
 $   816,391      $ 13,555        1.66%     $  788,673      $ 13,495        1.71%     $  704,614      $ 13,271         1.88%
     693,187        15,728        2.27         687,322        15,390        2.24         571,559        14,413         2.52
     742,537        25,167        3.39         788,063        19,280        2.45         797,260        19,017         2.39
   2,824,074       152,784        5.41       2,279,639        89,127        3.91       2,116,104        83,653         3.95
 -----------      --------        ----      ----------      --------        ----      ----------      --------         ----
   5,076,189       207,234        4.08       4,543,697       137,292        3.02       4,189,537       130,354         3.11
     307,999        15,773        5.12         242,553         8,314        3.43         226,265         6,118         2.70
      26,307         1,657        6.30          52,499         2,520        4.80          29,318         1,462         4.99
 -----------      --------        ----      ----------      --------        ----      ----------      --------         ----
   5,410,495      $224,664        4.15%      4,838,749      $148,126        3.06%      4,445,120      $137,934         3.10%
     875,901                                   791,360                                   704,782
      72,668                                    51,852                                    63,544
     487,895                                   416,983                                   362,733
 -----------                                ----------                                ----------
 $ 6,846,959                                $6,098,944                                $5,576,179
 ===========                                ==========                                ==========
                                  3.50%                                     3.84%                                      4.22%
                                  ====                                      ====                                       ====
                  $248,707        4.02%                     $229,732        4.19%                     $228,445         4.57%
                  ========        ====                      ========        ====                      ========         ====

     Interest income earned on the investment portfolio amounted to $133.4 million, $115.3 million and $81.8 million during the years ended December 31, 1997, 1996 and 1995, respectively. The average taxable-equivalent yield on the portfolio for these years was 5.82 percent, 5.78 percent and 5.09 percent, respectively. The $18.0 million increase in investment interest income during 1997 reflected the benefit of the portfolio growth as well as a four basis point yield improvement. The $33.5 million increase in investment interest income from 1995 to 1996 was the result of growth in the investment securities portfolio as well as more favorable yields on the portfolio during 1996.

                         INTEREST-BEARING LIABILITIES

     At December 31, 1997, and 1996 interest-bearing liabilities totaled $7.05 billion and $6.27 billion, respectively. Interest-bearing liabilities averaged $6.52 billion during 1997, an increase of $477.3 million or 7.9 percent over 1996 levels, with most of the growth occurring in interest-bearing deposits. During 1996, interest-bearing liabilities averaged $6.04 billion, an increase of
11.7 percent over 1995.

     Deposits. At December 31, 1997, deposits totaled $7.58 billion, an increase of $625.5 million or 9.0 percent from December 31, 1996. Acquisitions contributed to $167.5 million of the increase, with the remaining growth coming from the existing branch network. Total deposits averaged $7.09 billion in 1997, an increase of $434.7 million or 6.5 percent over 1996. Average interest-bearing deposits were $6.04 billion during 1997, an increase of $358.6 million or 6.3 percent. Time deposits averaged $3.49 billion during 1997, an increase of $230.9 million or 7.1 percent over 1996. Average time deposits increased $434.6 million or 15.4 percent from 1995 to 1996. The average rate on time deposits decreased from 5.41 percent in 1995 to 5.40 percent in 1996 and 5.32 percent in 1997, the result of market rate changes.

     BancShares has historically avoided excessive reliance on time deposits with balances exceeding $100,000. During 1997, these funds averaged 9.62 percent of total average deposits, compared to 8.99 percent in 1996. Table 7 provides a maturity distribution for these deposits.


Table 7

MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE



                                          December 31, 1997
                                         ------------------
                                             (thousands)
           Less than three months ......      $331,689
           Three to six months .........       191,298
           Six to 12 months ............       157,962
           More than 12 months .........        70,102
                                              --------
            Total ......................      $751,051
                                              ========

     Borrowed Funds. BancShares has access to various short-term borrowings, including the purchase of federal funds, overnight repurchase obligations and credit lines with various correspondent banks. At December 31, 1997, short-term borrowings totaled $593.8 million, compared to $392 million one year earlier. For the year ended December 31, 1997, short-term borrowings averaged $470.0 million, compared to $348.4 million during 1996 and $308 million during 1995. The increase from 1996 to 1997 resulted from higher levels of short-term borrowings by the holding company and by growth in an overnight borrowing arrangement between BancShares and commercial depositors. The increase from 1995 to 1996 resulted from growth in the overnight borrowing between BancShares and commercial customers. Table 8 provides additional information regarding short-term borrowed funds.

Table 8

SHORT-TERM BORROWINGS



                                                  1997                   1996                   1995
                                         ---------------------- ---------------------- ----------------------
                                            Amount      Rate       Amount      Rate       Amount      Rate
                                         ----------- ---------- ----------- ---------- ----------- ----------
                                                                     (thousands)
 Master notes
  At December 31 .......................  $315,529       4.40%   $295,428       4.23%   $257,178       4.74%
  Average during year ..................   301,558       4.63     266,476       4.46     203,114       4.96
  Maximum month-end balance during year    332,055         --     316,628         --     257,178         --
 Federal funds purchased
  At December 31 .......................    45,380       5.72      45,075       6.27      64,085       5.44
  Average during year ..................    28,752       5.30      32,948       6.24      49,226       5.83
  Maximum month-end balance during year     45,420         --      57,740         --      72,165         --
 Repurchase agreements
  At December 31 .......................    54,796       4.15      21,816       3.98      25,022       4.46
  Average during year ..................    34,848       4.32      21,633       4.30      23,784       4.86
  Maximum month-end balance during year     56,942         --      22,497         --      25,337         --
 U.S. Treasury tax and loan accounts
  At December 31 .......................    19,989       4.92      20,356       4.38      17,581       5.49
  Average during year ..................    12,374       7.56      15,318       5.09      17,070       5.71
  Maximum month-end balance during year     54,583         --      27,248         --      22,410         --
 Other
  At December 31 .......................   158,130       5.95       9,331       6.02      12,665       4.50
  Average during year ..................    92,498       5.93      12,003       6.14      14,805       4.69
  Maximum month-end balance during year    158,764         --      19,901         --      16,666         --

     At December 31, 1997 and 1996, long-term obligations totaled $10.9 million and $6.9 million, respectively. During 1997, long-term obligations averaged $10.5 million, compared to $13.5 million during 1996 and $26.3 million during 1995. The reduction from 1995 to 1996 and from 1996 to 1997 results from the reclassification of long-term obligations to short-term borrowings once the scheduled maturity is within twelve months. The larger balances in prior years primarily related to liabilities assumed from acquired institutions.

     Expense of Interest-Bearing Liabilities. Interest expense amounted to $268.0 million in 1997, a $19.8 million or 8.0 percent increase from 1996. This followed a 10.5 percent increase in interest expense during 1996 compared to 1995. The increased interest expense during 1997 and 1996 was the result of growth in interest-bearing liabilities as interest rates declined during both periods.

     The aggregate rate on interest-bearing deposits was 4.03 percent during 1997, compared to 4.06 percent during 1996 and 4.08 percent during 1995. Despite these rate reductions, interest expense on total interest-bearing deposits amounted to $243.7 million during 1997, an increase from the $230.9 million recorded during 1996 and $207.2 million recorded during 1995. The growth in interest expense in each period resulted from deposit growth.

     Interest expense on short-term borrowings amounted to $23.4 million in 1997, an increase of $7.0 million or 42.9 percent from 1996. Interest expense related to short-term borrowings totaled $16.4 million and $15.8 million, respectively, in 1996 and 1995. The increase was attributable to the growth in short-term borrowings and higher interest rates during 1997.

     Interest expense associated with long-term obligations decreased during 1997 to $844,000 from $957,000 recorded during 1996. The decrease results from a reduction in average long-term obligations.

Table 9

CHANGES IN CONSOLIDATED TAXABLE EQUIVALENT NET INTEREST INCOME



                                                            1997                                   1996
                                            ------------------------------------- ---------------------------------------
                                                    Change from previous                   Change from previous
                                                        year due to:                           year due to:
                                            ------------------------------------- ---------------------------------------
                                                            Yield/       Total                    Yield/         Total
                                               Volume        Rate        Change      Volume        Rate         Change
                                            ----------- ------------- ----------- ----------- -------------- ------------
                                                                             (thousands)
ASSETS:
Loans:
  Secured by real estate ..................   $ 8,058     $  (650)      $ 7,408     $23,895      $(6,594)      $ 17,301
  Commercial and industrial ...............     5,998        (408)        5,590       5,706       (1,894)         3,812
  Consumer ................................     6,748      (2,236)        4,512       4,484        3,688          8,172
  Lease financing .........................       504         354           858         650          249            899
  Other ...................................      (113)       (154)         (267)        (15)         (58)           (73)
                                              -------     -------       -------     -------      -------       --------
   Total loans ............................    21,195      (3,094)       18,101      34,720       (4,609)        30,111
Investment securities:
  U.S. Government .........................    16,147       2,029        18,176      21,034       12,578         33,612
  State, county and municipal .............       (80)           (6)        (86)       (109)            (6)        (115)
  Other ...................................       934        (625)          309           7          (19)           (12)
                                              -------     ---------     -------     -------      ---------     --------
   Total investment securities ............    17,001       1,398        18,399      20,932       12,553         33,485
Federal funds sold ........................     1,886        (148)        1,738          52         (518)          (466)
                                              -------     ---------     -------     -------      ---------     --------
   Total interest-earning assets ..........   $40,082     $(1,844)      $38,238     $55,704      $ 7,426       $ 63,130
                                              =======     =========     =======     =======      =========     ========
LIABILITIES:
Deposits:
  Checking With Interest ..................   $   565     $(1,447)      $  (882)    $   892      $(3,656)      $ (2,764)
  Savings .................................      (306)       (632)         (938)        593       (1,262)          (669)
  Money market accounts ...................     3,383       1,462         4,845       2,868        1,182          4,050
  Time ....................................    12,447      (2,628)        9,819      23,425         (371)        23,054
                                              -------     ---------     -------     -------      ---------     --------
   Total interest-bearing deposits ........    16,089      (3,245)       12,844      27,778       (4,107)        23,671
Short-term borrowings .....................     5,887       1,145         7,032       1,988       (1,373)           615
Long-term obligations .....................      (228)        115          (113)       (859)         159           (700)
                                              -------     ---------     -------     -------      ---------     --------
   Total interest-bearing liabilities .....   $21,748     $(1,985)      $19,763     $28,907      $(5,321)      $ 23,586
                                              =======     =========     =======     =======      =========     ========
   Change in net interest income ..........   $18,334     $   141       $18,475     $26,797      $12,747       $ 39,544
                                              =======     =========     =======     =======      =========     ========

---------
Changes in income relating to certain loans and investment securities are stated on a fully tax-equivalent basis at a rate that approximates BancShares' marginal tax rate. Table 6 provides detailed information on average balances, income/expense and yield/rate by category. The rate/volume variance is allocated equally between the changes in volume and rate.


                              NET INTEREST INCOME

     Taxable-equivalent net interest income totaled $306.7 million during 1997, an increase of 6.4 percent over 1996. This followed an increase of 15.9 percent during 1996. Table 9 presents the annual changes in net interest income by components due to changes in volume, yields and rates. This table is presented on a taxable-equivalent basis to adjust for the tax-exempt status of income earned on certain loans, leases and municipal securities.

     The interest rate spread was 3.48 percent during 1997 compared to 3.57 percent during 1996 and 3.50 percent achieved in 1995. The net yield on interest-earning assets was 4.05 percent in 1997, 4.13 percent during 1996, and
4.02 percent during 1995.

     Rate Sensitivity. A principal objective of BancShares' asset/liability function is to manage interest rate risk or the exposure to changes in interest rate. Management maintains portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities that will protect against wide interest rate fluctuations, thereby limiting, to the extent possible, the ultimate interest rate exposure. Table 10 provides BancShares' interest-sensitivity position as of December 31, 1997, which reflected a one year interest-sensitivity gap of $2.32 billion. As a result of this one year interest-sensitivity gap, increases in interest rates could have an unfavorable impact on net interest income.


Table 10
INTEREST-SENSITIVITY ANALYSIS



                                             December 31, 1997
                               ---------------------------------------------
                                     1-30            31-90         91-180
                                     Days            Days           Days
                                   Sensitive       Sensitive     Sensitive
                               ---------------- -------------- -------------
                                                (thousands)
ASSETS:
Loans ........................   $  1,488,015     $  152,164    $  234,318
Investment securities ........        104,248        327,339       198,314
Federal funds sold ...........         81,775             --            --
                                 ------------     ----------    ----------
   Total interest-
    earning assets ...........   $  1,674,038     $  479,503    $  432,632
                                 ============     ==========    ==========
LIABILITIES:
Checking With Interest .......   $  1,009,577             --            --
Savings and money
 market accounts .............      1,034,527             --            --
Time deposits ................        577,829     $  822,601    $1,009,970
Short-term borrowings ........        451,283     $      564       140,564
Long-term obligations ........             --             --            --
                                 ------------     ----------    ----------
   Total interest-
    bearing liabilities ......   $  3,073,216     $  823,165    $1,150,534
                                 ============     ==========    ==========
Interest-sensitivity gap .....   $ (1,399,178)    $ (343,662)   $ (717,902)
                                 ============     ==========    ==========



                                                   December 31, 1997
                               ---------------------------------------------------------
                                 181-365         Total
                                   Days        One Year          Total
                                Sensitive      Sensitive     Nonsensitive      Total
                               ----------- ---------------- -------------- -------------
                                                      (thousands)
ASSETS:
Loans ........................  $507,834     $  2,382,331     $3,063,441    $5,445,772
Investment securities ........   429,042        1,058,943      1,424,351     2,483,294
Federal funds sold ...........        --           81,775             --        81,775
                                --------     ------------     ----------    ----------
   Total interest-
    earning assets ...........  $936,876     $  3,523,049     $4,487,792    $8,010,841
                                ========     ============     ==========    ==========
LIABILITIES:
Checking With Interest .......        --     $  1,009,577             --    $1,009,577
Savings and money
 market accounts .............        --        1,034,527     $  679,165     1,713,692
Time deposits ................  $791,131        3,201,531        523,269     3,724,800
Short-term borrowings ........  $  1,413          593,824             --       593,824
Long-term obligations ........        --               --         10,856        10,856
                                --------     ------------     ----------    ----------
   Total interest-
    bearing liabilities ......  $792,544     $  5,839,459     $1,213,290    $7,052,749
                                ========     ============     ==========    ==========
Interest-sensitivity gap .....  $144,332     $ (2,316,410)    $3,274,502    $  958,092
                                ========     ============     ==========    ==========

---------
Assets and liabilities with maturities of one year or less and those that may be adjusted within this period are considered interest-sensitive. The interest-sensitivity position has meaning only as of the date for which it was prepared.

     In addition to other asset/liability management strategies, BancShares generally underwrites long-term fixed-rate residential mortgage loans to secondary market standards and sells such loans as they are originated. As of December 31, 1997, BancShares had $127.6 million in residential mortgage loans available for sale that were reported at the lower of aggregate cost or market. Additionally, BancShares attempts to reduce exposure resulting from changes in market rates by entering into forward commitments to sell portions of its current production of residential mortgage loans.

     Table 11 provides information regarding the market risk profile of BancShares at December 31, 1997. Market risk is the potential economic loss resulting from changes in market prices and interest rates. This risk can either result in diminished current fair values or reduced net interest income in future periods.


                                 ASSET QUALITY

     Nonperforming Assets. Nonperforming asset balances for the past five years are presented in Table 11. BancShares' nonperforming assets at December 31, 1997 included nonaccrual loans totaling $12.7 million and $1.5 million in foreclosed property. Nonperforming assets as of December 31, 1997 represent 0.26 percent of loans outstanding. Total nonperforming assets totaled $14.0 million and $15.4 million, respectively, as of December 31, 1996, and 1995. Of the $12.7 million in nonaccrual loans at December 31, 1997, $6.9 million was classified as impaired. At December 31, 1996, BancShares reported $12.8 million in nonaccrual loans, of which $9.9 million were impaired.

Table 11
MARKET RISK DATA


                               Maturing in Years ended December 31,
                            -------------------------------------------
                                  1998           1999          2000
                            --------------- ------------- -------------
                                            (thousands)
ASSETS:
Loans:
 Fixed rate ...............   $ 1,115,085    $   701,195    $ 525,991
 Average rate (%) .........          8.01%          8.09%        8.07%
 Variable rate ............       636,125        181,961      136,495
 Average rate (%) .........          8.51%          8.32%        8.15%
Investment securities:
 Fixed rate ...............     1,057,940      1,228,894      159,142
 Average rate (%) .........          5.80%          5.96%        6.04%
LIABILITIES:
Savings and interest-
bearing checking
 Fixed rate ...............     2,723,270
 Average rate (%) .........          2.03%
Certificates of deposit:
 Fixed rate ...............     3,177,303        165,155      181,524
 Average rate (%) .........          5.29%          5.43%        5.70%
 Variable rate ............        36,305         14,814
 Average rate (%) .........          4.95%          4.95%
Long-term obligations:
 Fixed rate ...............           190            341          392
 Average rate (%) .........          8.00%          7.60%        7.78%
 Variable rate ............            --          2,255        2,255
 Average rate (%) .........            --           6.49%        6.49%



                                             Maturing in Years ended December 31,
                            ----------------------------------------------------------------------
                                 2001          2002      Thereafter       Total        Fair value
                            ------------- ------------- ------------ --------------- -------------
                                                         (thousands)
ASSETS:
Loans:
 Fixed rate ...............   $ 417,921     $ 321,439    $ 629,044     $ 3,710,674    $3,593,779
 Average rate (%) .........        8.06%         8.19%        8.96%           8.22%
 Variable rate ............     108,451        83,414      588,652       1,735,098     1,735,098
 Average rate (%) .........        8.02%         7.88%        7.40%           8.02%
Investment securities:
 Fixed rate ...............      28,333         1,538        7,447       2,483,294     2,488,683
 Average rate (%) .........        5.97%         5.57%        5.24%           5.90%
LIABILITIES:
Savings and interest-
bearing checking
 Fixed rate ...............                                              2,723,270     2,723,270
 Average rate (%) .........                                                   2.03%
Certificates of deposit:
 Fixed rate ...............      85,685        63,896          317       3,673,880     3,674,291
 Average rate (%) .........        5.78%         5.80%        5.85%           5.33%
 Variable rate ............                                                 50,919        50,919
 Average rate (%) .........                                                   4.95%
Long-term obligations:
 Fixed rate ...............       1,573           259        3,027           5,782         6,417
 Average rate (%) .........        7.36%         8.00%        7.58%           7.57%
 Variable rate ............         564            --           --           5,074         5,074
 Average rate (%) .........        6.49%                                      6.49%

Table 12
RISK ELEMENTS



                                                                December 31
                                                      -------------------------------
                                                            1997            1996
                                                      --------------- ---------------
                                                        (thousands, except ratios)
Nonaccrual loans ....................................   $    12,681     $    12,810
Restructured loans ..................................            --              --
Other real estate ...................................         1,462           1,160
                                                        -----------     -----------
  Total nonperforming assets ........................   $    14,143     $    13,970
                                                        ===========     ===========
Accruing loans 90 days or more past due .............   $     3,953     $     4,983
Loans at December 31 ................................   $ 5,445,772     $ 4,930,508
Ratio of nonperforming assets to total loans plus
  other real estate .................................          0.26%           0.28%
                                                        -----------     -----------
Interest income that would have been earned on
 nonperforming loans had they been performing .......   $     1,156     $     1,162
Interest income earned on nonperforming loans .......           349             259
                                                        ===========     ===========



                                                                        December 31
                                                      -----------------------------------------------
                                                            1995            1994            1993
                                                      --------------- --------------- ---------------
                                                                (thousands, except ratios)
Nonaccrual loans ....................................   $    13,208     $    21,069     $    33,726
Restructured loans ..................................            --              --             571
Other real estate ...................................         2,154           5,926          15,879
                                                        -----------     -----------     -----------
  Total nonperforming assets ........................   $    15,362     $    26,995     $    50,176
                                                        ===========     ===========     ===========
Accruing loans 90 days or more past due .............   $     4,230     $     5,326     $     9,202
Loans at December 31 ................................   $ 4,580,719     $ 4,148,133     $ 3,584,991
Ratio of nonperforming assets to total loans plus
  other real estate .................................          0.34%           0.65%           1.39%
                                                        -----------     -----------     -----------
Interest income that would have been earned on
 nonperforming loans had they been performing .......   $     1,556     $     1,430     $     2,354
Interest income earned on nonperforming loans .......           595             693           1,083
                                                        ===========     ===========     ===========

---------
There are no loan concentrations to any multiple number of borrowers engaged in similar activities or industries in excess of 10 percent of total loans at December 31, 1997. There were no foreign loans outstanding in any period. Accrual of interest on loans is discontinued when management deems that collection of additional interest is doubtful. Loans are returned to an accrual status when both principal and interest are current, and the loan is determined to be performing in accordance with the applicable loan terms.

     Management continually monitors the loan portfolio to ensure that all loans having or potentially having credit weaknesses have been classified as nonperforming. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of nonperforming loans.

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

     At December 31, 1997, BancShares' reserve for loan losses was $84.4 million or 1.55 percent of loans outstanding. This compares to $81.4 million or 1.65 percent at December 31, 1996, and $78.5 million or 1.71 percent at December 31, 1995. The reduction in the reserve ratio over the two year period reflects the reduced level of nonperforming loans.


Table 13
SUMMARY OF LOAN LOSS EXPERIENCE



                                                     1997            1996           1995           1994            1993
                                               ---------------- -------------- -------------- -------------- ----------------
                                                                         (thousands, except ratios)
Balance at beginning of year .................    $  81,439       $   78,495     $   72,017     $   70,049      $  58,380
Reserve of acquired institutions .............          481            1,387          3,231          1,009          8,269
Provision for loan losses ....................        8,726            8,907          5,364          2,786         15,245
Charge-offs:
  Real estate:
   Construction and land development .........             (7)           (40)          (118)          (334)          (786)
   Mortgage:
    1-4 family residential ...................       (1,350)          (1,604)          (994)        (1,048)        (1,349)
    Commercial ...............................         (245)            (248)          (255)        (1,502)        (2,013)
    Equity Line ..............................          (90)             (58)           (47)          (192)          (250)
    Other ....................................           --              (52)           (34)            --               (3)
  Commercial and industrial ..................       (1,061)          (1,076)          (826)        (1,302)        (7,331)
  Consumer ...................................      (11,540)          (8,515)        (4,988)        (4,085)        (3,860)
  Lease financing ............................          (38)             (60)            --            (17)           (51)
                                                  -----------     ----------     ----------     ----------      -----------
   Total charge-offs .........................      (14,331)         (11,653)        (7,262)        (8,480)       (15,643)
                                                  -----------     ----------     ----------     ----------      -----------
Recoveries:
  Real estate:
   Construction and land development .........        1,723              307            440            920            230
   Mortgage:
    1-4 family residential ...................        2,505            1,534          1,160            834            286
    Commercial ...............................        1,502              530          1,476          2,765            856
    Equity Line ..............................            3               19             28             28             85
    Other ....................................           --               --             --             --              3
  Commercial and industrial ..................          698              493            761            689          1,240
  Consumer ...................................        1,614            1,420          1,233          1,396          1,085
  Lease financing ............................           --               --             47             21             13
                                                  -----------     ----------     ----------     ----------      -----------
   Total recoveries ..........................        8,045            4,303          5,145          6,653          3,798
                                                  -----------     ----------     ----------     ----------      -----------
   Net charge-offs ...........................       (6,286)          (7,350)        (2,117)        (1,827)       (11,845)
                                                  -----------     ----------     ----------     ----------      -----------
Balance at end of year .......................    $  84,360       $   81,439     $   78,495     $   72,017      $  70,049
                                                  ===========     ==========     ==========     ==========      ===========
HISTORICAL STATISTICS
Balances
  Average total loans ........................    $5,086,723      $4,842,266     $4,433,517     $3,800,318      $3,401,093
  Total loans at year-end ....................    5,445,772        4,930,508      4,580,719      4,148,133      3,584,991
Ratios
  Net charge-offs to average total loans .....         0.12%            0.15%          0.05%          0.05%          0.35%
  Reserve for loan losses to total loans
   at year-end ...............................          1.55            1.65           1.71           1.74            1.95

---------
All information presented in this table relates to domestic loans as BancShares makes no foreign loans.

     The provision for loan losses charged to operations was $8.7 million during 1997 compared to $8.9 million during 1996 and $5.4 million during 1995. Net charge-offs for 1997 totaled $6.3 million, compared to $7.4 million during 1996 and $2.1 million during 1995. During 1997, net charge-offs of consumer purpose loans were $9.9 million, compared to $7.1 million during 1996 and $3.8 million during 1995. The increase in net consumer-purpose charge-offs primarily resulted from higher losses on credit cards. Net credit card losses totaled $4.6 million during 1997, compared to $2.6 million during 1996 and $1.2 million during 1995. The trend of higher losses related to consumer loans results from the continuing high level of personal bankruptcies.

     During 1997, BancShares continued to report net recoveries among real-estate secured loans. During 1997, net recoveries of $2.3 million were recorded, compared to net recoveries of $388,000 during 1996 and $1.7 million during 1995. Commercial and industrial loans experienced net charge-offs of $363,000 during 1997, compared to net charge-offs of $583,000 in 1996 and $65,000 during 1995. Stringent underwriting standards continue to result in minimal losses among the real-estate secured and commercial and industrial portfolios.

     The ratio of net charge-offs to average loans equaled 0.12 percent during 1997, 0.15 percent during 1996 and 0.05 percent during 1995. These loss ratios reflect the quality of BancShares' balance sheet, as these ratios remain low by industry standards. Table 13 provides details concerning the reserve and provision for loan losses for the past five years.

     Management considers the established reserve adequate to absorb future losses that relate to loans outstanding at December 31, 1997, although future additions to the reserve may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the reserve for loan losses. Such agencies may require the recognition of additions to the reserve based on their judgments of information available to them at the time of their examination.

     Table 14 details management's allocation of the reserve among the various loan types. During 1997, as BancShares recorded longer-term retail installment loans and charge-offs among retail loan products continued to grow, BancShares allocated a larger portion of its reserve for loan losses to the consumer portfolio. This resulted in a reduction in the unallocated reserve at December 31, 1997.

     At December 31, 1997, BancShares had no foreign loans or any material highly leveraged transactions. Further, management does not contemplate originating or participating in such transactions in the foreseeable future.


Table 14
ALLOCATION OF RESERVE FOR LOAN LOSSES



                                                                   December 31
                                          --------------------------------------------------------------
                                                  1997                 1996                 1995
                                          -------------------- -------------------- --------------------
                                                      Percent              Percent              Percent
                                                     of Loans             of Loans             of Loans
                                                     to Total             to Total             to Total
                                           Reserve     Loans    Reserve     Loans    Reserve     Loans
                                          --------- ---------- --------- ---------- --------- ----------
                                                                   (thousands)
Real estate:
 Construction and land development ......  $ 3,235      2.09%   $ 3,234      2.23%   $ 3,090      2.28%
 Mortgage:
  1-4 family residential ................   14,779     25.92     13,127     31.29     13,125     31.41
  Commercial ............................   16,388     19.38     16,514     17.89     15,305     16.81
  Equity Line ...........................    4,257     11.09      2,898      8.35      2,788      8.67
  Other .................................    1,712      2.51      1,798      2.70      1,318      2.82
Commercial and industrial ...............    9,533     11.63      9,243     10.44      8,384     10.18
Consumer ................................   31,025     25.74     24,890     25.38     21,587     26.18
Lease financing .........................      992      1.37        985      1.39        639      1.31
Other ...................................      324      0.27        324      0.33         --      0.33
Unallocated .............................    2,115        --      8,426        --     12,259        --
                                           -------    ------    -------    ------    -------    ------
  Total .................................  $84,360    100.00%   $81,439    100.00%   $78,495    100.00%
                                           =======    ======    =======    ======    =======    ======



                                                         December 31
                                          ------------------------------------------
                                                  1994                 1993
                                          -------------------- ---------------------
                                                      Percent              Percent
                                                     of Loans              of Loans
                                                     to Total              to Total
                                           Reserve     Loans    Reserve     Loans
                                          --------- ---------- --------- -----------
                                                         (thousands)
Real estate:
 Construction and land development ......  $ 2,919      2.43%   $ 3,135       3.28%
 Mortgage:
  1-4 family residential ................   13,459     31.26     15,175      31.74
  Commercial ............................   13,636     17.37     13,997      17.13
  Equity Line ...........................    2,585      8.42      2,112       8.18
  Other .................................    1,581      2.63      1,493       1.56
Commercial and industrial ...............   10,029      9.01     11,650      11.40
Consumer ................................   20,373     27.00     17,079      24.81
Lease financing .........................      197      1.46        454       1.27
Other ...................................       --      0.42         --       0.63
Unallocated .............................    7,238        --      4,954         --
                                           -------    ------    -------     ------
  Total .................................  $72,017    100.00%   $70,049     100.00%
                                           =======    ======    =======     ======

                              NONINTEREST INCOME

     Total noninterest income was $115.3 million during 1997, an increase of
11.6 percent. This compares to $103.3 million during 1996 and $92.1 million during 1995. Table 14 presents the major components of noninterest income for the past five years. Trust income was $11.3 million in 1997, up 12.7 percent from 1996 principally due to growth in retirement plan services. Income from service charges on deposit accounts was $41.7 million during 1997, an increase of 2.5 percent. This increase was the result of higher bad check charge income. Deposit service charge income amounted to $40.7 million and $39.9 million for the years ended December 31, 1996 and 1995, respectively.

Table 15
NONINTEREST INCOME



                                                           Year ended December 31
                                            -----------------------------------------------------
                                               1997       1996       1995       1994       1993
                                            ---------- ---------- --------- ----------- ---------
                                                                 (thousands)
Trust income ..............................  $ 11,284   $ 10,008   $ 8,886    $ 8,228    $ 7,197
Service charges on deposit accounts .......    41,748     40,710    39,909     38,567     43,277
Credit card income ........................    20,053     16,147    13,561     12,390     10,618
Other service charges and fees ............    27,788     23,878    21,227     16,672      8,564
Gain (loss) on sale of mortgage loans .....       219        502       809       (862)     8,010
Other .....................................    14,215     12,059     7,736      8,330      8,071
                                             --------   --------   -------    -------    -------
 Total ....................................  $115,307   $103,304   $92,128    $83,325    $85,737
                                             ========   ========   =======    =======    =======

     Credit card income was $20.1 million during 1997, a $3.9 million or 24.2 percent increase over 1996. The $16.1 million earned by the credit card operation during 1996 represented an increase of $2.6 million or 19.1 percent over 1995. During 1997, in an effort to optimize credit card profitability, BancShares relocated the credit card function to Roanoke, Virginia. Virginia banking laws are less restrictive to lenders and allow more favorable terms than North Carolina laws.

     Other service charge and fee income amounted to $27.8 million in 1997, $23.9 million in 1996 and $21.2 million in 1995. Fees generated by First Citizens Investor Services contributed $6.4 million during 1997, compared to $4.5 million during 1996 and $2.8 million during 1995. These fees primarily result from the sale of mutual fund and annuity products. Fees earned for data processing services provided to other banks also experienced growth during 1997, contributing $10.5 million during 1997, $9.7 million during 1996 and $8.9 million during 1995. These fees are collected from banks that use BancShares' check processing centers and other technical support services.

     During 1997, BancShares collected $5.0 million from ATM convenience fees, a fee paid by non-customers who access their accounts at other banks through BancShares' ATM network. Such fees generated $2.8 million during 1996, when they were first introduced.


                              NONINTEREST EXPENSE

     Total noninterest expense for 1997 amounted to $300.8 million. This was a
7.9 percent increase over 1996, following an 13.3 percent increase of 1996 noninterest expenses over 1995. Table 15 presents the major components of noninterest expense for the past five years.

     Salary expense was $126.4 million during 1997, compared to $115.5 million during 1996, an increase of $11.0 million or 9.5 percent, following an $8.9 million or 8.3 percent increase in 1996 over 1995. Increases during each period resulted from merit increases and new positions. During 1996, BancShares established FCDirect, a significant expansion of the alternative delivery network. This resulted in new positions for telephone banking, home banking, and financial service center banking. Also, during 1997, the expansions in Georgia and Virginia resulted in growth in employee headcount.

     Employee benefits expense was $23.7 million during 1997, an increase of $3.3 million or 16.1 percent from 1996. The $20.4 million in benefits expense recorded during 1996 represented an increase of $3.3 million or 19.6 percent over 1995. During 1997, expenses related to BancShares' health and life plans totaled $8.5 million, compared to $7.2 million during 1996. Higher pension and FICA expenses also contributed to the increase in total employee benefits expense during 1997 and 1996.

Table 16
NONINTEREST EXPENSE



                                                       Year ended December 31
                                      ---------------------------------------------------------
                                          1997        1996        1995       1994       1993
                                      ----------- ----------- ----------- ---------- ----------
                                                             (thousands)
Salaries and wages ..................  $126,474    $115,461    $106,607    $ 99,282   $ 92,579
Employee benefits ...................    23,718      20,425      17,080      14,535     13,500
Occupancy expense ...................    23,338      22,023      20,446      18,691     16,972
Equipment expense ...................    32,035      27,068      24,504      23,839     21,231
Credit card expense .................    11,723      10,097       9,106       8,587      6,814
Amortization of intangibles .........     9,034       8,197       5,877       3,993      3,157
Telecommunication expense ...........     8,032       7,711       6,790       6,743      6,528
Postage .............................     6,623       6,383       5,701       4,907      3,996
FDIC insurance ......................     1,818      13,586       8,418      11,831     10,496
Other ...............................    57,999      47,717      41,351      38,174     37,940
                                       --------    --------    --------    --------   --------
  Total .............................  $300,794    $278,668    $245,880    $230,582   $213,213
                                       ========    ========    ========    ========   ========

     BancShares recorded occupancy expense of $23.3 million during 1997, an increase of $1.3 million or 6.0 percent during 1997 due to higher depreciation expense on newly constructed and recently renovated facilities. Occupancy expense during 1996 was $22.0 million, an increase of $1.6 million or 7.7 percent over 1995, the result of higher local property tax expense and higher depreciation expense.

     Equipment expense for 1997 was $32.0 million, an increase of $5.0 million or 18.4 percent over 1996, when total equipment expenses were $27.1 million. The increase during 1997 and 1996 resulted from the rapid expansion of the ATM network during late 1996 and 1997 and higher levels of hardware and software depreciation related to mainframe and branch automation applications installed during 1995 and 1996.

     The cost of FDIC insurance was $1.8 million during 1997, a reduction of $11.8 million from 1996. The higher 1996 expense was due to a special one-time assessment on deposit liabilities insured by the FDIC's Savings Association Insurance Fund ("SAIF"). The Bank paid $10 million for the assessment, which was to establish sufficient reserves for the SAIF. Total cost of FDIC insurance was $13.6 million in 1996 and $8.4 million during 1995.

     Expenses related to the amortization of intangibles were $9.0 million during 1997, an increase of $837,000 or 10.2 percent. The increase reflects the impact of the goodwill and deposit intangibles that were recorded during 1997. Intangible amortization totaled $8.2 million during 1996 and $5.9 million during 1995, the increase resulting from intervening acquisitions that generated incremental capitalized intangible assets.

     Telecommunications expense was $8.0 million during 1997, an increase of $321,000 during 1997 due to the expansion of FCDirect, the network of alternative delivery channels that includes telephone banking and PC banking. Telecommunications expense was $7.7 million during 1996 and $6.8 million during 1995, also due to expansion of alternative delivery channels.

     During 1997, BancShares recognized $5.6 million in consulting expense, compared to $3.4 million during 1996. The $2.2 million or 64.2 percent increase is due to expenses incurred related to the year 2000 compliance project. BancShares has established a plan to modify and test all internal systems prior to the turn of the century. All costs related to that project are expensed as incurred. During 1997, BancShares recognized $2.2 million in expense related to year 2000 remediation, with an additional $2 million to $3 million to be incurred prior to achieving compliance.

     The responsibility for ensuring year 2000 compliance extends to governmental agencies, businesses and customers who exchange information or services with BancShares or are dependent on computer-generated information to meet their contractual obligations with others. To the extent that these unaffiliated organizations and customers are not successful in their compliance efforts and BancShares is dependent on those organizations for information, services, satisfaction of loan repayments or other contractual obligations, there are uncertainties as to the ultimate impact that the year 2000 will have on BancShares. For further discussion of year 2000 issues, refer to Business in BancShares 1997 Annual Report on Form 10-K.

                                 INCOME TAXES

     During 1997, BancShares recorded total income tax expense of $39.5 million, compared to $36.2 million in income tax expense during 1996, the increase resulting from higher pre-tax income. BancShares' effective tax rate was 35.9 percent in 1997, 35.6 percent in 1996 and 34.8 percent in 1995. Total effective tax rates were less than the combined statutory federal and state income tax rates primarily due to tax-exempt interest income.


                                   LIQUIDITY

     Management places great importance on the maintenance of a highly liquid investment portfolio with varying maturities to provide needed cash flows to meet liquidity requirements. At December 31, 1997, the investment portfolio totaled $2.48 billion or 27.7 percent of total assets. This compares to $2.16 billion or 26.8 percent in 1996.

     The ability to generate retail deposits is an additional source of liquidity. The rate of growth in average deposits was 6.5 percent during 1997,
11.8 percent during 1996 and 11.6 percent during 1995. The deposit growth results from the existing branch network as well as deposit liability assumptions associated with various business combinations.

     These liquidity sources have enabled BancShares to place little dependence on borrowed funds for its liquidity needs. However, there are readily available sources for borrowed funds through the correspondent bank network.


                   SHAREHOLDERS' EQUITY AND CAPITAL ADEQUACY

     BancShares maintains an adequate capital position and exceeds all minimum regulatory capital requirements. BancShares' total risk-based capital ratios were 9.87 percent, 11.5 percent and 10.9 percent, respectively, at December 31, 1997, 1996 and 1995. BancShares' Tier 1 capital ratios for December 31, 1997, 1996 and 1995 were 8.63 percent, 10.2 percent, and 9.6 percent respectively. The minimum capital ratios established by Federal Reserve guidelines are 8 percent for total capital and 4 percent for Tier 1 capital.

     The reduction in the total and Tier 1 capital ratios at December 31, 1997 resulted from two capital stock transactions that occurred during the fourth quarter of 1997. First, the Board of Directors of BancShares agreed to repurchase 600,000 shares of Class A common stock. BancShares recorded the redemption of the stock during December 1997, when the commitment was made to repurchase the shares. The commitment was funded during January 1998. The other material transaction was the reclassification of 126,000 shares of Class A common stock and 31,600 shares of Class B common stock that are held by the Bank's pension plan. These shares are subject to a put option that would allow the independent investment manager to require BancShares to repurchase those shares at any time. At December 31, 1997, BancShares reclassified those shares from shareholders' equity to other liabilities. See Note I of the notes to the consolidated financial statements.

     At December 31, 1997, BancShares' leverage capital ratio was 5.83 percent, compared to 6.4 percent and 6.1 percent at December 31, 1996 and 1995, respectively. The minimum leverage ratio is 3 percent. Failure to meet certain capital requirements may result in certain actions by regulatory agencies that could have a direct material effect on the financial statements.

     In addition to the previously discussed capital stock transactions, during the fourth quarter of 1997 the Board of Directors of BancShares reauthorized the purchase of its Class A and Class B common stock. Management views the purchase of its stock as a good investment and will continue to repurchase shares when market conditions are favorable for such transactions.


                            FOURTH QUARTER ANALYSIS

     BancShares' net income for the fourth quarter of 1997 totaled $17.4 million, compared to $19.8 million during the same period of 1996. The reduction in net income was primarily due to a $9.8 million increase in noninterest expense, partially offset by higher net interest income and noninterest income. As shown in Table 17, during the fourth quarter of 1997 and 1996, total assets averaged $8.79 billion and $7.94 billion, respectively. Average interest-earning assets increased 10.9 percent during the fourth quarter of 1997, compared to the same period of 1996. Average loans outstanding during the fourth quarter increased $428.5 million during 1997 over 1996. Average investment securities increased $405.8 million between the two periods, the result of deposit growth that exceeded loan demand.

     Interest income on interest-earning assets increased $12.6 million or 9.1 percent in the fourth quarter of 1997 when compared to the same period of 1996. The improved interest income during 1997 resulted from a $7.3 million increase in loan interest income and a $6.2 million increase in investment securities interest income. These increases resulted from average volume growth among loans and investments and, in the case of investments, a slight yield increase. Interest-earning assets yielded 7.52 percent during the fourth quarter of 1997, a reduction from the 7.63 percent yield recorded during the fourth quarter of 1996.


Table 17
SELECTED QUARTERLY DATA



                                                                                       1997
                                                          ---------------------------------------------------------------
                                                               Fourth          Third           Second          First
                                                          --------------- --------------- --------------- ---------------
                                                                   (thousands, except per share data and ratios)
SUMMARY OF OPERATIONS
Interest income .........................................  $    150,225    $    145,494    $    140,118    $    136,439
Interest expense ........................................        72,818          68,947          64,542          61,706
                                                           ------------    ------------    ------------    ------------
Net interest income .....................................        77,407          76,547          75,576          74,733
Provision for loan losses ...............................         3,753           1,309           2,097           1,567
                                                           ------------    ------------    ------------    ------------
Net interest income after provision for loan losses .....        73,654          75,238          73,479          73,166
Noninterest income ......................................        31,912          31,087          28,894          23,414
Noninterest expense .....................................        78,832          76,561          74,817          70,584
                                                           ------------    ------------    ------------    ------------
Income before income taxes ..............................        26,734          29,764          27,556          25,996
Income taxes ............................................         9,370          10,746           9,972           9,404
Net income ..............................................        17,364          19,018          17,584          16,592
                                                           ------------    ------------    ------------    ------------
Net interest income -- taxable equivalent ...............  $     78,327    $     77,052    $     76,092    $     75,255
                                                           ============    ============    ============    ============
SELECTED QUARTERLY AVERAGES
Total assets ............................................  $  8,794,596    $  8,411,774    $  8,099,236    $  7,903,566
Investment securities ...................................     2,503,443       2,359,115       2,166,362       2,094,376
Loans ...................................................     5,324,286       5,073,404       5,023,409       4,921,346
Interest-earning assets .................................     7,994,728       7,632,755       7,368,645       7,196,138
Deposits ................................................     7,427,881       7,144,502       6,952,848       6,823,697
Interest-bearing liabilities ............................     6,924,776       6,608,892       6,341,125       6,203,598
Long-term obligations ...................................        11,450          12,017          11,545           6,809
Shareholders' equity ....................................  $    649,214    $    651,923    $    635,680    $    619,956
Shares outstanding ......................................    11,378,368      11,389,472      11,394,965      11,398,246
                                                           ============    ============    ============    ============
SELECTED QUARTER-END BALANCES
Total assets ............................................  $  8,951,109    $  8,595,591    $  8,351,978    $  7,975,617
Investment securities ...................................     2,483,294       2,432,424       2,271,282       2,063,526
Loans ...................................................     5,445,772       5,208,195       4,996,770       4,955,135
Interest-earning assets .................................     8,010,841       7,710,619       7,467,252       7,225,661
Deposits ................................................     7,579,567       7,297,884       7,127,282       6,911,806
Interest-bearing liabilities ............................     7,052,749       6,744,133       6,501,771       6,217,905
Long-term obligations ...................................        10,856          11,482          12,150           6,827
Shareholders' equity ....................................  $    601,640    $    662,490    $    644,210    $    629,265
Shares outstanding ......................................    10,627,453      11,389,928      11,392,085      11,395,656
                                                           ============    ============    ============    ============
PROFITABILITY RATIOS (averages)
Rate of return (annualized) on:
 Total assets ...........................................          0.78%           0.90%           0.87%           0.85%
 Shareholders' equity ...................................         10.61           11.57          11.10           10.85
Dividend payout ratio ...................................         16.13           14.97          16.23           17.12
                                                           ============    ============    ============    ============
LIQUIDITY AND CAPITAL
RATIOS (averages)
Loans to deposits .......................................         71.68%          71.01%          72.25%          72.12%
Shareholders' equity to total assets ....................          7.38            7.75           7.85            7.84
Time certificates of $100,000 or more to total
 deposits ...............................................         10.05            9.68           9.36            9.30
                                                           ============    ============    ============    ============
PER SHARE OF STOCK
Net income ..............................................  $      1.55     $      1.67     $      1.54     $      1.46
Cash dividends ..........................................         0.250           0.250           0.250           0.250
Class A sales price
 High ...................................................       121.00          101.00           95.50           88.00
 Low ....................................................        94.50           83.50           79.00           73.00
Class B sales price
 High ...................................................       109.50           86.50           80.75           77.00
 Low ....................................................        91.00           86.50           77.00           73.00
                                                           ============    ============    ============    ============



                                                                                       1996
                                                          ---------------------------------------------------------------
                                                               Fourth          Third           Second          First
                                                          --------------- --------------- --------------- ---------------
                                                                   (thousands, except per share data and ratios)
SUMMARY OF OPERATIONS
Interest income .........................................  $    137,655    $    134,270    $    132,702    $    129,568
Interest expense ........................................        62,964          61,378          61,484          62,424
                                                           ------------    ------------    ------------    ------------
Net interest income .....................................        74,691          72,892          71,218          67,144
Provision for loan losses ...............................         3,321           1,787           2,255           1,544
                                                           ------------    ------------    ------------    ------------
Net interest income after provision for loan losses .....        71,370          71,105          68,963          65,600
Noninterest income ......................................        28,082          26,077          25,260          23,885
Noninterest expense .....................................        69,023          78,097          68,263          63,285
                                                           ------------    ------------    ------------    ------------
Income before income taxes ..............................        30,429          19,085          25,960          26,200
Income taxes ............................................        10,611           6,647           9,575           9,374
Net income ..............................................        19,818          12,438          16,385          16,826
                                                           ------------    ------------    ------------    ------------
Net interest income -- taxable equivalent ...............  $     75,258    $     73,459    $     71,799    $     67,735
                                                           ============    ============    ============    ============
SELECTED QUARTERLY AVERAGES
Total assets ............................................  $  7,935,197    $  7,670,538    $  7,658,682    $  7,462,756
Investment securities ...................................     2,097,690       1,919,935       1,990,346       1,984,027
Loans ...................................................     4,895,815       4,907,435       4,884,818       4,679,692
Interest-earning assets .................................     7,209,982       6,989,109       6,975,341       6,779,461
Deposits ................................................     6,831,926       6,641,427       6,660,204       6,477,795
Interest-bearing liabilities ............................     6,185,161       6,017,476       6,043,119       5,934,180
Long-term obligations ...................................         6,866           7,762          15,676          23,763
Shareholders' equity ....................................  $    599,953    $    589,618    $    576,742    $    546,603
Shares outstanding ......................................    11,415,943      11,441,007      11,432,661      11,072,395
                                                           ============    ============    ============    ============
SELECTED QUARTER-END BALANCES
Total assets ............................................  $  8,055,572    $  7,826,118    $  7,631,287    $  7,736,162
Investment securities ...................................     2,160,914       1,912,448       1,888,476       2,005,645
Loans ...................................................     4,930,508       4,914,748       4,921,774       4,837,073
Interest-earning assets .................................     7,247,422       7,030,796       6,860,260       6,932,878
Deposits ................................................     6,954,028       6,808,365       6,632,271       6,743,913
Interest-bearing liabilities ............................     6,265,482       6,063,362       5,991,901       6,129,508
Long-term obligations ...................................         6,922           6,715           7,893          15,608
Shareholders' equity ....................................  $    615,507    $    592,964    $    584,283    $    570,258
Shares outstanding ......................................    11,410,880      11,427,980      11,449,278      11,427,981
                                                           ============    ============    ============    ============
PROFITABILITY RATIOS (averages)
Rate of return (annualized) on:
 Total assets ...........................................          0.99%           0.65%           0.86%           0.91
 Shareholders' equity ...................................        13.14            8.39           11.43            12.38
Dividend payout ratio ...................................        14.37           20.83           15.73            14.80
                                                           ============    ============    ============    ============
LIQUIDITY AND CAPITAL
RATIOS (averages)
Loans to deposits .......................................         71.66%          73.89%          73.34%          72.24
Shareholders' equity to total assets ....................         7.56            7.69            7.53             7.32
Time certificates of $100,000 or more to total
 deposits ...............................................         8.79            8.56            8.98             9.59
                                                           ============    ============    ============    ============
PER SHARE OF STOCK
Net income ..............................................  $      1.74     $      1.08     $      1.43     $       1.52
Cash dividends ..........................................         0.250           0.225           0.225            0.225
Class A sales price
 High ...................................................        83.00           67.00           67.00            66.25
 Low ....................................................        64.50           59.50           59.00            53.75
Class B sales price
 High ...................................................        71.00           63.50           64.25            55.00
 Low ....................................................        71.00           60.00           55.00            48.06
                                                           ============    ============    ============    =============

---------
Average loan balances include nonaccrual loans. Yields related to loans and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only, are stated on a taxable-equivalent basis assuming a statutory federal income tax rate of 35% for all periods, and state income tax rates of 7.5%, 7.75% and 7.75% for 1997, 1996, and 1995, respectively.

Stock information related to Class A common stock reflects the sales price, as reported on the Nasdaq National Market System. Stock information for Class B was obtained from a broker-dealer, reflecting the bid prices, prior to any mark-ups, mark-downs or commissions. As of December 31, 1997, there were 3,746 holders of record of the Class A common stock and 677 holders of record of the Class B common stock.

     Interest expense increased $9.8 million during the fourth quarter of 1997 compared to the fourth quarter of 1996. Average interest-bearing liabilities experienced a $739.6 million increase from the fourth quarter of 1996 to the same period of

1997, the result of increases in average deposits and short-term borrowings. The rate on these interest-bearing liabilities increased from 4.04 percent to 4.17 percent between the two periods.

     Net interest income increased $2.7 million from the fourth quarter of 1996 to the fourth quarter of 1997, the increase resulting from growth among interest-earning assets that exceeded the growth among interest-bearing liabilities.

     Noninterest income for the fourth quarter of 1997 was $31.9 million, an increase of $3.8 million or 13.6 percent. Much of the increase resulted from higher credit card income and an increase in other service charges and fees. Noninterest expense amounted to $78.8 million for the quarter ended December 31, 1997, compared to $69.0 million for the quarter ended December 31, 1996. Most of the 14.2 percent increase was in salary expense, equipment expense and consulting expense. Much of the increase in consulting expense relates to year 2000 compliance and those costs are projected to remain at current levels through 1998. Tables 17 and 18 are useful when making quarterly comparisons.


Table 18
CONSOLIDATED TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS -- Fourth Quarter




                                                          1997                                 1996
                                           ----------------------------------- ------------------------------------
                                                          Interest                             Interest
                                              Average      Income/    Yield/      Average      Income/     Yield/
                                              Balance      Expense     Rate       Balance      Expense      Rate
                                           ------------- ---------- ---------- ------------- ----------- ----------
                                                                         (thousands)
ASSETS
Loans:
 Secured by real estate ..................  $3,240,498    $ 66,119      8.12%   $3,056,155    $ 63,112       8.22%
 Commercial and industrial ...............     607,095      13,734      8.99       514,554      11,205       8.65
 Consumer ................................   1,386,990      30,074      8.66     1,238,383      28,325       9.13
 Lease financing .........................      74,812       1,640      8.77        70,192       1,492       8.50
 Other ...................................      14,891         184      4.90        16,531         316       7.58
                                            ----------    --------      ----    ----------    --------       ----
  Total loans ............................   5,324,286     111,751      8.36     4,895,815     104,450       8.50
Investment securities:
 U. S. Government ........................   2,468,535      36,546      5.87     2,088,697      30,647       5.82
 State, county and municipal .............       4,920         109      8.79         6,188         119       7.63
 Other ...................................      29,988         397      5.25         2,805          41       5.80
                                            ----------    --------      ----    ----------    --------       ----
  Total investment securities ............   2,503,443      37,052      5.87     2,097,690      30,807       5.83
Federal funds sold .......................     166,999       2,342      5.56       216,477       2,965       5.43
                                            ----------    --------      ----    ----------    --------       ----
  Total interest-earning assets ..........  $7,994,728    $151,145      7.52%   $7,209,982    $138,222       7.63%
                                            ==========    ========      ====    ==========    ========       ====
LIABILITIES
Deposits:
 Checking With Interest ..................  $  968,305    $  2,586      1.06%   $  917,915    $  2,584       1.12%
 Savings .................................     689,246       3,246      1.87       722,281       3,750       2.06
 Money market accounts ...................     974,343       9,187      3.74       855,950       7,693       3.57
 Time deposits ...........................   3,697,101      49,952      5.36     3,293,064      44,166       5.32
                                            ----------    --------      ----    ----------    --------       ----
  Total interest-bearing deposits ........   6,328,995      64,971      4.07     5,789,210      58,193       3.99
Short-term borrowings ....................     584,331       7,614      5.17       389,085       4,627       4.72
Long-term obligations ....................      11,450         233      8.07         6,866         144       8.32
                                            ----------    --------      ----    ----------    --------       ----
  Total interest-bearing liabilities .....  $6,924,776    $ 72,818      4.17%   $6,185,161    $ 62,964       4.04%
                                            ==========    ========      ====    ==========    ========       ====
Interest rate spread .....................                              3.35%                                3.59%
                                                                        ====                                 ====
Net interest income and net yield ........
 on interest-earning assets ..............                $ 78,327      3.89%                 $ 75,258       4.14%
                                                          ========      ====                  ========       ====



                                                Increase (decrease) due to:
                                           --------------------------------------
                                                           Yield/        Total
                                              Volume        Rate         Change
                                           ----------- -------------- -----------
                                                        (thousands)
ASSETS
Loans:
 Secured by real estate ..................   $ 4,077      $(1,070)      $ 3,007
 Commercial and industrial ...............     2,062          467         2,529
 Consumer ................................     3,268       (1,519)        1,749
 Lease financing .........................        99           49           148
 Other ...................................       (25)        (107)         (132)
                                             -------      -------       -------
  Total loans ............................     9,481       (2,180)        7,301
Investment securities:
 U. S. Government ........................     5,604          295         5,899
 State, county and municipal .............       (26)          16           (10)
 Other ...................................       379          (23)          356
                                             -------      -------       -------
  Total investment securities ............     5,957          288         6,245
Federal funds sold .......................      (686)          63          (623)
                                             -------      -------       -------
  Total interest-earning assets ..........   $14,752      $(1,829)      $12,923
                                             =======      =======       =======
LIABILITIES
Deposits:
 Checking With Interest ..................       142      $  (140)      $     2
 Savings .................................      (165)        (339)         (504)
 Money market accounts ...................     1,096          398         1,494
 Time deposits ...........................     5,436          350         5,786
                                             -------      -------       -------
  Total interest-bearing deposits ........     6,509          269         6,778
Short-term borrowings ....................     2,434          553         2,987
Long-term obligations ....................        95             (6)         89
                                             -------      ----------    -------
  Total interest-bearing liabilities .....   $ 9,038      $   816       $ 9,854
                                             =======      =========     =======
Interest rate spread .....................
Net interest income and net yield ........
 on interest-earning assets ..............   $ 5,714      $(2,645)      $ 3,069
                                             =======      =========     =======

---------
Average loan balances include nonaccrual loans.


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

                       ACCOUNTING AND REGULATORY ISSUES

     The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting comprehensive income. It does not address issues of recognition or measurement for comprehensive income and its components. SFAS 130 is effective for BancShares in fiscal 1998.

     SFAS No. 131 requires that public business enterprises report certain information about operating segments in complete sets of financial statements, as well as information about products, services, geographic areas in which they operate and their major customers. The provisions of SFAS 131, which is effective in 1998, are not expected to have a material effect on BancShares' consolidated financial statements.

     In February 1998, the FASB issued SFAS No. 132 "Employers Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes the disclosure requirements of pensions and other postretirement benefits and does not change any measurement or recognition provisions. The adoption of SFAS No. 132 during 1998 will not have a material impact on BancShares' consolidated financial statements.


                           FORWARD LOOKING STATEMENTS

     Management is not aware of any current recommendations by regulatory authorities that, if implemented, would have or would be reasonably likely to have a material effect on liquidity, capital ratios or results of operations. The foregoing discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," or other statements concerning opinions or judgment of BancShares and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of BancShares' customers, actions of government regulators, the level of market interest rates, and general economic conditions.

                         INDEPENDENT AUDITORS' REPORT


THE BOARD OF DIRECTORS AND SHAREHOLDERS
FIRST CITIZENS BANCSHARES, INC.

     We have audited the accompanying consolidated balance sheets of First Citizens BancShares, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens BancShares, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                   KPMG Peat Marwick LLP

Raleigh, North Carolina
January 26, 1998

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS



                                                                                                   December 31
                                                                                           ---------------------------
                                                                                                1997          1996
                                                                                           ------------- -------------
                                                                                               (thousands, except
                                                                                                   share data)
ASSETS
Cash and due from banks ..................................................................  $  506,771    $  437,029
Investment securities held to maturity (fair value of $2,462,111 in 1997
 and $2,138,031 in 1996)..................................................................   2,456,722     2,138,831
Investment securities available for sale (cost of $10,817 in 1997
 and $11,238 in 1996).....................................................................      26,572        22,405
Federal funds sold .......................................................................      81,775       156,000
Loans ....................................................................................   5,445,772     4,930,508
Less reserve for loan losses .............................................................      84,360        81,439
                                                                                            ----------    ----------
   Net loans .............................................................................   5,361,412     4,849,069
Premises and equipment ...................................................................     278,473       229,496
Income earned not collected ..............................................................      66,631        60,175
Other assets .............................................................................     172,753       162,567
                                                                                            ----------    ----------
   Total assets ..........................................................................  $8,951,109    $8,055,572
                                                                                            ==========    ==========
LIABILITIES
Deposits:
 Noninterest-bearing .....................................................................  $1,131,498    $1,087,474
 Interest-bearing ........................................................................   6,448,069     5,866,554
                                                                                            ----------    ----------
   Total deposits ........................................................................   7,579,567     6,954,028
Short-term borrowings ....................................................................     593,824       392,006
Long-term obligations ....................................................................      10,856         6,922
Other liabilities ........................................................................     165,222        87,109
                                                                                            ----------    ----------
   Total liabilities .....................................................................   8,349,469     7,440,065
SHAREHOLDERS' EQUITY
Common stock:
 Class A -- $1 par value (11,000,000 shares authorized; 8,905,199 shares issued for 1997;
   9,651,900 shares issued for 1996) .....................................................       8,906         9,652
 Class B -- $1 par value (2,000,000 shares authorized; 1,722,254 shares issued for 1997;
   1,758,980 shares issued for 1996) .....................................................       1,722         1,759
Surplus ..................................................................................     143,760       143,760
Retained earnings ........................................................................     437,794       453,640
Unrealized securities gains, net of taxes ................................................       9,458         6,696
                                                                                            ----------    ----------
   Total shareholders' equity ............................................................     601,640       615,507
                                                                                            ----------    ----------
   Total liabilities and shareholders' equity ............................................  $8,951,109    $8,055,572
                                                                                            ==========    ==========

          See accompanying Notes to Consolidated Financial Statements.

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES


                       CONSOLIDATED STATEMENTS OF INCOME



                                                                   Year Ended December 31
                                                          -----------------------------------------
                                                               1997          1996          1995
                                                          ------------- ------------- -------------
                                                                  (thousands, except share
                                                                     and per share data)
INTEREST INCOME
Loans ...................................................  $   428,997   $   410,703   $   380,676
Investment securities:
 U. S. Government .......................................      133,007       114,831        81,219
 State, county and municipal ............................          273           330           405
 Other ..................................................          102           172           184
                                                           -----------   -----------   -----------
   Total investment securities interest income ..........      133,382       115,333        81,808
Federal funds sold ......................................        9,897         8,159         8,625
                                                           -----------   -----------   -----------
   Total interest income ................................      572,276       534,195       471,109
INTEREST EXPENSE
Deposits ................................................      243,749       230,905       207,234
Short-term borrowings ...................................       23,420        16,388        15,773
Long-term obligations ...................................          844           957         1,657
                                                           -----------   -----------   -----------
   Total interest expense ...............................      268,013       248,250       224,664
                                                           -----------   -----------   -----------
   Net interest income ..................................      304,263       285,945       246,445
Provision for loan losses ...............................        8,726         8,907         5,364
                                                           -----------   -----------   -----------
   Net interest income after provision for loan losses ..      295,537       277,038       241,081
NONINTEREST INCOME
Trust income ............................................       11,284        10,008         8,886
Service charges on deposit accounts .....................       41,748        40,710        39,909
Credit card income ......................................       20,053        16,147        13,561
Other service charges and fees ..........................       27,788        23,878        21,227
Other ...................................................       14,434        12,561         8,545
                                                           -----------   -----------   -----------
   Total noninterest income .............................      115,307       103,304        92,128
                                                           -----------   -----------   -----------
NONINTEREST EXPENSE
Salaries and wages ......................................      126,474       115,461       106,607
Employee benefits .......................................       23,718        20,425        17,080
Occupancy expense .......................................       23,338        22,023        20,446
Equipment expense .......................................       32,035        27,068        24,504
Other ...................................................       95,229        93,691        77,243
                                                           -----------   -----------   -----------
   Total noninterest expense ............................      300,794       278,668       245,880
                                                           -----------   -----------   -----------
Income before income taxes ..............................      110,050       101,674        87,329
Income taxes ............................................       39,492        36,207        30,423
                                                           -----------   -----------   -----------
   Net income ...........................................  $    70,558   $    65,467   $    56,906
                                                           ===========   ===========   ===========
PER SHARE INFORMATION
 Net income .............................................  $      6.22   $      5.77   $      5.37
 Cash dividends .........................................         1.00          0.925         0.825
Weighted average shares outstanding .....................   11,341,153    11,340,892    10,597,066
                                                           ===========   ============  ============

          See accompanying Notes to Consolidated Financial Statements.

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES


          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY



                                                                                                 Unrealized
                                               Class A     Class B                               Securities        Total
                                                Common      Common                  Retained       Gains,      Shareholders'
                                                Stock       Stock       Surplus     Earnings    Net of Taxes      Equity
                                              --------- ------------- ----------- ------------ -------------- --------------
                                                                      (thousands, except share data)
Balance at December 31, 1994 ................  $8,419      $1,770      $ 82,631    $ 356,591           --       $ 449,411
Issuance of 64,881 shares of Class A common
 stock pursuant to employee stock purchase
 plans ......................................      65                     2,556                                     2,621
Redemption of 28,386 shares of Class A
 common stock and 2,987 shares of Class B
 common stock ...............................     (28)          (4)                   (1,513)                      (1,545)
Issuance of 8,998 shares of Class A common
 stock pursuant to the Dividend
 Reinvestment Plan ..........................       9                       406                                       415
Issuance of 484,821 shares of Class A common
 stock in connection with various
 acquisitions ...............................     485                    21,361                                    21,846
Net income ..................................                                         56,906                       56,906
Cash dividends ..............................                                         (8,817)                      (8,817)
                                                                                   ---------                    ---------
Balance at December 31, 1995 ................   8,950      1,766        106,954      403,167           --         520,837
Issuance of 87,992 shares of Class A common
 stock pursuant to employee stock purchase
 plans ......................................      88                     3,958                                     4,046
Redemption of 63,195 shares of Class A
 common stock and 7,484 shares of Class B
 common stock ...............................     (64)          (7)                   (4,435)                      (4,506)
Issuance of 8,746 shares of Class A common
 stock pursuant to the Dividend
 Reinvestment Plan ..........................       9                       114                                       123
Issuance of 668,654 shares of Class A common
 stock in connection with various
 acquisitions ...............................     669                    32,734                                    33,403
Net income ..................................                                         65,467                       65,467
Unrealized securities gains, net of taxes ...                                                       6,696           6,696
Cash dividends ..............................                                        (10,559)                     (10,559)
                                                                                   ---------                    ---------
Balance at December 31, 1996 ................   9,652      1,759        143,760      453,640        6,696         615,507
Redemption of 20,301 shares of Class A
 common stock and 5,126 shares of Class B
 common stock ...............................     (20)          (5)                   (2,086)                      (2,111)
Obligations to repurchase common stock ......    (726)       (32)                    (72,934)                     (73,692)
Net income ..................................                                         70,558                       70,558
Unrealized securities gains, net of taxes ...                                                       2,762           2,762
Cash dividends ..............................                                        (11,384)                     (11,384)
                                                                                   ---------                    ---------
Balance at December 31, 1997 ................  $8,906      $1,722      $143,760    $ 437,794       $9,458       $ 601,640
                                               ======      =======     ========    =========       ======       =========

          See accompanying Notes to Consolidated Financial Statements.

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                        Twelve Months Ended December 31,
                                                                                  ---------------------------------------------
                                                                                       1997           1996            1995
                                                                                  ------------- --------------- ---------------
                                                                                                   (thousands)
OPERATING ACTIVITIES
Net income ......................................................................  $   70,558    $     65,467    $     56,906
Adjustments to reconcile net income to cash provided by operating activities:
 Amortization of intangibles ....................................................       9,034           8,197           5,877
 Provision for loan losses ......................................................       8,726           8,907           5,364
 Deferred tax expense (benefit) .................................................       1,475          (1,833)         (1,454)
 Change in current taxes payable ................................................         (71)            (88)          3,241
 Depreciation ...................................................................      19,273          16,932          16,882
 Change in accrued interest payable .............................................       4,805           1,807          26,696
 Change in income earned not collected ..........................................      (6,573)           (862)        (11,746)
 Origination of loans held for sale .............................................    (434,471)       (149,146)        (85,148)
 Proceeds from sale of loans ....................................................     334,762         137,314          75,964
 Gain on sale of mortgage loans .................................................        (219)           (502)           (809)
 Net amortization of premiums and discounts .....................................       8,277          11,658          19,634
 Net change in other assets .....................................................      19,102          (4,301)        (15,383)
 Net change in other liabilities ................................................      (3,100)         (1,225)          4,798
                                                                                   ----------    ------------    ------------
 Net cash provided by operating activities ......................................      31,578          92,325         100,822
                                                                                   ----------    ------------    ------------
INVESTING ACTIVITIES
 Net increase in loans outstanding ..............................................    (383,839)       (139,670)       (254,326)
 Purchases of investment securities .............................................    (817,725)     (1,039,460)     (1,328,178)
 Proceeds from maturities and issuer calls of investment securities .............     476,114         890,363         826,129
 Net change in federal funds sold ...............................................      74,225        (115,555)        (25,023)
 Dispositions of premises and equipment .........................................       2,051           5,983           3,445
 Additions to premises and equipment ............................................     (69,011)        (42,184)        (31,147)
 Purchase of institutions, net of cash acquired .................................     106,016           7,584         106,092
                                                                                   ----------    ------------    ------------
 Net cash used by investing activities ..........................................    (612,169)       (432,939)       (703,008)
                                                                                   ----------    ------------    ------------
FINANCING ACTIVITIES
 Net change in time deposits ....................................................     299,926          99,448         536,251
 Net change in demand and other interest-bearing deposits .......................     158,150         258,104          (3,811)
 Net change in short-term borrowings ............................................     205,752         (17,643)         69,992
 Repurchases of common stock ....................................................      (2,111)         (4,506)         (1,545)
 Proceeds from issuance of stock ................................................          --           4,169           3,036
 Cash dividends paid ............................................................     (11,384)        (10,559)         (8,817)
                                                                                   ----------    ------------    ------------
 Net cash provided by financing activities ......................................     650,333         329,013         595,106
                                                                                   ----------    ------------    ------------
 Change in cash and due from banks ..............................................      69,742         (11,601)         (7,080)
 Cash and due from banks at beginning of period .................................     437,029         448,630         455,710
                                                                                   ----------    ------------    ------------
 Cash and due from banks at end of period .......................................  $  506,771    $    437,029    $    448,630
                                                                                   ==========    ============    ============
CASH PAYMENTS FOR:
 Interest .......................................................................  $  263,722    $    246,443    $    197,334
 Income taxes ...................................................................      37,984          35,554          27,454
                                                                                   ----------    ------------    ------------
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
 Common stock issued for acquisitions ...........................................  $       --    $     33,403    $     21,846
 Long-term obligations issued for acquisitions ..................................          --           1,468           2,494
 Unrealized securities gains ....................................................       4,588          11,167              --
 Obligations to repurchase common stock .........................................      73,692              --              --
                                                                                   ==========    ============    ============

          See accompanying Notes to Consolidated Financial Statements.

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                            (Dollars in thousands)


NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation and Consolidation

     First Citizens BancShares, Inc. ("BancShares") is a bank holding company with three banking subsidiaries -- First-Citizens Bank & Trust Company, headquartered in Raleigh, North Carolina ("FCB-NC"), which operates branches in North Carolina and Virginia; First-Citizens Bank & Trust Company, headquartered in White Sulphur Springs, West Virginia ("FCB-WV"), which operates branches in West Virginia; and Atlantic States Bank ("ASB"), a federally-chartered thrift institution with branch offices in Raleigh, North Carolina and the metropolitan Atlanta, Georgia area.

     FCB-NC, FCB-WV and ASB offer full-service banking services designed to meet the needs of both consumers and commercial entities in the markets in which they serve. These services include normal taking of deposits, commercial and consumer lending, a full service trust department and other activities incidental to commercial banking.

     FCB-NC has eight wholly-owned subsidiaries. Neuse, Incorporated owns a number of the facilities in which FCB-NC operates branches. American Guaranty Insurance Company is engaged in writing fire and casualty insurance. Triangle Life Insurance Company writes credit life and credit accident and health insurance. First Citizens Investor Services provides investment services, including sales of annuities and third party mutual funds and discount brokerage services. First Citizens Bank, A Virginia Corporation, is the issuing and processing bank for BancShares' retail credit cards. Other subsidiaries are either inactive or are not material to the consolidated financial statements. Nontraditional banking segments within BancShares' operations are not material to the consolidated financial statements.

     The accounting and reporting policies of BancShares and its subsidiaries are in accordance with generally accepted accounting principles and, with regard to the banking subsidiaries, conform to general industry practices. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates made by BancShares in the preparation of its consolidated financial statements are the determination of the reserve for loan losses, the valuation allowance for deferred tax assets, and fair value estimates.

     Intercompany accounts and transactions have been eliminated. Certain amounts for prior years have been reclassified to conform with statement presentations for 1997. However, the reclassifications have no effect on shareholders' equity or net income as previously reported.


     Investment Securities

     For investment securities classified as held to maturity, BancShares has the ability and the positive intent to hold those investments until maturity. These securities are stated at cost adjusted for amortization of premium and accretion of discount. Accreted discounts and amortized premiums are included in interest income on an effective yield basis.

     Marketable equity securities classified as available for sale are carried at their fair value, and the difference between the cost basis and the fair value, net of deferred income taxes, is recorded as a component of shareholders' equity. At December 31, 1997 and 1996, BancShares had no investment securities classified as held for trading purposes.


     Loans

     Loans that are held for investment purposes are carried at their principal amount outstanding. Those loans that are available for sale are included in residential mortgage loans in Note C and carried at the lower of aggregate cost or fair value. Interest on substantially all loans is accrued and credited to interest income on a constant yield basis based upon the daily principal amount outstanding.

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

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


     Mortgage Servicing Rights

     The estimated value of the right to service mortgage loans for others ("MSRs") is included in other assets on BancShares' consolidated balance sheet. Capitalization of the MSRs occurs when the underlying loans are sold or securitized. Capitalized MSRs are amortized into income over the projected life of the servicing life of the underlying loans. Capitalized MSRs are periodically reviewed for impairment. At December 31, 1997 and 1996, the carrying values of capitalized mortgage servicing rights were $2,527 and $1,430, respectively.

     BancShares adopted Statement of Financial Accounting Standards No. 125 ("Statement 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" effective January 1, 1997. Statement 125 superseded Statement 122 "Accounting for Mortgage Servicing Rights" and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Adoption of Statement 125 did not have a material effect on BancShares' financial condition or results of operations.


     Reserve for Loan Losses

     The reserve for loan losses is established by charges to operating expense. To determine the reserve needed, management evaluates the risk characteristics of the loan portfolio under current and projected economic conditions and considers such factors as the financial condition of the borrower, fair value of collateral and other items that, in management's opinion, deserve current recognition in estimating possible credit losses.

     Management considers the established reserve adequate to absorb future losses that relate to loans outstanding as of December 31, 1997, although future additions to the reserve may be necessary based on changes in economic and other conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review BancShares' reserve for loan losses. Such agencies may require the recognition of additions to the reserve based on their judgments of information available to them at the time of their examination.


     Nonaccrual Loans, Impaired Loans and Other Real Estate

     Accrual of interest on loans is discontinued when management deems that collection of additional interest is doubtful. Loans are returned to an accrual status when both principal and interest are current and the loan is determined to be performing in accordance with the applicable loan terms.

     Management considers a loan to be impaired when based on current information and events, it is probable that a borrower will be unable to pay all amounts due according to contractual terms of the loan agreement. Impaired loans are valued using either the discounted expected cash flow method using the loan's original effective interest rate or the collateral value. When the ultimate collectibility of an impaired loan's principal is doubtful, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Future cash receipts are recorded as recoveries of any amounts previously charged off.

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

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                             (Dollars in thousands)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued


     Intangible Assets

     Goodwill arising from acquisitions in which the purchase price exceeds the fair value of net assets acquired is amortized using the straight-line method over a 15 year period. Deposit intangibles are amortized using the straight-line method over a 15 year period. Intangible assets are subject to periodic review and are adjusted for any impairment of value.


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


     Income Taxes

     Income tax expense is based on consolidated income before income taxes and generally differs from income taxes paid due to deferred income taxes and benefits arising from income and expenses being recognized in different periods for financial and income tax reporting purposes. BancShares uses the asset and liability method to account for deferred income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the income tax basis of BancShares' assets and liabilities at enacted rates expected to be in effect when such amounts are realized or settled. BancShares and its subsidiaries file a consolidated federal income tax return. Each subsidiary pays its allocation of federal income taxes or receives a payment to the extent that tax benefits are realized. BancShares and its subsidiaries each file separate state income tax returns.


     Per Share Data

     BancShares adopted the provisions of Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("Statement 128"), during December 1997. Statement 128 replaces the presentation of primary earnings per share ("EPS") with a presentation of basic EPS and replaces the presentation of fully diluted EPS with a presentation of diluted EPS. However, since BancShares does not have any potential dilutive securities, adoption of Statement 128 did not have any impact on BancShares' consolidated financial statements.

     Net income per share has been computed by dividing net income by the weighted average number of both classes of common shares outstanding during each period. The weighted average number of shares outstanding for 1997, 1996 and 1995 was 11,341,153; 11,340,982; and 10,597,066, respectively.

     Cash dividends per share apply to both Class A and Class B common stock. Class A common stock carries one vote per share, while shares of Class B common stock carry 16 votes per share.

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


                             (Dollars in thousands)
NOTE B -- INVESTMENT SECURITIES

     The cost and fair values of investment securities at December 31 with unrealized gains and losses determined on an individual security basis are as follows:



                                                                            Gross         Gross
                                                                         Unrealized    Unrealized        Fair
                                                               Cost         Gains        Losses         Value
                                                          ------------- ------------ -------------- -------------
Investment securities held to maturity at December 31,
 1997
   U. S. Government treasury securities .................  $2,450,634      $ 6,664      $(1,585)     $2,455,713
   State, county and municipal ..........................       4,921          313           --           5,234
   Other ................................................       1,167           --             (3)        1,164
                                                           ----------      -------      ----------   ----------
    Total investment securities held to maturity ........  $2,456,722      $ 6,977      $(1,588)     $2,462,111
                                                           ==========      =======      =========    ==========
 1996
   U. S. Government treasury securities .................  $2,130,037      $   855      $(1,969)     $2,128,923
   State, county and municipal ..........................       6,301          324           --           6,625
   Other ................................................       2,493           --          (10)          2,483
                                                           ----------      -------      ---------    ----------
    Total investment securities held to maturity ........  $2,138,831      $ 1,179      $(1,979)     $2,138,031
                                                           ==========      =======      =========    ==========
Investment securities available for sale at December 31,
 1997
   Marketable equity securities .........................  $   10,817      $15,755           --      $   26,572
                                                           ==========      =======      =========    ==========
 1996
   Marketable equity securities .........................  $   11,238      $11,167           --      $   22,405
                                                           ==========      =======      =========    ==========

     The maturities of investment securities held to maturity at December 31 are as follows:



                                                            1997                        1996
                                                 --------------------------- ---------------------------
                                                                    Fair                        Fair
                                                      Cost         Value          Cost         Value
                                                 ------------- ------------- ------------- -------------
Within one year ................................  $1,057,940    $1,058,585    $  781,336    $  782,102
One through five years .........................   1,391,331     1,395,920     1,345,274     1,343,599
Five to 10 years ...............................       2,932         2,977         4,803         4,829
Over 10 years ..................................       4,519         4,629         7,418         7,501
                                                  ----------    ----------    ----------    ----------
   Total investment securities held to maturity   $2,456,722    $2,462,111    $2,138,831    $2,138,031
                                                  ==========    ==========    ==========    ==========

     Investment securities having an aggregate par value of $1,094,261 at December 31, 1997, and $1,025,145 at December 31, 1996, were pledged as collateral to secure public funds on deposit and for other purposes as required by law.

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


                             (Dollars in thousands)
NOTE C -- LOANS

     Loans at December 31 include the following:



                                                   1997          1996
                                              ------------- -------------
       Loans secured by real estate:
        Construction and land development ...  $  113,735    $  109,806
        Residential .........................   1,411,279     1,954,692
        Other ...............................   1,795,882     1,015,021
                                               ----------    ----------
       Total loans secured by real estate ...   3,320,896     3,079,519
       Commercial and industrial ............     633,580       514,535
       Consumer .............................   1,402,093     1,251,704
       Lease financing ......................      74,589        68,694
       All other loans ......................      14,614        16,056
                                               ----------    ----------
        Total loans .........................  $5,445,772    $4,930,508
                                               ==========    ==========

     There were no foreign loans outstanding during either period, nor were there any highly leveraged transactions. There are no loan concentrations exceeding ten percent of loans outstanding involving multiple borrowers in similar activities or industries at December 31, 1997. Substantially all loans are to customers domiciled within BancShares' principal market areas.

     At December 31, 1997 and 1996 nonperforming loans consisted of nonaccrual loans and amounted to $12,681 and $12,810, respectively. Gross interest income on nonperforming loans that would have been recorded had these loans been performing was $1,156; $1,162, and $1,556, respectively, during 1997, 1996 and 1995. Interest income recognized on nonperforming loans was $349, $259 and $595 during the respective periods. As of December 31, 1997 and 1996, other real estate acquired through foreclosure was $1,462 and $1,160, respectively. Loans transferred to other real estate totaled $1,683, $1,649 and $2,110 during 1997, 1996 and 1995, respectively.



                                                  1997       1996       1995
                                              ----------- ---------- ----------
Loans held for sale at December 31 ..........  $127,650    $ 27,722   $15,388
For the year ended December 31:
 Loans sold .................................   334,543     136,812    75,155
 Net gain on sale of loans ..................       219         502       809

     The Bank services mortgage loans for itself and others. The carrying value of loans serviced for others as of December 31, 1997 and 1996 was $970,842 and $657,520, respectively.


NOTE D -- RESERVE FOR LOAN LOSSES

     Activity in the reserve for loan losses is summarized as follows:



                                                 1997         1996        1995
                                             ------------ ------------ ----------
Balance at the beginning of year ...........  $  81,439    $  78,495    $ 72,017
Reserves of acquired institutions ..........        481        1,387       3,231
Provision for loan losses ..................      8,726        8,907       5,364
Loans charged off ..........................    (14,331)     (11,653)     (7,262)
Loans recovered ............................      8,045        4,303       5,145
                                              ---------    ---------    --------
Net charge-offs ............................     (6,286)      (7,350)     (2,117)
                                              ---------    ---------    --------
Balance at the end of year .................  $  84,360    $  81,439    $ 78,495
                                              =========    =========    ========

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                             (Dollars in thousands)

NOTE D -- RESERVE FOR LOAN LOSSES -- Continued

     At December 31, 1997 and 1996, the recorded investment in loans that are considered to be impaired was $9,132 and $9,880, respectively, all of which were classified as nonaccrual. Specific reserves of $1,033 and $833 have been established for impaired loans outstanding as December 31, 1997 and 1996, respectively. The average recorded investment in impaired loans during the years ended December 31, 1997, 1996 and 1995, was $6,779, $11,463 and $14,326,
respectively. For the years ended December 31, 1997, 1996 and 1995, BancShares recognized cash basis interest income on those impaired loans of $212, $57 and $543, respectively.


NOTE E -- PREMISES AND EQUIPMENT

     Major classifications of premises and equipment at December 31 are summarized as follows:



                                                         1997       1996
                                                      ---------- ----------
    Land ............................................  $ 46,609   $ 44,254
    Premises and leasehold improvements .............   185,956    184,970
    Furniture and equipment .........................   174,229    116,643
                                                       --------   --------
     Total ..........................................   406,794    345,867
    Less accumulated depreciation and amortization ..   128,321    116,371
                                                       --------   --------
     Net book value .................................  $278,473   $229,496
                                                       ========   ========

     Premises with a book value of $4,600 at December 31, 1997, and $2,887 at December 31, 1996, were pledged to secure mortgage notes payable.

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

     Future minimum rental commitments for noncancellable operating leases with initial or remaining terms of one or more years consisted of the following at December 31, 1997:



Year Ending December 31:                      Amount
------------------------------------------- ---------
         1998 .............................  $ 8,910
         1999 .............................    8,287
         2000 .............................    6,061
         2001 .............................    4,444
         2002 .............................    3,868
         Thereafter .......................   47,487
                                             -------
          Total minimum payments ..........  $79,057
                                             =======

     Total rent expense for all operating leases amounted to $14,700 in 1997, $13,501 in 1996 and $11,998 in 1995.

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


                             (Dollars in thousands)
NOTE F -- DEPOSITS

     Deposits at December 31 are summarized as follows:



                                               1997          1996
                                          ------------- -------------
        Demand, non-interest bearing ....  $1,131,498    $1,087,474
        Checking With Interest ..........   1,009,577       943,900
        Money market accounts ...........   1,034,528       892,953
        Savings .........................     679,165       712,525
        Time ............................   3,724,799     3,317,176
                                           ----------    ----------
          Total deposits ................  $7,579,567    $6,954,028
                                           ==========    ==========

     Total time deposits with a minimum denomination of $100 were $751,051 and $617,076 at December 31, 1997 and 1996, respectively.

     At December 31, 1997, the scheduled maturities of time deposits were:


          1998 .........................  $3,213,608
          1999 .........................     179,769
          2000 .........................     181,524
          2001 .........................      85,685
          2002 .........................      63,896
          Thereafter ...................         317
                                          ----------
           Total time deposits .........  $3,724,799
                                          ==========

NOTE G -- SHORT-TERM BORROWINGS

     Short-term borrowings at December 31 are as follows:



                                                        1997        1996
                                                    ----------- -----------
         Master notes .............................  $315,529    $295,428
         Notes payable ............................   158,130       9,331
         Repurchase agreements ....................    54,796      21,816
         Federal funds purchased ..................    45,380      45,075
         U. S. Treasury tax and loan accounts .....    19,989      20,356
                                                     --------    --------
           Total short-term borrowings ............  $593,824    $392,006
                                                     ========    ========

     Master notes are overnight unsecured borrowings by BancShares from Bank customers. The rate on Master notes was 4.40 percent as of December 31, 1997. During 1997, the weighted average rate on Master note borrowings was 4.63 percent, and the average amount outstanding was $301,558. The largest amount outstanding at any month-end during 1997 was $332,055. During 1996, the average rate on Master note borrowings was 4.46 percent, while the average amount outstanding was $266,476. The rate at December 31, 1996 was 4.23 percent, and the largest amount outstanding at any month-end was $316,628.

     At December 31, 1997, notes payable represent various borrowings, including $155,000 borrowed from other banks, with maturities extending to May 1998. During 1997,these borrowings averaged $92,498 and the rate on these borrowings averaged 5.93 percent The weighted-average rate on these borrowings at December 31, 1997 was 5.95 percent, and the largest amount outstanding at any month end was $158,764. During 1996, the average rate for notes payable was 6.14 percent and the average amount outstanding was $12,003. The largest amount outstanding at any month end during 1996 was $19,901, and the weighted-average rate at December 31, 1996 was 6.02 percent.

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


                             (Dollars in thousands)
NOTE H -- LONG-TERM OBLIGATIONS

     Long-term obligations at December 31 are as follows:



                                                                                             1997       1996
                                                                                          ---------- ---------
      Subordinated notes payable:
        7 percent maturing June 18, 1998 ................................................  $    --    $  849
        7 percent maturing February 22, 1999 ............................................      135       135
        7.5 percent maturing February 23, 2000 ..........................................      170       170
        7.25 percent maturing February 22, 2001 .........................................    1,332     1,332
        8 percent maturing February 23, 2005 ............................................    2,277     2,278
      Unsecured variable rate note at 6.49 percent payable in quarterly installments         5,074        --
      8 percent mortgage notes, due in periodic payments through 2004, secured by
        premises ........................................................................    1,493     1,659
      Other .............................................................................      375       499
                                                                                           -------    ------
        Total long-term obligations .....................................................  $10,856    $6,922
                                                                                           =======    ======

     Long-term obligations maturing in each of the five years subsequent to December 31, 1997, are as follows:


       1998 ...............  $   190
       1999 ...............    2,596
       2000 ...............    2,647
       2001 ...............    2,137
       2002 ...............      259
       Thereafter .........    3,027
                             -------
                             $10,856
                             =======

NOTE I -- COMMON STOCK

     On October 27, 1997 the Board of Directors of BancShares authorized the purchase in the open market or in private transactions of up to 300,000 shares of its outstanding Class A common stock and up to 100,000 shares of its outstanding Class B common stock. The authorization is effective for a period of 12 months.

     The following table sets forth information related to shares purchased for the years ended December 31:



                                              1997      1996      1995
                                           --------- --------- ---------
      Class A
       Number of shares purchased ........   20,301    63,195    28,386
       Cash disbursed ....................  $ 1,643   $ 4,027   $ 1,394
      Class B
       Number of shares purchased ........    5,126     7,484     2,987
       Cash disbursed ....................  $   468   $   479   $   151

     Stock purchases are retired by a charge to common stock for the par value of the shares retired and to retained earnings for the cost in excess of par value.

     On December 2, 1997, the Board of Directors of BancShares authorized the purchase of 600,000 shares of BancShares Class A common stock from a related party. The purchase price was established based on an independent valuation of the shares. The shares were repurchased by BancShares and retired on January 27, 1998. In connection with this commitment, BancShares has recorded a reduction in shareholders' equity and an obligation of $58,077 in the accompanying consolidated balance sheet as of December 31, 1997. The obligation is included in other liabilities.

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                             (Dollars in thousands)

NOTE I -- COMMON STOCK -- Continued

     On December 31, 1997, BancShares adjusted its equity balances to reclassify 126,400 shares of Class A common stock and 31,600 shares of Class B common stock that are owned by a related defined benefit pension plan. The plan's interests for all purposes with respect to the shares are represented by an independent investment manager, in accordance with an agreement with the Department of Labor. BancShares has executed an agreement to purchase any or all of the shares held by the plan if the investment manager determines that is in the best interests of the plan. The estimated fair value of those shares at December 31, 1997, was $15,615, which is included in other liabilities. Subsequent changes in fair value for these shares will be reflected in BancShares' Consolidated Statement of Income.


NOTE J -- ESTIMATED FAIR VALUES

     Fair value estimates are made at a specific point in time based on relevant market data and information about each financial instrument. Where information regarding the fair value of a financial instrument is available, those values are used, as is the case with investment securities and residential mortgage loans. In these cases, an open market exists in which those financial instruments are actively traded.

     Because no market exists for many financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. For these financial instruments with a fixed interest rate, an analysis of the related cash flows was the basis for estimating fair values. The expected cash flows were then discounted to the valuation date using an appropriate discount rate. The discount rates used represent the rates under which similar transactions would be currently negotiated. Generally, the fair value of variable rate financial instruments or financial instruments payable upon demand or within 90 days equals the carrying value.

     The carrying values and estimated fair values for financial instruments at December 31 are as follows:



                                                    1997                      1996
                                          ------------------------- -------------------------
                                            Carrying       Fair       Carrying       Fair
                                              Value        Value        Value        Value
                                          ------------ ------------ ------------ ------------
Cash and due from banks .................  $  506,771   $  506,771   $  437,029   $  437,029
Investment securities held to maturity ..   2,456,722    2,462,111    2,138,831    2,138,031
Investment securities available for sale       26,572       26,572       22,405       22,405
Federal funds sold ......................      81,775       81,775      156,000      156,000
Loans, net of reserve for loan losses ...   5,361,412    5,328,877    4,849,069    4,852,568
Income earned not collected .............      66,631       66,631       60,175       60,175
Deposits ................................   7,579,567    7,579,978    6,954,028    6,957,475
Short-term borrowings ...................     593,824      593,824      392,006      392,006
Long-term obligations ...................      10,856       11,491        6,922        7,267
Accrued interest payable ................      53,819       53,819       49,528       49,528

     Forward commitments to sell loans as of December 31, 1997, and 1996 had no carrying value and unrealized losses of $829 and $39, respectively. For other off-balance sheet commitments and contingencies, carrying amounts are reasonable estimates of the fair values for such financial instruments. Carrying amounts include unamortized fee income and, in some cases, reserves for any projected credit loss from those financial instruments. These amounts are not material to BancShares' financial position.


NOTE K -- EMPLOYEE BENEFIT PLANS

     Employees who qualify under length of service and other requirements participate in a noncontributory defined benefit pension plan. Under the plan, retirement benefits are based on years of service and average earnings. The policy is to

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                             (Dollars in thousands)

NOTE K -- EMPLOYEE BENEFIT PLANS -- Continued

fund the maximum amount that is deductible for federal income tax purposes. No contributions were made during the three-year period ending December 31, 1997. The plan's assets consist primarily of investments in the Bank's common trust funds, which include listed common stocks and fixed income securities.

     At December 31, 1997, the plan's assets also included BancShares common stock with an appraised value of $15,615. See Note I for additional information regarding these shares.

     The following table sets forth the plan's funded status at December 31:



                                                                                     1997          1996
                                                                                ------------- -------------
 Pension benefit obligation:
  Vested ......................................................................  $  (95,833)   $  (86,838)
  Nonvested ...................................................................      (3,463)       (1,653)
                                                                                 ----------    ----------
 Accumulated benefit obligation ...............................................     (99,296)      (88,491)
 Effect of projected future compensation levels ...............................     (25,998)      (20,893)
                                                                                 ----------    ----------
 Projected benefit obligation .................................................    (125,294)     (109,384)
 Fair value of plan assets ....................................................     159,197       137,758
                                                                                 ----------    ----------
 Plan's assets in excess of projected benefit obligation ......................      33,903        28,374
 Unrecognized net transition asset ............................................      (6,076)       (7,303)
 Unrecognized net gain due to diference in past experience and assumptions ....     (30,195)      (21,769)
 Unrecognized prior service cost ..............................................       1,198         1,352
                                                                                 ----------    ----------
 Prepaid (accrued) pension expense ............................................  $   (1,170)   $      654
                                                                                 ==========    ==========

     The net periodic pension cost for the years ended December 31 included the following:



                                                   1997         1996         1995
                                               ------------ ------------ ------------
      Service costs ..........................  $   3,975    $   3,596    $   3,139
      Interest costs .........................      8,131        7,565        7,073
      Actual return on plan assets ...........    (26,182)     (13,491)     (26,745)
      Net amortization and deferral ..........     15,899        3,475       16,842
                                                ---------    ---------    ---------
      Net periodic pension cost ..............  $   1,823    $   1,145    $     309
                                                =========    =========    =========

     Prior service cost is being amortized on a straight-line basis over the estimated average remaining service period of employees. In determining the projected benefit obligation at December 31, 1997, 1996 and 1995, the following assumptions were used:




                                                           1997       1996       1995
                                                        ---------- ---------- ----------
       Weighted average discount rate .................     7.25%      7.25%      7.25%
       Rate of future compensation increases ..........     4.50       4.25       4.25
       Long-term rate of return on plan assets ........     8.25       8.25       8.25

     Employees are also eligible to participate in a matching savings plan after one year of service. During 1997 BancShares made participating contributions to this plan of $3,758 compared to $3,473 in 1996 and $3,155 during 1995.

     Under the 1994 Employee Stock Purchase Plan, certain employees received options to purchase shares of BancShares' Class A common stock. All options expired on June 30, 1996. No options were outstanding at December 31, 1997 or 1996.

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


                             (Dollars in thousands)
NOTE L --  OTHER NONINTEREST INCOME AND OTHER NONINTEREST EXPENSE

     Other noninterest income for the years ended December 31 consisted of the following:



                                               1997      1996      1995
                                            --------- --------- ---------
ATM income ................................  $ 7,329   $ 5,289   $2,729
Net premium income ........................    3,584     3,364    3,964
Other .....................................    3,521     3,908    1,852
                                             -------   -------   ------
  Total other noninterest income ..........  $14,434   $12,561   $8,545
                                             =======   =======   ======

     Other noninterest expense for the years ended December 31 consisted of the following:



                                                1997       1996       1995
                                             ---------- ---------- ---------
Credit card expense ........................  $11,722    $10,097    $ 9,106
Amortization of intangibles ................    9,034      8,197      5,877
Telecommunications .........................    8,032      7,711      6,790
Postage ....................................    6,623      6,383      5,701
FDIC insurance .............................    1,818     13,586      8,418
Other ......................................   58,000     47,717     41,351
                                              -------    -------    -------
  Total other noninterest expense ..........  $95,229    $93,691    $77,243
                                              =======    =======    =======

     During 1996, FDIC insurance expense included a special assessment of deposit liabilities insured by the FDIC's Savings Association Insurance Fund. The gross amount of the assessment was $10,007.


NOTE M -- INCOME TAXES

     At December 31, income tax expense consisted of the following:



                                                     1997       1996       1995
                                                  ---------- ---------- ----------
Current tax expense
  Federal .......................................  $37,937    $ 37,923   $ 30,757
  State .........................................       80         117      1,120
                                                   -------    --------   --------
   Total current tax expense ....................   38,017      38,040     31,877
                                                   -------    --------   --------
Deferred tax expense (benefit)
  Federal .......................................    1,179      (1,255)      (111)
  State .........................................      296        (578)    (1,343)
                                                   -------    --------   --------
   Total deferred tax expense (benefit) .........    1,475      (1,833)    (1,454)
                                                   -------    --------   --------
   Total income tax expense .....................  $39,492    $ 36,207   $ 30,423
                                                   =======    ========   ========

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                             (Dollars in thousands)

NOTE M -- INCOME TAXES -- Continued

     Income tax expense differed from the amounts computed by applying the federal income tax rate of 35 percent in each period to pretax income as a result of the following:



                                                                                             1997       1996       1995
                                                                                          ---------- ---------- ----------
Income tax at statutory rate ............................................................  $ 38,518   $ 35,586   $ 30,565
Increase (reduction) in income taxes resulting from:
  Amortization of goodwill ..............................................................     2,099      1,991      1,280
  Nontaxable income on loans and investments, net of nondeductible expenses .............    (1,295)    (1,387)    (1,378)
  State and local income taxes (benefit), including change in valuation allowance, net of
   federal income tax benefit ...........................................................       244       (300)      (145)
  Other, net ............................................................................       (74)       317        101
                                                                                           --------   --------   --------
   Total tax expense ....................................................................  $ 39,492   $ 36,207   $ 30,423
                                                                                           ========   ========   ========

     The net deferred tax asset included the following components at December
31:



                                                           1997       1996
                                                        ---------- ----------
Reserve for loan losses ...............................  $ 32,930   $ 32,553
Net deferred loan fees and costs ......................        --      2,292
Losses on other real estate ...........................     1,500      1,512
Net operating loss carryforwards ......................       710        871
Accrued pension expense ...............................       466         --
Other .................................................     6,750      6,580
                                                         --------   --------
 Gross deferred tax asset .............................    42,356     43,808
Less: valuation allowance .............................    (2,547)    (2,617)
                                                         --------   --------
 Deferred tax asset less valuation allowance ..........    39,809     41,191
                                                         --------   --------
Accelerated depreciation ..............................     4,386      4,692
Accretion of bond discount ............................     2,015      1,094
Prepaid pension expense ...............................        --        160
Tax reserve for loan losses reversal ..................       797      1,424
Unrealized securities gains ...........................     6,297      4,471
Net deferred loan fees and costs ......................       502         --
Other .................................................     5,625      6,089
                                                         --------   --------
 Deferred tax liability ...............................    19,622     17,930
                                                         --------   --------
 Net deferred tax asset ...............................  $ 20,187   $ 23,261
                                                         ========   ========

     BancShares has historically incurred immaterial amounts of state income tax expense. The valuation allowance of $2,547 and $2,617 at December 31, 1997 and 1996, respectively, is the amount necessary to reduce BancShares' gross state deferred tax asset to the amount which will more likely than not be realized.


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

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                             (Dollars in thousands)

NOTE N -- RELATED PARTY TRANSACTIONS -- Continued

     An analysis of changes in the aggregate amounts of related party loans for the year ended December 31, 1997, is as follows:


           Balance at beginning of year ....  $12,496
           New loans .......................   14,559
           Repayments ......................    3,025
                                              -------
           Balance at end of year ..........  $24,030
                                              =======

     BancShares provides certain processing and operational services to other financial institutions. Certain of these institutions are deemed to be related parties since certain control persons of BancShares are also deemed to be control persons of the other banks. During 1997, 1996 and 1995, BancShares received $10,558, $9,953 and $9,031, respectively, for services rendered to these related parties, substantially all of which is included in other service charges and fees and relates to data processing services provided.

     See Note I for information regarding a commitment to purchase 600,000 shares of Class A common stock from a related party.


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

     As of December 31, 1997 and 1996, BancShares had goodwill of $68,909 and $72,910, respectively. Deposit intangibles totaled $32,039 and $24,344, respectively.

     The following table provides information regarding the acquisitions that have been consummated during the three-year period ended December 31, 1997:



                                                                Assets      Deposits     Resulting
Date             Institution and Location                      Acquired      Assumed     Intangible
---------------- ------------------------------------------   ----------   ----------   -----------
September 1997   First Savings Financial Corp.                 $ 45,431     $ 36,025      $ 1,826
                 Reidsville, North Carolina
May 1997         Four Wachovia Bank branches                     80,613       86,460        7,250
                 Western North Carolina
April 1997       Three First Union National Bank branches        42,171       45,179        3,010
                 Western North Carolina
February 1996    Allied Bank Capital, Inc.                      248,998      208,394       29,031
                 Sanford, North Carolina
June 1995        Bank of White Sulphur Springs                   64,589       59,174        5,691
                 White Sulphur Springs, West Virginia
May 1995         Nine NationsBank of Virginia branches          133,175      143,494       10,801
                 Southern Virginia
March 1995       State Bank                                      49,700       41,238        5,555
                 Fayetteville, North Carolina
February 1995    Pace American Bank                              58,660       53,303        6,954
                 Lawrenceville, Virginia
February 1995    First Investors Savings Bank, Inc., SSB         44,426       40,846        4,325
                 Whiteville, North Carolina

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


                             (Dollars in thousands)
NOTE P -- REGULATORY REQUIREMENTS

     BancShares and its banking subsidiaries are subject to certain requirements imposed by state and federal banking statutes and regulations. These regulations establish guidelines for minimum capital levels, restrict certain dividend payments and require the maintenance of noninterest-bearing reserve balances at the Federal Reserve Bank. Such reserves averaged $125,981 during 1997, of which $107,390 was satisfied by vault cash and the remainder by amounts held in the Federal Reserve Bank.

     Various regulatory agencies have implemented guidelines that evaluate capital based on risk adjusted assets. An additional capital computation evaluates tangible capital based on tangible assets. Minimum capital requirements set forth by the regulators require a Tier 1 capital ratio of no less than 4 percent, a total capital ratio of no less than 8 percent of risk adjusted assets, and a leverage capital ratio of no less than 4 percent of tangible assets. To meet the FDIC's well capitalized standards, the Tier 1 and total capital ratios must be at least 6 percent and 10 percent, respectively. Failure to meet minimum capital requirements may result in certain actions by regulators that could have a direct material effect on the consolidated financial statements.

     FCB-NC's capital components and ratios as of December 31, 1997 and 1996 are set forth below:



                                      1997           1996
                                 -------------- --------------
Risk-based capital:
Tier 1 capital .................  $   526,411    $   476,580
Total capital ..................      598,576        539,308
Risk-adjusted assets ...........    5,762,939      5,018,215
Tangible assets ................    8,410,057      7,823,101
Tier 1 capital ratio ...........         9.13%          9.50%
Total capital ratio ............        10.39          10.75
Leverage capital ratio .........         6.26           6.09

     At December 31, 1997 and 1996, BancShares, FCB-WV and ASB met their respective minimum capital requirements.

     The Board of Directors of FCB-NC may declare a dividend of a portion of its undivided profits as it may deem appropriate, subject to the requirements of the FDIC and the General Statutes of North Carolina, without prior approval from the requisite regulatory authorities. As of December 31, 1997, this amount was approximately $422,804. Dividends declared by FCB-NC amounted to $24,727 in 1997, $33,940 in 1996 and $39,273 in 1995.


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

     Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. Established lending standards control the potential credit-risk exposure associated with these commitments. In some cases, BancShares requires that collateral be pledged to secure the commitment. At December 31, 1997 and 1996, BancShares has unused commitments totaling $2,006,327 and $1,596,468, respectively.

     Standby letters of credit are conditional commitments guaranteeing performance of a customer to a third party. Those guarantees are issued primarily to support public and private borrowing arrangements. In order to minimize its exposure, BancShares' credit policies also govern the issuance of standby letters of credit. At December 31, 1997 and 1996, BancShares had standby letters of credit amounting to $12,885 and $14,178, respectively.

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                             (Dollars in thousands)

NOTE Q -- COMMITMENTS AND CONTINGENCIES -- Continued

     Management has elected to enter into forward commitments to sell loans to protect BancShares' commitments to originate residential mortgage loans from the potential negative effects of fluctuating market prices. These forward sales commitments, which totaled $60,000 and $18,000 at December 31, 1997 and 1996, respectively, were at fixed prices and were scheduled to settle within 60 days of that date. At December 31, 1997 and 1996, these forward sales commitments had no carrying value and unrealized losses of $829 and $39 respectively. These amounts are included with the carrying value of loans held for sale and commitments to originate mortgage loans when determining whether a valuation allowance is required to reduce the mortgage loans held for sale and commitments to originate mortgage loans held for sale to the lower of cost or fair value.

     BancShares and various subsidiaries have been named as defendants in various legal actions arising from their normal business activities in which damages in various amounts are claimed. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, any such liability will not have a material effect on BancShares' consolidated financial statements.

     See Note I for information concerning BancShares' commitment to purchase shares of its common stock.

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

                             (Dollars in thousands)


NOTE R -- FIRST CITIZENS BANCSHARES, INC. (PARENT COMPANY)

     First Citizens BancShares, Inc.'s principal assets are its investments in and receivables from its banking subsidiaries. Its sources of income are dividends and interest income on funds borrowed by the Bank. The Parent Company's condensed balance sheets as of December 31, 1997 and 1996, and the related condensed statements of income and cash flows for the years ended December 31, 1997, 1996 and 1995 are as follows:


                            Condensed Balance Sheets



                                                             December 31,
                                                       -------------------------
                                                            1997         1996
                                                       ------------- -----------
ASSETS
Cash .................................................  $    7,290    $  4,002
Investment securities held to maturity ...............     204,126          --
Investment securities available for sale .............      26,206      22,083
Investment in bank subsidiaries ......................     615,416     521,208
Due from subsidiaries ................................     111,108     313,515
Other assets .........................................      67,001      59,662
                                                        ----------    --------
  Total assets .......................................  $1,031,147    $920,470
                                                        ==========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings ................................  $  345,529    $295,428
Other liabilities ....................................      83,978       9,535
Common Stock:
  Class A ............................................       8,906       9,652
  Class B ............................................       1,722       1,759
Surplus ..............................................     143,760     143,760
Retained Earnings ....................................     437,794     453,640
Unrealized securities gains, net of taxes ............       9,458       6,696
                                                        ----------    --------
  Total liabilities and shareholders' equity .........  $1,031,147    $920,470
                                                        ==========    ========

                         Condensed Statements of Income



                                                                               Year Ended December 31,
                                                                           --------------------------------
                                                                              1997       1996       1995
                                                                           ---------- ---------- ----------
Interest income ..........................................................  $15,276    $12,445    $10,562
Interest expense .........................................................   14,484     12,164     10,081
                                                                            -------    -------    -------
Net interest income ......................................................      792        281        481
Dividends from bank subsidiary ...........................................   32,814     33,940     39,273
Noninterest income .......................................................      437      1,487         39
Noninterest operating expense ............................................    6,531      6,162      3,472
                                                                            -------    -------    -------
Income before income tax benefit and equity in undistributed net income of
  subsidiaries ...........................................................   27,512     29,546     36,321
Income tax (benefit) expense .............................................      (37)        11        (75)
                                                                            -------    -------    -------
Income before equity in undistributed income of subsidiaries .............   27,549     29,535     36,396
Equity in undistributed net income of subsidiaries .......................   43,009     35,932     20,510
                                                                            -------    -------    -------
  Net income .............................................................  $70,558    $65,467    $56,906
                                                                            =======    =======    =======

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


NOTE R -- FIRST CITIZENS BANCSHARES, INC. (PARENT COMPANY) -- Continued


                       Condensed Statements of Cash Flows



                                                                                  Year Ended December 31,
                                                                           --------------------------------------
                                                                               1997         1996         1995
                                                                           ------------ ------------ ------------
OPERATING ACTIVITIES
Net income ...............................................................  $   70,558   $  65,467    $  56,906
Adjustments ..............................................................
  Undistributed net income of subsidiaries ...............................     (43,009)    (35,932)     (20,510)
  Change in other assets .................................................      (8,699)     (9,447)     (96,128)
  Change in other liabilities ............................................         751       3,038        3,387
                                                                            ----------   ---------    ---------
Net cash provided (used) by operating activities .........................      19,601      23,126      (56,345)
                                                                            ----------   ---------    ---------
INVESTING ACTIVITIES
  Net change in due from subsidiaries ....................................     202,407     (51,556)     (83,223)
  Purchase of investment securities ......................................    (204,126)     (3,258)     (43,099)
  Investment in subsidiaries .............................................     (51,200)         --           --
  Purchase of institutions, net of cash acquired .........................          --       7,584      106,092
                                                                            ----------   ---------    ---------
Net cash used by investing activities ....................................     (52,919)    (47,230)     (20,230)
                                                                            ----------   ---------    ---------
FINANCING ACTIVITIES
  Net change in short-term borrowings ....................................      50,101      38,250       83,928
  Repurchase of common stock .............................................      (2,112)     (4,506)      (1,545)
  Proceeds from issuance of common stock .................................          --       4,169        3,036
  Cash dividends paid ....................................................     (11,383)    (10,559)      (8,817)
                                                                            ----------   ---------    ---------
Net cash provided by financing activities ................................      36,606      27,354       76,602
                                                                            ----------   ---------    ---------
Net change in cash .......................................................       3,288       3,250           27
Cash balance at beginning of year ........................................       4,002         752          725
                                                                            ----------   ---------    ---------
Cash balance at end of year ..............................................  $    7,290   $   4,002    $     752
                                                                            ----------   ---------    ---------
Cash payments for
  Interest ...............................................................  $   14,484   $  12,164    $  10,081
  Income taxes ...........................................................      37,984      35,554       27,454
                                                                            ----------   ---------    ---------
Supplemental disclosure of noncash investing and financing activities:
  Common stock issued for acquisitions ...................................          --   $  33,403    $  21,846
  Unrealized gain on marketable equity securities ........................  $    4,588      11,167           --
  Obligations to repurchase common stock .................................      73,692          --           --