Form 10-K, Exhibit 13
period 1998-12-31
FIRST CITIZENS BANCSHARES INC /DE/
filed 1999-03-31
CIK 798941

EXHIBIT 13


                   REGISTRANT'S ANNUAL REPORT TO SHAREHOLDERS

                                 INTRODUCTION
     Management's discussion and analysis of earnings and related financial data are presented to assist in understanding the financial condition and results of operations of First Citizens BancShares, Inc. ("BancShares"), for the years 1998, 1997 and 1996. BancShares is a bank holding company with two wholly-owned banking subsidiaries -- First-Citizens Bank & Trust Company ("FCB"), a North Carolina-chartered bank, and Atlantic States Bank ("ASB"), a federally chartered thrift institution.

     This discussion and related financial data should be read in conjunction with the audited consolidated financial statements and related footnotes presented on pages 38 through 59 of this report.


Table 1

FINANCIAL SUMMARY AND SELECTED AVERAGE BALANCES AND RATIOS



                                                                   1998            1997
                                                             --------------- ---------------
                                                              (thousands, except share data
                                                                       and ratios)
SUMMARY OF OPERATIONS
Interest income ............................................  $    619,487    $    572,276
Interest expense ...........................................       292,071         268,013
                                                              ------------    ------------
Net interest income ........................................       327,416         304,263
Provision for loan losses ..................................        19,879           8,726
                                                              ------------    ------------
Net interest income after provision for loan losses ........       307,537         295,537
Noninterest income .........................................       146,138         115,307
Noninterest expense ........................................       342,934         300,794
                                                              ------------    ------------
Income before income taxes .................................       110,741         110,050
Income taxes ...............................................        39,732          39,492
                                                              ------------    ------------
Net income .................................................  $     71,009    $     70,558
                                                              ============    ============
Net interest income, taxable equivalent ....................  $    329,764    $    306,726
                                                              ============    ============
SELECTED AVERAGE BALANCES
Total assets ...............................................  $  9,173,020    $  8,304,412
Investment securities ......................................     2,305,395       2,300,706
Loans ......................................................     5,847,531       5,086,723
Interest-earning assets ....................................     8,281,072       7,569,075
Deposits ...................................................     7,759,315       7,088,018
Interest-bearing liabilities ...............................     7,249,290       6,521,818
Long-term obligations ......................................       133,935          10,472
Shareholders' equity .......................................  $    629,089    $    638,825
Shares outstanding .........................................    10,626,311      11,341,153
                                                              ============    ============
SELECTED PERIOD-END BALANCES
Total assets ...............................................  $  9,605,787    $  8,951,109
Investment securities ......................................     2,160,329       2,483,294
Loans ......................................................     6,195,591       5,445,772
Interest-earning assets ....................................     8,588,645       8,010,841
Deposits ...................................................     8,112,408       7,579,567
Interest-bearing liabilities ...............................     7,542,636       7,052,749
Long-term obligations ......................................       158,801          10,856
Shareholders' equity .......................................  $    660,749    $    601,640
Shares outstanding .........................................    10,625,559      10,627,453
                                                              ============    ============
PROFITABILITY RATIOS (AVERAGES)
Rate of return on:
 Total assets ..............................................          0.77%           0.85%
 Shareholders' equity ......................................         11.29           11.04
Dividend payout ratio ......................................         15.11           16.08
                                                              ============    ============
LIQUIDITY AND CAPITAL RATIOS (AVERAGES)
Loans to deposits ..........................................         75.36%          71.77%
Shareholders' equity to total assets .......................          6.86            7.69
Time certificates of $100,000 or more to total deposits.....          9.21            9.62
                                                              ============    ============
PER SHARE OF STOCK
Net income .................................................  $      6.62     $      6.22
Cash dividends .............................................         1.00            1.00
Market price at December 31 (Class A) ......................        90.00          104.03
Book value at December 31 ..................................        62.18           56.61
Tangible book value at December 31 .........................        50.73           47.11
                                                              ============    ============



                                                                   1996            1995            1994
                                                             --------------- --------------- ---------------
                                                                (thousands, except share data and ratios)
SUMMARY OF OPERATIONS
Interest income ............................................  $    534,195    $    471,109    $    376,005
Interest expense ...........................................       248,250         224,664         148,126
                                                              ------------    ------------    ------------
Net interest income ........................................       285,945         246,445         227,879
Provision for loan losses ..................................         8,907           5,364           2,786
                                                              ------------    ------------    ------------
Net interest income after provision for loan losses ........       277,038         241,081         225,093
Noninterest income .........................................       103,304          92,128          83,325
Noninterest expense ........................................       278,668         245,880         230,582
                                                              ------------    ------------    ------------
Income before income taxes .................................       101,674          87,329          77,836
Income taxes ...............................................        36,207          30,423          26,867
                                                              ------------    ------------    ------------
Net income .................................................  $     65,467    $     56,906    $     50,969
                                                              ============    ============    ============
Net interest income, taxable equivalent ....................  $    288,251    $    248,707    $    229,732
                                                              ============    ============    ============
SELECTED AVERAGE BALANCES
Total assets ...............................................  $  7,681,019    $  6,846,959    $  6,098,944
Investment securities ......................................     1,998,059       1,611,549       1,599,565
Loans ......................................................     4,842,266       4,433,517       3,800,318
Interest-earning assets ....................................     6,987,659       6,191,422       5,476,690
Deposits ...................................................     6,653,302       5,952,090       5,335,057
Interest-bearing liabilities ...............................     6,044,553       5,410,495       4,838,749
Long-term obligations ......................................        13,483          26,307          52,499
Shareholders' equity .......................................  $    576,988    $    487,895    $    416,983
Shares outstanding .........................................    11,340,982      10,597,066       9,944,927
                                                              ============    ============    ============
SELECTED PERIOD-END BALANCES
Total assets ...............................................  $  8,055,572    $  7,383,950    $  6,333,324
Investment securities ......................................     2,161,236       1,983,148       1,458,969
Loans ......................................................     4,930,508       4,580,719       4,148,133
Interest-earning assets ....................................     7,247,744       6,604,312       5,613,852
Deposits ...................................................     6,954,028       6,388,082       5,517,589
Interest-bearing liabilities ...............................     6,265,482       5,844,125       4,984,455
Long-term obligations ......................................         6,922          22,957          34,542
Shareholders' equity .......................................  $    615,507    $    520,837    $    449,411
Shares outstanding .........................................    11,410,880      10,716,167      10,188,840
                                                              ============    ============    ============
PROFITABILITY RATIOS (AVERAGES)
Rate of return on:
 Total assets ..............................................          0.85%           0.83%           0.84%
 Shareholders' equity ......................................         11.35           11.66           12.22
Dividend payout ratio ......................................         16.03           15.36           14.13
                                                              ============    ============    ============
LIQUIDITY AND CAPITAL RATIOS (AVERAGES)
Loans to deposits ..........................................         72.78%          74.49%          71.23%
Shareholders' equity to total assets .......................          7.51            7.13            6.84
Time certificates of $100,000 or more to total deposits.....          8.99            8.33            6.41
                                                              ============    ============    ============
PER SHARE OF STOCK
Net income .................................................  $       5.77     $      5.37     $      5.13
Cash dividends .............................................         0.925           0.825           0.725
Market price at December 31 (Class A) ......................         77.00           55.13           43.50
Book value at December 31 ..................................         53.94           48.60           44.11
Tangible book value at December 31 .........................         45.42           41.75           39.97
                                                              ============    ============    ============

                                    SUMMARY

     BancShares experienced a 0.6 percent increase in net income during 1998, compared to 1997. The increase was the result of increased levels of net interest income and noninterest income, offset by higher noninterest expense and provision for loan losses. Consolidated net income amounted to $71.0 million during 1998, compared to $70.6 million during 1997 and $65.5 million during 1996. The improvement in net income during 1997 over 1996 resulted from growth in net interest income and noninterest income at levels that exceeded the growth in noninterest expense. Net income per share for the year ended December 31, 1998 totaled $6.62, compared to $6.22 and $5.77 for 1997 and 1996, respectively. The improved net income per share during 1998 resulted from fewer shares outstanding. Return on average assets totaled 0.77 percent during 1998 and 0.85 percent during 1997 and 1996, respectively.

     An analysis of BancShares' financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities, and a discussion of these changes and trends follows. The information presented in Table 6 is useful in making such an analysis. BancShares' growth in recent years has resulted partially from various business combinations. Table 2 details significant acquisitions and divestitures. All of the acquisitions were accounted for as purchases, with the results of operations included with BancShares' Statements of Income since the respective acquisition dates.


Table 2

SIGNIFICANT ACQUISITIONS AND DIVESTITURES



                                                                  Total         Total
Date               Institution and Location                       Assets       Deposits
------------------ ------------------------------------------ ------------- -------------
                                                                      (thousands)
  1998             Various branch purchases                    $   23,472    $   23,556
  1998             Various branch sales                          (132,138)     (138,390)
  February 1998    Fifteen Signet Bank branches                   262,020       296,852
  September 1997   First Savings Financial Corp.                   45,431        36,025
                   Reidsville, North Carolina
  May 1997         Four Wachovia Bank branches                     80,613        86,460
                   Western North Carolina
  April 1997       Three First Union National Bank branches        42,171        45,179
                   Western North Carolina
  February 1996    Allied Bank Capital, Inc.                      248,998       208,394
                   Sanford, North Carolina

                            INTEREST-EARNING ASSETS

     Interest-earning assets averaged $8.28 billion during 1998, an increase of $712.0 million or 9.4 percent over 1997 levels, compared to a $581.4 million or
8.3 percent increase in 1997 over 1996 levels. Growth among interest-earning assets during 1998 was due to increases in loan balances. During 1997, growth in investment securities and loans caused total interest-earning assets to increase.

     Loans. As of December 31, 1998, gross loans outstanding were $6.20 billion, a 13.8 percent increase over the December 31, 1997 balance of $5.45 billion. During 1998, divested loans exceeded acquired loans by $26.1 million. Consequently, the $749.8 million increase in loan volume resulted from internal growth. At December 31, 1996, gross loans totaled $4.93 billion. The $515.3 million increase during 1997 was primarily due to internal growth, as purchased loans totaled $37.8 million. Loan balances for the last five years are provided in Table 3.

     During 1998, average loans were $5.85 billion, an increase of $760.8 million or 15.0 percent over 1997, compared to an increase of $244.5 million or
5.0 percent in 1997 when compared to 1996. Loans secured by real estate averaged $3.55 billion during 1998, compared to $3.14 billion during 1997, an increase of 13.3 percent. Much of the $418.3 million increase in average real estate secured loans during 1998 was among commercial real estate loans and retail home equity loans. Non-real estate commercial and industrial loans also experienced strong growth during 1998, averaging $722.3 million during 1998 compared to $567.2 million in 1997, an increase of $155.2 million or 27.4 percent. Commercial and industrial loan growth during 1998 resulted from BancShares' continued focus on small and mid-size commercial customers.

Table 3

LOANS



                                                                       December 31
                                          ---------------------------------------------------------------------
                                               1998          1997          1996          1995          1994
                                          ------------- ------------- ------------- ------------- -------------
                                                                       (thousands)
Real estate:
  Construction and land development .....  $  157,603    $  113,735    $  109,806    $  104,540    $  100,708
  Mortgage:
   1-4 family residential ...............   1,299,508     1,411,279     1,542,836     1,438,655     1,296,713
   Commercial ...........................   1,495,214     1,055,529       882,067       770,246       720,407
   EquityLine ...........................     617,062       603,714       411,856       397,225       349,092
   Other ................................     160,289       136,639       132,954       129,292       109,069
Commercial and industrial ...............     845,068       633,580       514,535       466,462       373,947
Consumer ................................   1,516,712     1,402,093     1,251,704     1,199,400     1,119,994
Lease financing .........................      93,680        74,589        68,694        59,899        60,598
Other ...................................      10,455        14,614        16,056        15,000        17,605
                                           ----------    ----------    ----------    ----------    ----------
   Total ................................   6,195,591     5,445,772     4,930,508     4,580,719     4,148,133
Less reserve for loan losses ............      96,115        84,360        81,439        78,495        72,017
                                           ----------    ----------    ----------    ----------    ----------
   Net loans ............................  $6,099,476    $5,361,412    $4,849,069    $4,502,224    $4,076,116
                                           ==========    ==========    ==========    ==========    ==========

---------
All information presented in this table relates to domestic loans as BancShares makes no foreign loans.



Table 4

LOAN MATURITY DISTRIBUTION AND INTEREST RATE SENSITIVITY



                                                             December 31, 1998
                                           ------------------------------------------------------
                                               Within     One to Five      After
                                              One Year       Years      Five Years      Total
                                           ------------- ------------- ------------ -------------
                                                                (thousands)
Real estate:
 Construction and land development .......  $   72,271    $   74,481    $   10,851   $  157,603
 Mortgage:
   1-4 family residential ................     325,433       459,129       514,946    1,299,508
   Commercial ............................     714,561       681,380        99,273    1,495,214
   EquityLine ............................      43,194       154,266       419,602      617,062
   Other .................................      73,550        75,709        11,030      160,289
Commercial and industrial ................     374,701       377,985        92,382      845,068
Consumer .................................     523,658       944,853        48,201    1,516,712
Lease financing ..........................      23,420        70,260            --       93,680
Other ....................................       4,821         4,889           745       10,455
                                            ----------    ----------    ----------   ----------
   Total .................................  $2,155,609    $2,842,952    $1,197,030   $6,195,591
                                            ==========    ==========    ==========   ==========
Loans maturing after one year with:
 Fixed interest rates ....................                $2,400,801    $  856,571   $3,257,372
 Floating or adjustable rates ............                   442,151       340,459      782,610
                                                          ----------    ----------   ----------
   Total .................................                $2,842,952    $1,197,030   $4,039,982
                                                          ==========    ==========   ==========

     Consumer loans averaged $1.47 billion during 1998 compared to $1.30 billion during 1997. The $178.7 million increase during 1998 was primarily due to indirect automobile lending, which averaged $1.02 billion during 1998, an increase of 30.0 percent over 1997. Customer demand for direct installment lending declined during 1998. Customers who have traditionally favored closed-end installment lending are migrating to revolving lines of credit secured by home equity.

     During 1999, management anticipates continued growth among loans to commercial borrowers. The demand among small and mid-size businesses remains strong due to current economic conditions in BancShares' market areas. Although the rate of growth during 1999 is not expected to reach that achieved during 1998, BancShares continues to focus on these customers. Demand among retail customers continues to shift to open-end credit products such as EquityLine and credit cards. Growth in these areas is expected during 1999, while traditional installment loans will likely see modest reductions.

     To minimize the potential adverse impact of interest rate fluctuations, management continuously monitors the maturity and repricing distribution of the loan portfolio. BancShares also offers variable rate loan products and fixed rate callable loans to reduce the interest rate risk. Table 4 details the maturity and repricing distribution as of December 31, 1998. Of the gross loans outstanding on December 31, 1998, 34.8 percent have scheduled maturities within one year, 45.9 percent have scheduled maturities between one and five years, while the remaining 19.3 percent have scheduled maturities extending beyond five years.

     Investment Securities. At December 31, 1998, and 1997, the investment portfolio totaled $2.16 billion and $2.48 billion, respectively. In each period, U.S. Treasury and government agency securities represented substantially all of the portfolio. Investment securities averaged $2.31 billion during 1998, $2.30 billion during 1997 and $2.00 billion during 1996. The weighted-average maturity of the investment portfolio was 11 months at December 31, 1998, compared to 14 months at December 31, 1997. Management continues to maintain a portfolio of securities with short maturities and call dates, consistent with BancShares' focus on liquidity. Investment securities available for sale includes marketable equity securities that are recorded at their fair value, with the unrealized gain included as a component of shareholders' equity, net of deferred taxes. Table 5 presents detailed information relating to the investment portfolio.


Table 5

INVESTMENT SECURITIES

                                                    December 31
                               ------------------------------------------------------
                                                        1998
                               ------------------------------------------------------
                                                              Average       Taxable
                                                  Fair        Maturity    Equivalent
                                    Cost         Value      (Yrs./Mos.)      Yield
                               ------------- ------------- ------------- ------------
                                                    (thousands)
Securities held to maturity:
  U. S. Government:
   Within one year ........... $1,337,371    $1,345,775          0/7          5.96%
   One to five years .........    791,026       794,805          1/5          5.37
   Five to ten years .........        122           127          7/3          8.38
   Over ten years ............      3,288         3,396         18/9          7.46
                               ----------    ----------         ----          ----
    Total ....................  2,131,807     2,144,103         0/11          5.74
                               ----------    ----------         ----          ----
  State, county and
   municipal:
   Within one year ...........        425           427          0/2          6.22
   One to five years .........      2,665         2,765          2/9          7.27
   Five to ten years .........         --            --                         --
   Over ten years ............        160           166         18/0          9.14
                               ----------    ----------         ----          ----
    Total ....................      3,250         3,358          3/2          7.23
                               ----------    ----------         ----          ----
  Other
   Within one year ...........         10            10          0/7          5.47
   One to five years .........         55            55          3/2          5.47
   Five to ten years .........        250           250          9/7          6.00
                               ----------    ----------         ----          ----
    Total ....................        315           315          1/5          5.89
                               ----------    ----------         ----          ----
Available for sale
  securities .................     10,264        24,957           --            --
                               ----------    ----------         ----          ----
Total investment
  securities ................. $2,145,636    $2,172,733         0/11          5.74%
                               ==========    ==========         ====          ====



                                                     December 31
                               -------------------------------------------------------
                                          1997                        1996
                               --------------------------- ---------------------------
                                                  Fair                        Fair
                                    Cost         Value          Cost         Value
                               ------------- ------------- ------------- -------------
                                                     (thousands)
Securities held to maturity:
  U. S. Government:
   Within one year ........... $1,055,289    $1,055,725    $  778,908    $  779,668
   One to five years .........  1,388,079     1,392,567     1,340,399     1,338,453
   Five to ten years .........      2,747         2,792         3,312         3,301
   Over ten years ............      4,519         4,629         7,418         7,501
                               ----------    ----------    ----------    ----------
    Total ....................  2,450,634     2,455,713     2,130,037     2,128,923
                               ----------    ----------    ----------    ----------
  State, county and
   municipal:
   Within one year ...........      1,549         1,761         1,128         1,135
   One to five years .........      3,197         3,298         3,717         3,997
   Five to ten years .........         --            --         1,456         1,493
   Over ten years ............        175           175            --            --
                               ----------    ----------    ----------    ----------
    Total ....................      4,921         5,234         6,301         6,625
                               ----------    ----------    ----------    ----------
  Other
   Within one year ...........      1,102         1,099         1,300         1,299
   One to five years .........         55            55         1,158         1,149
   Five to ten years .........         10            10            35            35
                               ----------    ----------    ----------    ----------
    Total ....................      1,167         1,164         2,493         2,483
                               ----------    ----------    ----------    ----------
Available for sale
  securities .................     10,817        26,572        11,238        22,405
                               ----------    ----------    ----------    ----------
Total investment
  securities ................. $2,467,539    $2,488,683    $2,150,069    $2,160,436
                               ==========    ==========    ==========    ==========

---------
Yields are based on amortized cost; yields related to securities that are exempt from federal and/or state income taxes are stated on a taxable-equivalent basis assuming statutory rates of 35% for federal taxes for all periods and 7.25%, 7.50% and 7.75% for state income taxes for 1998, 1997 and 1996, respectively.

     Income on Interest-Earning Assets. Table 6 analyzes the interest-earning assets and interest-bearing liabilities for the five years ending December 31, 1998. Table 9 identifies the causes for changes in interest income and interest expense for 1998 and 1997. Interest income amounted to $619.5 million during 1998, a $47.2 million increase from 1997 levels, compared to a $38.1 million increase from 1996 to 1997. Interest income growth during 1998 resulted from a higher volume of earning assets, as the blended yield on all earning assets declined during 1998. During 1997, volume growth was also the contributing factor to the increase in interest income over 1996.

Table 6

AVERAGE BALANCE SHEETS



                                                                         1998                                 1997
                                                          ----------------------------------- ------------------------------------
                                                                         Interest                             Interest
                                                             Average      Income/    Yield/      Average      Income/     Yield/
                                                             Balance      Expense     Rate       Balance      Expense      Rate
                                                          ------------- ---------- ---------- ------------- ----------- ----------
                                                                              (thousands, taxable equivalent)
ASSETS
Loans:
 Secured by real estate .................................  $3,554,303    $284,798      8.01%   $3,136,005    $257,764       8.22%
 Commercial and industrial ..............................     722,344      64,361      8.91       567,182      50,501       8.90
 Consumer ...............................................   1,474,516     123,412      8.37     1,295,805     115,350       8.90
 Lease financing ........................................      83,680       7,348      8.78        72,585       6,256       8.62
 Other ..................................................      12,688         822      6.48        15,146       1,062       7.01
                                                           ----------    --------      ----    ----------    --------       ----
   Total loans ..........................................   5,847,531     480,741      8.22     5,086,723     430,933       8.47
Investment securities:
 U. S. Government .......................................   2,273,579     133,535      5.87     2,267,652     133,007       5.87
 State, county and municipal ............................       4,340         318      7.33         5,560         421       7.57
 Other ..................................................      27,476         507      1.85        27,494         481       1.75
                                                           ----------    --------      ----    ----------    --------       ----
   Total investment securities ..........................   2,305,395     134,360      5.83     2,300,706     133,909       5.82
Federal funds sold ......................................     128,146       6,734      5.25       181,646       9,897       5.45
                                                           ----------    --------      ----    ----------    --------       ----
   Total interest-earning assets ........................   8,281,072    $621,835      7.51%    7,569,075    $574,739       7.59%
Cash and due from banks .................................     400,896                             345,578
Premises and equipment ..................................     343,307                             251,163
Other assets ............................................     237,564                             220,828
Reserve for loan losses .................................     (89,819)                            (82,232)
                                                           ----------                          ----------
   Total assets .........................................  $9,173,020                          $8,304,412
                                                           ==========                          ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Checking With Interest .................................  $1,035,761    $ 10,255      0.99%   $  928,122    $  9,909       1.07%
 Savings ................................................     697,227      12,954      1.86       704,531      14,121       2.00
 Money market accounts ..................................   1,117,286      39,135      3.50       919,049      34,062       3.71
 Time deposits ..........................................   3,725,818     193,173      5.18     3,489,614     185,657       5.32
                                                           ----------    --------      ----    ----------    --------       ----
   Total interest-bearing deposits ......................   6,576,092     255,517      3.89     6,041,316     243,749       4.03
Short-term borrowings ...................................     539,263      25,850      4.79       470,030      23,420       4.98
Long-term obligations ...................................     133,935      10,704      7.99        10,472         844       8.06
                                                           ----------    --------      ----    ----------    --------       ----
   Total interest-bearing liabilities ...................   7,249,290    $292,071      4.03%    6,521,818    $268,013       4.11%
Demand deposits .........................................   1,183,223                           1,046,703
Other liabilities .......................................     111,418                              97,066
Shareholders' equity ....................................     629,089                             638,825
                                                           ----------                          ----------
   Total liabilities and shareholders' equity ...........  $9,173,020                          $8,304,412
                                                           ==========                          ==========
Interest rate spread ....................................                              3.48%                                3.48%
                                                                                       ====                                 ====
Net interest income and net yield on interest-earning
 assets .................................................                $329,764      3.98%                 $306,726       4.05%
                                                                         ========      ====                  ========       ====

---------
Average loan balances include nonaccrual loans. Yields related to loans and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only, are stated on a taxable-equivalent basis assuming a statutory federal income tax rate of 35% for all periods, and state income tax rates of 7.25%, 7.50% and 7.75%, for 1998, 1997 and 1996, respectively.

     Total interest-earning assets yielded 7.51 percent during 1998, an eight basis point reduction from the 7.59 percent reported in 1997. The average taxable-equivalent yield on the loan portfolio fell from 8.47 percent in 1997 to 8.22 percent in 1998. The lower loan yield during 1998 reflects general market conditions and the competitive loan pricing that exists in BancShares' market areas. Loan interest income increased $49.5 million or 11.5 percent from 1997, the result of loan growth that more than offset the impact of the lower loan yields. This followed an increase of 4.5 percent in loan interest income in 1997 over 1996.

Table 6

                  1996                                      1995                                       1994
----------------------------------------   ---------------------------------------   ----------------------------------------
                  Interest                                  Interest                                   Interest
    Average        Income/      Yield/        Average        Income/      Yield/        Average        Income/       Yield/
    Balance        Expense       Rate         Balance        Expense       Rate         Balance        Expense        Rate
--------------   ----------   ----------   -------------   ----------   ----------   -------------   -----------   ----------
                                               (thousands, taxable equivalent)
  $3,037,689      $250,356        8.24%     $2,752,463      $233,055        8.47%     $2,265,054      $177,494         7.84%
     500,313        44,911        8.98         437,970        41,099        9.38         440,566        34,165         7.75
   1,221,063       110,838        9.08       1,167,923       102,666        8.79       1,012,359        85,523         8.45
      66,557         5,398        8.11          58,332         4,499        7.71          51,160         3,861         7.55
      16,644         1,329        7.98          16,829         1,402        8.33          31,179         1,741         5.58
  ----------      --------        ----      ----------      --------        ----      ----------      --------         ----
   4,842,266       412,832        8.53       4,433,517       382,721        8.63       3,800,318       302,784         7.97
   1,988,518       114,831        5.77       1,600,713        81,219        5.07       1,597,051        71,573         4.48
       6,607           507        7.67           8,016           622        7.76           2,192           176         8.03
       2,934           172        5.86           2,820           184        6.52             322            28         8.70
  ----------      --------        ----      ----------      --------        ----      ----------      --------         ----
   1,998,059       115,510        5.78       1,611,549        82,025        5.09       1,599,565        71,777         4.49
     147,334         8,159        5.54         146,356         8,625        5.89          76,807         3,297         4.29
  ----------      --------        ----      ----------      --------        ----      ----------      --------         ----
   6,987,659      $536,501        7.68%      6,191,422      $473,371        7.65%      5,476,690      $377,858         6.90%
     324,353                                   349,998                                   354,875
     218,434                                   200,674                                   189,421
     231,140                                   180,675                                   148,932
     (80,567)                                  (75,810)                                  (70,974)
  ----------                                ----------                                ----------
  $7,681,019                                $6,846,959                                $6,098,944
  ==========                                ==========                                ==========
  $  878,878      $ 10,791        1.23%     $  816,391      $ 13,555        1.66%     $  788,673      $ 13,495         1.71%
     719,962        15,059        2.09         693,187        15,728        2.27         687,322        15,390         2.24
     825,139        29,217        3.54         742,537        25,167        3.39         788,063        19,280         2.45
   3,258,713       175,838        5.40       2,824,074       152,784        5.41       2,279,639        89,127         3.91
  ----------      --------        ----      ----------      --------        ----      ----------      --------         ----
   5,682,692       230,905        4.06       5,076,189       207,234        4.08       4,543,697       137,292         3.02
     348,378        16,388        4.70         307,999        15,773        5.12         242,553         8,314         3.43
      13,483           957        7.10          26,307         1,657        6.30          52,499         2,520         4.80
  ----------      --------        ----      ----------      --------        ----      ----------      --------         ----
   6,044,553      $248,250        4.11%      5,410,495      $224,664        4.15%      4,838,749      $148,126         3.06%
     970,610                                   875,901                                   791,360
      88,868                                    72,668                                    51,852
     576,988                                   487,895                                   416,983
  ----------                                ----------                                ----------
  $7,681,019                                $6,846,959                                $6,098,944
  ==========                                ==========                                ==========
                                  3.57%                                     3.50%                                      3.84%
                                  ====                                      ====                                       ====
                  $288,251        4.13%                     $248,707        4.02%                     $229,732         4.19%
                  ========        ====                      ========        ====                      ========         ====

     Interest income earned on the investment portfolio amounted to $134.2 million, $133.4 million and $115.3 million during the years ended December 31, 1998, 1997 and 1996, respectively. The average taxable-equivalent yield on the portfolio for these years was 5.83 percent, 5.82 percent and 5.78 percent, respectively. The $867,000 increase in investment interest income during 1998 reflected the benefit of the portfolio growth as well as a slight yield improvement. The $18.0 million increase in investment interest income from 1996 to 1997 was primarily the result of growth in the investment securities portfolio during 1997.

                         INTEREST-BEARING LIABILITIES

     At December 31, 1998, and 1997 interest-bearing liabilities totaled $7.54 billion and $7.05 billion, respectively. Interest-bearing liabilities averaged $7.25 billion during 1998, an increase of $727.5 million or 11.2 percent over 1997 levels. Interest-bearing deposits contributed $534.8 million to the increase while long-term obligations contributed $123.5 million. During 1997, interest-bearing liabilities averaged $6.52 billion, an increase of $477.3 million or 7.9 percent over 1996.

     Deposits. At December 31, 1998, deposits totaled $8.11 billion, an increase of $532.8 million or 7.0 percent from the $7.58 billion in deposits recorded as of December 31, 1997. Deposits from acquisitions, net of deposits divested, contributed $138.8 million during 1998. The remaining growth in deposits came from the existing branch network. Total deposits averaged $7.76 billion in 1998, an increase of $671.3 million or 9.5 percent over 1997. Average interest-bearing deposits were $6.58 billion during 1998, an increase of $534.8 million or 8.9 percent. Time deposits averaged $3.73 billion during 1998, an increase of $236.2 million or 6.8 percent over 1997. Money market accounts averaged $1.12 billion during 1998, compared to $919.0 million during 1997, an increase of $198.2 million or 21.6 percent. The growth resulted from the expanding branch network, particularly growth in Virginia and Georgia.

     During 1997, total deposits averaged $7.09 billion, an increase of $434.7 million or 6.5 percent over 1996. Average interest-bearing deposits were $6.04 billion during 1997, an increase of $358.6 million or 6.3 percent. Time deposits averaged $3.49 billion during 1997, an increase of $230.9 million or
7.1 percent over 1996.

     The average rate on time deposits decreased from 5.40 percent in 1996 to
5.32 percent in 1997 and 5.18 percent in 1998, the result of market rate changes.

     BancShares has historically avoided excessive reliance on high-dollar deposits. During 1998, these funds averaged 9.21 percent of total average deposits, compared to 9.62 percent in 1997. Table 7 provides a maturity distribution for these deposits.


Table 7

MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE



                                          December 31, 1998
                                         ------------------
                                             (thousands)
        Less than three months .........      $192,387
        Three to six months ............        77,819
        Six to 12 months ...............       355,356
        More than 12 months ............        91,178
                                              --------
  Total ................................      $716,740
                                              ========

     Short-Term Borrowings. BancShares has access to various short-term borrowings, including the purchase of federal funds, overnight repurchase obligations and credit lines with various correspondent banks. At December 31, 1998, short-term borrowings totaled $568.1 million, compared to $593.8 million one year earlier. For the year ended December 31, 1998, short-term borrowings averaged $539.3 million, compared to $470.0 million during 1997 and $348.4 million during 1996. The increase from 1997 to 1998 resulted from higher levels of federal funds purchased and growth in overnight repurchase obligations. The increase from 1996 to 1997 resulted from higher levels of short-term borrowings by the holding company and by growth in overnight borrowings between BancShares and commercial customers. Table 8 provides additional information regarding short-term borrowed funds.

Table 8

SHORT-TERM BORROWINGS



                                                  1998                   1997                   1996
                                         ---------------------- ---------------------- ----------------------
                                            Amount      Rate       Amount      Rate       Amount      Rate
                                         ----------- ---------- ----------- ---------- ----------- ----------
                                                                     (thousands)
Master notes
  At December 31 .......................  $326,603       3.63%   $315,529       4.40%   $295,428       4.23%
  Average during year ..................   320,480       4.60     301,558       4.63     266,476       4.46
  Maximum month-end balance during year    354,442         --     332,055         --     316,628         --
Federal funds purchased
  At December 31 .......................    84,345       4.68      45,380       5.72      45,075       6.27
  Average during year ..................    62,758       5.24      28,752       5.30      32,948       6.24
  Maximum month-end balance during year    104,675         --      45,420         --      57,740         --
Repurchase agreements
  At December 31 .......................    95,863       3.38      54,796       4.15      21,816       3.98
  Average during year ..................    79,676       4.13      34,848       4.32      21,633       4.30
  Maximum month-end balance during year    106,620         --      56,942         --      22,497         --
U. S. Treasury tax and loan accounts
  At December 31 .......................    12,662       4.51      19,989       4.92      20,356       4.38
  Average during year ..................    16,690       5.13      12,374       7.56      15,318       5.09
  Maximum month-end balance during year     20,824         --      54,583         --      27,248         --
Other
  At December 31 .......................    48,667       5.87     158,130       5.95       9,331       6.02
  Average during year ..................    59,659       6.15      92,498       5.93      12,003       6.14
  Maximum month-end balance during year    158,130         --     158,764         --      19,901         --

     Long-Term Obligations. At December 31, 1998 and 1997, long-term obligations totaled $158.8 million and $10.9 million, respectively. During 1998, long-term obligations averaged $133.9 million, compared to $10.5 million during 1997 and $13.5 million during 1996. The increase from 1997 to 1998 results from the issuance of $150 million in trust preferred capital securities. The trust preferred capital securities are thirty year obligations with interest paid semi-annually at a rate of 8.05 percent. BancShares issued these obligations to provide capital to support its continued growth. Management views these securities as an effective way to provide capital resources without diluting current ownership. The decrease from 1996 to 1997 results from the reclassification of long-term obligations to short-term borrowings once the scheduled maturity is within twelve months.

     Expense of Interest-Bearing Liabilities. Interest expense amounted to $292.1 million in 1998, a $24.1 million or 9.0 percent increase from 1997. This followed an 8.0 percent increase in interest expense during 1997 compared to 1996. The increased interest expense during 1998 and 1997 was the result of growth in interest-bearing liabilities as interest rates declined during both periods.

     The aggregate rate on interest-bearing deposits was 3.89 percent during 1998, compared to 4.03 percent during 1997 and 4.06 percent during 1996. Despite these rate reductions, interest expense on total interest-bearing deposits amounted to $255.5 million during 1998, an increase from the $243.7 million recorded during 1997 and $230.9 million recorded during 1996. The growth in interest expense in each period resulted from deposit growth.

     Interest expense on short-term borrowings amounted to $25.9 million in 1998, an increase of $2.4 million or 10.4 percent from 1997. Interest expense related to short-term borrowings totaled $23.4 million and $16.4 million, respectively, in 1997 and 1996. The increase during 1998 was attributable to the growth in average short-term borrowings. During 1997, the growth in interest expense resulted from growth in short-term borrowings and higher interest rates when compared to 1996.

     Interest expense associated with long-term obligations increased during 1998 to $10.7 million from $844,000 recorded during 1997. The increase results from the issuance of the trust preferred capital securities during March 1998.

Table 9

CHANGES IN CONSOLIDATED TAXABLE EQUIVALENT NET INTEREST INCOME



                                                             1998                                  1997
                                            -------------------------------------- -------------------------------------
                                                     Change from previous                  Change from previous
                                                         year due to:                          year due to:
                                            -------------------------------------- -------------------------------------
                                                             Yield/       Total                    Yield/       Total
                                                Volume        Rate        Change      Volume        Rate        Change
                                            ------------- ------------ ----------- ----------- ------------- -----------
                                                                            (thousands)
ASSETS:
Loans:
 Secured by real estate ...................   $34,002      $  (6,968)   $ 27,034     $ 8,058     $  (650)      $ 7,408
 Commercial and industrial ................    13,806             54      13,860       5,998        (408)        5,590
 Consumer .................................    15,418         (7,356)      8,062       6,748      (2,236)        4,512
 Lease financing ..........................       966            126       1,092         504         354           858
 Other ....................................      (166)           (74)       (240)       (113)       (154)         (267)
                                              --------     ---------    --------     -------     -------       -------
   Total loans ............................    64,026        (14,218)     49,808      21,195      (3,094)       18,101
Investment securities:
 U. S. Government .........................       438             90         528      16,147       2,029        18,176
 State, county and municipal ..............       (91)           (12)       (103)        (80)           (6)        (86)
 Other ....................................          (1)          27          26         934        (625)          309
                                              ----------   ---------    --------     -------     ---------     -------
   Total investment securities ............       346            105         451      17,001       1,398        18,399
Federal funds sold ........................    (2,858)          (305)     (3,163)      1,886        (148)        1,738
                                              ---------    ---------    --------     -------     ---------     -------
   Total interest-earning assets ..........   $61,514      $ (14,418)   $ 47,096     $40,082     $(1,844)      $38,238
                                              =========    =========    ========     =======     =========     =======
LIABILITIES:
Deposits:
 Checking With Interest ...................   $ 1,120      $    (774)   $    346     $   565     $(1,447)      $  (882)
 Savings ..................................      (163)        (1,004)     (1,167)       (306)       (632)         (938)
 Money market accounts ....................     7,144         (2,071)      5,073       3,383       1,462         4,845
 Time .....................................    12,484         (4,968)      7,516      12,447      (2,628)        9,819
                                              ---------    ---------    --------     -------     ---------     -------
   Total interest-bearing deposits ........    20,585         (8,817)     11,768      16,089      (3,245)       12,844
Short-term borrowings .....................     2,847           (417)      2,430       5,887       1,145         7,032
Long-term obligations .....................     9,909            (49)      9,860        (228)        115          (113)
                                              ---------    ---------    --------     -------     ---------     -------
   Total interest-bearing liabilities .....   $33,341      $  (9,283)   $ 24,058     $21,748     $(1,985)      $19,763
                                              =========    =========    ========     =======     =========     =======
   Change in net interest income ..........   $28,173      $  (5,135)   $ 23,038     $18,334     $   141       $18,475
                                              =========    =========    ========     =======     =========     =======

---------
Changes in income relating to certain loans and investment securities are stated on a fully tax-equivalent basis at a rate that approximates BancShares' marginal tax rate. The taxable equivalent adjustment was $2,347, $2,463, and $2,306 for the years 1998, 1997 and 1996, respectively. Table 6 provides detailed information on average balances, income/expense and yield/rate by category. The rate/volume variance is allocated equally between the changes in volume and rate.


                              NET INTEREST INCOME

     Taxable-equivalent net interest income totaled $329.8 million during 1998, an increase of 7.5 percent over 1997. This followed an increase of 6.4 percent during 1997. Table 9 presents the annual changes in net interest income by components due to changes in volume, yields and rates. This table is presented on a taxable-equivalent basis to adjust for the tax-exempt status of income earned on certain loans, leases and municipal securities.

     The interest rate spread was 3.48 percent during 1998, which equaled the interest rate spread during 1997. The interest rate spread was 3.57 percent during in 1996. The net yield on interest-earning assets was 3.98 percent in 1998, 4.05 percent during 1997, and 4.13 percent during 1996. The lower net yields realized in 1998 compared to 1997, and 1997 compared to 1996, result from growth in net interest income at lower rates than the growth in interest-earning assets during the respective periods. While loan volume increases continue to support growth in net interest income, interest expense is increasing faster than interest income.

     Rate Sensitivity. A principal objective of BancShares' asset/liability function is to manage interest rate risk or the exposure to changes in interest rates. Management maintains portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities that will protect against wide interest rate fluctuations, thereby limiting, to the extent possible, the ultimate interest rate exposure. Table 10 provides BancShares' interest-sensitivity position as of December 31, 1998, which reflected a one year negative interest-sensitivity gap of $2.11 billion. As a result of this one year negative gap, increases in interest rates could have an unfavorable impact on net interest income.


Table 10
INTEREST-SENSITIVITY ANALYSIS



                                             December 31, 1998
                               ----------------------------------------------
                                     1-30            31-90         91-180
                                     Days            Days           Days
                                   Sensitive       Sensitive      Sensitive
                               ---------------- -------------- --------------
                                                (thousands)
ASSETS:
Loans ........................   $  1,479,703     $  172,600     $  272,133
Investment securities ........        119,309        225,757        252,841
Federal funds sold ...........        232,725             --             --
                                 ------------     ----------     ----------
   Total interest-
    earning assets ...........   $  1,831,737     $  398,357     $  524,974
                                 ============     ==========     ==========
LIABILITIES:
Interest-bearing deposits.....   $  2,918,032     $  757,682     $  985,658
Short-term borrowings ........        550,498         15,564            564
Long-term obligations ........             --             --             --
                                 ------------     ----------     ----------
   Total interest-
    bearing liabilities ......   $  3,468,530     $  773,246     $  986,222
                                 ============     ==========     ==========
Interest-sensitivity gap .....   $ (1,636,793)    $ (374,889)    $ (461,248)
                                 ============     ==========     ==========



                                                    December 31, 1998
                               -----------------------------------------------------------
                                  181-365          Total
                                    Days         One Year          Total
                                 Sensitive       Sensitive     Nonsensitive      Total
                               ------------- ---------------- -------------- -------------
                                                       (thousands)
ASSETS:
Loans ........................  $  480,965     $  2,405,401     $3,790,190    $6,195,591
Investment securities ........     739,899        1,337,806        822,523     2,160,329
Federal funds sold ...........          --          232,725             --       232,725
                                ----------     ------------     ----------    ----------
   Total interest-
    earning assets ...........  $1,220,864     $  3,975,932     $4,612,713    $8,588,645
                                ==========     ============     ==========    ==========
LIABILITIES:
Interest-bearing deposits.....  $  855,019     $  5,516,391     $1,299,304    $6,815,695
Short-term borrowings ........       1,514          568,140             --       568,140
Long-term obligations ........          --               --        158,801       158,801
                                ----------     ------------     ----------    ----------
   Total interest-
    bearing liabilities ......  $  856,533     $  6,084,531     $1,458,105    $7,542,636
                                ==========     ============     ==========    ==========
Interest-sensitivity gap .....  $  364,331     $ (2,108,599)    $3,154,608    $1,046,009
                                ==========     ============     ==========    ==========

---------
Assets and liabilities with maturities of one year or less and those that may be adjusted within this period are considered interest-sensitive. The interest-sensitivity position has meaning only as of the date for which it was prepared.

     In addition to other asset/liability management strategies, BancShares generally underwrites long-term fixed-rate residential mortgage loans to secondary market standards and sells such loans as they are originated. As of December 31, 1998, BancShares had $84.3 million in residential mortgage loans available for sale that were reported at the lower of aggregate cost or market. Additionally, BancShares attempts to avoid exposure resulting from changes in market rates by entering into forward commitments to sell portions of its current production of residential mortgage loans.

     Table 11 provides information regarding the market risk profile of BancShares at December 31, 1998 Market risk is the potential economic loss resulting from changes in market prices and interest rates. This risk can either result in diminished current fair values or reduced net interest income in future periods.


                                 ASSET QUALITY

     Nonperforming Assets. Nonperforming asset balances for the past five years are presented in Table 12. BancShares' nonperforming assets at December 31, 1998 included nonaccrual loans totaling $12.5 million and $1.5 million in foreclosed property. Nonperforming assets as of December 31, 1998 represent
0.23 percent of loans outstanding. Nonperforming assets totaled $14.1 million and $14.0 million, respectively, as of December 31, 1997, and 1996. Of the $12.5 million in nonaccrual loans at December 31, 1998, $8.1 million were classified as impaired. At December 31, 1997, BancShares reported $12.7 million in nonaccrual loans, of which $9.1 million were impaired.

Table 11
MARKET RISK



                                       Maturing in Years ended December 31,
                                 -------------------------------------------------
                                      1999         2000        2001        2002
                                 ------------- ----------- ----------- -----------
                                                    (thousands)
ASSETS:
Loans:
  Fixed rate ...................   1,613,161     660,519     659,797     549,056
  Average rate (%) .............        7.88%       7.91%       7.85%       7.85%
  Variable rate ................     542,448     126,305     136,101      95,561
  Average rate (%) .............        9.31%       8.04%       8.04%       8.07%
Investment securities:
  Fixed rate ...................   1,337,806     749,606      42,145       1,470
  Average rate (%) .............        5.96%       5.34%       6.02%       7.39%
LIABILITIES:
Savings and interest-bearing
checking .......................
  Fixed rate ...................   3,081,825
  Average rate (%) .............        2.00%
Certificates of deposit:
  Fixed rate ...................   3,161,266     294,534     126,319      74,175
  Average rate (%) .............        4.98%       5.90%       5.16%       5.78%
  Variable rate ................      33,504      14,292
  Average rate (%) .............        4.13%       4.76%
Long-term obligations:
  Fixed rate ...................         160         575       1,696         412
  Average rate (%) .............        8.00%       7.38%       7.28%       7.36%
  Variable rate ................                   2,255         564
  Average rate (%) .............                    6.17%       6.17%



                                        Maturing in Years ended December 31,
                                 --------------------------------------------------
                                     2003     Thereafter      Total      Fair value
                                 ----------- ------------ ------------- -----------
                                                    (thousands)
ASSETS:
Loans:
  Fixed rate ...................   531,429     856,571      4,870,533    4,837,889
  Average rate (%) .............      7.89%       7.83%          7.87%
  Variable rate ................    84,184     340,459      1,325,058    1,325,058
  Average rate (%) .............      7.98%       8.08%          8.51%
Investment securities:
  Fixed rate ...................       525      28,777      2,160,329    2,172,733
  Average rate (%) .............      6.53%       5.31%          5.74%
LIABILITIES:
Savings and interest-bearing
checking .......................
  Fixed rate ...................                            3,081,825    3,081,825
  Average rate (%) .............                                 2.00%
Certificates of deposit:
  Fixed rate ...................    77,272         304      3,686,074    3,706,721
  Average rate (%) .............      5.80%       5.85%          5.09%
  Variable rate ................                               47,796       47,796
  Average rate (%) .............                                 4.32%
Long-term obligations:
  Fixed rate ...................       410     152,729        155,982      164,037
  Average rate (%) .............      7.47%       8.05%          8.04%
  Variable rate ................                                2,819        2,819
  Average rate (%) .............                                 6.17%

Table 12
RISK ELEMENTS



                                                                December 31
                                                      -------------------------------
                                                            1998            1997
                                                      --------------- ---------------
                                                        (thousands, except ratios)
Nonaccrual loans ....................................   $    12,489     $    12,681
Other real estate ...................................         1,529           1,462
                                                        -----------     -----------
  Total nonperforming assets ........................   $    14,018     $    14,143
                                                        ===========     ===========
Accruing loans 90 days or more past due .............   $     5,721     $     3,953
Loans at December 31 ................................   $ 6,195,591     $ 5,445,772
Ratio of nonperforming assets to total loans plus
  other real estate .................................          0.23%           0.26%
                                                        -----------     -----------
Interest income that would have been earned on
  nonperforming loans had they been performing ......   $     1,108     $     1,156
Interest income earned on nonperforming loans .......           409             349
                                                        ===========     ===========



                                                                        December 31
                                                      -----------------------------------------------
                                                            1996            1995            1994
                                                      --------------- --------------- ---------------
                                                                (thousands, except ratios)
Nonaccrual loans ....................................   $    12,810     $    13,208     $    21,069
Other real estate ...................................         1,160           2,154           5,926
                                                        -----------     -----------     -----------
  Total nonperforming assets ........................   $    13,970     $    15,362     $    26,995
                                                        ===========     ===========     ===========
Accruing loans 90 days or more past due .............   $     4,983     $     4,230     $     5,326
Loans at December 31 ................................   $ 4,930,508     $ 4,580,719     $ 4,148,133
Ratio of nonperforming assets to total loans plus
  other real estate .................................          0.28%           0.34%           0.65%
                                                        -----------     -----------     -----------
Interest income that would have been earned on
  nonperforming loans had they been performing ......   $     1,162     $     1,556     $     1,430
Interest income earned on nonperforming loans .......           259             595             693
                                                        ===========     ===========     ===========

---------
There are no loan concentrations to any multiple number of borrowers engaged in similar activities or industries in excess of 10 percent of total loans at December 31, 1998. There were no foreign loans outstanding in any period. Accrual of interest on loans is discontinued when management deems that collection of additional interest is doubtful. Loans are returned to an accrual status when both principal and interest are current, and the loan is determined to be performing in accordance with the applicable loan terms.

     Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as nonperforming. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of nonperforming assets.

     Reserve for Loan Losses. Management evaluates the risk characteristics of the loan portfolio under current economic conditions and considers such factors as the financial condition of the borrower, fair market value of collateral and other items that, in management's opinion, deserve current recognition in estimating possible credit losses.

     At December 31, 1998, BancShares' reserve for loan losses was $96.1 million or 1.55 percent of loans outstanding. This compares to $84.4 million or
1.55 percent at December 31, 1997, and $81.4 million or 1.65 percent at December 31, 1996.


Table 13
SUMMARY OF LOAN LOSS EXPERIENCE



                                                                 1998             1997
                                                           ---------------- ----------------
                                                              (thousands, except ratios)
Balance at beginning of year .............................    $  84,360        $  81,439
Reserve of acquired institutions .........................           --              481
Provision for loan losses ................................       19,879            8,726
Charge-offs:
  Real estate:
   Construction and land development .....................             (2)              (7)
   Mortgage:
    1-4 family residential ...............................         (826)          (1,350)
    Commercial ...........................................         (112)            (245)
    Equity Line ..........................................         (134)             (90)
    Other ................................................           --               --
  Commercial and industrial ..............................       (2,001)          (1,061)
  Consumer ...............................................      (10,789)         (11,540)
  Lease financing ........................................         (203)             (38)
                                                              -----------      -----------
   Total charge-offs .....................................      (14,067)         (14,331)
                                                              -----------      -----------
Recoveries:
  Real estate:
   Construction and land development .....................           93            1,723
   Mortgage:
    1-4 family residential ...............................          689            2,505
    Commercial ...........................................        2,877            1,502
    Equity Line ..........................................           10                3
    Other ................................................           --               --
  Commercial and industrial ..............................          512              698
  Consumer ...............................................        1,762            1,614
  Lease financing ........................................           --               --
                                                              -----------      -----------
   Total recoveries ......................................        5,943            8,045
                                                              -----------      -----------
   Net charge-offs .......................................       (8,124)          (6,286)
                                                              -----------      -----------
Balance at end of year ...................................    $  96,115        $  84,360
                                                              ===========      ===========
HISTORICAL STATISTICS
Balances:
  Average total loans ....................................    $5,847,531       $5,086,723
  Total loans at year-end ................................    6,195,591        5,445,772
Ratios:
  Net charge-offs to average total loans .................         0.14%            0.12%
  Reserve for loan losses to total loans at year-end .....          1.55             1.55



                                                                1996           1995           1994
                                                           -------------- -------------- --------------
                                                                    (thousands, except ratios)
Balance at beginning of year .............................   $   78,495     $   72,017     $   70,049
Reserve of acquired institutions .........................        1,387          3,231          1,009
Provision for loan losses ................................        8,907          5,364          2,786
Charge-offs:
  Real estate:
   Construction and land development .....................          (40)          (118)          (334)
   Mortgage:
    1-4 family residential ...............................       (1,604)          (994)        (1,048)
    Commercial ...........................................         (248)          (255)        (1,502)
    Equity Line ..........................................          (58)           (47)          (192)
    Other ................................................          (52)           (34)            --
  Commercial and industrial ..............................       (1,076)          (826)        (1,302)
  Consumer ...............................................       (8,515)        (4,988)        (4,085)
  Lease financing ........................................          (60)            --            (17)
                                                             ----------     ----------     ----------
   Total charge-offs .....................................      (11,653)        (7,262)        (8,480)
                                                             ----------     ----------     ----------
Recoveries:
  Real estate:
   Construction and land development .....................          307            440            920
   Mortgage:
    1-4 family residential ...............................        1,534          1,160            834
    Commercial ...........................................          530          1,476          2,765
    Equity Line ..........................................           19             28             28
    Other ................................................           --             --             --
  Commercial and industrial ..............................          493            761            689
  Consumer ...............................................        1,420          1,233          1,396
  Lease financing ........................................           --             47             21
                                                             ----------     ----------     ----------
   Total recoveries ......................................        4,303          5,145          6,653
                                                             ----------     ----------     ----------
   Net charge-offs .......................................       (7,350)        (2,117)        (1,827)
                                                             ----------     ----------     ----------
Balance at end of year ...................................   $   81,439     $   78,495     $   72,017
                                                             ==========     ==========     ==========
HISTORICAL STATISTICS
Balances:
  Average total loans ....................................   $4,842,266     $4,433,517     $3,800,318
  Total loans at year-end ................................    4,930,508      4,580,719      4,148,133
Ratios:
  Net charge-offs to average total loans .................         0.15%          0.05%          0.05%
  Reserve for loan losses to total loans at year-end .....         1.65           1.71           1.74

---------
All information presented in this table relates to domestic loans as BancShares makes no foreign loans.

     The provision for loan losses charged to operations was $19.9 million during 1998 compared to $8.7 million during 1997 and $8.9 million during 1996. During 1998, the $760.8 million increase in average loans outstanding required additional reserves be established. In addition to the reserves established for current loan growth, net charge-offs for 1998 totaled $8.1 million, compared to $6.3 million during 1997 and $7.4 million during 1996. During 1998, the increase in net charge-offs resulted from lower recoveries, as gross charge-offs actually declined from 1997. Charge-offs for 1998 were $14.1 million, compared to $14.3 million in 1997 and $11.7 million in 1996. The reduction in 1998 was primarily due to lower consumer charge-offs, largely the result of lower direct installment charge-offs. The higher gross charge-offs in 1997 compared to 1996 primarily resulted from higher credit card charge-offs.

     During 1998, total recoveries were $5.9 million, compared to $8.0 million during 1997 and $4.3 million during 1996. The increase in gross recoveries during 1997 primarily resulted from higher recoveries for real estate construction and development loans. Recoveries of 1-4 family residential loans also increased significantly during 1997. Recoveries of construction and land development and 1-4 family residential loans both returned to more normal levels during 1998, although BancShares benefited from higher recoveries of commercial mortgage loans.

     The ratio of net charge-offs to average loans outstanding equaled 0.14 percent during 1998, 0.12 percent during 1997 and 0.15 percent during 1996. These loss ratios reflect the quality of BancShares' balance sheet, as these ratios remain low by industry standards. Table 13 provides details concerning the reserve and provision for loan losses for the past five years.

     Management considers the established reserve adequate to absorb losses that relate to loans outstanding at December 31, 1998, although future additions to the reserve may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the reserve for loan losses. Such agencies may require the recognition of additions to the reserve based on their judgments of information available to them at the time of their examination.

     Table 14 details management's allocation of the reserve among the various loan types. The process used to allocate the loan loss reserve considers, among other factors, whether the borrower is a retail or commercial customer, whether the loan is secured or unsecured, and whether the loan is an open or closed-end agreement. Generally, loans to commercial customers are evaluated individually and assigned a credit grade, while loans to retail customers are evaluated among groups of loans with similar characteristics. Loans evaluated individually are assigned a credit grade using such factors as the borrower's cash flow, the value of any underlying collateral and the value of any guarantee. The rating becomes the basis for the reserve allocation for that individual loan. Groups of loans are aggregated over their remaining lives and probable loss projections for each period become the basis for the reserve allocation. The loss projections are based on prior experience and current economic conditions. The amount of the reserve for loan losses not allocated through these loss models becomes the unallocated reserve.

     During 1998, as the composition of the loan portfolio shifted, so did the allocation of the loan loss reserve. The strong growth among commercial loans secured by real estate required a larger portion of the loan loss reserve. Additionally, as BancShares recorded growth in commercial and industrial loans and charge-offs among commercial and industrial loan products continued to grow, BancShares allocated a larger portion of its reserve for loan losses to the commercial and industrial portfolio. Partially offsetting these increases was a reduction in the reserve allocated to 1-4 family residential mortgage loans. The reduction in the reserve allocated to 1-4 family residential mortgage loans results from the decrease in mortgage loans during 1998.

     At December 31, 1998, BancShares had no foreign loans or any loans to finance highly leveraged transactions. Further, management does not contemplate originating or participating in such transactions in the future.


Table 14
ALLOCATION OF RESERVE FOR LOAN LOSSES



                                                                   December 31
                                          --------------------------------------------------------------
                                                  1998                 1997                 1996
                                          -------------------- -------------------- --------------------
                                                      Percent              Percent              Percent
                                                     of Loans             of Loans             of Loans
                                                     to Total             to Total             to Total
                                           Reserve     Loans    Reserve     Loans    Reserve     Loans
                                          --------- ---------- --------- ---------- --------- ----------
                                                                   (thousands)
Real estate:
 Construction and land development ......  $ 3,027      2.54%   $ 3,235      2.09%   $ 3,234      2.23%
 Mortgage:
  1-4 family residential ................   11,182     20.97     14,779     25.92     13,127     31.29
  Commercial ............................   26,835     24.13     16,388     19.38     16,514     17.89
  Equity Line ...........................    3,338      9.96      4,257     11.09      2,898      8.35
  Other .................................    3,075      2.59      1,712      2.51      1,798      2.70
Commercial and industrial ...............   13,591     13.64      9,533     11.63      9,243     10.44
Consumer ................................   32,099     24.49     31,025     25.74     24,890     25.38
Lease financing .........................    1,123      1.51        992      1.37        985      1.39
Other ...................................      180      0.17        324      0.27        324      0.33
Unallocated .............................    1,665        --      2,115        --      8,426        --
                                           -------    ------    -------    ------    -------    ------
  Total .................................  $96,115    100.00%   $84,360    100.00%   $81,439    100.00%
                                           =======    ======    =======    ======    =======    ======



                                                         December 31
                                          ------------------------------------------
                                                  1995                 1994
                                          -------------------- ---------------------
                                                      Percent              Percent
                                                     of Loans              of Loans
                                                     to Total              to Total
                                           Reserve     Loans    Reserve     Loans
                                          --------- ---------- --------- -----------
                                                         (thousands)
Real estate:
 Construction and land development ......  $ 3,090      2.28%   $ 2,919       2.43%
 Mortgage:
  1-4 family residential ................   13,125     31.42     13,459      31.26
  Commercial ............................   15,305     16.81     13,636      17.37
  Equity Line ...........................    2,788      8.67      2,585       8.42
  Other .................................    1,318      2.82      1,581       2.63
Commercial and industrial ...............    8,384     10.18     10,029       9.01
Consumer ................................   21,587     26.18     20,373      27.00
Lease financing .........................      639      1.31        197       1.46
Other ...................................       --      0.33         --       0.42
Unallocated .............................   12,259        --      7,238         --
                                           -------    ------    -------     ------
  Total .................................  $78,495    100.00%   $72,017     100.00%
                                           =======    ======    =======     ======

                              NONINTEREST INCOME

     Total noninterest income was $146.1 million during 1998, an increase of $30.8 million or 26.7 percent. This compares to $115.3 million during 1997 and $103.3 million during 1996. Table 15 presents the major components of noninterest income for the past five years. Trust income was $12.7 million in 1998, up 12.6 percent from 1997 principally due to growth in retirement plan services. Growth in this area also contributed to the 12.7 percent increase from 1996 to 1997. Income from service charges on deposit accounts was $47.1 million during 1998, an increase of 12.7 percent. This increase was the result of higher fees collected for bad checks. Additionally, commercial service charge income improved during 1998 due to higher volume and lower interest rates, which resulted in a smaller earnings credit for commercial transaction accounts. Service charge income amounted to $41.7 million and $40.7 million for the years ended December 31, 1997 and 1996, respectively.


Table 15
NONINTEREST INCOME



                                                            Year ended December 31
                                            ------------------------------------------------------
                                               1998       1997       1996       1995       1994
                                            ---------- ---------- ---------- --------- -----------
                                                                 (thousands)
Trust income ..............................  $ 12,710   $ 11,284   $ 10,008   $ 8,886    $ 8,228
Service charges on deposit accounts .......    47,055     41,748     40,710    39,909     38,567
Credit card income ........................    25,558     20,053     16,147    13,561     12,390
Other service charges and fees ............    36,029     27,788     23,878    21,227     16,672
ATM income ................................     9,557      7,329      5,289     2,729      2,264
Gain (loss) on sale of mortgage loans .....     6,183        219        502       809       (862)
Other .....................................     9,046      6,886      6,770     5,007      6,066
                                             --------   --------   --------   -------    -------
 Total ....................................  $146,138   $115,307   $103,304   $92,128    $83,325
                                             ========   ========   ========   =======    =======

     Credit card income was $25.6 million during 1998, a $5.5 million or 27.5 percent increase over 1997. The $20.1 million earned by the credit card operation during 1997 represented an increase of $3.9 million or 24.2 percent over 1996. Credit card income continues to grow due to the 1997 relocation of the credit card function to Roanoke, Virginia. Virginia banking laws are less restrictive to lenders and allow more favorable terms than North Carolina laws. Although the number of cardholder accounts was off 2.4 percent from December 31, 1997 to December 31, 1998, cardholder purchase volume for 1998 increased
20.3 percent during 1998, generating higher interchange income. Additionally, merchant volume increased 17 percent during 1998, with a 13.7 percent increase in the number of merchant accounts.

     Other service charge and fee income amounted to $36.0 million in 1998, $27.8 million in 1997 and $23.9 million in 1996. Fees generated by First Citizens Investor Services contributed $9.0 million during 1998, compared to $6.4 million during 1997 and $4.5 million during 1996. These fees primarily result from the sale of third-party mutual fund and annuity products. Fees earned for data processing services also experienced growth during 1998, contributing $11.7 million during 1998, $10.5 million during 1997 and $9.7 million during 1996. These services are primarily to various related parties of BancShares.

     Included in other income is income from ATM operations. During 1998, BancShares collected $9.6 million in ATM income, primarily from ATM convenience fees paid by non-customers who access their accounts at other banks through BancShares' expanding ATM network. During 1997 and 1996, ATM income totaled $7.3 million and $5.3 million, respectively. The ATM convenience fee was first introduced during 1996.

     During 1998, sales of mortgage loans generated $6.2 million in income, which is included in other income. Mortgage loan sales generated income of $219,000 during 1997 and $502,000 during 1996. During 1998, BancShares sold $728.1 million in mortgage loans, compared to $334.5 million in 1997 and $136.8 million in 1996. The increase in the volume sold during 1998 primarily resulted from greater customer demand for mortgage products and lower market rates, both of which contributed to increased originations and higher gains.

     Sales of branch offices generated gains of $3.1 million during 1998. No such gains were recognized during 1997 or 1996.


                              NONINTEREST EXPENSE

     Total noninterest expense for 1998 amounted to $342.9 million. This was a
14.0 percent increase over 1997, following a 7.9 percent increase in 1997 noninterest expenses over 1996. Table 16 presents the major components of noninterest expense for the past five years.

     Salary expense was $142.0 million during 1998, compared to $126.5 million during 1997, an increase of $15.5 million or 12.3 percent, following an $11.0 million or 9.5 percent increase in 1997 over 1996. Increases during each period resulted from merit increases, acquisitions, and staffing requirements for new branches. BancShares had 4,486 full time equivalent employees at December 31, 1998, compared to 4,129 at December 31, 1997 and 3,952 at December 31, 1996. The growth during 1998 was primarily due to the purchase of 15 offices in Virginia and the in-store facilities opened by FCB and ASB. The growth in headcount during 1997 resulted from the expansion of FCDirect, the network of alternative delivery channels that includes telephone banking and PC banking, and growth in Virginia and Georgia.

     Employee benefits expense was $27.4 million during 1998, an increase of $3.7 million or 15.7 percent from 1997. The $23.7 million in benefits expense recorded during 1997 represented an increase of $3.3 million or 16.1 percent over 1996. During 1998, higher pension and FICA expenses contributed to the increase in total employee benefits expense. During 1997, the increased benefits expense primarily resulted from higher expenses related to BancShares' employee health and life plans.


Table 16
NONINTEREST EXPENSE



                                                        Year ended December 31
                                      ----------------------------------------------------------
                                          1998        1997        1996        1995       1994
                                      ----------- ----------- ----------- ----------- ----------
                                                             (thousands)
Salaries and wages ..................  $142,020    $126,474    $115,461    $106,607    $ 99,282
Employee benefits ...................    27,434      23,718      20,425      17,080      14,535
Occupancy expense ...................    28,112      23,338      22,023      20,446      18,691
Equipment expense ...................    36,545      32,035      27,068      24,504      23,839
Credit card expense .................    12,658      11,722      10,097       9,106       8,587
Amortization of intangibles .........    11,373       9,034       8,197       5,877       3,993
Telecommunication expense ...........     9,046       8,032       7,711       6,790       6,743
Consultant expense ..................     7,134       5,626       3,408       2,591       3,660
Postage .............................     6,826       6,623       6,383       5,701       4,907
FDIC insurance ......................     1,914       1,818      13,586       8,418      11,831
Other ...............................    59,872      52,374      44,309      38,760      34,514
                                       --------    --------    --------    --------    --------
 Total ..............................  $342,934    $300,794    $278,668    $245,880    $230,582
                                       ========    ========    ========    ========    ========

     BancShares recorded occupancy expense of $28.1 million during 1998, an increase of $4.8 million or 20.5 percent during 1998 due to higher depreciation expense on newly constructed and recently renovated facilities. Occupancy expense during 1997 was $23.3 million, an increase of $1.3 million or 6.0 percent over 1996.

     Equipment expense for 1998 was $36.5 million, an increase of $4.5 million or 14.1 percent over 1997, when total equipment expenses were $32.0 million. The increase during 1998 resulted from higher levels of hardware and software depreciation related to mainframe and branch automation applications and depreciation expense on furnishings and equipment in newly constructed and renovated branches. These increases were partially offset by lower rent expense for equipment during 1998. During 1997, equipment expense was $5.0 million or
18.4 percent above the amount recorded during 1996.

     Expenses related to the amortization of intangibles were $11.4 million during 1998, an increase of $2.3 million or 25.9 percent over 1997. The increase resulted from the intangible capitalized in the acquisition of 15 branches in early 1998. Intangible amortization totaled $9.0 million during 1997 and $8.2 million during 1996, the increase resulting from intervening acquisitions.

     Telecommunications expense was $9.0 million during 1998, an increase of $1.0 million or 12.6 percent during 1998 due to the new branches and the expansion of FCDirect. Telecommunications expense was $8.0 million during 1997 and $7.7 million during 1996. During 1998, BancShares recognized $7.1 million in consultant expense, compared to $5.6 million during 1997. The $1.5 million or 26.8 percent increase is primarily due to the expenses incurred related to the year 2000 readiness project.

     The cost of FDIC insurance was $1.9 million during 1998 and $1.8 million during 1997. Total cost of FDIC insurance during 1997 decreased $11.8 million from the $13.6 million reported in 1996. The higher 1996 expense was due to a special one-time assessment on deposit liabilities insured by the FDIC's Savings Association Insurance Fund ("SAIF"). The Bank paid $10 million for the assessment, which was to establish sufficient reserves for the SAIF.

                                 INCOME TAXES

     During 1998, BancShares recorded total income tax expense of $39.7 million, compared to $39.5 million in income tax expense during 1997. BancShares' effective tax rate was 35.9 percent in 1998 and 1997, and 35.6 percent in 1996.


                                   LIQUIDITY

     Management places great importance on the maintenance of a highly liquid investment portfolio with varying maturities to provide needed cash flows to meet liquidity requirements. At December 31, 1998, the investment portfolio totaled $2.16 billion or 22.5 percent of total assets. This compares to $2.48 billion or 27.7 percent in 1997. Despite the reduction in the investment securities portfolio, the liquidity available by maturing securities, coupled with other traditional sources, should meet liquidity needs.

     The ability to generate retail deposits is an additional source of liquidity. The rate of growth in average deposits was 9.5 percent during 1998,
6.5 percent during 1997 and 11.8 percent during 1996. The deposit growth results from the branch network as well as deposit liability assumptions associated with various business combinations.

     These liquidity sources have enabled BancShares to place little dependence on borrowed funds for its liquidity needs. However, there are readily available sources for borrowed funds through the correspondent bank network. BancShares has reviewed its access to external sources of funding and is strengthening its ability to address possible liquidity shortages that may result from year 2000 issues.


                   SHAREHOLDERS' EQUITY AND CAPITAL ADEQUACY

     BancShares maintains an adequate capital position and exceeds all minimum regulatory capital requirements. BancShares' total risk-based capital ratios were 11.2 percent, 9.6 percent and 11.5 percent, respectively, at December 31, 1998, 1997 and 1996. BancShares' Tier 1 capital ratios for December 31, 1998, 1997 and 1996 were 9.9 percent, 8.4 percent, and 10.2 percent respectively. The minimum capital ratios established by Federal Reserve guidelines are 8 percent for total capital and 4 percent for Tier 1 capital. At December 31, 1998, BancShares' leverage capital ratio was 7.3 percent, compared to 5.8 percent and
6.4 percent at December 31, 1997 and 1996, respectively. The minimum leverage ratio is 3 percent. Failure to meet certain capital requirements may result in certain actions by regulatory agencies that could have a direct material effect on the financial statements.

     The improved capital ratios during 1998 reflect the net impact of large share repurchases and the issuance of $150 million in trust preferred capital securities during March 1998. As of December 31, 1997, BancShares recorded a reduction in capital of $73.7 million for two stock purchases that were funded during 1998. In response to the reduction in shareholder's equity, management elected to issue the trust preferred capital securities, which qualify as capital for regulatory purposes.

     The rate of return on average shareholders' equity during 1998, 1997 and 1996 amounted to 11.3 percent, 11.0 percent and 11.4 percent, respectively.

     During the fourth quarter of 1998 the Board of Directors of BancShares reauthorized the purchase of its Class A and Class B common stock. Management views the purchase of its stock as a good investment and will continue to repurchase shares when market conditions are favorable for such transactions and excess capital exists to fund those purchases.


                            FOURTH QUARTER ANALYSIS

     BancShares' net income for the fourth quarter of 1998 totaled $19.7 million, compared to $17.4 million during the same period of 1997, an increase of $2.4 million or 13.5 percent. The increase in net income was primarily due to a $10.7 million increase in noninterest income and a $7.6 million increase in net interest income, partially offset by a $12.6 million increase in noninterest expense and a $1.1 million increase in provision for loan losses. As indicated in Table 17, total assets averaged $9.32 billion and $8.79 billion during the fourth quarter of 1998 and 1997, respectively. Interest-earning assets averaged $8.41 billion during the fourth quarter of 1998, an increase of
5.2 percent over the same period of 1997. Average loans outstanding during the fourth quarter of 1998 were $6.20 billion, an increase of $845.3 million over the same period of 1997. Loan growth was strongest among commercial loans secured by real estate and commercial and industrial loans. Investment securities averaged $2.09 billion during the fourth quarter of 1998, a $416.1 million reduction from the same period of 1997, the result of maturing securities being used to fund current loan demand.

     Interest income increased $7.9 million or 5.24 percent in the fourth quarter of 1998 when compared to the same period of 1997. The increase in interest income during 1998 resulted from a $13.7 million increase in loan interest income that was partially offset by a $6.4 million reduction in investment securities interest income. The increases in loan interest income resulted from loan growth. The decrease in investment securities interest income resulted from decreases in average volume and a decrease in the yield for investment securities. Interest-earning assets yielded 7.58 percent during the fourth quarter of 1998, an increase from the 7.52 percent yield recorded during the fourth quarter of 1997.


Table 17
SELECTED QUARTERLY DATA

                                                                                       1998
                                                          ---------------------------------------------------------------
                                                               Fourth          Third           Second          First
                                                          --------------- --------------- --------------- ---------------
                                                                   (thousands, except per share data and ratios)
SUMMARY OF OPERATIONS
Interest income .........................................  $    158,101    $    157,381    $    154,535    $    149,470
Interest expense ........................................        73,057          73,924          73,643          71,447
                                                           ------------    ------------    ------------    ------------
Net interest income .....................................        85,044          83,457          80,892          78,023
Provision for loan losses ...............................         4,893           5,324           5,267           4,395
                                                           ------------    ------------    ------------    ------------
Net interest income after provision for loan losses .....        80,151          78,133          75,625          73,628
Noninterest income ......................................        42,658          36,195          35,390          31,895
Noninterest expense .....................................        91,445          86,309          84,161          81,019
                                                           ------------    ------------    ------------    ------------
Income before income taxes ..............................        31,364          28,019          26,854          24,504
Income taxes ............................................        11,648           9,931           9,309           8,844
                                                           ------------    ------------    ------------    ------------
Net income ..............................................  $     19,716    $     18,088    $     17,545    $     15,660
                                                           ============    ============    ============    ============
Net interest income -- taxable equivalent ...............  $     85,838    $     83,988    $     81,397    $     78,541
                                                           ============    ============    ============    ============
SELECTED QUARTERLY AVERAGES
Total assets ............................................  $  9,315,347    $  9,183,571    $  9,142,981    $  8,927,355
Investment securities ...................................     2,087,308       2,244,014       2,461,590       2,442,962
Loans ...................................................     6,169,556       6,024,822       5,711,599       5,474,570
Interest-earning assets .................................     8,413,435       8,305,482       8,269,008       8,067,590
Deposits ................................................     7,914,649       7,744,217       7,755,945       7,619,330
Interest-bearing liabilities ............................     7,410,007       7,244,949       7,241,686       7,096,124
Long-term obligations ...................................       159,196         158,353         159,984          55,814
Shareholders' equity ....................................  $    651,656    $    635,521    $    621,605    $    607,608
Shares outstanding ......................................    10,625,559      10,625,559      10,626,702      10,627,453
                                                           ============    ============    ============    ============
SELECTED QUARTER-END BALANCES
Total assets ............................................  $  9,605,787    $  9,194,842    $  9,224,848    $  9,252,029
Investment securities ...................................     2,160,329       2,115,343       2,348,771       2,526,366
Loans ...................................................     6,195,591       6,132,422       5,886,315       5,562,831
Interest-earning assets .................................     8,588,645       8,257,765       8,235,086       8,324,197
Deposits ................................................     8,112,408       7,771,093       7,798,918       7,873,484
Interest-bearing liabilities ............................     7,542,636       7,260,204       7,291,813       7,327,020
Long-term obligations ...................................       158,801         158,801         159,456         160,219
Shareholders' equity ....................................  $    660,749    $    643,673    $    628,702    $    615,036
Shares outstanding ......................................    10,625,559      10,625,559      10,625,559      10,627,453
                                                           ============    ============    ============    ============
PROFITABILITY RATIOS (averages)
Rate of return(annualized) on:
 Total assets ...........................................          0.84%           0.78%           0.77%           0.71%
 Shareholders' equity ...................................        12.00            11.29           11.32           10.45
Dividend payout ratio ...................................        13.51            14.71           15.15           17.01
                                                           ============    ============    ============    ============
LIQUIDITY AND CAPITAL RATIOS (averages)
Loans to deposits .......................................         77.95%          77.80%          73.64%          71.85%
Shareholders' equity to total assets ....................         7.00             6.92            6.80            6.81
Time certificates of $100,000 or more to total
 deposits ...............................................         8.88             8.85            9.15            9.77
                                                           ============    ============    ============    ============
PER SHARE OF STOCK
Net income ..............................................  $      1.85     $      1.70     $      1.65     $      1.47
Cash dividends ..........................................         0.25            0.25            0.25            0.25
Class A sales price
 High ...................................................        92.94          102.00          118.00          122.00
 Low ....................................................        78.00           79.50           99.13          103.00
Class B sales price
 High ...................................................        87.00          101.60          114.00          118.50
 Low ....................................................        83.00           84.00          100.00          100.00
                                                           ============    ============    ============    ============



                                                                                       1997
                                                          ---------------------------------------------------------------
                                                               Fourth          Third           Second          First
                                                          --------------- --------------- --------------- ---------------
                                                                   (thousands, except per share data and ratios)
SUMMARY OF OPERATIONS
Interest income .........................................  $    150,225    $    145,494    $    140,118    $    136,439
Interest expense ........................................        72,818          68,947          64,542          61,706
                                                           ------------    ------------    ------------    ------------
Net interest income .....................................        77,407          76,547          75,576          74,733
Provision for loan losses ...............................         3,753           1,309           2,097           1,567
                                                           ------------    ------------    ------------    ------------
Net interest income after provision for loan losses .....        73,654          75,238          73,479          73,166
Noninterest income ......................................        31,912          31,087          28,894          23,414
Noninterest expense .....................................        78,832          76,561          74,817          70,584
                                                           ------------    ------------    ------------    ------------
Income before income taxes ..............................        26,734          29,764          27,556          25,996
Income taxes ............................................         9,370          10,746           9,972           9,404
                                                           ------------    ------------    ------------    ------------
Net income ..............................................  $     17,364    $     19,018    $     17,584    $     16,592
                                                           ============    ============    ============    ============
Net interest income -- taxable equivalent ...............  $     78,327    $     77,052    $     76,092    $     75,255
                                                           ============    ============    ============    ============
SELECTED QUARTERLY AVERAGES
Total assets ............................................  $  8,794,596    $  8,411,774    $  8,099,236    $  7,903,566
Investment securities ...................................     2,503,443       2,359,115       2,166,362       2,094,376
Loans ...................................................     5,324,286       5,073,404       5,023,409       4,921,346
Interest-earning assets .................................     7,994,728       7,632,755       7,368,645       7,196,138
Deposits ................................................     7,427,881       7,144,502       6,952,848       6,823,697
Interest-bearing liabilities ............................     6,924,776       6,608,892       6,341,125       6,203,598
Long-term obligations ...................................        11,450          12,017          11,545           6,809
Shareholders' equity ....................................  $    649,214    $    651,923    $    635,680    $    619,956
Shares outstanding ......................................    11,378,368      11,389,472      11,394,965      11,398,246
                                                           ============    ============    ============    ============
SELECTED QUARTER-END BALANCES
Total assets ............................................  $  8,951,109    $  8,595,591    $  8,351,978    $  7,975,617
Investment securities ...................................     2,483,294       2,432,424       2,271,282       2,063,526
Loans ...................................................     5,445,772       5,208,195       4,996,770       4,955,135
Interest-earning assets .................................     8,010,841       7,710,619       7,467,252       7,225,661
Deposits ................................................     7,579,567       7,297,884       7,127,282       6,911,806
Interest-bearing liabilities ............................     7,052,749       6,744,133       6,501,771       6,217,905
Long-term obligations ...................................        10,856          11,482          12,150           6,827
Shareholders' equity ....................................  $    601,640    $    662,490    $    644,210    $    629,265
Shares outstanding ......................................    10,627,453      11,389,928      11,392,085      11,395,656
                                                           ============    ============    ============    ============
PROFITABILITY RATIOS (averages)
Rate of return(annualized) on:
 Total assets ...........................................          0.78%           0.90%           0.87%           0.85%
 Shareholders' equity ...................................         10.61           11.57          11.10           10.85
Dividend payout ratio ...................................         16.13           14.97          16.23           17.12
                                                           ============    ============    ============    ============
LIQUIDITY AND CAPITAL RATIOS (averages)
Loans to deposits .......................................         71.68%          71.01%          72.25%          72.12%
Shareholders' equity to total assets ....................          7.38            7.75           7.85            7.84
Time certificates of $100,000 or more to total
 deposits ...............................................         10.05            9.68           9.36            9.30
                                                           ============    ============    ============    ============
PER SHARE OF STOCK
Net income ..............................................  $      1.55     $      1.67     $      1.54     $      1.46
Cash dividends ..........................................         0.25            0.25            0.25            0.25
Class A sales price
 High ...................................................       121.00          101.00           95.50           88.00
 Low ....................................................        94.50           83.50           79.00           73.00
Class B sales price
 High ...................................................       109.50           86.50           80.75           77.00
 Low ....................................................        91.00           86.50           77.00           73.00
                                                           ============    ============    ============    ============

---------
Average loan balances include nonaccrual loans. Yields related to loans and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only, are stated on a taxable-equivalent basis assuming a statutory federal income tax rate of 35% for all periods, and state income tax rates of 7.25%, 7.50% and 7.75% for 1998, 1997, and 1996, respectively.

Stock information related to Class A common stock reflects the sales price, as reported on the Nasdaq National Market System. Stock information for Class B was obtained from a broker-dealer, reflecting the bid prices, prior to any mark-ups, mark-downs or commissions.


As of December 31, 1998, there were 3,546 holders of record of the Class A common stock and 650 holders of record of the Class B common stock.

     Average interest-bearing liabilities experienced a $485.2 million increase from the fourth quarter of 1997 to the same period of 1998, primarily the result of increases in average deposits and long-term borrowings. The growth in average deposits was strongest among money market accounts, while the increase in long-term borrowings resulted from the issuance of the $150 million in trust preferred capital securities in early 1998. The rate on total interest-bearing liabilities decreased from 4.17 percent to 3.91 percent between the two periods.

     Net interest income increased $7.6 million from the fourth quarter of 1997 to the fourth quarter of 1998, the increase resulting from loan growth.

     Noninterest income for the fourth quarter of 1998 was $42.7 million, an increase of $10.7 million or 33.7 percent. Higher noninterest income primarily resulted from a $3.1 million gain recognized on the sale of six branch offices. No such gain was recognized in the fourth quarter of 1997. Additionally, BancShares recognized a $2.4 million increase in income resulting from sales of mortgage loans during the fourth quarter of 1998 over the same period of 1997. Further increases were also recorded in service charge income, other service charges and fees and credit card income.

     Noninterest expense amounted to $91.4 million for the quarter ended December 31, 1998, compared to $78.8 million for the quarter ended December 31, 1997. Most of the 16.0 percent increase was in salary expense, occupancy expense, legal expense and consulting expense, much of which relates to year 2000 preparations. Tables 17 and 18 are useful when making quarterly comparisons.


Table 18
CONSOLIDATED TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS -- Fourth Quarter




                                                          1998                                 1997
                                           ----------------------------------- ------------------------------------
                                                          Interest                             Interest
                                              Average      Income/    Yield/      Average      Income/     Yield/
                                              Balance      Expense     Rate       Balance      Expense      Rate
                                           ------------- ---------- ---------- ------------- ----------- ----------
                                                                         (thousands)
ASSETS
Loans:
 Secured by real estate ..................  $3,718,508    $ 75,060      8.03%   $3,240,498    $ 66,119       8.12%
 Commercial and industrial ...............     803,512      17,095      8.46       607,095      13,734       8.99
 Consumer ................................   1,543,949      31,340      8.39     1,386,990      30,074       8.66
 Lease financing .........................      92,041       2,062      8.96        74,812       1,640       8.77
 Other ...................................      11,546         205      7.04        14,891         184       4.90
                                            ----------    --------      ----    ----------    --------       ----
  Total loans ............................   6,169,556     125,762      8.20     5,324,286     111,751       8.36
Investment securities:
 U. S. Government ........................   2,057,259      30,083      5.80     2,468,535      36,546       5.87
 State, county and municipal .............       3,858          69      7.10         4,920         109       8.79
 Other ...................................      26,191         129      1.95        29,988         397       5.25
                                            ----------    --------      ----    ----------    --------       ----
  Total investment securities ............   2,087,308      30,281      5.76     2,503,443      37,052       5.87
Federal funds sold .......................     156,571       2,852      7.23       166,999       2,342       5.56
                                            ----------    --------      ----    ----------    --------       ----
  Total interest-earning assets ..........  $8,413,435    $158,895      7.58%   $7,994,728    $151,145       7.52%
                                            ==========    ========      ====    ==========    ========       ====
LIABILITIES
Deposits:
 Checking With Interest ..................  $1,064,972    $  2,222      0.83%   $  968,305    $  2,586       1.06%
 Savings .................................     687,551       3,079      1.78       689,246       3,246       1.87
 Money market accounts ...................   1,190,474      10,018      3.34       974,343       9,187       3.74
 Time deposits ...........................   3,713,302      47,996      5.13     3,697,101      49,952       5.36
                                            ----------    --------      ----    ----------    --------       ----
  Total interest-bearing deposits ........   6,656,299      63,315      3.77     6,328,995      64,971       4.07
Short-term borrowings ....................     594,512       6,563      4.38       584,331       7,614       5.17
Long-term obligations ....................     159,196       3,179      7.92        11,450         233       8.07
                                            ----------    --------      ----    ----------    --------       ----
  Total interest-bearing liabilities .....  $7,410,007    $ 73,057      3.91%   $6,924,776    $ 72,818       4.17%
                                            ==========    ========      ====    ==========    ========       ====
Interest rate spread .....................                              3.67%                                3.35%
                                                                        ====                                 ====
Net interest income and net yield on
 interest-earning assets .................                $ 85,838      4.05%                 $ 78,327       3.89%
                                                          ========      ====                  ========       ====



                                                Increase (decrease) due to:
                                           --------------------------------------
                                                            Yield/       Total
                                               Volume        Rate        Change
                                           ------------- ------------ -----------
                                                        (thousands)
ASSETS
Loans:
 Secured by real estate ..................   $ 9,992       $ (1,051)   $   8,941
 Commercial and industrial ...............     4,480         (1,119)       3,361
 Consumer ................................     2,930         (1,664)       1,266
 Lease financing .........................       382             40          422
 Other ...................................       (50)            71           21
                                             -------       --------    ---------
  Total loans ............................    17,734         (3,723)      14,011
Investment securities:
 U. S. Government ........................    (6,056)          (407)      (6,463)
 State, county and municipal .............       (21)           (19)         (40)
 Other ...................................       (34)          (234)        (268)
                                             -------       --------    ---------
  Total investment securities ............    (6,111)          (660)      (6,771)
Federal funds sold .......................      (170)           680          510
                                             -------       --------    ---------
  Total interest-earning assets ..........   $11,453       $ (3,703)   $   7,750
                                             =======       ========    =========
LIABILITIES
Deposits:
 Checking With Interest ..................       228       $   (592)   $    (364)
 Savings .................................          (9)        (158)        (167)
 Money market accounts ...................     1,925         (1,094)         831
 Time deposits ...........................       203         (2,159)      (1,956)
                                             ---------     --------    ---------
  Total interest-bearing deposits ........     2,347         (4,003)      (1,656)
Short-term borrowings ....................       123         (1,174)      (1,051)
Long-term obligations ....................     2,978            (32)       2,946
                                             ---------     --------    ---------
  Total interest-bearing liabilities .....   $ 5,448       $ (5,209)   $     239
                                             =========     ========    =========
Interest rate spread .....................
Net interest income and net yield on
 interest-earning assets .................   $ 6,005       $  1,506    $   7,511
                                             =========     ========    =========

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


                            YEAR 2000 PREPARATIONS

     BancShares continues to devote significant resources to the efforts related to preparation for the arrival of the year 2000 ("Y2K"). As is the case with most financial institutions, BancShares is heavily dependent on technologies that, in turn, are highly date sensitive.

     During 1996, recognizing the significance of the Y2K problem, BancShares retained a qualified consultant to plan and direct the process by which the Y2K project would proceed. The consultant works under the supervision of a Y2K Executive Steering Committee, which includes BancShares' Chief Financial Officer and Chief Information Officer. This committee provides ongoing updates to the Board of Directors.

     BancShares has divided its Y2K efforts into four areas -- mainframe computing, non-mainframe computing, non-information technology and business continuity planning. The progress made to date in each of these areas is, in management's opinion, appropriate.

     State of Readiness -- With respect to mainframe computing, remediation and testing have been completed on 91 percent of the applications, while substantially all remaining applications will be complete before March 31, 1999.

     With respect to non-mainframe computing, remediation and testing are complete for all of the mission-critical applications. Remediation and testing for remaining non-mission-critical applications are scheduled to be complete by April 30, 1999. For certain applications that, in management's opinion, are at risk of not achieving Y2K compliance by an acceptable date, contingency actions are underway to identify suitable alternatives that are Y2K compliant and that may be implemented in a timely manner.

     With respect to non-information technology exposures, management has identified those assets and services that, in management's opinion, will be impacted by Y2K. Those assets and services are currently proceeding through a validation process. This process is complete for 49% of the assets and services that have been identified. Contingency plans are being developed for those mission-critical assets and services that will not be compliant by March 31, 1999.

     Business continuity planning efforts are well underway. Risk assessment for business continuity is scheduled to be complete on March 31, 1999. Plans will be developed by June 30, 1999, and those plans will be implemented and validated by September 30, 1999.

     Costs -- BancShares estimates that the total cost of the Y2K project will be approximately $8.5 million. The cost of BancShares' Y2K efforts during 1998 was $4.4 million. BancShares expects to incur $1.7 million during 1999. All costs related to the Y2K project are expensed as incurred.

     Risks -- The implications of the Y2K problem, whether the result of BancShares' own failure to achieve readiness or the failure of a material customer or vendor to achieve readiness, could have a material adverse impact on BancShares' operations and its results of operations. However, management believes the efforts underway will minimize the likelihood of such a crisis.

     BancShares believes its most reasonably likely worst case scenario will be a failure by certain customers and vendors to achieve Y2K readiness. With respect to its customers, BancShares has identified its material borrowers and has requested disclosures from those borrowers as to their readiness and their risks. Based on these findings, management has identified customers who, in management's opinion, may experience some distress as a result of Y2K. The assessments have been substantially completed for customers who exceeded the established parameters. Management continues to monitor these customers' Y2K readiness periodically.

     For key vendors who provide goods and services, BancShares has requested status reports that describe their efforts to achieve Y2K readiness. Most of the requests have been honored, and, based on these responses, except for exposures related to public utilities, there are no known risks among the identified vendors.

     Regulatory agencies that have authority over BancShares and its subsidiaries have determined that Y2K testing and certification are key safety and soundness issues in conjunction with regulatory exams. Therefore, failure to address the Y2K issue in an appropriate manner could result in supervisory action, including the reduction of the supervisory rating, the denial of applications for approval of mergers or acquisitions or the imposition of penalties. BancShares has received no notice of any such action from its regulators.

     Contingency Plans -- Throughout the project, BancShares has developed contingency plans whenever it is apparent that specific applications will not achieve Y2K compliance. Based on the respective situation, the inclination to replace the application or to assess the impact of the non-compliant asset or service will determine how the matter will be resolved.

     For BancShares' most reasonably likely worst case scenario, contingency plans are already active. As previously described, BancShares has actively evaluated the status of readiness efforts of key customers and vendors and made necessary modifications, including downgrading of exposure to customers who are believed to be at risk of Y2K non-compliance.

     Management will continue to evaluate deficiencies that become apparent and to establish contingency plans to protect BancShares and to minimize its exposure to Y2K uncertainties.

                   CURRENT ACCOUNTING AND REGULATORY ISSUES

     During 1998, BancShares adopted several provisions issued by the Financial Accounting Standards Board ("FASB").

     Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income" became effective and was adopted by BancShares during 1998 and modifies the disclosure of earnings to include net income, other comprehensive income and total comprehensive income. The adoption of SFAS 130 is reflected in the accompanying consolidated financial statements.

     SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" requires that public business enterprises report certain information about operating segments in complete sets of financial statements and in condensed financial statements of interim periods issued to shareholders, as well as information about products, services, geographic areas in which they operate and their major customers. The provisions of SFAS 131 are not intended to compel companies to establish new reporting segments but to provide information about existing segments used by primary decision makers. The information regularly reviewed by BancShares' primary decision makers is prepared on a consolidated basis. Consistent with that perspective, BancShares has no operating segments meeting the disclosure criteria of SFAS No. 131.

     In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes the disclosure requirements of pensions and other postretirement benefits and does not change any measurement or recognition provisions. BancShares adopted SFAS No. 132 during 1998, although adoption did not have a material impact on BancShares consolidated financial statements.

     In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. As a result of BancShares' limited use of derivative instruments, the adoption of SFAS No. 133 should not have a material impact on its consolidated financial statements. SFAS No. 133 becomes effective for BancShares during 2000.

     In October 1998, the FASB issued SFAS No. 134 "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." BancShares does not retain securitized loans. Therefore, SFAS No. 134, which becomes effective during 1999, will have no impact on BancShares' consolidated financial statements.

     Management is not aware of any current recommendations by regulatory authorities that, if implemented, would have or would be reasonably likely to have a material effect on liquidity, capital ratios or results of operations.

                          FORWARD-LOOKING STATEMENTS

     This discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," "anticipate," or other statements concerning opinions or judgment of BancShares and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of BancShares' customers, actions of government regulators, the level of market interest rates, and general economic conditions.

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND SHAREHOLDERS
FIRST CITIZENS BANCSHARES, INC.

     We have audited the accompanying consolidated balance sheets of First Citizens BancShares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens BancShares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                             KPMG LLP




Raleigh, North Carolina
January 25, 1999

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS



                                                                                                  December 31
                                                                                          ---------------------------
                                                                                               1998          1997
                                                                                          ------------- -------------
                                                                                              (thousands, except
                                                                                                  share data)
ASSETS
Cash and due from banks .................................................................  $  502,955    $  506,771
Investment securities held to maturity (fair value of $2,147,776 in 1998
 and $2,462,111 in 1997) ................................................................   2,135,372     2,456,722
Investment securities available for sale (cost of $10,264 in 1998 and $10,817 in 1997) ..      24,957        26,572
Federal funds sold ......................................................................     232,725        81,775
Loans ...................................................................................   6,195,591     5,445,772
Less reserve for loan losses ............................................................      96,115        84,360
                                                                                           ----------    ----------
   Net loans ............................................................................   6,099,476     5,361,412
Premises and equipment ..................................................................     367,076       303,775
Income earned not collected .............................................................      61,652        66,631
Other assets ............................................................................     181,574       147,451
                                                                                           ----------    ----------
   Total assets .........................................................................  $9,605,787    $8,951,109
                                                                                           ==========    ==========
LIABILITIES
Deposits:
 Noninterest-bearing ....................................................................  $1,296,713    $1,131,498
 Interest-bearing .......................................................................   6,815,695     6,448,069
                                                                                           ----------    ----------
   Total deposits .......................................................................   8,112,408     7,579,567
Short-term borrowings ...................................................................     568,140       593,824
Long-term obligations ...................................................................     158,801        10,856
Other liabilities .......................................................................     105,689       165,222
                                                                                           ----------    ----------
   Total liabilities ....................................................................   8,945,038     8,349,469
SHAREHOLDERS' EQUITY
Common stock:
 Class A -- $1 par value (11,000,000 shares authorized; 8,905,199 shares issued for 1998
   and 1997) ............................................................................       8,906         8,906
 Class B -- $1 par value (2,000,000 shares authorized; 1,720,360 shares issued for 1998;
   1,722,254 shares issued for 1997) ....................................................       1,720         1,722
Surplus .................................................................................     143,760       143,760
Retained earnings .......................................................................     497,316       437,794
Accumulated other comprehensive income ..................................................       9,047         9,458
                                                                                           ----------    ----------
   Total shareholders' equity ...........................................................     660,749       601,640
                                                                                           ----------    ----------
   Total liabilities and shareholders' equity ...........................................  $9,605,787    $8,951,109
                                                                                           ==========    ==========

          See accompanying Notes to Consolidated Financial Statements.

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES


                       CONSOLIDATED STATEMENTS OF INCOME



                                                                     Year Ended December 31
                                                           ------------------------------------------
                                                                1998           1997          1996
                                                           -------------- ------------- -------------
                                                                    (thousands, except share
                                                                      and per share data)
INTEREST INCOME
Loans ....................................................  $   478,504    $   428,997   $   410,703
Investment securities:
 U. S. Government ........................................      133,535        133,007       114,831
 State, county and municipal .............................          207            273           330
 Other ...................................................          507            102           172
                                                            -----------    -----------   -----------
   Total investment securities interest income ...........      134,249        133,382       115,333
Federal funds sold .......................................        6,734          9,897         8,159
                                                            -----------    -----------   -----------
   Total interest income .................................      619,487        572,276       534,195
INTEREST EXPENSE
Deposits .................................................      255,517        243,749       230,905
Short-term borrowings ....................................       25,850         23,420        16,388
Long-term obligations ....................................       10,704            844           957
                                                            -----------    -----------   -----------
   Total interest expense ................................      292,071        268,013       248,250
                                                            -----------    -----------   -----------
   Net interest income ...................................      327,416        304,263       285,945
Provision for loan losses ................................       19,879          8,726         8,907
                                                            -----------    -----------   -----------
   Net interest income after provision for loan losses ...      307,537        295,537       277,038
NONINTEREST INCOME .......................................
Trust income .............................................       12,710         11,284        10,008
Service charges on deposit accounts ......................       47,055         41,748        40,710
Credit card income .......................................       25,558         20,053        16,147
Other service charges and fees ...........................       36,029         27,788        23,878
Other ....................................................       24,786         14,434        12,561
                                                            -----------    -----------   -----------
   Total noninterest income ..............................      146,138        115,307       103,304
                                                            -----------    -----------   -----------
NONINTEREST EXPENSE
Salaries and wages .......................................      142,020        126,474       115,461
Employee benefits ........................................       27,434         23,718        20,425
Occupancy expense ........................................       28,112         23,338        22,023
Equipment expense ........................................       36,545         32,035        27,068
Other ....................................................      108,823         95,229        93,691
                                                            -----------    -----------   -----------
   Total noninterest expense .............................      342,934        300,794       278,668
                                                            -----------    -----------   -----------
Income before income taxes ...............................      110,741        110,050       101,674
Income taxes .............................................       39,732         39,492        36,207
                                                            -----------    -----------   -----------
   Net income ............................................       71,009         70,558        65,467
                                                            -----------    -----------   -----------
OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAXES
Unrealized securities (losses) gains .....................         (411)         2,762         6,696
                                                            -----------    -----------   -----------
   Other comprehensive (loss) income .....................         (411)         2,762         6,696
                                                            -----------    -----------   -----------
   Comprehensive income ..................................  $    70,598    $    73,320   $    72,163
                                                            ===========    ===========   ===========
PER SHARE INFORMATION
 Net income ..............................................  $      6.62    $      6.22   $      5.77
 Cash dividends ..........................................         1.00           1.00         0.925
Weighted average shares outstanding ......................   10,626,311     11,341,153    11,340,982
                                                            ===========    ===========   ============

          See accompanying Notes to Consolidated Financial Statements.

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES


          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY



                                                                                                     Accumulated
                                                   Class A     Class B                                  Other           Total
                                                    Common      Common                  Retained    Comprehensive   Shareholders'
                                                    Stock       Stock       Surplus     Earnings        Income         Equity
                                                  --------- ------------- ----------- ------------ --------------- --------------
                                                                          (thousands, except share data)
Balance at December 31, 1995 ....................  $8,950      $1,766      $106,954    $ 403,167                     $ 520,837
Issuance of 87,992 shares of Class A
 common stock pursuant to employee
 stock purchase plans ...........................      88                     3,958                                      4,046
Issuance of 8,746 shares of Class A
 common stock pursuant to the Dividend
 Reinvestment Plan ..............................       9                       114                                        123
Issuance of 668,654 shares of Class A
 common stock in connection with various
 acquisitions ...................................     669                    32,734                                     33,403
Redemption of 63,195 shares of Class A
 common stock and 7,484 shares of
 Class B common stock ...........................     (64)         (7)                    (4,435)                       (4,506)
Net income ......................................                                         65,467                        65,467
Unrealized securities gains, net of $4,471 in
 deferred taxes .................................                                                       6,696            6,696
Cash dividends ..................................                                        (10,559)                      (10,559)
                                                   ------     -------     ---------    ---------      -------        ---------
Balance at December 31, 1996 ....................   9,652       1,759       143,760      453,640        6,696          615,507
Redemption of 20,301 shares of Class A
 common stock and 5,126 shares of
 Class B common stock ...........................     (20)         (5)                    (2,086)                       (2,111)
Obligation to repurchase common stock ...........    (726)        (32)                   (72,934)                      (73,692)
Net income ......................................                                         70,558                        70,558
Unrealized securities gains, net of $1,826 in
 deferred taxes .................................                                                       2,762            2,762
Cash dividends ..................................                                        (11,384)                      (11,384)
                                                   ------     -------     ---------    ---------      -------        ---------
Balance at December 31, 1997 ....................   8,906       1,722       143,760      437,794        9,458          601,640
Redemption of 1,894 shares of Class B
 common stock ...................................                  (2)                      (202)                         (204)
Obligation to repurchase common stock ...........                                           (624)                         (624)
Net income ......................................                                         71,009                        71,009
Unrealized securities losses, net of $338 in
 deferred tax benefits ..........................                                                        (411)            (411)
Cash dividends ..................................                                        (10,661)                      (10,661)
                                                   ------     -------     ---------    ---------      -------        ---------
Balance at December 31, 1998 ....................  $8,906      $1,720      $143,760    $ 497,316       $9,047        $ 660,749
                                                   ======      ======      ========    =========       ======        =========

          See accompanying Notes to Consolidated Financial Statements.

                FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                            Year Ended December 31,
                                                                                  -------------------------------------------
                                                                                       1998          1997           1996
                                                                                  ------------- ------------- ---------------
                                                                                                  (thousands)
OPERATING ACTIVITIES
Net income ......................................................................  $   71,009    $   70,558    $     65,467
Adjustments to reconcile net income to cash provided by operating activities:
  Amortization of intangibles ...................................................      11,373         9,034           8,197
  Provision for loan losses .....................................................      19,879         8,726           8,907
  Deferred tax expense (benefit) ................................................      (6,271)        1,475          (1,833)
  Change in current taxes payable ...............................................       1,118           (71)            (88)
  Depreciation ..................................................................      27,205        19,273          16,932
  Change in accrued interest payable ............................................      (1,731)        4,805           1,807
  Change in income earned not collected .........................................       4,979        (6,573)           (862)
  Origination of loans held for sale ............................................    (684,715)     (434,471)       (149,146)
  Proceeds from sale of loans held for sale .....................................     734,249       334,762         137,314
  Gain on loans held for sale ...................................................      (6,183)         (219)           (502)
  Net amortization of premiums and discounts ....................................      10,157         8,277          11,658
  Net change in other assets ....................................................     (17,418)       19,102          (4,301)
  Net change in other liabilities ...............................................      21,674        (3,100)         (1,225)
                                                                                   ----------    ----------    ------------
  Net cash provided by operating activities .....................................     185,325        31,578          92,325
                                                                                   ----------    ----------    ------------
INVESTING ACTIVITIES
  Net increase in loans outstanding .............................................    (827,353)     (383,839)       (139,670)
  Purchases of investment securities held to maturity ...........................    (740,404)     (817,725)     (1,039,460)
  Proceeds from maturities of investment securities held to maturity ............   1,052,463       476,114         890,363
  Net change in federal funds sold ..............................................    (150,950)       74,225        (115,555)
  Dispositions of premises and equipment ........................................       4,056         2,051           5,983
  Additions to premises and equipment ...........................................     (92,837)      (69,011)        (42,184)
  Purchase of branches, net of cash received ....................................     177,688       106,016           7,584
                                                                                   ----------    ----------    ------------
  Net cash used by investing activities .........................................    (577,337)     (612,169)       (432,939)
                                                                                   ----------    ----------    ------------
FINANCING ACTIVITIES
  Net change in time deposits ...................................................     (95,954)      299,926          99,448
  Net change in demand and other interest-bearing deposits ......................     447,070       158,150         258,104
  Net change in short-term borrowings ...........................................     (28,745)      205,752         (17,643)
  Origination of long-term obligations ..........................................     151,006            --              --
  Repurchases of common stock ...................................................     (74,520)       (2,111)         (4,506)
  Proceeds from issuance of common stock ........................................          --            --           4,169
  Cash dividends paid ...........................................................     (10,661)      (11,384)        (10,559)
                                                                                   ----------    ----------    ------------
  Net cash provided by financing activities .....................................     388,196       650,333         329,013
                                                                                   ----------    ----------    ------------

  Change in cash and due from banks .............................................      (3,816)       69,742         (11,601)
  Cash and due from banks at beginning of period ................................     506,771       437,029         448,630
                                                                                   ----------    ----------    ------------
  Cash and due from banks at end of period ......................................  $  502,955    $  506,771    $    437,029
                                                                                   ==========    ==========    ============
CASH PAYMENTS FOR:
  Interest ......................................................................  $  294,095    $  263,722    $    246,443
  Income taxes ..................................................................      42,802        37,984          35,554
                                                                                   ----------    ----------    ------------
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Common stock issued for acquisitions ..........................................  $       --    $       --    $     33,403
  Long-term obligations issued for acquisitions .................................          --            --           1,468
  Unrealized securities gains (losses) ..........................................        (749)        4,588          11,167
  Change in obligation to repurchase common stock ...............................         624        73,692              --
                                                                                   ==========    ==========    ============

          See accompanying Notes to Consolidated Financial Statements.

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                            (Dollars in thousands)


NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Basis of Presentation and Consolidation

     First Citizens BancShares, Inc. ("BancShares") is a bank holding company with two banking subsidiaries -- First-Citizens Bank & Trust Company, headquartered in Raleigh, North Carolina ("FCB"), which operates branches in North Carolina, Virginia and West Virginia; and Atlantic States Bank ("ASB"), a federally-chartered thrift institution with branch offices in the metropolitan Atlanta, Georgia area and Southwest Florida. BancShares has no foreign operations.

     FCB and ASB offer full-service banking services designed to meet the needs of both retail and commercial customers in the markets in which they serve. The services offered include transaction and savings deposits, commercial and consumer lending, a full service trust department, a full service securities broker-dealer, insurance services and other activities incidental to commercial banking.

     FCB has eight subsidiaries. Neuse, Incorporated owns a number of the facilities in which FCB operates branches. American Guaranty Insurance Company is engaged in writing fire and casualty insurance. Triangle Life Insurance Company writes credit life and credit accident and health insurance. FCB Investor Services provides investment services, including sales of annuities and third party mutual funds and discount brokerage services. First-Citizens Bank, A Virginia Corporation, is the issuing and processing bank for BancShares' retail credit cards. Other subsidiaries are either inactive or are not material to the consolidated financial statements. Nontraditional banking segments within BancShares' operations are not material to the consolidated financial statements.

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

     Intercompany accounts and transactions have been eliminated. Certain amounts for prior years have been reclassified to conform with statement presentations for 1998. However, the reclassifications have no effect on shareholders' equity or net income as previously reported.

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, Reporting Comprehensive Income ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting comprehensive income and its components in complete financial statements. BancShares adopted SFAS No. 130 in 1998, reclassifying prior period financial statements for comparative purposes for all periods presented. BancShares' only component of other comprehensive income was unrealized securities gains or losses.

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 requires that public business enterprises report certain information about operating segments in complete sets of financial statements issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The provisions of SFAS No. 131 became effective for BancShares during 1998. The information regularly reviewed by BancShares primary decision makers is prepared on a consolidated basis. Therefore, BancShares has no operating segments meeting the disclosure criteria of SFAS No. 131.

     In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and other Postretirement Benefits ("SFAS No. 132"). SFAS No. 132 standardizes the disclosure requirements of pensions and other postretirement benefits. Adoption of SFAS No. 132 did not result in changes to BancShares' measurement or recognition provisions, but has resulted in altered disclosures relating to pension obligations.

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- Continued


                             (Dollars in thousands)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

     Investment Securities

     For investment securities classified as held to maturity, BancShares has the ability and the positive intent to hold those investments until maturity. These securities are stated at cost adjusted for amortization of premium and accretion of discount. Accreted discounts and amortized premiums are included in interest income on an effective yield basis. Marketable equity securities classified as available for sale are carried at their fair value, and the difference between the cost basis and the fair value, net of deferred income taxes, is recorded as a component of accumulated other comprehensive income within shareholders' equity. At December 31, 1998 and 1997, BancShares had no investment securities classified as held for trading purposes.


     Loans

     Loans that are held for investment purposes are carried at the principal amount outstanding. Loans that are classified as available for sale are carried at the lower of aggregate cost or fair value. Interest on substantially all loans is accrued and credited to interest income on a constant yield basis based upon the daily principal amount outstanding.


     Loan Fees

     Fees collected and certain costs incurred related to loan originations are deferred and amortized as an adjustment to interest income over the life of the related loans. The deferred fees and costs are recorded as an adjustment to loans outstanding using a method that approximates a constant yield.


     Mortagage Servicing Rights

     The estimated value of the right to service mortgage loans for others ("MSRs") is included in other assets on BancShares' consolidated balance sheet. Capitalization of MSRs occurs when the underlying loans are sold. Capitalized MSRs are amortized into income over the projected servicing life of the underlying loans. Capitalized MSRs are periodically reviewed for impairment.


     Reserve for Loan Losses

     The reserve for loan losses is established by charges to operating expense. To determine the reserve needed, management evaluates the risk characteristics of the loan portfolio under current economic conditions and considers such factors as the financial condition of the borrower, fair value of collateral and other items that, in management's opinion, deserve current recognition in estimating possible credit losses.

     Management considers the established reserve adequate to absorb estimated probable losses that relate to loans outstanding as of December 31, 1998, although future additions to the reserve may be necessary based on changes in economic and other conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review BancShares' reserve for loan losses. Such agencies may require the recognition of additions to the reserve based on their judgments of information available to them at the time of their examination.


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


     Intangible Assets

     Goodwill arising from acquisitions in which the purchase price exceeds the fair value of net assets acquired is amortized using the straight-line method over a 15 year period. Deposit intangibles are amortized over various lives and speeds. Intangible assets are subject to periodic review and are adjusted for any impairment of value.


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


     Per Share Data

     Net income per share has been computed by dividing net income by the weighted average number of both classes of common shares outstanding during each period. The weighted average number of shares outstanding for 1998, 1997 and 1996 was 10,626,311; 11,341,153; and 11,340,982, respectively. BancShares had no potential common stock in any period.

     During 1998, the calculation of net income per share reflected the impact of changes in the value of BancShares' obligation to repurchase shares of its common stock that were previously owned by a company-sponsored pension plan. The obligation to repurchase those shares was recorded at fair value as of December 31, 1997. Increases in the fair value of that obligation, which totaled $624 during 1998, were deducted from net income in calculating net income per share during 1998.

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

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- Continued


                             (Dollars in thousands)

NOTE B -- INVESTMENT SECURITIES
     The aggregate values of investment securities at December 31 along with gains and losses determined on an individual security basis are as follows:



                                                                           Gross         Gross
                                                                        Unrealized    Unrealized        Fair
                                                              Cost         Gains        Losses         Value
                                                         ------------- ------------ -------------- -------------
Investment securities held to maturity at December 31
 1998
   U.S. Government .....................................  $2,131,807      $12,970      $  (674)     $2,144,103
   State, county and municipal .........................       3,250          114             (6)        3,358
   Other ...............................................         315           --           --             315
                                                          ----------      -------      ---------    ----------
    Total investment securities held to maturity .......  $2,135,372      $13,084      $  (680)     $2,147,776
                                                          ==========      =======      =========    ==========
 1997
   U.S. Government .....................................  $2,450,634      $ 6,664      $(1,585)     $2,455,713
   State, county and municipal .........................       4,921          313           --           5,234
   Other ...............................................       1,167           --             (3)        1,164
                                                          ----------      -------      ----------   ----------
    Total investment securities held to maturity .......  $2,456,722      $ 6,977      $(1,588)     $2,462,111
                                                          ==========      =======      =========    ==========
Investment securities available for sale at December 31
 1998
   Marketable equity securities ........................  $   10,264      $14,693      $    --      $   24,957
                                                          ==========      =======      =========    ==========
 1997
   Marketable equity securities ........................  $   10,817      $15,755      $    --      $   26,572
                                                          ==========      =======      =========    ==========


     The maturities of investment securities held to maturity at December 31 are as follows:



                                                          1998                        1997
                                               --------------------------- ---------------------------
                                                                  Fair                        Fair
                                                    Cost         Value          Cost         Value
                                               ------------- ------------- ------------- -------------
Within one year ..............................  $1,337,806    $1,346,212    $1,057,940    $1,058,585
One through five years .......................     793,746       797,625     1,391,331     1,395,920
Five to 10 years .............................         372           377         2,932         2,977
Over 10 years ................................       3,448         3,562         4,519         4,629
                                                ----------    ----------    ----------    ----------
 Total investment securities held to maturity   $2,135,372    $2,147,776    $2,456,722    $2,462,111
                                                ==========    ==========    ==========    ==========

     Investment securities having an aggregate par value of $1,025,972 at December 31, 1998 and $1,094,261 at December 31, 1997, were pledged as collateral to secure public funds on deposit and for other purposes as required by law.

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- Continued


                             (Dollars in thousands)

NOTE C -- LOANS
     Loans outstanding at December 31 include the following:



                                                   1998          1997
                                              ------------- --------------
       Loans secured by real estate:
        Construction and land development ...  $  157,603    $   113,735
        Residential mortgage ................   1,299,508      1,411,279
        Other real estate mortgage loans ....   2,272,565      1,795,882
                                               ----------    -----------
       Total loans secured by real estate ...   3,729,676      3,320,896
       Commercial and industrial ............     845,068        633,580
       Consumer .............................   1,516,712      1,402,093
       Lease financing ......................      93,680         74,589
       All other loans ......................      10,455         14,614
                                               ----------    -----------
        Total loans .........................  $6,195,591    $ 5,445,772
                                               ==========    ===========

     There were no foreign loans outstanding during either period, nor were there any loans to finance highly leveraged transactions. There are no loan concentrations exceeding ten percent of loans outstanding involving multiple borrowers in similar activities or industries at December 31, 1998. Substantially all loans are to customers domiciled within BancShares' principal market areas.

     At December 31, 1998 and 1997 nonperforming loans consisted of nonaccrual loans and amounted to $12,489 and $12,681, respectively. Gross interest income on nonperforming loans that would have been recorded had these loans been performing was $1,108, $1,156, and $1,162, respectively, during 1998, 1997 and 1996. Interest income recognized on nonperforming loans was $409, $349 and $259 during the respective periods. As of December 31, 1998 and 1997, the balance of other real estate acquired through foreclosure was $1,529 and $1,462. Loans transferred to other real estate totaled $2,051, $1,683 and $1,649 during 1998, 1997 and 1996.



                                                 1998        1997       1996
                                              ---------- ----------- ----------
Loans held for sale at December 31 ..........  $ 84,299   $127,650    $ 27,722
For the year ended December 31:
  Loans sold ................................   728,066    334,543     136,812
  Net gain on sale of loans .................     6,183        219         502

     FCB services mortgage loans for itself and others. The carrying value of loans serviced for others as of December 31, 1998 and 1997 was $1,366,416 and $970,842, respectively.

     The carrying value of the rights to service loans for others at December 31, 1998 and 1997 was $4,405 and $2,527, respectively.


NOTE D -- RESERVE FOR LOAN LOSSES

     Activity in the reserve for loan losses is summarized as follows:



                                                 1998         1997         1996
                                             ------------ ------------ ------------
Balance at the beginning of year ...........  $  84,360    $  81,439    $  78,495
Reserves of acquired institutions ..........         --          481        1,387
Provision for loan losses ..................     19,879        8,726        8,907
Loans charged off ..........................    (14,067)     (14,331)     (11,653)
Loans recovered ............................      5,943        8,045        4,303
                                              ---------    ---------    ---------
Net charge-offs ............................     (8,124)      (6,286)      (7,350)
                                              ---------    ---------    ---------
Balance at the end of year .................  $  96,115    $  84,360    $  81,439
                                              =========    =========    =========

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- Continued


                             (Dollars in thousands)

NOTE D -- RESERVE FOR LOAN LOSSES -- Continued

     At December 31, 1998 and 1997, impaired loans totaled $8,069 and $9,132, respectively, all of which were classified as nonaccrual. Total reserves of $1,155 and $1,033 have been established for impaired loans outstanding as December 31, 1998 and 1997, respectively. The average recorded investment in impaired loans during the years ended December 31, 1998, 1997 and 1996, was $7,580, $6,779 and $11,463, respectively. For the years ended December 31, 1998, 1997 and 1996, BancShares recognized cash basis interest income on those impaired loans of $194, $212 and $57, respectively.


NOTE E -- PREMISES AND EQUIPMENT

     Major classifications of premises and equipment at December 31 are summarized as follows:



                                                         1998       1997
                                                      ---------- ----------
    Land ............................................  $ 83,637   $ 69,170
    Premises and leasehold improvements .............   245,805    190,536
    Furniture and equipment .........................   186,226    174,230
                                                       --------   --------
     Total ..........................................   515,668    433,936
    Less accumulated depreciation and amortization ..   148,592    130,161
                                                       --------   --------
     Net book value .................................  $367,076   $303,775
                                                       ========   ========

     Premises with at book value of $1,443 at December 31, 1998, and $4,600 at December 31, 1997, were pledged to secure mortgage notes payable.

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

     Future minimum rental commitments for noncancellable operating leases with initial or remaining terms of one or more years consisted of the following at December 31, 1998:



Year Ending December 31:                      Amount
------------------------------------------- ---------
         1999 .............................  $ 9,532
         2000 .............................    8,853
         2001 .............................    7,063
         2002 .............................    5,421
         2003 .............................    4,061
         Thereafter .......................   52,681
                                             -------
  Total minimum payments ..................  $87,611
                                             =======

     Total rent expense for all operating leases amounted to $13,687 in 1998, $15,709 in 1997 and $13,572 in 1996.

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- Continued


                             (Dollars in thousands)

NOTE F -- DEPOSITS
     Deposits at December 31 are summarized as follows:



                                               1998          1997
                                          ------------- -------------
        Demand ..........................  $1,296,713    $1,131,498
        Checking With Interest ..........   1,151,961     1,009,577
        Money market accounts ...........   1,242,672     1,034,528
        Savings .........................     687,192       679,165
        Time ............................   3,733,870     3,724,799
                                           ----------    ----------
  Total deposits ........................  $8,112,408    $7,579,567
                                           ==========    ==========

     Total time deposits with a minimum denomination of $100 were $716,740 and $751,051 at December 31, 1998 and 1997, respectively.

     At December 31, 1998, the scheduled maturities of time deposits were:


  1999 ........................  $3,161,266
  2000 ........................     294,534
  2001 ........................     126,319
  2002 ........................      74,175
  2003 ........................      77,272
  Thereafter ..................         304
                                 ----------
  Total time deposits .........  $3,733,870
                                 ==========

NOTE G -- SHORT-TERM BORROWINGS

     Short-term borrowings at December 31 are as follows:



                                              1998        1997
                                          ----------- -----------
         Master notes ...................  $326,603    $315,529
         Repurchase agreements ..........    95,863      54,796
         Federal funds purchased ........    84,345      45,380
         Notes payable ..................    48,667     158,130
         U.S. Treasury tax and loan accounts 12,662      19,989
                                           --------    --------
  Total short-term borrowings ...........  $568,140    $593,824
                                           ========    ========

     Master notes are overnight unsecured borrowings by BancShares from customers. The rate on Master notes was 3.63 percent as of December 31, 1998. During 1998, the weighted average rate on Master note borrowings was 4.60 percent, and the average amount outstanding was $320,480. The largest amount outstanding at any month-end during 1998 was $354,442. During 1997, the average rate on Master note borrowings was 4.63 percent, while the average amount outstanding was $301,558. The rate at December 31, 1997 was 4.40 percent, and the largest amount outstanding at any month-end was $332,055.

     At December 31, 1998, repurchase agreements totaled $95,863, all of which were overnight borrowings. During 1998, these borrowings averaged $79,676 and the rate on these borrowings averaged 4.13 percent. The rate on these borrowings at December 31, 1998 was 3.38 percent, and the largest amount outstanding at any month end was $106,620. During 1997, the average rate for repurchase obligations was 4.32 percent and the average amount outstanding was $34,848. The largest amount outstanding at any month end during 1997 was $56,942 and the rate on these borrowings at December 31, 1997 was 4.15 percent.


     At December 31, 1997, notes payable represents various borrowings, including $155,000 borrowed from other banks, with maturities extending to May 1998. During 1997, these borrowings averaged $92,498 and the rate on these borrowings

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- Continued


                             (Dollars in thousands)

NOTE G -- SHORT-TERM BORROWINGS -- Continued

averaged 5.93 percent. The weighted-average rate on these borrowings at December 31, 1997 was 5.95 percent, and the largest amount outstanding at any month end was $158,764.

     At December 31, 1998, federal funds purchased totaled $84,345, all of which were overnight borrowings. During 1998, these borrowings averaged $62,758 and the rate on these borrowings averaged 5.24 percent The weighted-average rate on these borrowings at December 31, 1998 was 4.68 percent, and the largest amount outstanding at any month end was $104,675. During 1997, the average rate for federal funds purchased was 5.30 percent and the average amount outstanding was $28,752. The largest amount outstanding at any month end during 1997 was $45,420 and the weighted-average rate at December 31, 1997 was 5.72 percent.


NOTE H -- LONG-TERM OBLIGATIONS

     Long-term obligations at December 31 are as follows:



                                                                                         1998        1997
                                                                                     ----------- -----------
      Trust preferred capital securities at 8.05 percent maturing March 5, 2028 ....  $150,000    $     --
      Unsecured fixed rate notes payable:
       7.00 percent maturing February 22, 1999 .....................................        --         135
       7.50 percent maturing February 23, 2000 .....................................       163         170
       7.25 percent maturing February 23, 2001 .....................................     1,284       1,332
       8.00 percent maturing February 23, 2005 .....................................     2,178       2,277
       6.75 percent note due in annual installments maturing September 1, 2003 .....     1,006          --
      Unsecured variable rate note at 6.17 percent payable in quarterly installments     2,819       5,074
      8.00 percent mortgage notes, due in periodic payments through 2004, secured
       by premises .................................................................     1,051       1,493
      Other ........................................................................       300         375
                                                                                      --------    --------
       Total long-term obligations .................................................  $158,801    $ 10,856
                                                                                      ========    ========

     The trust preferred capital securities were issued by a wholly-owned subsidiary of BancShares, and BancShares has guaranteed the repayment of those securities. The proceeds from the issuance of the trust preferred capital securities were invested in BancShares and that investment became the sole asset of the trust. BancShares then made a capital infusion into FCB. The trust preferred capital securities qualify as Tier 1 capital for regulatory capital adequacy requirements for BancShares and FCB.

     Long-term obligations maturing in each of the five years subsequent to December 31, 1998 are as follows:


     1999 ...............  $    160
     2000 ...............     2,830
     2001 ...............     2,260
     2002 ...............       412
     2003 ...............       410
     Thereafter .........   152,729
                           --------
                           $158,801
                           ========

NOTE I -- COMMON STOCK

     On October 26, 1998, the Board of Directors of BancShares authorized the purchase in the open market or in private transactions up to 300,000 shares of its outstanding Class A common stock and up to 100,000 shares of its outstanding Class B common stock. The authorization is effective for a period of 12 months. During 1997 and 1996, the Board of Directors of BancShares had made similar authorizations to repurchase shares of BancShares stock.

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- Continued


                             (Dollars in thousands)

NOTE I -- COMMON STOCK -- Continued

     On December 31, 1997, BancShares adjusted its equity balances to reclassify 126,400 shares of Class A common stock and 31,600 shares of Class B common stock that were owned by a related defined benefit pension plan. The plan's interests for all purposes with respect to the shares were represented by an independent investment manager, in accordance with an agreement with the Department of Labor. BancShares had executed an agreement to purchase any or all of the shares held by the plan if the investment manager determines that is in the best interests of the plan. The estimated value of those shares at December 31, 1997 was $15,615, and an obligation for that amount was recorded in other liabilities. During April 1998, BancShares repurchased and retired the shares previously owned by the pension plan. The purchase price, which was determined by an independent appraisal, was $16,239.

     On December 2, 1997, the Board of Directors of BancShares authorized the purchase of 600,000 shares of BancShares Class A common stock from a related party. The purchase price was established based on an independent valuation of the shares. The shares were repurchased by BancShares and retired on January 27, 1998. In connection with this commitment, BancShares recorded a reduction in shareholders' equity and an obligation of $58,077 in the consolidated balance sheet as of December 31, 1997. The obligation was included in other liabilities.

     The following table sets forth information related to shares purchased pursuant to authorizations for the years ended December 31:



                                              1998       1997      1996
                                           ---------- --------- ---------
      Class A
       Number of shares purchased ........   726,400    20,301    63,195
       Cash disbursed ....................  $ 71,068   $ 1,642   $ 4,027
      Class B
       Number of shares purchased ........    33,494     5,126     7,484
       Cash disbursed ....................  $  3,452   $   469   $   479

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

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- Continued


                             (Dollars in thousands)

NOTE J -- ESTIMATED FAIR VALUES -- Continued


                                                    1998                      1997
                                          ------------------------- -------------------------
                                            Carrying       Fair       Carrying       Fair
                                              Value        Value        Value        Value
                                          ------------ ------------ ------------ ------------
Cash and due from banks .................  $  502,955   $  502,955   $  506,771   $  506,771
Investment securities held to maturity ..   2,135,372    2,147,776    2,456,722    2,462,111
Investment securities available for sale       24,957       24,957       26,572       26,572
Federal funds sold ......................     232,725      232,725       81,775       81,775
Loans, net of reserve for loan losses ...   6,099,476    6,162,947    5,361,412    5,328,877
Income earned not collected .............      61,652       61,652       66,631       66,631
Deposits ................................   8,112,408    8,133,055    7,579,567    7,579,978
Short-term borrowings ...................     568,140      568,140      593,824      593,824
Long-term obligations ...................     158,801      166,856       10,856       11,491
Accrued interest payable ................      51,795       51,795       53,819       53,819

     Forward commitments to sell loans as of December 31, 1998, and 1997 had no carrying value and unrealized losses of $1,037 and $829, respectively. For other off-balance sheet commitments and contingencies, carrying amounts are reasonable estimates of the fair values for such financial instruments. Carrying amounts include unamortized fee income and, in some cases, reserves for any projected credit loss from those financial instruments. These amounts are not material to BancShares' financial position.


NOTE K -- EMPLOYEE BENEFIT PLANS

     Employees who qualify under length of service and other requirements participate in a noncontributory defined benefit pension plan. Under the plan, retirement benefits are based on years of service and average earnings. The policy is to fund the maximum amount that is deductible for federal income tax purposes. No contributions were made during the three-year period ending December 31, 1998. The plan's assets consist primarily of investments in FCB's common trust funds, which include listed common stocks and fixed income securities.

     The following table sets forth the plan's funded status and other information at December 31:



                                                                     1998         1997
                                                                 ------------ -----------
 Change in Benefit Obligation
  Net benefit obligation at beginning of year ..................  $ 125,293    $ 109,384
  Service cost .................................................      4,940        3,975
  Interest cost ................................................      9,334        8,131
  Actuarial loss ...............................................     11,502        8,546
  Gross benefits paid ..........................................     (5,272)      (4,743)
                                                                  ---------    ---------
 Net benefit obligation at end of year .........................  $ 145,797    $ 125,293
                                                                  =========    =========
 Change in Plan Assets
  Fair value of plan assets at beginning of year ...............  $ 159,197    $ 137,758
  Actual return on plan assets .................................     23,676       26,182
  Gross benefits paid ..........................................     (5,272)      (4,743)
                                                                  ---------    ---------
  Fair value of plan assets at end of year .....................  $ 177,601    $ 159,197
                                                                  =========    =========
  Funded status at end of year .................................  $  31,804    $  33,903
  Unrecognized net actuarial gain ..............................    (32,563)     (30,195)
  Unrecognized prior service cost ..............................      1,044        1,198
  Unrecognized net transition asset ............................     (4,848)      (6,076)
                                                                  ---------    ---------
 Net amount recognized in other liabilities at end of year .....  $  (4,563)   $  (1,170)
                                                                  =========    =========

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- Continued


                             (Dollars in thousands)

NOTE K -- EMPLOYEE BENEFIT PLANS -- Continued

     The net periodic benefit cost for the years ended December 31 included the following:



                                               1998        1997        1996
                                           ----------- ----------- -----------
 Components of net periodic benefit cost
 Service cost ............................  $  4,940    $  3,975    $  3,596
 Interest cost ...........................     9,334       8,131       7,565
 Expected return on plan assets ..........    (9,807)     (9,209)     (8,941)
 Amortization of:
  Transition asset .......................    (1,228)     (1,228)     (1,228)
  Prior service cost .....................       154         154         154
                                            --------    --------    --------
 Total net periodic benefit cost .........  $  3,393    $  1,823    $  1,146
                                            ========    ========    ========

     Prior service cost is being amortized on a straight-line basis over the estimated average remaining service period of employees. In determining the projected benefit obligation at December 31, 1998, 1997 and 1996, the following assumptions were used:



                                                        1998       1997       1996
                                                     ---------- ---------- ----------
       Weighted average discount rate ..............     6.75%      7.25%      7.25%
       Rate of future compensation increases .......     4.50       4.50       4.25
       Long-term rate of return on plan assets .....     8.25       8.25       8.25

     Employees are also eligible to participate in a 401(k) plan after 31 days of service. The 401(k) plan allows associates to defer portions of their salary. Based on the employee's contribution, BancShares will match up to 75% of the employee contribution. During 1998 BancShares made participating contributions to this plan of $4,134 compared to $3,758 in 1997 and $3,473 during 1996.


NOTE L -- OTHER NONINTEREST INCOME AND OTHER NONINTEREST EXPENSE

     Other noninterest income for the years ended December 31 consisted of the following:



                                               1998      1997      1996
                                            --------- --------- ---------
 ATM income ...............................  $ 9,557   $ 7,329   $ 5,289
 Gain on sale of mortgage loans ...........    6,183       219       502
 Other ....................................    9,046     6,886     6,770
                                             -------   -------   -------
  Total other noninterest income ..........  $24,786   $14,434   $12,561
                                             =======   =======   =======

     Other noninterest expense for the years ended December 31 consisted of the following:



                                                1998       1997       1996
                                             ---------- ---------- ----------
Credit card expense ........................  $ 12,658   $11,722    $10,097
Amortization of intangibles ................    11,373     9,034      8,197
Telecommunications expense .................     9,046     8,032      7,711
Consulting expense .........................     7,134     5,626      3,408
Postage expense ............................     6,826     6,623      6,383
FDIC insurance .............................     1,914     1,818     13,586
Other ......................................    59,872    52,374     44,309
                                              --------   -------    -------
  Total other noninterest expense ..........  $108,823   $95,229    $93,691
                                              ========   =======    =======

     During 1996, FDIC insurance expense included a special assessment of deposit liabilities insured by the FDIC's Savings Association Insurance Fund. The gross amount of the assessment was $10,007.

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- Continued


                             (Dollars in thousands)

NOTE M -- INCOME TAXES
     At December 31, income tax expense consisted of the following:



                                                     1998       1997       1996
                                                  ---------- ---------- ----------
Current tax expense
  Federal .......................................  $ 44,442   $37,937    $ 37,923
  State .........................................     1,561        80         117
                                                   --------   -------    --------
   Total current tax expense ....................    46,003    38,017      38,040
                                                   --------   -------    --------
Deferred tax expense (benefit)
  Federal .......................................    (5,252)    1,179      (1,255)
  State .........................................    (1,019)      296        (578)
                                                   --------   -------    --------
   Total deferred tax expense (benefit) .........    (6,271)    1,475      (1,833)
                                                   --------   -------    --------
   Total tax expense ............................  $ 39,732   $39,492    $ 36,207
                                                   ========   =======    ========

     Income tax expense differed from the amounts computed by applying the federal income tax rate of 35 percent in each period to pretax income as a result of the following:



                                                                                             1998       1997       1996
                                                                                          ---------- ---------- ----------
Income at statutory rates ...............................................................  $ 38,759   $ 38,518   $ 35,586
Increase (reduction) in income taxes resulting from:
  Amortization of goodwill ..............................................................     2,082      2,099      1,991
  Nontaxable income on loans and investments, net of nondeductible expenses .............    (1,346)    (1,295)    (1,387)
  State and local income taxes (benefit), including change in valuation allowance, net of
   federal income tax benefit ...........................................................       352        244       (168)
  Other, net ............................................................................      (115)       (74)       185
                                                                                           --------   --------   --------
   Total tax expense ....................................................................  $ 39,732   $ 39,492   $ 36,207
                                                                                           ========   ========   ========

     The net deferred tax asset included the following components at December
31:



                                                              1998       1997
                                                           ---------- ----------
Reserve for loan losses ..................................  $ 38,015   $ 32,930
Losses on other real estate ..............................       570      1,500
Net operating loss carryforwards .........................       477        710
Net periodic pension asset ...............................     1,812        466
Other ....................................................     7,391      6,750
                                                            --------   --------
 Gross deferred tax asset ................................    48,265     42,356
Less: valuation allowance ................................    (2,628)    (2,547)
                                                            --------   --------
 Deferred tax asset ......................................    45,637     39,809
                                                            --------   --------
Accelerated depreciation .................................     3,440      4,386
Accretion of bond discount ...............................     1,955      2,015
Tax loan loss reserve reversal ...........................       376        797
Unrealized gain on marketable equity securities ..........     5,959      6,273
Net deferred loan fees and costs .........................     2,342        502
Other ....................................................     6,043      5,649
                                                            --------   --------
 Deferred tax liability ..................................    20,115     19,622
                                                            --------   --------
 Net deferred tax asset ..................................  $ 25,522   $ 20,187
                                                            ========   ========

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- Continued


                             (Dollars in thousands)

NOTE M -- INCOME TAXES -- Continued

     BancShares has historically incurred immaterial amounts of state income tax expense. The valuation allowance of $2,628 and $2,547 at December 31, 1998 and 1997, respectively, is the amount necessary to reduce BancShares' gross state deferred tax asset to the amount which is more likely than not to be realized.


NOTE N -- RELATED PARTY TRANSACTIONS

     BancShares, FCB and ASB have had, and expect to have in the future, banking transactions in the ordinary course of business with several directors, officers and their associates ("related parties"), on substantially the same terms, including interest rates and collateral , as those prevailing at the time for comparable transactions with others. Those transactions neither involve more than the normal risk of collectibility nor present any unfavorable features.

     An analysis of changes in the aggregate amounts of related party loans for the year ended December 31, 1998 is as follows:


  Balance at beginning of year .........  $24,030
  New loans ............................    8,584
  Repayments ...........................    8,484
                                          -------
  Balance at end of year ...............  $24,130
                                          =======

     BancShares provides certain processing and operational services to other financial institutions. Certain of these institutions are deemed to be related parties since significant shareholders of BancShares are also deemed to be significant shareholders of the other banks. During 1998, 1997 and 1996, BancShares received $12,012, $10,558 and $9,953, respectively, for services rendered to these related parties, substantially all of which is included in other service charges and fees and relates to data processing services provided.

     During 1998, BancShares sold several of its branch offices to related parties. Other noninterest income during 1998 includes gains of $3,067 on the sale of these branches.


NOTE O -- ACQUISITIONS AND DIVESTITURES

     BancShares and its subsidiaries have consummated numerous acquisitions in recent years. All of the acquisitions have been accounted for as purchases, with the results of operations not included in BancShares' Consolidated Statements of Income until after the transaction date. The pro forma impact of the acquisitions as though they had been made at the beginning of the periods presented is not material to BancShares' consolidated financial statements. During 1998, FCB also divested a total of nine branches.

     As of December 31, 1998 and 1997, BancShares had intangibles resulting from acquisitions that totaled $121,730 and $100,949, respectively.

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- Continued


                             (Dollars in thousands)

NOTE O -- ACQUISITIONS AND DIVESTITURES -- Continued

     The following table provides information regarding the acquisitions and divestitures that have been consummated during the three-year period ended December 31, 1998:



Date             Institution and Location                         Assets         Deposits      Intangible
---------------- ------------------------------------------   -------------   -------------   -----------
1998             Various branch purchases                      $   23,472      $   23,556      $  2,320
1998             Various branch sales                            (132,138)       (138,390)       (6,276)
February 1998    Fifteen Signet Bank branches                     262,020         296,852        32,577
                 Virginia
September 1997   First Saving Financial Corp.                      45,431          36,025         1,826
                 Reidsville, North Carolina
May 1997         Four Wachovia Bank branches                       80,613          86,460         7,250
                 Western North Carolina
April 1997       Three First Union National Bank branches          42,171          45,179         3,010
                 Western North Carolina
February 1996    Allied Bank Capital, Inc.                        248,998         208,394        29,031
                 Sanford, North Carolina

NOTE P -- REGULATORY REQUIREMENTS

     BancShares and its banking subsidiaries are subject to certain requirements imposed by state and federal banking statutes and regulations. These regulations establish guidelines for minimum capital levels, restrict certain dividend payments and require the maintenance of noninterest-bearing reserve balances at the Federal Reserve Bank. Such reserves averaged $143,660 during 1998, of which $116,851 was satisfied by vault cash and the remainder by amounts held in the Federal Reserve Bank.

     Various regulatory agencies have implemented guidelines that evaluate capital based on risk adjusted assets. An additional capital computation evaluates tangible capital based on tangible assets. Minimum capital requirements set forth by the regulators require Tier 1 capital ratio of no less than 4 percent, a total capital ratio of no less than 8 percent of risk adjusted assets, and a leverage capital ratio of no less than 4 percent of tangible assets. To meet the FDIC's well capitalized standards, the Tier 1 and total capital ratios must be at least 6 percent and 10 percent, respectively. Failure to meet minimum capital requirements may result in certain actions by regulators that could have a direct material effect on the consolidated financial statements.

     First Citizens Bank's capital components ratios as of December 31, 1998 and 1997 are set forth below:



                                                 1998           1997
                                            -------------- --------------
Risk-based capital:
Tier 1 capital ............................  $   679,983    $   526,411
Total capital .............................      764,492        598,576
Risk-adjusted assets ......................    6,691,729      5,762,939
Quarterly average tangible assets .........    8,827,652      8,288,171
Tier 1 capital ratio ......................        10.16%          9.13%
Total capital ratio .......................        11.42          10.39
Leverage capital ratio ....................         7.70           6.35

     At December 31, 1998 and 1997, BancShares and ASB exceeded their respective minimum capital requirements.

     The Board of Directors of FCB may declare a dividend of a portion of its undivided profits as it may deem appropriate, subject to the requirements of the FDIC and the General Statutes of North Carolina, without prior regulatory approval. As of December 31, 1998, this amount was $440,725. Dividends declared by FCB amounted to $68,606 in 1998, $24,727 in 1997 and $33,940 in 1996.

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

     Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. Established credit standards control the credit-risk exposure associated with these commitments. In some cases, BancShares requires that collateral be pledged to secure the commitment. At December 31, 1998 and 1997, BancShares has unused commitments totaling $2,282,490 and $2,006,327 respectively.

     Standby letters of credit are conditional commitments guaranteeing performance of a customer to a third party. Those guarantees are issued primarily to support public and private borrowing arrangements. In order to minimize its exposure, BancShares' credit policies also govern the issuance of standby letters of credit. At December 31, 1998 and 1997, BancShares had standby letters of credit amounting to $15,327 and $12,885, respectively.

     Management has elected to enter into forward commitments to sell loans as a hedge against fluctuations in market rates for the commitments to originate residential mortgage loans. These forward commitments, which totaled $160,000 and $60,000 at December 31, 1998 and 1997, respectively, were at fixed prices and were scheduled to settle within 60 days of that date. At December 31, 1998 and 1997, these forward commitments had no carrying value and unrealized losses of $1,037 and $829 respectively. These amounts are included with the carrying value of loans held for sale and commitments to originate mortgage loans when determining whether a valuation allowance is required to reduce the loans and commitments to originate mortgage loans to the lower of cost or market.

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


NOTE R -- FIRST CITIZENS BANCSHARES, INC. (PARENT ONLY)

     First Citizens BancShares, Inc.'s principal assets are its investments in and receivables from its subsidiaries. Its sources of income are dividends and interest income on funds borrowed by the Bank. The Parent Company's condensed balance sheets as of December 31, 1998 and 1997, and the related condensed statements of income and cash flows for the years ended December 31, 1998, 1997 and 1996 are as follows:

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- Continued


                             (Dollars in thousands)

NOTE R -- FIRST CITIZENS BANCSHARES, INC. (PARENT ONLY) -- Continued

                            Condensed Balance Sheets




                                                              December 31
                                                      ---------------------------
                                                           1998          1997
                                                      ------------- -------------
ASSETS
Cash ................................................  $    2,550    $    7,290
Investment securities held to maturity ..............     211,967       204,126
Investment securities available for sale ............      24,080        26,206
Investment in bank subsidiaries .....................     785,384       615,416
Due from subsidiaries ...............................     124,033       111,108
Other assets ........................................      64,087        67,001
                                                       ----------    ----------
 Total assets .......................................  $1,212,101    $1,031,147
                                                       ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings ...............................  $  372,603    $  345,529
Long-term obligations ...............................     154,640            --
Other liabilities ...................................      24,109        83,978
Common stock:
 Class A ............................................       8,906         8,906
 Class B ............................................       1,720         1,722
Surplus .............................................     143,760       143,760
Retained earnings ...................................     497,316       437,794
Accumulated other comprehensive income ..............       9,047         9,458
                                                       ----------    ----------
 Total liabilities and shareholders' equity .........  $1,212,101    $1,031,147
                                                       ==========    ==========

                         Condensed Statements of Income



                                                                                       Year Ended December 31
                                                                                  --------------------------------
                                                                                     1998       1997       1996
                                                                                  ---------- ---------- ----------
Interest income .................................................................  $ 18,015   $15,276    $12,445
Interest expense ................................................................    27,521    14,484     12,164
                                                                                   --------   -------    -------
Net interest income (loss) ......................................................    (9,506)      792        281
Dividends from subsidiaries .....................................................    68,606    32,814     33,940
Other income ....................................................................        95       437      1,487
Other operating expense .........................................................     7,288     6,531      6,162
                                                                                   --------   -------    -------
Income before income tax (benefit) expense and equity in undistributed net income
 of subsidiaries ................................................................    51,907    27,512     29,546
Income tax (benefit) expense ....................................................    (3,774)      (37)        11
                                                                                   --------   -------    -------
Income before equity in undistributed income of subsidiaries ....................    55,681    27,549     29,535
Equity in undistributed net income of subsidiaries ..............................    15,328    43,009     35,932
                                                                                   --------   -------    -------
 Net income .....................................................................  $ 71,009   $70,558    $65,467
                                                                                   ========   =======    =======

               FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- Continued


                             (Dollars in thousands)

NOTE R -- FIRST CITIZENS BANCSHARES, INC. (PARENT ONLY) -- Continued

                       Condensed Statements of Cash Flows




                                                                                   Year Ended December 31
                                                                           --------------------------------------
                                                                               1998         1997         1996
                                                                           ------------ ------------ ------------
OPERATING ACTIVITIES
Net income ...............................................................  $   71,009   $   70,558   $  65,467
Adjustments ..............................................................
 Undistributed net income of subsidiaries ................................     (15,328)     (43,009)    (35,932)
 Net amortization of premiums and discounts ..............................       3,536          585          --
 Change in other assets ..................................................       2,628       (9,284)     (9,447)
 Change in other liabilities .............................................      14,447          751       3,038
                                                                            ----------   ----------   ---------
Net cash provided by operating activities ................................      76,292       19,601      23,126
                                                                            ----------   ----------   ---------
INVESTING ACTIVITIES
 Net change in due from subsidiaries .....................................     (12,925)     202,407     (51,556)
 Purchase of investment securities .......................................     (10,000)    (204,126)     (3,258)
 Investment in subsidiaries ..............................................    (154,640)     (51,200)         --
 Purchase of institutions, net of cash received ..........................          --           --       7,584
                                                                            ----------   ----------   ---------
Net cash used by investing activities ....................................    (177,565)     (52,919)    (47,230)
                                                                            ----------   ----------   ---------
FINANCING ACTIVITIES
 Net change in short-term borrowings .....................................      27,074       50,101      38,250
 Originations of long-term obligations ...................................     154,640           --          --
 Repurchase of common stock ..............................................     (74,520)      (2,111)     (4,506)
 Proceeds from issuance of common stock ..................................          --           --       4,169
 Cash dividends paid .....................................................     (10,661)     (11,384)    (10,559)
                                                                            ----------   ----------   ---------
Net cash provided by financing activities ................................      96,533       36,606      27,354
                                                                            ----------   ----------   ---------
Net change in cash .......................................................      (4,740)       3,288       3,250
Cash balance at beginning of year ........................................       7,290        4,002         752
                                                                            ----------   ----------   ---------
Cash balance at end of year ..............................................  $    2,550   $    7,290   $   4,002
                                                                            ----------   ----------   ---------
Cash payments for
 Interest ................................................................  $   22,768   $   14,484   $  12,164
 Income taxes ............................................................      42,802       37,984      35,554
                                                                            ----------   ----------   ---------
Supplemental disclosure of noncash investing and financing activities:
 Common stock issued for acquisitions ....................................          --           --   $  33,403
 Unrealized (loss) gain on marketable equity securities ..................  $     (749)       4,588      11,167
 Obligation to repurchase common stock ...................................         624       73,692          --